  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 19, 1997

                                                REGISTRATION NO. 333-23551

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                      POST-EFFECTIVE AMENDMENT NO. 1

                                    TO

                                   FORM S-4

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                         AMERICAN GENERAL CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               TEXAS                                    6719                                  74-0483432
   (STATE OR OTHER JURISDICTION OF           (PRIMARY STANDARD INDUSTRIAL                   (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                   IDENTIFICATION NO.)

                                                                                JON P. NEWTON, ESQ.
                                                                          VICE CHAIRMAN AND GENERAL COUNSEL
                                                                             AMERICAN GENERAL CORPORATION
          2929 ALLEN PARKWAY                                                      2929 ALLEN PARKWAY
         HOUSTON, TEXAS 77019                                                     HOUSTON, TX 77019
            (713) 522-1111                                                          (713) 522-11
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING         (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
  AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)                     INCLUDING AREA CODE, OF AGENT FOR SERVICE)




                                ---------------

                       COPIES OF ALL COMMUNICATIONS TO:

   MORRIS J. KRAMER, ESQ.                                  PAUL S. BIRD, ESQ.
 SKADDEN, ARPS, SLATE,                                    DEBEVOISE & PLIMPTON
   MEAGHER & FLOM LLP                                       875 THIRD AVENUE
    919 THIRD AVENUE                                       NEW YORK, NY 10022
   NEW YORK, NY 10022                                        (212) 909-6000
     (212) 735-3000

                          WILLIAM R. DERRY, JR., ESQ.
                           MAYS & VALENTINE, L.L.P.
                              NATIONSBANK CENTER
                             1111 EAST MAIN STREET
                              RICHMOND, VA 23219
                                (804) 697-1375

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after all conditions to the merger described in the enclosed Proxy Statement/Prospectus have been satisfied or waived.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                                ---------------

                       CROSS REFERENCE SHEET PURSUANT TO
        ITEM 501(B) OF REGULATION S-K, SHOWING THE LOCATION IN THE PROXY STATEMENT/PROSPECTUS OF THE INFORMATION REQUIRED BY PART I OF FORM S-4.

                                                       LOCATION IN PROXY
           S-4 ITEM NUMBER AND CAPTION                STATEMENT/PROSPECTUS
           ---------------------------           -----------------------------
 A. INFORMATION ABOUT THE TRANSACTION.
  1. Forepart of Registration Statement and
      Outside Front Cover Page of Prospectus.... Outside Front Cover Page of
                                                 Proxy Statement/Prospectus
  2. Inside Front and Outside Back Cover Pages
      of Prospectus............................. Available Information;
                                                 Incorporation of Certain
                                                 Documents by Reference; Table
                                                 of Contents
  3. Risk Factors, Ratio of Earnings to Fixed
      Charges and Other Information............. Summary of Proxy
                                                 Statement/Prospectus; Summary
                                                 Historical Financial Data of
                                                 American General; Summary
                                                 Historical Financial Data of
                                                 Home Beneficial; Selected
                                                 Historical Financial Data of
                                                 American General; Selected
                                                 Historical Financial Data of
                                                 Home Beneficial; Selected Pro
                                                 Forma Per Share Data; Risk
                                                 Factors
  4. Terms of the Transaction................... Summary of Proxy
                                                 Statement/Prospectus; The
                                                 Proposed Merger; Comparison
                                                 of Shareholder Rights
  5. Pro Forma Financial Information............ *
  6. Material Contracts with the Company Being
      Acquired.................................. Summary of Proxy
                                                 Statement/Prospectus; The
                                                 Proposed Merger
  7. Additional Information Required for
      Reoffering by Persons and Parties Deemed
      to be Underwriters........................ *
  8. Interests of Named Experts and Counsel..... Legal Matters; Experts
  9. Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities............................... *
 B. INFORMATION ABOUT THE REGISTRANT.
 10. Information With Respect to S-3
      Registrants............................... Incorporation of Certain
                                                 Documents by Reference;
                                                 Certain Information Regarding
                                                 American General; Selected
                                                 Historical Financial Data of
                                                 American General

 11. Incorporation of Certain Information by
      Reference................................. Incorporation of Certain
                                                  Documents by Reference
 12. Information With Respect to S-2 or S-3
      Registrants............................... *
 13. Incorporation of Certain Information by
      Reference................................. *
 14. Information With Respect to Registrants
      Other Than S-3 or S-2 Registrants ........ *
 C. INFORMATION ABOUT THE COMPANY BEING
  ACQUIRED.
 15. Information With Respect to S-3
      Companies................................. Incorporation of Certain
                                                 Documents by Reference;
                                                 Certain Information Regarding
                                                 Home Beneficial; Selected
                                                 Historical Financial Data of
                                                 Home Beneficial

                                                       LOCATION IN PROXY
           S-4 ITEM NUMBER AND CAPTION                STATEMENT/PROSPECTUS
           ---------------------------           -----------------------------
 16. Information With Respect to S-2 or S-3
      Companies................................. *
 17. Information With Respect to Companies Other
      Than S-2 or S-3 Companies................. *
 D. VOTING AND MANAGEMENT INFORMATION.
 18. Information if Proxies, Consents or
      Authorizations Are to be Solicited........ Cover Page of Proxy
                                                 Statement/Prospectus;
                                                 Incorporation of Certain
                                                 Documents by Reference;
                                                 Summary of Proxy
                                                 Statement/Prospectus; The
                                                 Special Meeting; The Proposed
                                                 Merger
 19. Information if Proxies, Consents or
      Authorizations Are Not to be Solicited, or
      in an Exchange Offer...................... *

--------
* Omitted because not required, inapplicable or answer is negative.

              [LOGO OF HOME BENEFICIAL CORPORATION APPEARS HERE]

                          HOME BENEFICIAL CORPORATION

        3901 WEST BROAD STREET P.O. BOX 27572 RICHMOND, VIRGINIA 23261

                                                            March 19, 1997

Dear Fellow Shareholder:

  You are cordially invited to attend a Special Meeting of Shareholders of Home Beneficial Corporation ("Home Beneficial"), to be held at the principal executive offices of Home Beneficial, 3901 West Broad Street, Richmond, Virginia 23230, at 10:00 a.m., local time, on April 16, 1997, and any adjournment or postponement thereof (the "Special Meeting"). A Notice of the Special Meeting, a proxy card for each class of shares you own, and a Proxy Statement/Prospectus containing information about the matters to be acted upon are enclosed. All holders of outstanding shares of Home Beneficial's Class A Common Stock (Voting), par value $.3125 per share ("Home Beneficial Voting Common Stock"), and Home Beneficial's Class B Common Stock (Non-Voting), par value $.3125 per share ("Home Beneficial Non-Voting Common Stock") ("Home Beneficial Voting Common Stock" and "Home Beneficial Non-Voting Common Stock" are collectively referred to as the "Home Beneficial Common Stock"), as of the close of business on February 14, 1997 (the "Record Date") are entitled to notice of and to vote at the Special Meeting.

  At the Special Meeting, Home Beneficial's shareholders will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of December 22, 1996, and amended as of January 22, 1997 and as of March 3, 1997 (as so amended, the "Merger Agreement"), by and among Home Beneficial, American General Corporation, a Texas corporation ("American General"), and AGC Life Insurance Company, a Missouri corporation and a wholly owned subsidiary of American General ("AGC Life"). Pursuant to the Merger Agreement, Home Beneficial will be merged (the "Merger") with and into AGC Life, which will continue in existence as a wholly owned subsidiary of American General.

  In the Merger, and as more fully described in the accompanying Proxy Statement/Prospectus and in the Merger Agreement included as Annex A thereto, each share of Home Beneficial Common Stock outstanding prior to the effective time of the Merger (other than dissenting shares) will be converted into, exchanged for and represent the right to receive any of the following: (i) a fraction (the "Exchange Ratio") of a share of common stock (together with the attached American General Preferred Share Purchase Rights), par value $.50 per share ("American General Common Stock"), of American General (the "Stock Consideration"), calculated by dividing (x) $39.00 by (y) the average of the high and low sales prices of American General Common Stock as reported in The Wall Street Journal during the ten consecutive New York Stock Exchange (the "NYSE") trading days (each, a "Trading Day") ending on (and including) the fifth NYSE Trading Day prior to the effective time of the Merger (the "Trading Average"); or (ii) cash in the amount of $39.00, without any interest thereon (the "Cash Consideration"). If the Trading Average of American General Common Stock falls below $35.00 per share and the Merger is consummated, the Exchange Ratio becomes fixed and a maximum of 1.1143 shares of American General Common Stock would be exchangeable for each share of Home Beneficial Common Stock. Under the Merger Agreement, the Board of Directors of Home Beneficial has the right, but not the obligation, to terminate the Merger Agreement if the Trading Average is below $35.00 per share. The Merger Agreement does not provide for the Exchange Ratio to become fixed at any Trading Average greater than $35.00 and, therefore, there is no minimum number (or fraction) of shares of American General Common Stock that would be exchangeable for each share of Home Beneficial Common Stock.

  As indicated in the enclosed Proxy Statement/Prospectus, in order to make a valid election to receive Stock Consideration and/or Cash Consideration with respect to your shares of Home Beneficial Common Stock, you must submit an election form and transmittal letter to the exchange agent for the Merger, First Chicago Trust Company of New York (the "Exchange Agent"), by 5:00 p.m. on April 11, 1997 (unless extended, the "Election Deadline"). The Exchange Ratio will be determined prior to the Election Deadline. Therefore, if you wish to obtain information regarding the Exchange Ratio prior to sending in an election form, you should call the Exchange Agent at (201) 324-0137 or Corporate Investor Communications, Inc., the Information Agent for the Merger, at (800) 932-8478. The election form, transmittal letter and related instructions that you will be receiving from the Exchange Agent contain important information concerning the timing and procedures for making your election. Please read such materials carefully. Any extension of the Election Deadline will be announced in a news release delivered to the Dow Jones News Service.

  Home Beneficial shareholders will be entitled to elect to receive Stock Consideration and/or Cash Consideration with respect to shares held by them, but such elections will be subject to certain allocation procedures described more fully in the accompanying Proxy Statement/Prospectus and in the Merger Agreement included as Annex A thereto, which procedures provide generally that
(i) no more than 50% of the Home Beneficial Common Stock may be converted into Cash Consideration and (ii) no more than 75% of the Home Beneficial Common Stock may be converted into Stock Consideration. The Merger is intended to qualify as a tax-free transaction for federal income tax purposes to American General, AGC Life, Home Beneficial and, except to the extent they receive cash in the Merger, the Home Beneficial shareholders.

  The accompanying Proxy Statement/Prospectus provides a detailed description of the proposed Merger. We urge you to read and consider it carefully. A Form of Election/Letter of Transmittal with which you can elect to receive Stock Consideration and/or Cash Consideration in exchange for your Home Beneficial Common Stock is being mailed to holders of record of Home Beneficial Common Stock with the accompanying Proxy Statement/Prospectus.

  American General, with assets of $66 billion and shareholders' equity of $5.6 billion as of December 31, 1996, is one of the nation's largest diversified financial services organizations. Headquartered in Houston, it is a leading provider of retirement services, consumer loans, and life insurance to nine million households.

  HOME BENEFICIAL'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. The Board reached this decision after careful consideration of a number of factors, including the opinion of Goldman, Sachs & Co. ("Goldman Sachs"), Home Beneficial's financial advisor, to the effect that the consideration to be issued in the Merger is fair to Home Beneficial shareholders. The full opinion of Goldman Sachs, dated as of the date of the accompanying Proxy Statement/Prospectus, is included as Annex B to the accompanying Proxy Statement/Prospectus, and shareholders are urged to read the opinion in its entirety.

  The affirmative votes of the holders of more than two-thirds of the aggregate number of shares of Home Beneficial Voting Common Stock and Home Beneficial Non-Voting Common Stock entitled to vote and voting together as a single group and the affirmative votes of the holders of more than two-thirds of the shares of Home Beneficial Voting Common Stock voting as a separate voting group are required to approve the Merger Agreement.

  In view of the importance of the action to be taken at the Special Meeting, we urge you to read the enclosed material carefully and to complete, sign and date the enclosed proxy card and return it promptly in the enclosed prepaid envelope whether or not you plan to attend the Special Meeting. If you attend the Special Meeting, you may vote your shares personally whether or not you have previously submitted a proxy. Your prompt cooperation will be greatly appreciated.

                                          Sincerely yours,

                                          /s/ R.W. Wiltshire, Jr.

                                          R.W. Wiltshire, Jr.
                                          President and Chief Executive
                                           Officer

  If you have questions or need assistance in voting your shares, you should contact Corporate Investor Communications, Inc. at the phone number listed below.

                    Corporate Investor Communications, Inc.
                               111 Commerce Road
                       Carlstadt, New Jersey 07072-2586
                                (800) 932-8478

              [LOGO OF HOME BENEFICIAL CORPORATION APPEARS HERE]

                          HOME BENEFICIAL CORPORATION

        3901 WEST BROAD STREET P.O. BOX 27572 RICHMOND, VIRGINIA 23261

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                       TO BE HELD ON APRIL 16, 1997

                               ----------------

                                                            March 19, 1997

To the Shareholders of

                          HOME BENEFICIAL CORPORATION

  NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Home Beneficial Corporation, a Virginia corporation ("Home Beneficial"), will be held on April 16, 1997, at 10:00 a.m., local time, at the principal executive offices of Home Beneficial, 3901 West Broad Street, Richmond, Virginia 23230, and any adjournments or postponements thereof (the "Special Meeting"), for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of December 22, 1996, and amended as of January 22, 1997 and as of March 3, 1997 (as so amended, the "Merger Agreement"), by and among Home Beneficial, American General Corporation, a Texas corporation ("American General"), and AGC Life Insurance Company, a Missouri corporation and a wholly owned subsidiary of American General ("AGC Life"). Pursuant to the Merger Agreement, Home Beneficial will be merged (the "Merger") with and into AGC Life, which will continue in existence as a wholly owned subsidiary of American General. In the Merger, and as more fully described in the accompanying Proxy Statement/Prospectus and in the Merger Agreement included as Annex A thereto, each share of Home Beneficial's Class A Common Stock (Voting), par value $0.3125 per share ("Home Beneficial Voting Common Stock"), and each share of Home Beneficial's Class B Common Stock (Non-Voting), par value $0.3125 per share ("Home Beneficial Non-Voting Common Stock" and, together with the Home Beneficial Voting Common Stock, the "Home Beneficial Common Stock"), outstanding prior to the effective time of the Merger (other than dissenting shares) will be converted into, exchanged for and represent the right to receive any of the following: (i) a fraction (the "Exchange Ratio") of a share of common stock (together with the attached American General Preferred Share Purchase Rights), par value $.50 per share ("American General Common Stock"), of American General (the "Stock Consideration"), calculated by dividing (x) $39.00 by (y) the average of the high and low sales prices of American General Common Stock as reported in The Wall Street Journal during the ten consecutive New York Stock Exchange (the "NYSE") trading days (each, a "Trading Day") ending on (and including) the fifth NYSE Trading Day prior to the effective time of the Merger (the "Trading Average"); and/or (ii) cash in the amount of $39.00, without any interest thereon (the "Cash Consideration"). If the Trading Average of American General Common Stock falls below $35.00 per share and the Merger is consummated, the Exchange Ratio becomes fixed and a maximum of 1.1143 shares of American General Common Stock would be exchangeable for each share of Home Beneficial Common Stock. Under the Merger Agreement, the Board of Directors of Home Beneficial has the right, but not the obligation, to terminate the Merger Agreement if the Trading Average is below $35.00 per share. The Merger Agreement does not provide for the Exchange Ratio to become fixed at any Trading Average greater than $35.00 and, therefore, there is no minimum number (or fraction) of shares of American General Common Stock that would be exchangeable for each share of Home Beneficial Common Stock. Home Beneficial shareholders will be entitled to elect to receive Stock Consideration and/or Cash Consideration with respect to shares held by them, but such elections will be subject to certain allocation procedures described more fully in the accompanying Proxy Statement/Prospectus and in the Merger Agreement included as Annex A thereto, which procedures provide generally that (i) no more than 50% of the Home Beneficial Common Stock may be converted into Cash Consideration and (ii) no more than 75% of the Home Beneficial Common Stock may be converted into Stock Consideration.

    2. To transact such other business as may properly come before the Special Meeting.

  The affirmative votes of the holders of more than two-thirds of the aggregate number of shares of Home Beneficial Voting Common Stock and Home Beneficial Non-Voting Common Stock entitled to vote and voting together as a single group and the affirmative vote of the holders of more than two-thirds of the shares of Home Beneficial Voting Common Stock voting as a separate group are required to approve the Merger Agreement.

  Only holders of record of shares of Home Beneficial Common Stock as of the close of business on February 14, 1997 (the "Record Date") are entitled to notice of and to vote at the Special Meeting; provided, however, that holders of Home Beneficial Non-Voting Common Stock shall have the right to vote only with respect to the approval and adoption of the Merger Agreement. The list of Home Beneficial shareholders entitled to vote at the Special Meeting will be available for examination for ten days prior to the Special Meeting at the principal executive offices of Home Beneficial, 3901 West Broad Street, Richmond, Virginia 23230.

  Holders of Home Beneficial Voting Common Stock who object to the Merger will be entitled to dissenters' rights in accordance with the Virginia Stock Corporation Act ("VSCA"). A copy of the relevant provisions of the VSCA is included as Annex C to the enclosed Proxy Statement/Prospectus.

  YOUR VOTE IS IMPORTANT. PLEASE COMPLETE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ADDRESSED ENVELOPE ENCLOSED.

  PERSONS WHO HOLD BOTH HOME BENEFICIAL VOTING COMMON STOCK AND HOME BENEFICIAL NON-VOTING COMMON STOCK ARE RECEIVING TWO PROXY FORMS, ONE FOR EACH CLASS OF STOCK. SUCH SHAREHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN AND RETURN BOTH PROXIES SO THAT ALL THEIR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING.

                                          By Order of the Board of Directors

                                          /s/ J.M. Wiltshire, Jr.

                                          J.M. Wiltshire, Jr.
                                          Corporate Secretary

                            YOUR VOTE IS IMPORTANT.
                PLEASE COMPLETE AND RETURN YOUR PROXY PROMPTLY.
    FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

                          HOME BENEFICIAL CORPORATION

                                PROXY STATEMENT

                               ---------------

                         AMERICAN GENERAL CORPORATION

                                  PROSPECTUS

                               ---------------

  This Proxy Statement and Prospectus ("Proxy Statement/Prospectus") relates to the proposed merger (the "Merger") of Home Beneficial Corporation, a Virginia corporation ("Home Beneficial"), with and into AGC Life Insurance Company ("AGC Life"), a Missouri corporation and wholly owned subsidiary of American General Corporation, a Texas corporation ("American General"), pursuant to an Agreement and Plan of Merger, dated as of December 22, 1996, and amended as of January 22, 1997 and as of March 3, 1997 (as so amended, the "Merger Agreement"), by and among Home Beneficial, American General and AGC Life.

  In the Merger, Home Beneficial would be merged with and into AGC Life, which would continue in existence as a wholly owned subsidiary of American General, and each share of Home Beneficial's Class A Common Stock (Voting), par value $0.3125 per share ("Home Beneficial Voting Common Stock"), and each share of Home Beneficial's Class B Common Stock (Non-Voting), par value $0.3125 per share ("Home Beneficial Non-Voting Common Stock" and, together with the Home Beneficial Voting Common Stock, the "Home Beneficial Common Stock"), outstanding prior to the effective time of the Merger (other than dissenting shares), will be converted into, exchanged for and represent the right to receive any of the following: (i) a fraction (the "Exchange Ratio") of a share of common stock (together with the attached American General Preferred Share Purchase Rights), par value $.50 per share ("American General Common Stock"), of American General (the "Stock Consideration"), calculated by dividing (x) $39.00 by (y) the average of the high and low sales prices (the "Average Purchaser Price"), of American General Common Stock as reported in The Wall Street Journal during the ten consecutive New York Stock Exchange (the "NYSE") trading days (each, a "Trading Day") ending on (and including) the fifth Trading Day prior to the effective time of the Merger (the "Trading Average"); and/or (ii) cash in the amount of $39.00, without any interest thereon (the "Cash Consideration" and, together with the Stock Consideration the "Merger Consideration"). If the Trading Average of American General Common Stock falls below $35.00 per share and the Merger is consummated, the Exchange Ratio becomes fixed and a maximum of 1.1143 shares of American General Common Stock would be exchangeable for each share of Home Beneficial Common Stock. Under the Merger Agreement, the Board of Directors of Home Beneficial has the right, but not the obligation, to terminate the Merger Agreement if the Trading Average is below $35.00 per share. The Merger Agreement does not provide for the Exchange Ratio to become fixed at any Trading Average greater than $35.00 and, therefore, there is no minimum number (or fraction) of shares of American General Common Stock that would be exchangeable for each share of Home Beneficial Common Stock. Home Beneficial shareholders will be entitled to elect to receive Stock Consideration and/or Cash Consideration with respect to shares held by them, but such elections will be subject to certain allocation procedures described more fully in this Proxy Statement/Prospectus and in the Merger Agreement included as Annex A hereto, which provide generally that (i) no more than 50% of the Home Beneficial Common Stock may be converted into Cash Consideration, and (ii) no more than 75% of the Home Beneficial Common Stock may be converted into Stock Consideration.

  A Form of Election/Letter of Transmittal with which Home Beneficial shareholders can elect to receive Stock Consideration and/or Cash Consideration for their Home Beneficial shares accompanies this Proxy Statement/Prospectus. In order to elect Stock Consideration and/or Cash Consideration, each holder of Home Beneficial Common Stock must submit a Form of Election/Letter of Transmittal to First Chicago Trust Company of New York (the "Exchange Agent") by no later than 5:00 p.m. New York City time on April 11, 1997 (unless extended, the "Election Deadline"). The Exchange Ratio will be determined prior to the Election Deadline. Home Beneficial shareholders who wish to obtain information regarding the Exchange Ratio prior to making their elections should call the Exchange Agent at (201) 324-0137 or Corporate Investor Communications, Inc., the Information Agent for the Merger, at (800) 932-8478. The Form of Election/Letter of Transmittal accompanying this Proxy Statement/Prospectus contains important information concerning the timing and procedures for making an election. Please read such materials carefully. Any extension of the Election Deadline will be announced in a news release delivered to the Dow Jones News Service.

  On March 14, 1997, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, the closing price of the American General Common Stock as reported on the NYSE Composite Tape was $42.375 per share, and the closing price of the Home Beneficial Non-Voting Common Stock as reported by the Nasdaq National Market (the "Nasdaq") was $38.25 per share. There is no established trading market for the Home Beneficial Voting Common Stock.

  This Proxy Statement/Prospectus and the accompanying form of proxy are first being sent to Home Beneficial shareholders on or about March 19, 1997.

  IN REVIEWING THIS PROXY STATEMENT/PROSPECTUS, HOME BENEFICIAL SHAREHOLDERS SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE HEADING "RISK FACTORS" ON PAGE 33.

                               ---------------

 THE SHARES OF AMERICAN GENERAL COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY STATE INSURANCE DEPARTMENT, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY STATE INSURANCE DEPARTMENT PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ---------------

      THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS MARCH 19, 1997.

  This Proxy Statement/Prospectus constitutes both the proxy statement of Home Beneficial relating to the solicitation of proxies by its Board of Directors for use at a special meeting of Home Beneficial shareholders to be held on April 16, 1997 to approve the Merger (the "Special Meeting") and the prospectus of American General included as part of a Registration Statement filed with the Securities and Exchange Commission (the "Commission") with respect to the shares of American General Common Stock (including the attached American General Preferred Share Purchase Rights) issuable in the Merger to holders of Home Beneficial Common Stock.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY AMERICAN GENERAL OR HOME BENEFICIAL. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF AMERICAN GENERAL OR HOME BENEFICIAL SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS. HOWEVER, IF ANY MATERIAL CHANGE OCCURS DURING THE PERIOD THAT THIS PROXY STATEMENT/PROSPECTUS IS REQUIRED TO BE DELIVERED, THIS PROXY STATEMENT/PROSPECTUS WILL BE AMENDED AND SUPPLEMENTED ACCORDINGLY. ALL INFORMATION REGARDING AMERICAN GENERAL AND ITS SUBSIDIARIES IN THIS PROXY STATEMENT/PROSPECTUS HAS BEEN SUPPLIED BY AMERICAN GENERAL, AND ALL INFORMATION REGARDING HOME BENEFICIAL AND ITS SUBSIDIARIES IN THIS PROXY STATEMENT/PROSPECTUS HAS BEEN SUPPLIED BY HOME BENEFICIAL.

                             AVAILABLE INFORMATION

  American General is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Home Beneficial is subject to the informational requirements of Sections 13 and 15(d) of the Exchange Act and in accordance therewith files reports and other information with the Commission. Copies of such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web Site at http://www.sec.gov. that contains reports and other information regarding registrants that file electronically with the Commission. In addition, materials filed by American General may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and The Pacific Stock Exchange, Incorporated, 301 Pine Street, San Francisco, California 94104, and materials filed by Home Beneficial may be inspected at the offices of Nasdaq, Reports Section, 1735 K Street N.W., Washington, D.C. 20006.

  American General has filed with the Commission a Registration Statement on Form S-4 (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of American General Common Stock to be issued pursuant to the Merger Agreement. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission by American General (File No. 1-7981) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

    (1) Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

    (2) Annual Report on Form 10-K for the fiscal year ended December 31,
  1995.

    (3) Proxy Statement relating to American General's 1996 annual meeting of shareholders.

    (4) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996, June 30, 1996 and September 30, 1996.

    (5) Current Reports on Form 8-K dated October 24, 1996, December 23, 1996, February 12, 1997 and February 21, 1997.

    (6) The description of American General Common Stock contained in the Registration Statement on Form 8-B dated June 25, 1980, as amended by Amendment No. 1 on Form 8 dated December 22, 1983.

    (7) The description of American General Preferred Share Purchase Rights contained in the Registration Statement on Form 8-A dated July 31, 1989, as amended by Amendment No. 1 on Form 8 dated August 7, 1989.

    (8) All documents subsequently filed by American General pursuant to
  Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the later of the last possible date on which elections may be made as described herein or the date of the final adjournment of the Special Meeting.

  The following documents filed with the Commission by Home Beneficial (File No. 0-5562) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

    (1) Annual Report on Form 10-K for the fiscal year ended December 31, 1996 as amended by Form 10-K/A filed on March 17, 1997.

    (2) All documents subsequently filed by Home Beneficial pursuant to
  Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the later of the last possible date on which elections may be made as described herein or the date of the final adjournment of the Special Meeting.

  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS RELATING TO AMERICAN GENERAL AND HOME BENEFICIAL THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (NOT INCLUDING EXHIBITS TO SUCH DOCUMENTS OTHER THAN EXHIBITS SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON. REQUESTS FOR SUCH DOCUMENTS RELATING TO AMERICAN GENERAL SHOULD BE DIRECTED TO AMERICAN GENERAL CORPORATION, 2929 ALLEN PARKWAY, HOUSTON, TEXAS 77019-2155, ATTENTION: INVESTOR RELATIONS, TELEPHONE NUMBER (713) 831-1949; AND REQUESTS FOR SUCH DOCUMENTS RELATING TO HOME BENEFICIAL SHOULD BE DIRECTED TO HOME BENEFICIAL CORPORATION, 3901 WEST BROAD STREET, RICHMOND, VIRGINIA 23230, ATTENTION: CORPORATE SECRETARY, TELEPHONE NUMBER (804) 358-8431. TO ASSURE TIMELY DELIVERY OF SUCH DOCUMENTS, REQUESTS FOR SUCH DOCUMENTS SHOULD BE MADE NO LATER THAN APRIL 4, 1997.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.......................................................   2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................   3
SUMMARY OF PROXY STATEMENT/PROSPECTUS.......................................   6
 The Companies..............................................................   6
 The Special Meeting........................................................   7
 The Proposed Merger........................................................   8
SUMMARY HISTORICAL FINANCIAL DATA OF AMERICAN GENERAL.......................  17
SUMMARY HISTORICAL FINANCIAL DATA OF HOME BENEFICIAL........................  18
CERTAIN INFORMATION REGARDING AMERICAN GENERAL..............................  19
 General....................................................................  19
 Recent Developments........................................................  19
 Recent Results.............................................................  20
 Retirement Services........................................................  20
 Consumer Finance...........................................................  22
 Life Insurance.............................................................  23
SELECTED HISTORICAL FINANCIAL DATA OF AMERICAN GENERAL......................  26
CERTAIN INFORMATION REGARDING HOME BENEFICIAL...............................  28
 General....................................................................  28
 Products and Services......................................................  28
 Recent Results.............................................................  28
SELECTED HISTORICAL FINANCIAL DATA OF HOME BENEFICIAL.......................  29
SELECTED PRO FORMA PER SHARE DATA...........................................  30
MARKET PRICE DATA AND DIVIDENDS.............................................  31
RISK FACTORS................................................................  33
 Determination of Exchange Ratio............................................  33
 Tax Consequences Involved in Making Elections..............................  33
 Fluctuations in American General's Consumer Finance Segment Earnings.......  33
 Information Concerning Forward-Looking Statements..........................  34
THE SPECIAL MEETING.........................................................  35
 General....................................................................  35
 Record Date................................................................  35
 Quorum.....................................................................  35
 Votes Required; Voting Rights..............................................  35
 Dissenters' Rights.........................................................  36
 Solicitation of Proxies....................................................  36
THE PROPOSED MERGER.........................................................  38
 General....................................................................  38
 Closing; Effective Time....................................................  38
 Conversion of Shares.......................................................  38
 Fractional Shares..........................................................  39
 Shareholder Elections......................................................  39
 Certain Election Considerations............................................  40
 Procedures for Shareholder Elections.......................................  40
 Allocation Rules...........................................................  41
  Allocation of American General Common Stock Available for Election........  41
  Allocation of Cash Available for Election.................................  42
  Allocation for Non-Electing Shares........................................  42
  Certain Allocation Adjustments............................................  43
  Illustration of Potential Effects of Allocation Procedures................  43
 Exchange of Certificates...................................................  44
 Background of the Merger...................................................  45
 Recommendation of the Home Beneficial Board and Home Beneficial's Reasons
  for the Merger............................................................  48
 Opinion of Home Beneficial's Financial Advisor.............................  50
 American General's Reasons for the Merger..................................  54
 Interests of Certain Persons in the Merger.................................  54
  General...................................................................  54
  Indemnification of Home Beneficial Directors and Officers.................  54
  Supplemental Executive Retirement Plan....................................  54
  Severance Plan............................................................  55
 Plans for Home Beneficial after the Merger.................................  55
 The Merger Agreement.......................................................  56
  The Merger................................................................  56
  Directors and Officers....................................................  56
  Charter and Bylaws........................................................  56
  Representations and Warranties............................................  56
  Conduct of Business Pending the Merger....................................  57
  Filings and Other Actions.................................................  58
  Other Acquisition Proposals; Certain Fees.................................  59
  Expenses..................................................................  60
  Indemnification and Insurance.............................................  60
  Conditions to the Merger..................................................  60
  Termination...............................................................  61
 Accounting Treatment.......................................................  62
 Regulatory Filings and Approvals...........................................  62
  Approval by Insurance Regulators..........................................  63
  Antitrust.................................................................  63
 State Anti-Takeover Statutes...............................................  63
 Operations After the Merger................................................  64
 Certain Federal Income Tax Consequences of the Merger......................  64

  Receipt of Only American General Common Stock............................  65
  Receipt of Cash and American General Common Stock........................  65
  Receipt of Only Cash.....................................................  66
  Additional Considerations................................................  66
  Withholding..............................................................  66
 Restrictions on Sales of Shares by Affiliates.............................  67
 Stock Exchange Listing....................................................  67
 Rights of Dissenting Shareholders.........................................  67
  Home Beneficial Non-Voting Common Stock..................................  67
  Home Beneficial Voting Common Stock......................................  67
COMPARISON OF SHAREHOLDER RIGHTS...........................................  70
 Authorized Capital Stock..................................................  70
 Voting Rights.............................................................  70
 Voting Trust Agreement....................................................  71
 American General Preferred Share Purchase Rights..........................  72
 Amendments to Charter and Bylaws..........................................  74
 Preemptive Rights; Cumulative Voting......................................  74
 Boards of Directors.......................................................  74
 Removal of Directors......................................................  75
 Newly-Created Directorships and Vacancies.................................  75
 Nomination of Directors...................................................  75
 Special Meetings of the Shareholders......................................  76
 Shareholder Action by Written Consent.....................................  76
 Vote Required for Mergers.................................................  76
 Vote Required for Sales of Assets.........................................  77
 Anti-Takeover Statutes....................................................  77
  Virginia Affiliated Transactions Statute.................................  78
  Control Share Acquisition Statute........................................  78
 Supermajority Voting Provision............................................  78
 Dissenters' Rights........................................................  79
 Limitation on Director's Liability........................................  79
 Indemnification...........................................................  80
 Dividends.................................................................  80
SECURITY OWNERSHIP.........................................................  82
 Security Ownership of Certain Beneficial Owners of American General.......  82
 Security Ownership of Certain Stockholders, Directors and Management  of
  Home Beneficial..........................................................  83
  Management and 5% Stockholders...........................................  83
  Voting Trust.............................................................  84
LEGAL MATTERS..............................................................  85
EXPERTS....................................................................  85

ANNEX A--Agreement and Plan of Merger, dated as of December 22, 1996, as amended (Composite Conformed Copy)

ANNEX B--Opinion of Goldman, Sachs & Co.

ANNEX C--Excerpts from the Virginia Stock Corporation Act Relating to Dissenters' Rights

                     SUMMARY OF PROXY STATEMENT/PROSPECTUS

  The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. It is not, and is not intended to be, complete in itself. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement/Prospectus, including the Annexes hereto which are a part of this Proxy Statement/Prospectus. Shareholders are encouraged to read carefully all of the information contained in this Proxy Statement/Prospectus.

  HOME BENEFICIAL SHAREHOLDERS SHOULD CONSIDER CAREFULLY THE INFORMATION SET FORTH HEREIN UNDER THE HEADING "RISK FACTORS" IN ADDITION TO THE OTHER INFORMATION PRESENTED HEREIN.

THE COMPANIES

American General
 Corporation............  American General is one of the largest diversified financial services organizations in the United States, with assets of $66 billion and shareholders' equity of $5.6 billion as of December 31, 1996. Headquartered in Houston, Texas, it is a leading provider of retirement services, consumer loans and life insurance to nine million households. American General was incorporated as a general business corporation under the laws of the State of Texas in 1980 and is the successor to American General Insurance Company, an insurance company incorporated under the laws of the State of Texas in 1926. The principal executive offices of American General are located at 2929 Allen Parkway, Houston, Texas 77019-2155, and its telephone number is (713) 522-1111. See "CERTAIN INFORMATION REGARDING AMERICAN GENERAL."

AGC Life Insurance
 Company................  AGC Life is a life insurance company and a direct, wholly owned subsidiary of American General. AGC Life was organized under the laws of the State of Missouri in 1982 by American General to serve as an insurance holding company and is engaged in owning insurance subsidiaries and issuing and reinsuring insurance policies. The statutory home office of AGC Life is located at 222 Monroe Street, Jefferson City, Missouri 65101, and the mailing address of AGC Life is American General Center, Nashville, Tennessee 37250-0001. Its telephone number is (615) 749-1000. See "CERTAIN INFORMATION REGARDING AMERICAN GENERAL."

Home Beneficial
 Corporation............  Home Beneficial, with assets of $1.4 billion and shareholders' equity of $548.6 million as of December 31, 1996, is a holding company with one principal operating subsidiary engaged in the sale and servicing of life insurance products. Home Beneficial's operations are concentrated in the mid-Atlantic United States and the District of Columbia. Home Beneficial was incorporated as a general business corporation under the laws of the Commonwealth of Virginia in 1970 to serve as the parent holding company for Home Beneficial Life Insurance Company ("HBLIC"), which was organized under the laws of the Commonwealth of Virginia in 1899. The principal executive offices of Home Beneficial are located at 3901 West Broad Street, Richmond, Virginia 23230, and its telephone number is (804) 358-8431. See "CERTAIN INFORMATION REGARDING HOME BENEFICIAL."

Trading Markets and
 Market Price Data......  Shares of Home Beneficial Non-Voting Common Stock are
                           listed and traded on Nasdaq under the symbol
                           "HBENB." There is no established trading market for the Home Beneficial Voting Common Stock. Shares of American General Common Stock are listed and traded on the NYSE, The Pacific Stock Exchange, the London Stock Exchange, the Basel Stock Exchange, the Geneva Stock Exchange and the Zurich Stock Exchange under the symbol "AGC." The closing price of Home Beneficial Non-Voting Common Stock on December 20, 1996, the last full trading day prior to the public announcement of the Merger, as reported by Nasdaq, was $29.25 per share. The closing price of American General Common Stock on December 20, 1996, the last full trading day prior to the public announcement of the Merger, as reported by the NYSE Composite Tape, was $40.25 per share. On March 14, 1997, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, the closing price of Home Beneficial Non-Voting Common Stock, as reported by Nasdaq, was $38.25 per share, and the closing price of American General Common Stock, as reported by the NYSE Composite Tape, was $42.375 per share. See "MARKET PRICE DATA AND DIVIDENDS."

THE SPECIAL MEETING

Time, Date and Place....  The Special Meeting will be held on April 16, 1997 at
                           10:00 a.m., at the principal executive offices of Home Beneficial, 3901 West Broad Street, Richmond, Virginia 23230.

Purpose of the Special
 Meeting................  Holders of Home Beneficial Voting Common Stock and
                           holders of Home Beneficial Non-Voting Common Stock will consider and vote upon a proposal to approve and adopt the Merger Agreement among Home Beneficial, American General and AGC Life. Holders of Home Beneficial Voting Common Stock will also consider and vote upon all other matters as may properly be brought before the Special Meeting. See "THE SPECIAL MEETING"; "THE PROPOSED MERGER."

Record Date.............  Only shareholders of record of Home Beneficial Common
                           Stock at the close of business on February 14, 1997 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. On such date, there were outstanding 8,060,660 shares of Home Beneficial Voting Common Stock and 8,992,910 shares of Home Beneficial Non-Voting Common Stock, held by 60 and 575 holders of record, respectively. See "THE SPECIAL MEETING--Record Date."

Voting Rights...........  Each share of Home Beneficial Voting Common Stock is entitled to one vote with respect to all matters presented at the Special Meeting. Under Virginia law, each share of Home Beneficial Non-Voting Common Stock also is entitled to one vote with respect to the approval and adoption of the Merger Agreement at the Special Meeting. See "THE SPECIAL MEETING--Votes Required; Voting Rights."

Quorum; Votes
 Required...............  The presence, in person or by proxy, at the Special
                           Meeting of the holders of a majority of the aggregate number of shares of Home Beneficial Voting Common Stock and Home Beneficial Non-Voting Common Stock outstanding will be necessary to constitute a quorum. The affirmative vote of the holders of more than two-thirds of the aggregate number of shares of Home Beneficial Voting Common Stock and Home Beneficial Non-Voting Common Stock entitled to vote and voting together as a single voting group and the affirmative vote of the holders of more than two-thirds of the shares of Home Beneficial Voting Common Stock voting as a separate voting group are required to approve the Merger Agreement.

Security Ownership of
 HomeBeneficial's
 Management.............  As of the Record Date, the directors and executive officers of Home Beneficial (9 persons) owned beneficially an aggregate of 1,606,707 shares of the Home Beneficial Voting Common Stock (constituting approximately 19.9% of the outstanding shares of Home Beneficial Voting Common Stock) and an aggregate of 171,946 shares of Home Beneficial Non-Voting Common Stock (constituting approximately 1.9% of the outstanding shares of Home Beneficial Non-Voting Common Stock). See "SECURITY OWNERSHIP-- Security Ownership of Certain Stockholders, Directors and Management of Home Beneficial." To the knowledge of American General, no executive officer or director of American General owns any shares of Home Beneficial Common Stock.

Revocability of Proxy...  Any Home Beneficial shareholder who executes and returns a proxy may revoke such proxy at any time before it is voted by (i) notifying in writing the Corporate Secretary of Home Beneficial at 3901 West Broad Street, Richmond, Virginia 23230, (ii) granting a subsequent proxy, or (iii) appearing in person and voting at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy. A holder of shares of both Home Beneficial Voting Common Stock and Home Beneficial Non-Voting Common Stock will find enclosed a separate form of proxy for each class of stock and should sign and return both proxies.

THE PROPOSED MERGER

General.................  At the Effective Time (as defined below), pursuant to the Merger Agreement, Home Beneficial will be merged with and into AGC Life, which would continue in existence as a wholly owned subsidiary of American General.

Closing; Effective
 Time...................  The Merger will become effective upon the execution and filing of Articles of Merger with the Virginia State Corporation Commission in accordance with the Virginia Stock Corporation Act (the "VSCA") and with the Secretary of State of the State of Missouri in accordance with The General and Business Corporation Law of Missouri (the "MGBCL"), or at such later time as may be designated in such filings as the effective time of the Merger (the "Effective Time"). Such filings will be made as soon as practicable after the date of the closing of the Merger (the "Closing" or the "Closing Date"). The Closing will take place on the date of or as soon as practicable following the approval of the Merger Agreement by Home Beneficial shareholders and the satisfaction or waiver of the other conditions to each party's obligation to consummate the Merger. See "THE PROPOSED MERGER--Closing; Effective Time."

Conversion of Shares....  In the Merger, each share of Home Beneficial Common
                           Stock outstanding prior to the Effective Time (other than dissenting shares) will be converted into, exchanged for and represent the right to receive any of the following: (i) a fraction (the Exchange Ratio) of a share of American General Common Stock (together with the attached American General Preferred Share Purchase Rights), calculated by dividing (x) $39.00 by (y) the average of the high and low sales prices of American General Common Stock as reported in The Wall Street Journal during the ten consecutive NYSE Trading Days ending on (and including) the fifth Trading Day prior to the Effective Time of the Merger (the Trading Average); and/or (ii) $39.00 in cash. If the Trading Average of American General Common Stock falls below $35.00 per share and the Merger is consummated, the Exchange Ratio becomes fixed and a maximum of 1.1143 shares of American General Common Stock would be exchangeable for each share of Home Beneficial Common Stock. Under the Merger Agreement, the Board of Directors of Home Beneficial (the "Home Beneficial Board") has the right, but not the obligation, to terminate the Merger Agreement if the Trading Average is below $35.00 per share. The Merger Agreement does not provide for the Exchange Ratio to become fixed at any Trading Average greater than $35.00 and, therefore, there is no minimum number (or fraction) of shares of American General Common Stock that would be exchangeable for each share of Home Beneficial Common Stock. For an illustration of what the Exchange Ratio would be at Trading Averages of $35, $40, $45 and $50 per share of American General Common Stock, the potential number of shares of American General Common Stock exchangeable at such Exchange Ratios based on certain assumptions and the percentage of American General Common Stock outstanding after the Merger represented by such shares, see "THE PROPOSED MERGER--Conversion of Shares." For a discussion of certain of the factors that may be taken into account by the Home Beneficial Board in connection with determining whether it would exercise its right to terminate the Merger Agreement, see "THE PROPOSED MERGER--The Merger Agreement--Termination."

Election Procedures;
 Form of Election.......  Subject to certain allocation procedures described below, record holders of Home Beneficial Common Stock as of the Record Date will be entitled to elect to receive Stock Consideration and/or Cash Consideration in exchange for their shares of Home Beneficial Common Stock. All such elections are to be made pursuant to a Form of

                           Election/Letter of Transmittal ("Election Form"), which is being mailed to holders of Home Beneficial Common Stock as of the Record Date along with this Proxy Statement/Prospectus. Shareholders who acquire shares of Home Beneficial Common Stock after the Record Date may obtain copies of the Election Form from Corporate Investor Communications, Inc., the Information Agent, by calling (800) 932-8478.

Allocation of Merger
 Consideration..........  Shareholder elections as to the form of Merger
                           Consideration to be received will be subject to certain limitations described below under "THE PROPOSED MERGER--Procedures for Shareholder Elections" and "--Allocation Rules." Generally, the allocation provisions provide that (i) no more than 50% of the Home Beneficial Common Stock may be converted into Cash Consideration and (ii) no more than 75% of the Home Beneficial Common Stock may be converted into Stock Consideration.

Election Deadline.......  To be effective, an Election Form must be returned, properly completed and accompanied by the stock certificate(s) as to which the election is being made (or by an appropriate guarantee of delivery) in accordance with the instructions therein, to First Chicago Trust Company of New York, as exchange agent (the "Exchange Agent"), no later than 5:00 p.m., New York City time on April 11, 1997 (unless extended, the "Election Deadline"). Elections will be revocable at any time prior to the Election Deadline. Any extension of the Election Deadline will be announced in a news release delivered to the Dow Jones News Service. See "THE PROPOSED MERGER-- Procedures for Shareholder Elections" and "-- Allocation Rules."

Certain Election
 Considerations.........  In making an election for Stock Consideration and/or
                           Cash Consideration, Home Beneficial shareholders are urged to consider the following factors: (i) because the Exchange Ratio will be determined based on an average market price of the American General Common Stock during the ten Trading Days ending on and including the fifth Trading Day prior to the Effective Time, no assurance can be given that the product of the Exchange Ratio and the market price of a share of American General Common Stock will not be higher or lower than $39.00 at the Effective Time of the Merger; (ii) in the event that such average market price during such ten Trading Day period falls below $35.00 per share and the Closing occurs, the Stock Consideration will be worth less than $39.00 per share of Home Beneficial Common Stock; and (iii) there may be materially different tax consequences involved in electing to receive Stock Consideration and/or Cash Consideration, as described below under "THE PROPOSED MERGER--Certain Federal Income Tax Consequences of the Merger." See "THE PROPOSED MERGER--Opinion of Home Beneficial's Financial Advisor" for a discussion of the valuation of the American General Common Stock.

                          NONE OF AMERICAN GENERAL, HOME BENEFICIAL, THE
                           AMERICAN GENERAL BOARD OF DIRECTORS (THE "AMERICAN GENERAL BOARD") OR THE HOME BENEFICIAL BOARD MAKES ANY RECOMMENDATION AS TO WHETHER SHAREHOLDERS SHOULD ELECT TO RECEIVE STOCK CONSIDERATION AND/OR CASH CONSIDERATION IN THE MERGER. EACH SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION WITH RESPECT TO ANY SUCH ELECTION. AS A RESULT OF THE ALLOCATION PROCEDURES DESCRIBED HEREIN, IF MORE THAN 50% OF THE SHARES OF HOME BENEFICIAL COMMON STOCK ELECT CASH CONSIDERATION OR MORE THAN 75% OF THE SHARES OF HOME BENEFICIAL COMMON STOCK ELECT STOCK CONSIDERATION, A HOME BENEFICIAL SHAREHOLDER MAY RECEIVE CASH CONSIDERATION AND/OR STOCK CONSIDERATION IN AMOUNTS THAT DIFFER FROM THE AMOUNTS SUCH SHAREHOLDER HAS ELECTED WITH RESPECT TO ITS SHARES OF HOME BENEFICIAL COMMON STOCK. SEE "THE PROPOSED MERGER-- ALLOCATION RULES--ILLUSTRATION OF POTENTIAL EFFECTS OF ALLOCATION PROCEDURES." SHAREHOLDERS WHO DO NOT RETURN A VALIDLY COMPLETED ELECTION FORM PRIOR TO THE ELECTION DEADLINE AND SHAREHOLDERS WHO MAKE NO ELECTION WILL RECEIVE (I) CASH CONSIDERATION, TO THE EXTENT ELECTIONS FOR CASH CONSIDERATION (EACH, A "CASH ELECTION") DO NOT EXCEED 50% OF THE OUTSTANDING SHARES OF HOME BENEFICIAL COMMON STOCK,
                           (II) CASH CONSIDERATION, TO THE EXTENT ELECTIONS FOR STOCK CONSIDERATION (EACH, A "STOCK ELECTION") EXCEED 75% OF THE OUTSTANDING SHARES OF HOME BENEFICIAL COMMON STOCK OR (III) STOCK CONSIDERATION, TO THE EXTENT CASH ELECTIONS EXCEED 50% OF THE OUTSTANDING SHARES OF HOME BENEFICIAL COMMON STOCK.

Fractional Shares.......  Fractional shares of American General Common Stock will not be issued in the Merger. Holders of Home Beneficial Common Stock will be paid cash in lieu of such fractional shares. See "THE PROPOSED MERGER-- Fractional Shares."

Recommendation of the
 Home Beneficial Board
 and Home Beneficial's
 Reasons for the
 Merger.................  THE HOME BENEFICIAL BOARD BELIEVES THAT THE MERGER IS
                           FAIR TO AND IN THE BEST INTERESTS OF HOME BENEFICIAL AND ITS SHAREHOLDERS AND RECOMMENDS THAT HOME BENEFICIAL SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. At a meeting held on December 22, 1996, the Home Beneficial Board unanimously approved the Merger and resolved to recommend that Home Beneficial shareholders vote for approval and adoption of the Merger Agreement. The Home Beneficial Board considered many factors in reaching its conclusion to approve the Merger Agreement and to recommendthat Home Beneficial shareholders vote for approval and adoption of the Merger Agreement. See "THE PROPOSED MERGER-- Recommendation of the Home Beneficial Board and Home Beneficial's Reasons for the Merger."

Approval by the
 American General Board
 and American General's
 Reasons for the
 Merger.................  The American General Board has unanimously approved the Merger Agreement and the issuance of the Stock Consideration in connection with the Merger. The Merger does not require the approval of the American General shareholders. The American General Board believes that the acquisition of Home Beneficial will be an excellent geographic and strategic fit with American General's existing life insurance business. When the plan to consolidate Home Beneficial's operations into those of American General Life and Accident Insurance Company ("AGLA"), an American General subsidiary, is fully implemented, American General expects a reduction in annual operating expenses of approximately $20 million. There can be no assurance that any such cost savings will be realized. See "RISK FACTORS-- Information Concerning Forward-Looking Statements" and "THE PROPOSED MERGER--American General's Reasons for the Merger."


Opinion of Home
 Beneficial's Financial
 Advisor................  Goldman Sachs & Co. ("Goldman Sachs") has delivered its written opinion to the Home Beneficial Board to the effect that, as of the date hereof, the Merger Consideration to be received by the holders of shares of Home Beneficial Common Stock ("Shares") pursuant to the Merger Agreement is fair to holders of Shares receiving such Merger Consideration.

                          The full text of the written opinion of Goldman
                           Sachs, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex B and is incorporated herein by reference. Holders of Shares are urged to, and should, read such opinion in its entirety. See "THE PROPOSED MERGER--Opinion of Home Beneficial's Financial Advisor."

Interests of Certain
 Persons in the
 Merger.................  In considering the recommendation of the Home
                           Beneficial Board with respect to the Merger
                           Agreement, shareholders should be aware that certain members of Home Beneficial's management and the Home Beneficial Board have certain interests in the Merger that are in addition to the interests of shareholders of Home Beneficial generally. See "SECURITY OWNERSHIP--Security Ownership of Certain Stockholders, Directors and Management of Home Beneficial." The Home Beneficial Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement. See "THE PROPOSED MERGER--Interests of Certain Persons in the Merger."

Conditions to the
 Merger.................  The respective obligations of Home Beneficial, AGC
                           Life and American General to consummate the Merger are subject to a number of conditions, including, among others (i) the expiration or early termination of the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended

                           (the "HSR Act") and no action having been instituted by the Department of Justice (the "DOJ") or the Federal Trade Commission (the "FTC"); (ii) the absence of any statute, rule, regulation, executive order, decree, ruling or preliminary or permanent injunction prohibiting the consummation of the Merger; (iii) the obtaining of certain non-governmental third party consents and approvals;
                           (iv) the filing or obtaining of all permits, authorizations, consents or approvals required by any governmental entity, including as required by the insurance laws and regulations of the Commonwealth of Virginia and the State of Missouri;
                           (v) the approval of the Merger by Home Beneficial shareholders; (vi) the Registration Statement having become effective and not being the subject of any stop order proceedings; (vii) the approval for listing on the NYSE of the American General Common Stock issuable in the Merger; (viii) the performance in all material respects by the parties to the Merger Agreement of their obligations under such agreement and the parties' respective representations and warranties being true and correct in all material respects; and (ix) the receipt by each of Home Beneficial and American General of opinions from their respective counsel to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Home Beneficial and American General may determine to modify or waive any condition to the consummation of the Merger, provided that no modification or waiver by Home Beneficial which requires shareholder approval under applicable law, the Home Beneficial Restated Articles of Incorporation (the "Home Beneficial Articles") or the Home Beneficial bylaws (the "Home Beneficial Bylaws") will occur unless such approval is obtained. In the event a modification or waiver by Home Beneficial is contemplated which requires shareholder approval under applicable law, a supplement to this Proxy Statement/Prospectus will be distributed to shareholders and proxies will be resolicited. See "THE SPECIAL MEETING--Solicitation of Proxies." Neither American General nor Home Beneficial presently contemplates waiving or modifying any of the foregoing conditions. See "THE PROPOSED MERGER-- The Merger Agreement--Conditions to the Merger."

Other Acquisition
 Proposals..............  The Merger Agreement provides that, subject to certain exceptions, prior to the consummation or termination of the Merger Agreement, Home Beneficial and its subsidiaries and representatives and agents will not (i) solicit, initiate or encourage the submission of an Acquisition Proposal (defined below) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or agree to or endorse, or take any other action to facilitate any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, in each case subject to certain exceptions necessary to comply with the Home Beneficial Board's fiduciary obligations to the Home Beneficial shareholders. An "Acquisition Proposal" means any tender or exchange offer involving the capital stock of Home Beneficial or its subsidiaries, any proposal or offer for a merger, consolidation, or other business combination involving Home Beneficial or any of its subsidiaries, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, Home Beneficial or any of its subsidiaries, any proposal or offer with respect to any recapitalization or restructuring of Home Beneficial or any of its subsidiaries, or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to Home Beneficial or any of its subsidiaries, other than the Merger. See "THE PROPOSED MERGER--The Merger Agreement--Other Acquisition Proposals."

Termination.............  The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time,
                           (i) by mutual consent of Home Beneficial and American General; (ii) by either the American General Board or the Home Beneficial Board, if (a) the Merger Agreement and the Merger shall fail to be approved by the Home Beneficial shareholders at the Special Meeting, (b) the Merger shall not have been consummated on or before June 30, 1997, provided that under certain circumstances such date may be extended to no later than September 30, 1997, (c) a court of competent jurisdiction or agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable, provided that certain conditions are satisfied, or (d) by the Home Beneficial Board exercising its rights under the Merger Agreement to take action with respect to an Acquisition Proposal as necessary to comply with its fiduciary duties to Home Beneficial shareholders;
                           (iii) by the Home Beneficial Board if, (a) prior to the Special Meeting, American General issues capital stock or other securities (other than in the ordinary course) requiring shareholder approval and Home Beneficial advises American General within 10 Trading Days of receipt of notice of such event of its decision to terminate the Merger Agreement, or
                           (b) the Trading Average of American General Common Stock falls below $35.00; and (iv) by the American General Board if there has been a breach by Home Beneficial of any representation or warranty that would be reasonably likely to have a material adverse effect on Home Beneficial or there has been a material breach by Home Beneficial of a covenant or agreement that is not curable or, if curable, not cured within 30 days after written notice of such breach. See "THE PROPOSED MERGER--The Merger Agreement--Termination."

Termination Fees........  In the event the Home Beneficial Board (i) withdraws or modifies, or proposes to withdraw or modify, in a manner adverse to American General or AGC Life, its approval or recommendation of the Merger Agreement or the Merger, (ii) approves or recommends, or proposes to approve or recommend, any Acquisition Proposal, (iii) enters into any agreement with respect to any Acquisition Proposal or (iv) terminates the Merger Agreement when an Acquisition Proposal is outstanding, Home Beneficial has agreed to pay to American General a termination fee of $20 million.

Regulatory Filings and
 Approvals..............  The consummation of the Merger is subject to certain regulatory approvals, including approval by the Virginia State Corporation Commission and the Missouri Department of Insurance (for which notification of approval was received on February 28, 1997 for Virginia and February 25, 1997 for Missouri) and the expiration or early termination of the relevant waiting period under the HSR Act (for which notice of early termination was received on January 27, 1997). In connection with the Merger, on February 28, 1997, HBLIC received approval from the Bureau of Insurance of the Virginia State Corporation Commission (the "Virginia Bureau of Insurance") to pay a dividend to Home Beneficial of up to $300 million, which dividend has been declared by the board of directors of HBLIC and will be paid on the date immediately prior to the Closing Date, assuming the satisfaction or waiver of all the conditions to the Merger that are capable of being satisfied prior to the Closing Date. See "THE PROPOSED MERGER--Regulatory Filings and Approvals."

Accounting Treatment....  The Merger will be treated as a purchase by American
                           General for accounting and financial reporting purposes. See "THE PROPOSED MERGER--Accounting Treatment."

Certain Federal Income
 Tax Consequences of
 the Merger.............  Consummation of the Merger is conditioned upon the receipt of opinions from Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to American General, and from Debevoise & Plimpton, special counsel to Home Beneficial, substantially to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code so that, for federal income tax purposes, the Merger will not result in the recognition of gain or loss by American General, AGC Life, Home Beneficial or, except to the extent they receive any cash in the Merger, the shareholders of Home Beneficial (including holders of voting trust certificates evidencing beneficial ownership of Home Beneficial Voting Common Stock). Such opinions will be based upon facts, representations by management of the companies and assumptions set forth in such opinions. No rulings have been or will be requested from the Internal Revenue Service with respect to any tax matters relating to the Merger. Shareholders are urged to consult their tax advisors as to the tax consequences of the Merger to them under federal, state, local or any other applicable law. See "THE PROPOSED MERGER--Certain Federal Income Tax Consequences of the Merger."

Dissenters' Rights......  Holders of Home Beneficial Non-Voting Common Stock do
                           not have dissenters' rights in connection with the Merger. However, holders of Home Beneficial Voting Common Stock (and holders of voting trust certificates evidencing beneficial ownership of such shares) who comply with the requirements of Article 15 of Section 13.1 of the VSCA may dissent from the Merger and obtain payment for the fair value of their Home Beneficial Voting Common Stock. Excerpts from the VSCA relating to dissenters' rights are attached to this Proxy Statement/Prospectus as Annex C. See "THE PROPOSED MERGER--Rights of Dissenting Shareholders."

Comparison of
 Shareholder Rights.....  The rights of Home Beneficial shareholders are currently governed by the VSCA, the Home Beneficial Articles and the Home Beneficial Bylaws. Upon consummation of the Merger, Home Beneficial shareholders who receive American General Common Stock in the Merger will become shareholders of American General, and their rights will be governed by the Texas Business Corporation Act ("TBCA"), the American General Articles of Incorporation (the "American General Articles") and American General's bylaws (the "American General Bylaws"). For a summary of the material differences between the rights of Home Beneficial shareholders and the rights of American General shareholders, see "COMPARISON OF SHAREHOLDER RIGHTS."

Certain Considerations..  In addition to the other information contained in this Proxy Statement/ Prospectus, the shareholders of Home Beneficial should consider the factors set forth under "RISK FACTORS" and under "THE PROPOSED MERGER--Certain Election Considerations" in deciding whether to approve the Merger and in making their election as to which form of Merger Consideration they elect to receive in the Merger.

             SUMMARY HISTORICAL FINANCIAL DATA OF AMERICAN GENERAL

  The following table presents summary historical financial data of American General and its consolidated subsidiaries for the periods indicated. The historical financial data as of and for the five years ended December 31, 1996 was derived from American General's audited consolidated financial statements. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information of American General included or incorporated by reference in this Proxy Statement/Prospectus.

                                          YEARS ENDED DECEMBER 31,
                          --------------------------------------------------------
                            1996        1995        1994        1993        1992
                          --------    --------    --------    --------    --------
                           (IN MILLIONS, EXCEPT PER SHARE DATA AND RATIO DATA)
OPERATING RESULTS
Total revenues(a).......    $6,887    $  6,495    $  4,841    $  4,829    $  4,602
Income before income tax
 expense................       964(b)      850(c)      802(d)      602(e)      775
Net income..............       577(b)      545(c)      513(d)      204(f)      533
PER SHARE DATA
Net income..............     $2.75(b) $   2.64(c) $   2.45(d) $    .94(f) $   2.45
Common dividend.........      1.30        1.24        1.16        1.10        1.04
Book value (at end of
 period)(g).............     27.38       28.42       17.05       23.96       21.33
High market price.......     41.75       39.13       30.50       36.50       29.38
Low market price........     32.88       27.50       24.88       26.25       20.13
Closing market price....     40.88       34.88       28.25       28.63       28.50
Average shares outstand-
 ing....................     213.6       208.9       209.4       216.6       217.7
COVERAGE RATIOS
Earnings to fixed
 charges................      2.46        2.18        2.40        2.13        2.37
Earnings to combined
 fixed charges and
 preferred dividends....      2.23        2.09        2.40        2.13        2.37
                                                 DECEMBER 31,
                          --------------------------------------------------------
                            1996        1995        1994        1993        1992
                          --------    --------    --------    --------    --------
                                         (IN MILLIONS)
FINANCIAL POSITION
Assets(g)...............   $66,254    $ 61,153    $ 46,295    $ 43,982    $ 39,742
Corporate debt..........     1,533       1,723       1,836       1,686       1,987
Redeemable equity.......     1,227         729          47         --          --
Shareholders'
 equity(g)..............     5,621       5,801       3,457       5,137       4,616

--------
(a)  Includes realized investment gains (losses) as follows:

                           YEARS ENDED DECEMBER 31,
                   ----------------------------------------
                    1996    1995    1994     1993    1992
                   ------- ------- -------  ------- -------
                                (IN MILLIONS)
                   $    67 $    12 $  (172) $     8 $    18

(b) Includes $145 million ($93 million aftertax) related to loss on assets held for sale.
(c) Includes $216 million ($140 million aftertax) adjustment to allowance for finance receivable losses.
(d) Includes $172 million ($114 million aftertax) of realized investment losses primarily from capital gains offset program.
(e)  Includes $300 million write-down of goodwill.
(f) Includes effect of $300 million write-down of goodwill and $46 million aftertax charge for cumulative effect of accounting changes.
(g) Includes effect of Statement of Financial Accounting Standards ("SFAS") 115, "Accounting for Certain Investments in Debt and Equity Securities". To facilitate analysis of period-to-period balances, the effect of SFAS 115, which was adopted at December 31, 1993, on reported balances was as follows:

                                                                  DECEMBER 31,
                                                        --------------------------------
                                                         1996    1995    1994     1993
                                                        ------- ------- -------  -------
                                                        (IN MILLIONS, EXCEPT PER SHARE
                                                                     DATA)
   Increase (decrease) in assets......................  $   843 $ 1,655 $  (986) $ 1,040
   Increase (decrease) in shareholders' equity........      542   1,069    (950)     676
   Increase (decrease) in book value per share........     2.60    5.18   (4.65)    3.14

              SUMMARY HISTORICAL FINANCIAL DATA OF HOME BENEFICIAL

  The following table presents summary historical financial data of Home Beneficial and its consolidated subsidiaries for the periods indicated. The historical financial data as of and for the five fiscal years ended December 31, 1996 was derived from Home Beneficial's audited consolidated financial statements. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information of Home Beneficial included or incorporated by reference in this Proxy Statement/Prospectus.

                                    YEARS ENDED DECEMBER 31,
                          ---------------------------------------------
                            1996     1995     1994      1993     1992
                          -------- -------- --------  -------- --------
                                  (IN MILLIONS, EXCEPT PER SHARE DATA)
OPERATING RESULTS
Total revenues(a).......  $  213.9 $  202.1 $  200.9  $  213.2 $  211.5
Income before income tax
 expense................      64.2     58.1     55.6      63.9     68.7
Net income..............      42.4     37.9     36.2      42.6     17.0(b)
PER SHARE DATA
Net income..............  $   2.46 $   2.16 $   2.04  $   2.35 $    .92(b)
Common dividend.........       .87      .83     .795      .775      .76
Book value (at end of
 period)(c).............     32.17    31.08    26.58     26.38    24.85
High market price.......     38.50    25.50    23.00     26.50    29.00
Low market price........     23.50    19.00    19.50     21.50    21.00
Closing market price....    37.875    24.00    20.00     23.00    25.75
Average shares
 outstanding............      17.2     17.5     17.8      18.1     18.6
                                          DECEMBER 31,
                          ---------------------------------------------
                            1996     1995     1994      1993     1992
                          -------- -------- --------  -------- --------
                                         (IN MILLIONS)
FINANCIAL POSITION
Assets(c)...............  $1,423.5 $1,403.4 $1,288.8  $1,280.2 $1,248.4
Liabilities.............     874.9    861.3    822.0     806.9    788.0
Stockholders'
 equity(c)..............     548.6    542.1    466.8     473.3    460.4
--------
(a) Includes realized investment gains as follows:

                                      YEARS ENDED DECEMBER 31,
                          ----------------------------------------------------
                            1996     1995     1994      1993     1992
                          -------- -------- --------  -------- --------
                                         (IN MILLIONS)
                          $    6.9      --       --   $   10.8 $    2.9

(b) Includes $29.4 million ($1.58 per share) after-tax charge for cumulative effect of change in accounting principle as a result of the adoption of SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than
    Pensions".

(c) Includes the effect of the adoption of SFAS 115, "Accounting for Certain
    Investments in Debt and Equity Securities" as of January 1, 1994. The
    effect of adopting SFAS 115 is as follows:
                                 DECEMBER 31,
                          --------------------------
                            1996     1995     1994
                          -------- -------- --------
                             (IN MILLIONS, EXCEPT
                               PER SHARE DATA)
  Increase (decrease) in
assets..................  $   28.4 $   51.7 $  (26.3)
  Increase (decrease) in
stockholders' equity....      18.5     33.6    (17.0)
  Increase (decrease) in
book value per share....      1.08     1.93     (.97)

                CERTAIN INFORMATION REGARDING AMERICAN GENERAL

GENERAL

  American General, with assets of $66 billion and shareholders' equity of $5.6 billion as of December 31, 1996, is the parent company of one of the nation's largest diversified financial services organizations. American General provides financial services directly to consumers, emphasizing personal service and frequent customer contact. American General's operating subsidiaries are leading providers of retirement services, consumer loans and life insurance. The principal executive offices of American General are located at 2929 Allen Parkway, Houston, Texas 77019-2155, and its telephone number is (713) 522-1111.

  The American General Common Stock is listed and traded on the NYSE, Pacific Stock Exchange, London Stock Exchange, Basel Stock Exchange, Geneva Stock Exchange and Zurich Stock Exchange under the symbol "AGC." First Chicago Trust Company of New York is the transfer agent, registrar and dividend disbursing agent for the American General Common Stock. Its address is P.O. Box 2500, Jersey City, New Jersey 07303-2500, and its telephone number is (800) 519-3111.

RECENT DEVELOPMENTS

  On February 13, 1997, American General announced a definitive agreement under which USLIFE Corporation ("USLIFE") will merge into American General in a transaction valued at $1.8 billion. The combined companies will have assets of $74 billion and market capitalization in excess of $10 billion. American General expects to issue a minimum of 39.3 million and a maximum of 46.5 million shares of American General Common Stock to USLIFE shareholders in the merger. Under the agreement, USLIFE shareholders will exchange each share of USLIFE common stock for American General Common Stock valued at $49. The exchange ratio will be based on an average trading price of American General Common Stock prior to closing, subject to a minimum of approximately 1.09 shares and a maximum of approximately 1.29 shares of American General Common Stock.

  USLIFE provides financial services, primarily life insurance and annuities, to over one million customers nationwide. Ultimate annual expense savings from the USLIFE merger are expected to be approximately $50 million. There can be no assurance that the USLIFE merger will be completed, or if completed, whether any such expense savings will be realized. The transaction, which is subject to approval by American General and USLIFE shareholders and to requisite regulatory approvals, is expected to close by June 30, 1997. The USLIFE merger will be accounted for using the pooling of interests method.

  Following the disclosure of the USLIFE merger, Duff & Phelps Credit Rating Co. ("Duff & Phelps"), Moody's Investors Service, Inc. ("Moody's"), Standard & Poor's Ratings Services ("S&P") and other rating agencies announced that the ratings of certain securities of American General and certain of its subsidiaries, and the claims-paying ability ratings of American General's principal life insurance subsidiaries, would be reviewed for possible downgrade or other action. Duff & Phelps subsequently reduced its rating of American General's preferred securities, such as its capital securities, from "A+" to "A". S&P has indicated that it expects to reduce its rating of certain securities of American General and certain of its subsidiaries by one notch, upon completion of the USLIFE merger. As of the date of this Proxy Statement/Prospectus, Moody's has not downgraded American General's ratings but they remain under review by Moody's. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization.

  In March 1997, American General Institutional Capital B, a subsidiary trust of American General sold in an unregistered offering $500 million of 8 1/8% Capital Securities, Series B, which securities are subject to mandatory redemption in 2046.

RECENT RESULTS

  American General reported consolidated net income for the three years ended December 31, 1996 as follows:

                                                               1996  1995  1994
                                                               ----- ----- -----
                                                                 (IN MILLIONS,
                                                               EXCEPT PER SHARE
                                                                     DATA)
Net income.................................................... $ 577 $ 545 $ 513
Net income per share..........................................  2.75  2.64  2.45

The following significant items affected year-to-year comparability of net income:

 .  Results include the operations of Independent Insurance Group, Inc.
   ("Independent Life"), acquired February 29, 1996, and The Franklin Life Insurance Company ("Franklin Life"), acquired January 31, 1995, from the date of their respective acquisitions.

 . Net income for 1996 reflected an aftertax charge of $93 million ($.44 per share) resulting from American General's decision to offer for sale $875 million of non-strategic, underperforming finance receivable portfolios.

 . Net income for 1995 included a fourth quarter aftertax charge of $140 million ($.67 per share) for an increase in the allowance for finance receivable losses.

 . In 1994, net income reflected net realized investment losses of $114 million ($.55 per share), primarily from American General's capital gains offset program.

  American General reports the results of its business operations in three segments: Retirement Services, Consumer Finance, and Life Insurance. To facilitate meaningful period-to-period comparisons, earnings of each business segment include earnings from its business operations and earnings on that amount of equity considered necessary to support its business, and exclude net realized investment gains (losses) and other non-recurring items. Segment earnings were as follows:

                                                        1996     1995    1994
                                                       -------  ------- -------
                                                            (IN MILLIONS)
Retirement Services...................................    $225     $204    $187
Consumer Finance......................................     128       85     245
Life Insurance........................................     397      348     257
                                                       -------  ------- -------
  Segment earnings....................................     750      637     689
  Loss on assets held for sale........................     (93)     --      --
                                                       -------  ------- -------
    Total.............................................    $657     $637    $689
                                                       =======  ======= =======

RETIREMENT SERVICES

  The Retirement Services segment offers retirement products and planning services to employees of educational, health care, public sector, and other not-for-profit organizations. Asset growth through sales and deposits, as well as management of the investment spread and operating expenses, contribute to the segment's profitability. Segment results were as follows:

                                                        1996     1995    1994
                                                       -------  ------- -------
                                                            (IN MILLIONS)
Segment earnings...................................... $   225  $   204 $   187
Assets
  Investments.........................................  22,146   21,933  18,260
  Separate Accounts...................................   7,134    4,541   2,507
Sales.................................................   1,324    1,112     891
Deposits
  Fixed...............................................   1,587    1,720   1,657
  Variable............................................   1,310      835     573

  Earnings. Segment earnings increased 10% in 1996 and 9% in 1995, reflecting continued strong growth in assets. Asset growth, excluding the fair value adjustment on securities, was 13% in 1996 and 17% in 1995 as a result of strong sales and deposits in each of the segment's primary markets.

  Sales and Deposits. Sales increased 19% in 1996 and 25% in 1995 primarily due to the 1994 introduction of the Portfolio Director product series, which provides numerous variable investment options. Variable deposits increased 57% in 1996 and 46% during 1995, as a result of policyholders' demand for equity investments due to the strong performance of the stock market. During 1996, the segment responded to this demand by introducing Portfolio Director(R)2, which offers 20 investment options including 12 publicly traded mutual funds. The segment's Separate Account assets, which relate to variable account options, increased $2.6 billion in 1996 and $2.0 billion in 1995.

  Investment Spread. Investment results and crediting rates on fixed accounts were as follows:

                                                         1996    1995    1994
                                                        ------  ------  ------
                                                           (IN MILLIONS)
Net investment income.................................. $1,652  $1,597  $1,492
Investment yield.......................................   8.03%   8.24%   8.37%
Average crediting rate.................................   6.23    6.41    6.57
Investment spread......................................   1.80    1.83    1.80


  Net investment income, the primary component of segment revenues, increased in 1996 and 1995 as a result of growth in invested assets. Investment income increased despite declines of 21 and 13 basis points in investment yields on fixed accounts in 1996 and 1995, respectively. In response to these declining yields, the segment adjusted the rates credited to policyholders. Through such management of crediting rates, the segment has maintained a stable investment spread for the past three years.

  Surrenders. The rate of policyholder surrenders of fixed accounts was 5.3% of average reserves in 1996, compared to 4.3% in 1995 and 4.9% in 1994. The 1996 increase was due to competition from mutual funds and other financial institutions, and the trend toward lower fixed interest crediting rates.

  Operating Expenses. The ratio of operating expenses to average assets improved to .52% in 1996, compared to .61% in 1995 and .57% in 1994. Operating expenses for 1995 were adversely affected by a pretax charge of $19 million (.08% of average assets) for estimated state guaranty fund assessments resulting from past industry insolvencies.

  Outlook For 1997. Through the development of new products and enhanced technology, the Retirement Services Segment is well positioned to meet the retirement services needs of the expanding middle-aged market. Segment earnings are expected to increase primarily through expanded sales, asset growth, and management of the investment spread.

CONSUMER FINANCE

  The Consumer Finance segment provides consumer and home equity loans and other credit-related products. Segment results are influenced by the amount and mix of finance receivables, credit quality, borrowing cost, and operating expenses. In 1996, this segment focused on its action program to improve credit quality. Segment results were as follow:

                                                          1996    1995    1994
                                                         ------  ------  ------
                                                            (IN MILLIONS)
Segment earnings........................................ $  128* $   85  $  245
Finance receivables.....................................  7,625   8,410   7,920
Yield on finance receivables............................   17.9%   18.0%   17.6%
Borrowing cost..........................................    6.9     7.0     6.6
Spread..................................................   11.0    11.0    11.0

--------
*  Excludes $93 million loss on assets held for sale.

  Earnings. The decline in credit quality beginning in 1995 and management's related actions have caused segment earnings to fluctuate over the past two years. In the fourth quarter of 1995, American General increased the allowance for losses on finance receivables by $216 million ($140 million after tax). Efforts to improve credit quality were also reflected in 1996 earnings through higher operating expenses and lower finance charge revenues.

  Action Program. As a result of the segment's strategy in prior years of emphasizing higher-yielding receivables, which are characterized by higher credit risk, delinquencies and charge-offs increased to higher than anticipated levels beginning in the third quarter of 1995. Management responded by initiating an action program to improve credit quality, beginning with a comprehensive review of the consumer finance operations in the fourth quarter of 1995. This review, which consisted of extensive internal analysis, together with credit loss development projections supplied by outside credit consultants, indicated a need for an increase in the allowance for losses. As a result, the segment increased the allowance for losses on finance receivables by $216 million ($140 million after tax) in the fourth quarter of 1995.

  Other components of the action program included raising underwriting standards, increasing collection efforts, and rebalancing the finance receivable portfolio to de-emphasize certain higher-risk portfolios and increase the proportion of real estate-secured receivables. During 1996, the segment purchased five portfolios of real estate-secured receivables totaling $754 million, which increased the proportion of these receivables to 49% at December 31, 1996, compared to 35% and 34% at year-end 1995 and 1994, respectively.

  Assets Held For Sale. To increase its focus on core branch operations, American General decided in the fourth quarter of 1996 to offer for sale two non-strategic, underperforming finance receivable portfolios totaling $875 million. These portfolios consisted of $520 million of bank credit card receivables and $355 million of private label loans issued in prior years to finance purchases of home satellite dishes. At December 31, 1996, these receivables and an associated allowance of $70 million were reclassified to assets held for sale.

  American General has hired an outside advisor to market the portfolios. Based on negotiations with prospective purchasers subsequent to year end, American General determined that an aftertax write-down of $93 million was necessary to reduce the carrying amount of the assets held for sale to net realizable value, after considering related expenses.

  Spread. Yield on finance receivables declined 17 basis points in 1996, compared to an increase of 44 basis points during 1995. The 1996 decline reflects the increased proportion of real estate-secured loans and higher levels of non-accrual delinquent loans. Although the yield declined in 1996, the spread between yield and borrowing cost has remained constant at 11% for the past three years.

  Credit Quality Data. The allowance for finance receivable losses, delinquencies, and charge-offs were as follows:

                                                            1996   1995   1994
                                                            -----  -----  -----
                                                              (IN MILLIONS,
                                                              EXCEPT RATIO
                                                                  DATA)
Allowance for finance receivable losses.................... $ 395  $ 492  $ 226
  % of finance receivables.................................  5.18%  5.85%  2.86%
Delinquencies.............................................. $ 317  $ 386  $ 252
  % of finance receivables.................................  3.83%  4.13%  2.89%
Charge-offs................................................ $ 444  $ 308  $ 172
  % of average finance receivables.........................  5.47%  3.77%  2.45%

  The 1996 decreases in the allowance and delinquency ratios were primarily due to the increased proportion of real estate-secured receivables and the reclassification of certain receivables to assets held for sale. Excluding the portfolios held for sale, the delinquency ratios were 3.88% and 2.81% at year-end 1995 and 1994, respectively.

  The increases in charge-offs in 1996 and 1995 were primarily attributable to non-real estate-secured loans and the portfolios currently held for sale. Excluding the portfolios held for sale, the charge-off ratios were 4.72%, 3.26% and 2.19% in 1996, 1995 and 1994, respectively.

  Operating Expenses. Operating expenses increased 10% in 1996 and 26% in 1995. As a percentage of average finance receivables, operating expenses were 6.1%, 5.4%, and 5.0% in 1996, 1995, and 1994, respectively. The increase in operating expenses reflected lower 1996 deferrals of loan origination costs, increased collection efforts associated with higher levels of delinquent receivables, and increased costs related to branch office growth that occurred in 1995 and 1994.

  Outlook For 1997. Management believes that the planned sale of the non-strategic, underperforming portfolios combined with the ongoing credit quality improvement program will result in improved earnings. However, adverse changes in credit fundamentals within the consumer finance industry, including the national trend of increasing numbers of personal bankruptcies, could negatively impact expected future results in the Consumer Finance segment.

LIFE INSURANCE

  The Life Insurance segment provides traditional and interest-sensitive life insurance and annuities to three defined markets, based on household income and product needs. American General Life Insurance Company ("AGL") serves the estate planning needs of middle- and upper-income households. Franklin Life provides individual life insurance to middle-income households. AGLA concentrates on meeting the insurance needs of families with modest incomes. Recent acquisitions of companies that strategically fit the segment's existing markets and distribution systems have contributed to growth and profitability. Segment profitability is a function of premiums, investment spread, mortality, and operating expenses. Segment results were as follows:

                                                         1996    1995    1994
                                                        ------- ------- -------
                                                             (IN MILLIONS)
Segment earnings....................................... $   397 $   348 $   257
Assets.................................................  25,078  23,592  14,156
Premiums and other considerations......................   1,687   1,486     999
Net investment income..................................   1,533   1,401     902
Insurance and annuity benefits.........................   1,805   1,722     990

  Earnings. Earnings increased primarily due to the acquisitions of Independent Life on February 29, 1996 and Franklin Life on January 31, 1995. These acquisitions contributed $146 million and $98 million to segment earnings in 1996 and 1995, respectively. The acquisitions were the primary reason for the increases in each of the line items in the table above.

  Premiums and Deposits. Premiums, sales, and deposits were as follows:

                                                               1996   1995  1994
                                                              ------ ------ ----
                                                                (IN MILLIONS)
Life insurance
  Premiums................................................... $1,291 $1,127 $679
  Sales......................................................    310    347  258
  Deposits...................................................    682    649  547
Annuities
  Sales......................................................    366    592  601
  Deposits...................................................    434    661  598

  Life insurance premiums increased by 15% in 1996 and 66% in 1995 due to new sales and the acquisitions of Independent Life and Franklin Life. Life insurance sales were lower in 1996 due to competitive factors and disruptions resulting from changes in field administration systems. The 1995 increase in life insurance sales primarily related to the acquisition of Franklin Life. Deposits for interest-sensitive life insurance increased 5% in 1996, compared to an increase of 19% in 1995, which included high amounts of optional deposits in excess of target premium on such contracts.

  Annuity sales were lower in 1996 due to market conditions that would not support the segment's profitability objectives. Deposits for annuities decreased 34% in 1996 compared to an increase of 10% in 1995. The 1996 decrease reflected increased competition from other equity-based investments.

  During 1996, the segment launched initiatives to increase sales, such as strategic alliances with brokerage firms and mutual fund companies and the development of new insurance and annuity products.

  Investment Spread. Net investment income increased in 1996 and 1995 as a result of the Independent Life and Franklin Life acquisitions. The average investment yield, interest crediting rate, and investment spread for the primary operating companies were as follows:

                                                               1996  1995  1994
                                                               ----  ----  ----
AGL
  Investment yield............................................ 7.79% 7.99% 8.05%
  Average crediting rate...................................... 5.90  5.98  5.91
  Investment spread........................................... 1.89  2.01  2.14
AGLA
  Investment yield............................................ 8.36% 8.78% 8.97%
  Average crediting rate...................................... 6.62  6.82  6.78
  Investment spread........................................... 1.74  1.96  2.19
Franklin Life
  Investment yield............................................ 8.53% 8.57%
  Average crediting rate...................................... 6.46  6.65
  Investment spread........................................... 2.07  1.92

  Investment spread has declined but is still within product pricing assumptions. Some large blocks of traditional in force business have crediting rates that cannot be adjusted when investment yields fluctuate. At December 31, 1996, approximately 61% of the segment's insurance and annuity liabilities were subject to interest crediting rate adjustments.

  Mortality. Death claims, included in insurance and annuity benefits, increased 10% in 1996 and 24% in 1995 due to the acquisitions of Independent Life and Franklin Life. Death claims per $1,000 of in force were $4.20, $3.98, and $4.66 in 1996, 1995, and 1994, respectively. Overall, mortality experience was within pricing assumptions.

  Operating Expenses. The ratio of operating expenses to direct premiums and deposits was 16.6%, 13.3%, and 13.8% in 1996, 1995, and 1994, respectively.
The increase in 1996 resulted from lower annuity deposits and Independent Life's higher overall expense ratio, which does not completely reflect anticipated savings from consolidation of operations. Lower sales resulted in a reduction in the deferral of acquisition costs in 1996 compared to 1995.

  Outlook For 1997. American General plans to complete the acquisitions of USLIFE and Home Beneficial and the integration of Independent Life's operations in 1997. Additionally, product and distribution system initiatives started during 1996 and the planned introduction of new variable and indexed products in 1997 are expected to improve sales. Together, these activities are expected to result in increased segment earnings.

  Litigation. American General is party to various lawsuits and proceedings arising in the ordinary course of business. Many of these lawsuits and proceedings arise in jurisdictions, such as Alabama, that permit damage awards disproportionate to the actual economic damages incurred. Based upon information presently available, American General believes that the total amounts that will ultimately be paid, if any, arising from these lawsuits and proceedings will have no material adverse effect on American General's consolidated results of operations and financial position. However, it should be noted that the frequency of large damage awards, including large punitive damage awards, that bear little or no relation to actual economic damages incurred by plaintiffs in jurisdictions like Alabama continues to increase and creates the potential for an unpredictable judgment in any given suit.

  Two of American General's subsidiaries, Franklin Life and AGL, are defendants in lawsuits filed as purported class actions asserting claims related to sales practices of certain life insurance products. Because these cases are in the early stages of litigation, it is premature to address their materiality. The claims are being defended vigorously by the subsidiaries.

            SELECTED HISTORICAL FINANCIAL DATA OF AMERICAN GENERAL

  The following table presents selected historical financial data of American General and its consolidated subsidiaries for the periods indicated. The historical financial data as of and for the five years ended December 31, 1996 was derived from American General's audited consolidated financial statements. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information of American General included or incorporated by reference in this Proxy Statement/Prospectus.

                                           YEARS ENDED DECEMBER 31,
                          ---------------------------------------------------------
                            1996        1995        1994         1993        1992
                          --------    --------    --------     --------    --------
                            (IN MILLIONS, EXCEPT PER SHARE DATA AND RATIO DATA)
OPERATING RESULTS
Premiums and other
 considerations.........  $  1,968      $1,753      $1,210       $1,252      $1,213
Net investment income...     3,271       3,095       2,493        2,437       2,327
Finance charges.........     1,450       1,492       1,248        1,083         994
Realized investment
 gains (losses).........        67          12        (172)(a)        8          18
Equity in earnings of
 investee...............        40          43         --           --          --
Other...................        91         100          62           49          50
                          --------    --------    --------     --------    --------
   Total revenues.......     6,887       6,495       4,841        4,829       4,602
                          --------    --------    --------     --------    --------
Insurance and annuity
 benefits...............     3,156       3,047       2,224        2,311       2,198
Operating costs and
 expenses...............     1,589       1,350       1,075          970         986
Provision for finance
 receivable losses......       417         574(b)      214          163         135
Write-down of goodwill..       --          --          --           300(c)      --
Loss on assets held for
 sale...................       145(d)      --          --           --          --
Interest expense
 Corporate..............       123         156         110          108         116
 Consumer Finance.......       493         518         416          375         392
                          --------    --------    --------     --------    --------
   Total benefits and
    expenses............     5,923       5,645       4,039        4,227       3,827
                          --------    --------    --------     --------    --------
Income before income tax
 expense................       964         850         802          602         775
Income tax expense......       347         286         289          352         242
                          --------    --------    --------     --------    --------
Income before net
 dividends on preferred
 securities of
 subsidiaries...........       617         564         513          250         533
Net dividends on
 preferred securities of
 subsidiaries ..........        40          19         --           --          --
                          --------    --------    --------     --------    --------
Income before cumulative
 effect of accounting
 changes................       577         545         513          250         533
Cumulative effect of
 accounting changes.....       --          --          --           (46)        --
                          --------    --------    --------     --------    --------
 Net income.............  $    577(e) $    545(f) $    513     $    204(g) $    533
                          ========    ========    ========     ========    ========
PER SHARE DATA
Net income..............  $   2.75(e)   $ 2.64(f) $   2.45     $    .94(g)   $ 2.45
Common dividend.........      1.30        1.24        1.16         1.10        1.04
Book value (at end of
 period)(h).............     27.38       28.42       17.05        23.96       21.33
Average shares
 outstanding............     213.6       208.9       209.4        216.6       217.7
COVERAGE RATIOS
Earnings to fixed
 charges................      2.46        2.18        2.40         2.13        2.37
Earnings to combined
 fixed charges and
 preferred dividends....      2.23        2.09        2.40         2.13        2.37

                                             DECEMBER 31,
                               ----------------------------------------
                                1996    1995    1994     1993    1992
                               ------- ------- -------  ------- -------
                                            (IN MILLIONS)
FINANCIAL POSITION
Assets(h)....................  $66,254 $61,153 $46,295  $43,982 $39,742
Invested assets(h)...........   44,270  42,904  30,697   31,876  27,814
Finance receivables, net.....    7,230   7,918   7,694    6,390   6,038
Debt (including short-term)
 Corporate...................    1,533   1,723   1,836    1,686   1,987
 Consumer Finance............    7,630   7,470   7,090    5,843   5,484
Total liabilities (excluding
 debt).......................   50,243  45,430  33,865   31,316  27,655
Redeemable equity............    1,227     729      47      --      --
Shareholders' equity(h)......    5,621   5,801   3,457    5,137   4,616
--------
(a) Results primarily from capital gains offset program. See "Management's
    Discussion and Analysis" within American General's Annual Report on Form
    10-K for the year ended December 31, 1994, incorporated herein by reference.
(b) See "Management's Discussion and Analysis" within American General's
    Annual Report on Form 10-K for the year ended December 31, 1995, incorporated herein by reference.
(c) See "Management's Discussion and Analysis" and Note 1.7 of Item 8, both within American General's Annual Report on Form 10-K for the year ended
    December 31, 1994, incorporated herein by reference.
(d) See "CERTAIN INFORMATION REGARDING AMERICAN GENERAL--Consumer Finance"
    herein and Note 4.4 to Financial Statements within American General's
    Current Report on Form 8-K dated February 21, 1997, incorporated herein by reference.
(e) Includes effect of $93 million aftertax loss on assets held for sale (see
    Note (d) above).
(f) Includes effect of $140 million aftertax adjustment to the allowance for finance receivable losses (see Note (b) above).
(g) Includes effect of $300 million write-down of goodwill (see Note (c)
    above) and $46 million aftertax charge for cumulative effect of accounting changes.
(h) Includes the effect of SFAS 115. To facilitate analysis of period-to-
    period balances, the effect of SFAS 115, which was adopted at December 31,
    1993, on reported balances was as follows:

                                         DECEMBER 31,
                               --------------------------------
                                1996    1995    1994     1993
                               ------- ------- -------  -------
                                (IN MILLIONS, EXCEPT PER SHARE
                                            DATA)
 Increase (decrease) in as-
 sets........................  $   843 $ 1,655 $  (986) $ 1,040
 Increase (decrease) in in-
 vested assets...............    1,296   2,623  (1,387)   1,594
 Increase (decrease) in
 shareholders' equity........      542   1,069    (950)     676
 Increase (decrease) in book
 value per share.............     2.60    5.18   (4.65)    3.14

  See "Management's Discussion and Analysis" within American General's Current Report on Form 8-K dated February 21, 1997, incorporated herein by reference.

                 CERTAIN INFORMATION REGARDING HOME BENEFICIAL

GENERAL

  Home Beneficial, with assets of approximately $1.4 billion and shareholders' equity of approximately $548.6 million as of December 31, 1996, is the parent holding company for HBLIC. HBLIC, which is the principal subsidiary of Home Beneficial, is engaged in the life, accident and health insurance business.

  HBLIC sells group life and substantially all forms of ordinary insurance including universal life, whole life, term and annuities, together with accidental death and disability riders. HBLIC's business is concentrated in six mid-Atlantic states and the District of Columbia. Home Beneficial was incorporated as a general business corporation under the laws of the Commonwealth of Virginia in 1970 in order to serve as the parent holding company for HBLIC which was organized under the laws of the Commonwealth of Virginia in 1899. The principal executive offices of Home Beneficial are located at 3901 West Broad Street, Richmond, Virginia 23230, and its telephone number is (804) 358-8431.

  Home Beneficial Non-Voting Common Stock is listed and traded on Nasdaq under the symbol "HBENB." There is no established trading market for Home Beneficial Voting Common Stock. First Union National Bank of North Carolina is the transfer agent for Home Beneficial. Its address is 230 South Tryon Street, Charlotte, North Carolina 28288-1154, and its telephone number is (704) 374-6531.

PRODUCTS AND SERVICES

  The insurance coverages offered by Home Beneficial through HBLIC are generally typical of those offered by others in the industry. Life and accident and health insurance products are marketed by HBLIC through its own sales force of approximately 1,150 full time personnel. For the year ended December 31, 1996, life insurance premiums comprised approximately 97% of total premiums. The primary marketing area for HBLIC's insurance operations is the region comprised of six mid-Atlantic states (Delaware, Maryland, North Carolina, Tennessee, Virginia and West Virginia) and the District of Columbia, with approximately 66% of premium income being derived from Virginia and Tennessee.

RECENT RESULTS

  Home Beneficial's individual life insurance sales for 1996 increased 6% over 1995 results, which were up 18%. Premiums increased 3% compared to decreases of approximately 2% and 1% for 1995 and 1994, respectively. The growth in premiums for 1996 resulted principally from increased individual premiums. Premium growth for 1995 was affected by a decline in premiums recognized from participation in a large group reinsurance contract. Premium growth for 1994 was affected by reduced individual life insurance sales.

  Home Beneficial's net investment income, excluding realized investment gains and losses increased 1.5% compared to an increase of 3.6% for 1995 and a decrease of 1.4% for 1994. The improvement for both 1996 and 1995 resulted from growth in invested assets. Net investment income for 1994 was affected by the downward trend experienced in portfolio interest rates during 1993. In addition, Home Beneficial used $34 million of internally generated funds between April 1991 and July 1994 to repurchase 1.5 million shares of Home Beneficial Common Stock. During 1996, Home Beneficial used $9.3 million of internally generated funds to repurchase 0.4 million shares of Home Beneficial Common Stock. Realized investment gains amounted to $6.9 million for 1996. Benefits and claims increased 2% for both 1996 and 1995 compared to a decrease of 4% for 1994. Mortality costs contributed to changes in each of the years. Amortization of deferred policy acquisition costs for 1996 increased as a result of increased individual policy terminations. General expenses increased 9% for 1996 compared to a 9% decrease for 1995. The decline for 1995 was attributable to increased policy acquisition cost deferral related to increased individual sales and improvement in employee health plan cost provisions. The increase for 1996 resulted primarily from increases in employee health plan cost provisions.

             SELECTED HISTORICAL FINANCIAL DATA OF HOME BENEFICIAL

  The following table presents selected historical financial data of Home Beneficial and its consolidated subsidiaries for the periods indicated. The financial data for the five fiscal years ended December 31, 1996 was derived from the audited consolidated financial statements of Home Beneficial for such periods. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information of Home Beneficial incorporated by reference in this Proxy Statement/Prospectus.

                                       YEARS ENDED DECEMBER 31,
                             ---------------------------------------------
                               1996     1995     1994      1993     1992
                             -------- -------- --------  -------- --------
                                  (IN MILLIONS, EXCEPT PER SHARE DATA)
   OPERATING RESULTS
   Premiums................  $  117.6 $  114.0 $  116.1  $  116.4 $  117.9
   Net investment income,
    excluding realized
    investment gains.......      89.4     88.1     84.8      86.0     90.7
   Realized investment
    gains..................       6.9      --       --       10.8      2.9
                             -------- -------- --------  -------- --------
    Total revenues.........     213.9    202.1    200.9     213.2    211.5
   Costs and expenses......     149.7    144.0    145.3     149.3    142.8
                             -------- -------- --------  -------- --------
   Income before income tax
    expense................      64.2     58.1     55.6      63.9     68.7
   Income tax expense......      21.8     20.2     19.4      21.3     22.3
                             -------- -------- --------  -------- --------
   Income before cumulative
    effect of change in
    accounting principle...      42.4     37.9     36.2      42.6     46.4
   Cumulative effect of
    change in accounting
    principle..............       --       --       --        --     (29.4)
                             -------- -------- --------  -------- --------
    Net income.............  $   42.4 $   37.9 $   36.2  $   42.6 $   17.0
                             ======== ======== ========  ======== ========
   PER SHARE DATA
   Net income..............  $   2.46 $   2.16 $   2.04  $   2.35 $    .92(a)
   Common dividend.........       .87      .83     .795      .775      .76
   Book value (at end of
    period)(b).............     32.17    31.08    26.58     26.38    24.85
                                             DECEMBER 31,
                             ---------------------------------------------
                               1996     1995     1994      1993     1992
                             -------- -------- --------  -------- --------
                                            (IN MILLIONS)
   FINANCIAL POSITION
   Assets(b)...............  $1,423.5 $1,403.4 $1,288.8  $1,280.2 $1,248.4
   Investments(b)..........   1,285.3  1,266.8  1,146.7   1,143.9  1,116.4
   Liabilities.............     874.9    861.3    822.0     806.9    788.0
   Stockholders'
    equity(b)..............     548.6    542.1    466.8     473.3    460.4
--------
(a) Includes $29.4 million ($1.58 per share) aftertax charge for cumulative effect of change in accounting principle as a result of the adoption of
    SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than
    Pensions".
(b) Includes the effect of the adoption of SFAS 115, "Accounting for Certain
    Investments in Debt and Equity Securities" as of January 1, 1994. The
    effect of adopting SFAS 115 is as follows:

                                    DECEMBER 31,
                             --------------------------
                               1996     1995     1994
                             -------- -------- --------
                                (IN MILLIONS, EXCEPT
                                  PER SHARE DATA)
   Increase (decrease) in
    assets.................  $   28.4 $   51.7 $  (26.3)
   Increase (decrease) in
    stockholders' equity...      18.5     33.6    (17.0)
   Increase (decrease) in
    book value per share...      1.08     1.93     (.97)

                       SELECTED PRO FORMA PER SHARE DATA

  The following table presents the consolidated net income, book value and common dividend per share of American General and Home Beneficial on a historical basis, on a pro forma basis for American General and on an equivalent pro forma basis for Home Beneficial. The historical data for American General and Home Beneficial was derived from their respective audited financial statements. The American General Pro Forma A data for the year ended December 31, 1996 is based on American General's historical results, adjusted to reflect the impact of the acquisition of Independent Life on February 29, 1996, as if the transaction had occurred on January 1, 1996, giving effect to the acquisition under the purchase method of accounting for business combinations. The American General Pro Forma B data was derived by combining the American General Pro Forma A data with Home Beneficial's historical financial information, giving effect to the Merger under the purchase method of accounting, as if it had occurred on January 1, 1996. Equivalent pro forma information for Home Beneficial, with respect to holders of Home Beneficial Common Stock who receive American General Common Stock, is presented on an equivalent share basis, which reflects American General's Pro Forma B amounts multiplied by an assumed exchange ratio of .9204 per share which is based on an assumed Trading Average of $42.375, the closing price of American General Common Stock on March 14, 1997.

  The information set forth below should be read in conjunction with the respective audited consolidated financial statements and related notes of American General and Home Beneficial incorporated herein by reference. Additional pro forma financial information, including a balance sheet and income statement, are not presented herein since Home Beneficial does not fall within the definition of a "significant business" as defined in Rule 1-02 of Regulation S-X.

                                  AMERICAN GENERAL             HOME BENEFICIAL
                         ---------------------------------- ---------------------
                                    PRO FORMA A PRO FORMA B            EQUIVALENT
                         HISTORICAL  (A), (C)    (B), (C)   HISTORICAL PRO FORMA
                         ---------- ----------- ----------- ---------- ----------
Year Ended December 31,
 1996:
PER SHARE DATA
 Net income.............   $ 2.75     $ 2.76      $ 2.84      $ 2.46     $ 2.61
 Book value (at end of
  period)...............    27.38      27.38       27.93       32.17      25.71
 Common dividend........     1.30       1.30        1.30         .87       1.20

--------
(a) The unaudited consolidated Pro Forma A results for the year ended December 31, 1996 are based on American General's historical results, adjusted to reflect the impact of the acquisition of Independent Life on February 29, 1996, as if the transaction had occurred on January 1, 1996, using the purchase method of accounting. Pro forma book value per share is calculated as if the transaction had occurred on the balance sheet date. Pro forma common dividend per share assumes dividends are consistent with American General's historical dividend level.

(b) The unaudited consolidated Pro Forma B results for the year ended December 31, 1996 are based on American General's Pro Forma A results (see Note (a) above), adjusted to reflect the impact of the Merger as if it had occurred on January 1, 1996. Pro forma book value per share is calculated as if the Merger had occurred on the balance sheet date. Pro forma common dividend per share assumes dividends are consistent with American General's historical dividend level. For purposes of calculating American General's Pro Forma B data, the acquisition price for Home Beneficial of approximately $665 million is assumed to be financed 50% by issuance of American General Common Stock and 50% in cash. Alternative mixes of stock and cash consideration are possible under the terms of the Merger Agreement; however, the use of alternative mixes would not materially impact the pro forma results.

  Pro Forma B net income per share differs from Pro Forma A net income per share by the following adjustments:

   Pro Forma A net income per share..................................... $ 2.76
   Home Beneficial's historical net income..............................    .19
   Adjustments
     Reduction in investment income resulting from HBLIC dividend.......   (.10)
     Purchase accounting reserve changes................................    .09
     Increase in common shares outstanding..............................   (.09)
     Other..............................................................   (.01)
                                                                         ------
   Pro Forma B net income per share..................................... $ 2.84
                                                                         ======

  Pro Forma B book value per share differs from Pro Forma A book value per share by the following adjustments:

   Pro Forma A book value per share..................................... $27.38
   Home Beneficial's historical equity..................................   2.54
   Adjustments
     Reduction in investments resulting from HBLIC dividend.............  (1.42)
     Net purchase accounting valuation adjustments......................    .61
     Increase in short-term debt........................................   (.16)
     Increase in common shares outstanding..............................   (.98)
     Other..............................................................   (.04)
                                                                         ------
   Pro Forma B book value per share..................................... $27.93
                                                                         ======

(c) The unaudited pro forma information is not necessarily indicative of American General's consolidated financial data had the acquisitions been consummated at the assumed dates (see Notes (a) and (b) above), nor is it necessarily indicative of American General's consolidated financial data for any future period.

                        MARKET PRICE DATA AND DIVIDENDS

  American General Common Stock is listed and traded on the NYSE, the Pacific Stock Exchange, the London Stock Exchange, the Basel Stock Exchange, the Geneva Stock Exchange and the Zurich Stock Exchange under the symbol "AGC." Home Beneficial Non-Voting Common Stock is listed and traded on Nasdaq under the symbol "HBENB." Home Beneficial Voting Common Stock is closely held, and there is no public market in which such shares are traded. The table below sets forth, for the quarters indicated, (i) the quarterly per share cash dividends paid (a) to holders of American General Common Stock and (b) to holders of Home Beneficial Common Stock, (ii) the high and low sales prices of American General Common Stock as reported by the NYSE Composite Tape and (iii) the high and low sales prices of Home Beneficial Non-Voting Common Stock, as reported by Nasdaq.

                                              DIVIDEND
                                              DECLARED PRICE OF HOME  DIVIDEND
                            PRICE OF AMERICAN   PER     BENEFICIAL    DECLARED
                             GENERAL COMMON   AMERICAN  NON-VOTING    PER HOME
                                  STOCK       GENERAL  COMMON STOCK  BENEFICIAL
                            -----------------  COMMON  -------------   COMMON
                              HIGH     LOW     SHARE    HIGH   LOW     SHARE
                            ----------------- -------- ------ ------ ----------
Year ended December 31,
 1992
  First Quarter............ $  22.38 $  20.13  $  .26  $27.75 $21.00   $  .19
  Second Quarter...........    24.63    20.50     .26   25.00  22.50      .19
  Third Quarter............    25.19    23.69     .26   29.00  22.50      .19
  Fourth Quarter...........    29.38    23.63     .26   26.25  21.50      .19
Year ended December 31,
 1993
  First Quarter............ $  32.88 $  27.31  $ .275  $26.50 $24.00   $  .19
  Second Quarter...........    33.25    27.75    .275   25.00  23.50     .195
  Third Quarter............    36.50    30.13    .275   26.25  23.00     .195
  Fourth Quarter...........    34.75    26.25    .275   24.00  21.50     .195
Year ended December 31,
 1994
  First Quarter............ $  29.63 $  25.50  $  .29  $23.00 $20.00   $ .195
  Second Quarter...........    29.38    24.88     .29   21.50  20.00      .20
  Third Quarter............    30.50    26.88     .29   22.00  20.25      .20
  Fourth Quarter...........    28.88    25.63     .29   21.50  19.50      .20
Year ended December 31,
 1995
  First Quarter............ $  33.25 $  27.50  $  .31  $20.75 $19.00   $  .20
  Second Quarter...........    35.50    31.13     .31   21.75  19.00      .21
  Third Quarter............    38.88    33.63     .31   24.00  20.25      .21
  Fourth Quarter...........    39.13    31.00     .31   25.50  22.75      .21
Year ended December 31,
 1996
  First Quarter............ $  37.88 $  33.25  $ .325  $26.25 $23.50   $  .21
  Second Quarter...........    37.63    32.88    .325   26.50  24.75      .22
  Third Quarter............    38.75    34.00    .325   27.75  24.50      .22
  Fourth Quarter...........    41.75    35.75    .325   38.50  24.75      .22
Year ended December 31,
 1997
  First Quarter (through
   March 14, 1997).........  $44.63   $39.38   $  .35  $39.00 $37.75   $  .22

  The closing prices of Home Beneficial Non-Voting Common Stock and American General Common Stock on December 20, 1996, the last full trading day prior to the public announcement of the Merger were $29.25 per share, as reported by Nasdaq, and $40.25 per share, as reported by the NYSE Composite Tape, respectively. The closing prices of Home Beneficial Non-Voting Common Stock and American General Common Stock on March 14, 1997, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, were $38.25 per share, as reported by Nasdaq, and $42.375 per share, as reported by the NYSE Composite Tape, respectively. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS.

  American General has paid cash dividends on American General Common Stock in each year since 1929. The regular dividend has been increased in each of the last 22 years. On February 6, 1997, American General declared a quarterly cash dividend on American General Common Stock of $.35 per share for the first quarter of 1997 (an annual rate of $1.40 per share), payable on March 1, 1997 to holders of record as of February 17, 1997. Future payment of dividends on the American General Common Stock will depend on earnings, financial condition, capital requirements and other relevant factors. Because American General is a holding company, its capacity to pay dividends is limited by the ability of its subsidiaries to pay dividends. Since many of American General's subsidiaries are insurance companies subject to regulatory control by various state insurance departments, the ability of such subsidiaries to pay dividends to American General without prior regulatory approval is limited by applicable laws and regulations. Furthermore, certain non-insurance subsidiaries are restricted in their ability to make dividend payments by long-term debt agreements. At December 31, 1996, the amount of dividends available to American General from subsidiaries during 1997 not limited by such restrictions was $703 million.

  Home Beneficial and its predecessors have paid cash dividends on Home Beneficial Common Stock in each year since 1906. The regular dividend has been increased in each of the last 33 years. Home Beneficial currently pays cash dividends quarterly at a rate of $.22 per share. On January 21, 1997, Home Beneficial declared its dividend for the first quarter of 1997 payable on March 10, 1997 to holders of record as of February 20, 1997. Future payment of dividends on the Home Beneficial Common Stock, in the event that the Merger is not consummated, will depend on earnings, financial condition, capital requirements and other relevant factors. Because Home Beneficial is a holding company, its capacity to pay dividends is limited by the ability of its subsidiaries to pay dividends. Since Home Beneficial's principal subsidiary is an insurance company subject to regulatory control by various state insurance departments, the ability of such subsidiary to pay dividends to Home Beneficial without prior regulatory approval is limited by applicable laws and regulations. In connection with the Merger, HBLIC has applied to the Virginia Bureau of Insurance and has received approval to pay a dividend of up to $300 million to Home Beneficial, which dividend has been declared by the board of directors of HBLIC and will be paid on the date immediately prior to the Closing Date, assuming the satisfaction or waiver of all the conditions to the Merger that are capable of being satisfied prior to the Closing Date. See "THE PROPOSED MERGER--Regulatory Filings and Approvals."

  On February 14, 1997, there were 27,584 holders of record of American General Common Stock. On February 14, 1997, there were approximately 60 and 575 holders of record of Home Beneficial Voting Common Stock and Home Beneficial Non-Voting Common Stock, respectively.

                                 RISK FACTORS

  In addition to the other information contained in this Proxy
Statement/Prospectus, the shareholders of Home Beneficial should consider the following factors in deciding whether to approve the Merger and in making their election as to which form of Merger Consideration they elect to receive in the Merger.

DETERMINATION OF EXCHANGE RATIO

  The Exchange Ratio will be determined based on an average of the high and low sales prices of American General Common Stock as reported in The Wall Street Journal during the ten consecutive Trading Days ending on and including the fifth Trading Day prior to the Effective Time. Therefore, no assurance can be given that at the Effective Time the product of the Exchange Ratio and the market value of a share of American General Common Stock will not be higher or lower than $39.00.

  In addition, because under the terms of the Merger Agreement the Average Purchaser Price used to calculate the Exchange Ratio cannot be less than $35.00 per share, the Exchange Ratio is in effect subject to a cap of 1.1143 shares of American General Common Stock for each share of Home Beneficial Common Stock received in the Merger. If the Trading Average of American General Common Stock during the ten Trading Days ending on and including the fifth Trading Day prior to the Effective Time is less than $35.00, the Home Beneficial Board has the right, but not the obligation, to terminate the Merger Agreement. In such event, if the Merger Agreement is not terminated and the Merger is consummated, the Stock Consideration could be worth less than $39.00 per share of Home Beneficial Common Stock. For a discussion of certain of the factors that may be taken into account by the Home Beneficial Board in connection with determining whether it would exercise its right to terminate the Merger Agreement, see "THE PROPOSED MERGER--The Merger Agreement-- Termination."

  As a result of the allocation procedures set forth in the Merger Agreement as described herein, if Cash Elections are made with regard to more than 50% of the shares of Home Beneficial Common Stock or Stock Elections are made with respect to more than 75% of the shares of Home Beneficial Common Stock, Home Beneficial shareholders may receive Cash Consideration and/or Stock Consideration in amounts that differ from the amounts such shareholders elect to receive. See "THE PROPOSED MERGER--Allocation Rules."

TAX CONSEQUENCES INVOLVED IN MAKING ELECTIONS

  There may be materially different tax consequences involved in electing to receive Cash Consideration and/or Stock Consideration. Moreover, Home Beneficial shareholders may receive Cash Consideration and/or Stock Consideration in amounts that differ from the amounts such shareholders elect. See "THE PROPOSED MERGER--Allocation Rules." The tax consequences of the receipt of Merger Consideration to a holder of Home Beneficial Common Stock will be determined by the amount of Cash Consideration and/or Stock Consideration actually received by the holder. If a holder receives Cash Consideration and/or Stock Consideration in amounts that differ from the amounts elected, the holder may have different tax consequences than would arise if the holder received the Cash Consideration and/or Stock Consideration actually elected. See "THE PROPOSED MERGER--Certain Federal Income Tax Consequences of the Merger."

FLUCTUATIONS IN AMERICAN GENERAL'S CONSUMER FINANCE SEGMENT EARNINGS

  Earnings in American General's Consumer Finance segment, which provides consumer and home equity loans and other credit-related products, fluctuated in 1995 and 1996 due to a decline in credit quality and management's related actions. In 1995, the segment increased the allowance for finance receivable losses in response to an unanticipated increase in delinquencies and charge-offs. In 1996, in conjunction with an action program to improve credit quality, the segment decided to offer for sale two non-strategic, underperforming finance receivable portfolios totaling $875 million and recorded them at net realizable value. American General management believes that the planned sale of those portfolios, combined with the ongoing credit quality improvement program, will result in improved earnings. However, adverse changes in credit fundamentals within the consumer finance industry, including the national trend of increasing numbers of personal bankruptcies, could negatively impact expected future results in the Consumer Finance segment. See "CERTAIN INFORMATION REGARDING AMERICAN GENERAL--Consumer Finance."

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

  Certain of the statements contained in this Proxy Statement/Prospectus and in documents incorporated herein by reference may be considered forward-looking statements within the meaning of Section 27A of the Securities Act and
Section 21E of the Exchange Act, including, without limitation, (i) the statements in "CERTAIN INFORMATION REGARDING AMERICAN GENERAL--Recent Developments" regarding the prospective acquisition of USLIFE, including but not limited to American General's belief that the USLIFE merger, if completed, will result in annual expense savings of approximately $50 million, (ii) the statements made in "CERTAIN INFORMATION REGARDING AMERICAN GENERAL--Life Insurance" relating to American General's belief that amounts payable in respect of lawsuits and proceedings will likely have no material adverse effect on American General, (iii) the statements made under "CERTAIN INFORMATION REGARDING AMERICAN GENERAL--Retirement Services," "--Consumer Finance," and "--Life Insurance" relating to the outlook for 1997 in each of those segments, (iv) the statements in "SELECTED PRO FORMA PER SHARE DATA,"
(v) the statements in "THE PROPOSED MERGER--Recommendation of the Home Beneficial Board and Home Beneficial's Reasons for the Merger," "--Opinion of Home Beneficial's Financial Advisor," "--American General's Reasons for the Merger" and "--Plans for Home Beneficial After the Merger" concerning
(a) prospective considerations the Home Beneficial Board took into account in arriving at its recommendation in favor of the Merger, (b) American General management's belief with respect to the geographic and strategic fit of Home Beneficial with American General's existing life insurance business and
(c) American General's plans for consolidating Home Beneficial's operations into those of AGLA and American General management's expectation concerning the time to complete such consolidation, and (vi) variations in the foregoing statements whenever they appear in this Proxy Statement/Prospectus and the documents incorporated herein by reference. Forward-looking statements are made based upon either American General or Home Beneficial management's current expectations and beliefs concerning future developments and their potential effects upon American General or Home Beneficial, as the case may be. There can be no assurance that future developments affecting either American General or Home Beneficial will be those anticipated by their respective managements. Actual results may differ materially from those included in the forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, the following: changes in general economic conditions, including the performance of financial markets, interest rates, and the level of personal bankruptcies; customer responsiveness to both new products and distribution channels; competitive, regulatory, or tax changes that affect the cost of or demand for American General's products; adverse litigation results; failure to achieve American General's anticipated levels of expense savings from cost-saving initiatives; and difficulties in combining the operations of American General with the operations of each of Home Beneficial and USLIFE, respectively, and the potential loss of key personnel in connection therewith. American General's Consumer Finance segment's future results also could be adversely affected if finance receivable volume is lower than anticipated or if, despite American General's initiatives to improve credit quality, finance receivable delinquencies and net charge-offs increase or remain at current levels for a longer period than anticipated by management. Failure to dispose of assets held for sale for at least net realizable value could also adversely affect this segment's future results.

  While Home Beneficial and American General each reassess material trends and uncertainties affecting each company's financial condition and results of operations, in connection with its preparation of management's discussion and analysis of financial condition and results of operations contained in each company's quarterly and annual reports, neither Home Beneficial nor American General intends to review or revise any particular forward-looking statement referenced in this Proxy Statement/Prospectus or incorporated herein by reference in light of future events.

  The information referred to above should be considered by Home Beneficial shareholders when reviewing any forward-looking statements contained in this Proxy Statement/Prospectus, in any documents incorporated herein by reference, in any of Home Beneficial's or American General's public filings or press releases or in any oral statements made by either Home Beneficial or American General or any of their respective officers or other persons acting on their behalf. By means of this cautionary note, each of Home Beneficial and American General intends to avail itself of the safe harbor from liability with respect to forward-looking statements that is provided by Section 27A and Section 21E referred to above.

                              THE SPECIAL MEETING

GENERAL

  This Proxy Statement/Prospectus is being furnished to holders of Home Beneficial Common Stock in connection with the solicitation of proxies by the Home Beneficial Board for use at the Special Meeting to be held at the principal executive offices of Home Beneficial, 3901 West Broad Street, Richmond, Virginia 23230, at 10:00 a.m. on April 16, 1997, and any adjournment or postponement thereof.

  At the Special Meeting, the holders of Home Beneficial Voting Common Stock and the holders of Home Beneficial Non-Voting Common Stock eligible to vote, will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement. Holders of Home Beneficial Voting Common Stock will also be asked to consider and vote upon such other business as may properly come before the Special Meeting.

RECORD DATE

  The Home Beneficial Board has fixed the close of business on February 14, 1997 as the Record Date for the determination of holders of Home Beneficial Common Stock entitled to vote at the Special Meeting. Under Virginia law, all shareholders are entitled to notice of the Special Meeting. Only holders of Home Beneficial Common Stock as of the Record Date will be entitled to vote at the Special Meeting. On the Record Date, there were 8,060,660 shares outstanding of Home Beneficial Voting Common Stock and 8,992,910 shares outstanding of Home Beneficial Non-Voting Common Stock or 17,053,570 shares of Home Beneficial Common Stock in the aggregate.

QUORUM

  The presence, in person or by proxy, at the Special Meeting of the holders of a majority of the aggregate number of shares of Home Beneficial Voting and Non-Voting Common Stock, outstanding and entitled to vote as a single voting group at the Special Meeting, will be necessary to constitute a quorum.

VOTES REQUIRED; VOTING RIGHTS

  The affirmative vote of the holders of more than two-thirds of the aggregate number of shares of Home Beneficial Voting Common Stock and Home Beneficial Non-Voting Common Stock entitled to vote and voting together as a single voting group and the affirmative vote of the holders of more than two-thirds of the shares of Home Beneficial Voting Common Stock voting as a separate voting group are required to approve the Merger Agreement. Each share of Home Beneficial Voting Common Stock is entitled to one vote with respect to all matters presented at the Special Meeting. Under Virginia law, each share of Home Beneficial Non-Voting Common Stock also is entitled to one vote with respect to the approval and adoption of the Merger Agreement at the Special Meeting.

  If fewer shares of Home Beneficial Common Stock are voted in favor of the Merger than the number required for approval, it is expected that the Special Meeting will be postponed or adjourned for the purpose of allowing additional time for soliciting and obtaining additional proxies or votes. If a motion to adjourn the meeting is presented for the purpose of allowing additional time to solicit proxies, shareholders providing proxies that are not voted against the Merger will be deemed to have conferred discretionary authority to vote for such adjournment, and shares voted against the Merger shall be voted against a motion to adjourn such meeting. See "--Solicitation of Proxies."

  Under the rules of the National Association of Securities Dealers, brokers who hold shares in "street name" have the authority to vote on certain matters when they do not receive instructions from beneficial owners. However, this authority does not extend to voting on the Merger Agreement. Accordingly, brokers who do not receive instructions will not be entitled to vote on the Merger Agreement. In tabulating the vote on the Merger, abstentions and broker non-votes will have the same effect as votes against the Merger.

  As of the Record Date, the directors and executive officers of Home Beneficial (9 persons) owned beneficially an aggregate of 1,606,707 shares of the Home Beneficial Voting Common Stock (constituting approximately 19.9% of the outstanding shares of Home Beneficial Voting Common Stock) and an aggregate of 171,946 shares of Home Beneficial Non-Voting Stock (constituting approximately 1.9% of the outstanding shares of Home Beneficial Non-Voting Common Stock). See "SECURITY OWNERSHIP--Security Ownership of Certain Stockholders, Directors and Management of Home Beneficial." To the knowledge of American General, no executive officer or director of American General owns any shares of Home Beneficial Common Stock.

  As of December 31, 1996, Dixie Company, nominee for Jefferson National Bank, owned beneficially 2,373,552 shares of Home Beneficial Voting Common Stock (constituting approximately 29.5% of the outstanding shares) and 434,332 shares of the Home Beneficial Non-Voting Common Stock (constituting approximately 4.8% of the outstanding shares). As of the same date, the Estate of Mary Morton Parsons owned beneficially 1,174,427 shares of Home Beneficial Voting Common Stock (constituting approximately 14.6% of the outstanding shares). See "SECURITY OWNERSHIP--Security Ownership of Certain Stockholders, Directors and Management of Home Beneficial."

DISSENTERS' RIGHTS

  Holders of Home Beneficial Non-Voting Common Stock do not have dissenters' rights in connection with the Merger because (i) Home Beneficial Non-Voting Common Stock was traded on Nasdaq as of the Record Date and (ii) the holders of such shares are required by the terms of the Merger Agreement to accept cash or listed shares of American General Common Stock. However, holders of Home Beneficial Voting Common Stock who comply with the applicable requirements of the VSCA may dissent from the Merger and obtain payment for the fair value of their Home Beneficial Voting Common Stock. See "THE PROPOSED MERGER--Rights of Dissenting Shareholders" and the excerpted sections of the VSCA attached hereto as Annex C. Holders of voting trust certificates issued under the Voting Trust Agreement described in "COMPARISON OF SHAREHOLDER RIGHTS--Voting Trust Agreement" have the same dissenters' rights as holders of Home Beneficial Voting Common Stock.

SOLICITATION OF PROXIES

  If a shareholder attends the Special Meeting, he or she may vote by ballot. However, many of Home Beneficial's shareholders may be unable to attend the Special Meeting. Therefore, the Home Beneficial Board is soliciting proxies so that each holder of Home Beneficial Voting Common Stock and Home Beneficial Non-Voting Common Stock on the Record Date has the opportunity to vote on the proposals to be considered at the Special Meeting on which each is entitled to vote.

  When a proxy is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy. If a shareholder does not return a signed proxy or vote in person at the Special Meeting, his or her shares will not be voted. Shareholders are urged to mark the boxes on the proxy to indicate how their shares are to be voted. If a holder of Home Beneficial Voting Common Stock or Home Beneficial Non-Voting Common Stock returns a signed proxy, but does not indicate how his or her shares are to be voted, the shares represented by the proxy will be voted FOR approval and adoption of the Merger Agreement. A holder of shares of both Home Beneficial Voting Common Stock and Home Beneficial Non-Voting Common Stock will find enclosed a separate form of proxy for each class of stock and should sign and return both proxies.

  The Home Beneficial Board does not know of any matters other than those described in the notice of the Special Meeting that are to come before the Special Meeting. If any other matters are properly brought before the Special Meeting, including, among other things, a motion to adjourn or postpone the Special Meeting to another time and/or place for the purpose of, among other things, permitting dissemination of information regarding material developments relating to the Merger or soliciting additional proxies in favor of the proposal to adopt and approve the Merger Agreement, one or more of the persons named on the proxy card will vote the shares represented by such proxy upon such matters as determined in their best judgment and consistent with the voting rights of such shares as provided by the Home Beneficial Bylaws and the VSCA; provided, however, that no proxy that is voted against the proposal to approve and adopt the Merger Agreement will be voted in favor of any adjournment or postponement for the purpose of soliciting additional proxies. At any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting, except for proxies that have been effectively revoked or withdrawn prior to such reconvened meeting. See "--Votes Required; Voting Rights."

  Any Home Beneficial shareholder who executes and returns a proxy may revoke such proxy at any time before it is voted by (i) notifying in writing the Corporate Secretary of Home Beneficial at 3901 West Broad Street, Richmond, Virginia 23230, (ii) granting a subsequent proxy, or (iii) appearing in person and voting at the Special Meeting. Additional proxy cards are available from the Information Agent. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy.

  In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Home Beneficial in person or by telephone, telegram or other means of communications. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Home Beneficial has retained Corporate Investor Communications, Inc., a proxy solicitation firm, to act as Information Agent in connection with the election by Home Beneficial shareholders of the type of consideration to be received in the Merger and to assist with soliciting and tabulating proxies for the Special Meeting at an estimated expense of approximately $5,000, plus reasonable out-of-pocket expenses. Arrangements will be made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Home Beneficial will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. Home Beneficial will bear all costs and expenses of this solicitation other than expenses incurred in connection with printing and mailing of this Proxy Statement/Prospectus, which will be shared equally by Home Beneficial and American General.

  SHAREHOLDERS SHOULD NOT SEND IN ANY SHARE CERTIFICATES WITH THEIR PROXY CARDS. PROXY CARDS SHOULD BE SENT TO FIRST UNION NATIONAL BANK OF NORTH CAROLINA. SHARE CERTIFICATES SHOULD BE SENT WITH THE FORM OF ELECTION/LETTER OF TRANSMITTAL TO FIRST CHICAGO TRUST COMPANY OF NEW YORK, AS EXCHANGE AGENT.

                              THE PROPOSED MERGER

GENERAL

  The following is a brief summary of certain aspects of the Merger. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is included in this Proxy Statement/Prospectus as Annex A and is incorporated herein by reference. A description of the relative rights, privileges and preferences of Home Beneficial Common Stock on the one hand, and American General Common Stock, on the other, including certain material differences between the rights of holders of such stock, is set forth under "COMPARISON OF SHAREHOLDER RIGHTS."

CLOSING; EFFECTIVE TIME

  The Closing will take place on, or as promptly as practicable following, the date of the approval of the Merger Agreement by the Home Beneficial shareholders at the Special Meeting and the satisfaction or waiver of the other conditions to each party's obligation to consummate the Merger. The Merger will become effective upon the filing of Articles of Merger with the Virginia State Corporation Commission in accordance with the VSCA and Articles of Merger with the Secretary of State of Missouri in accordance with the MGBCL, or at such later time as may be designated in such filings as the Effective Time. Such filings will be made as soon as practicable after the Closing.

CONVERSION OF SHARES

  Each share of Home Beneficial Common Stock outstanding prior to the Effective Time (other than dissenting shares) will be converted into, exchanged for and represent the right to receive any of the following: (i) a fraction (the Exchange Ratio) of a share of American General Common Stock (together with the attached American General Preferred Share Purchase Rights), calculated by dividing (x) $39.00 by (y) the average of the high and low sales prices of American General Common Stock as reported in The Wall Street Journal during the ten consecutive NYSE Trading Days ending on (and including) the fifth Trading Day prior to the Effective Time of the Merger (the Trading Average); and/or (ii) cash in the amount of $39.00, without any interest thereon. If the Trading Average of American General Common Stock falls below $35.00 per share and the Merger is consummated, the Exchange Ratio becomes fixed and a maximum of 1.1143 shares of American General Common Stock would be exchangeable for each share of Home Beneficial Common Stock. Under the Merger Agreement, the Home Beneficial Board has the right, but not the obligation, to terminate the Merger Agreement if the Trading Average is below $35.00 per share. The Merger Agreement does not provide for the Exchange Ratio to become fixed at any Trading Average greater than $35.00 and, therefore, there is no minimum number (or fraction) of shares of American General Common Stock that would be exchangeable for each share of Home Beneficial Common Stock. Home Beneficial shareholders will be entitled to elect to receive any proportion of Stock Consideration or Cash Consideration in exchange for their shares, provided that all elections will be subject to the procedures described below with respect to the allocation of available Cash Consideration and Stock Consideration. See "--Certain Election Considerations." For a discussion of certain of the factors that may be taken into account by the Home Beneficial Board in connection with determining whether it would exercise its right to terminate the Merger Agreement, see "THE PROPOSED MERGER--The Merger Agreement--Termination."

  The table below illustrates what the Exchange Ratio would be at Trading Averages of $35, $40, $45 and $50 per share of American General Common Stock, the potential number of shares of American General Common Stock exchangeable at such Exchange Ratios assuming that Stock Elections are made with respect to 50% and 75%, respectively, of the outstanding shares of Home Beneficial Common Stock and the percentage of American General Common Stock outstanding after the Merger represented by such shares. As illustrated in the table, as the Trading Average of American General Common Stock increases, the number of shares (or fraction of a share) of American General Common Stock that would be exchangeable for each share of Home Beneficial Common Stock decreases. BECAUSE THE EXCHANGE RATIO WILL NOT BE DETERMINED UNTIL THE END OF THE FIFTH

TRADING DAY PRIOR TO THE EFFECTIVE TIME, THE ACTUAL NUMBER OF SHARES (OR FRACTION OF A SHARE) OF AMERICAN GENERAL COMMON STOCK EXCHANGEABLE IN THE MERGER FOR EACH SHARE OF HOME BENEFICIAL COMMON STOCK MAY DIFFER FROM THE EXAMPLES PROVIDED IN THE TABLE. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR AMERICAN GENERAL COMMON STOCK.

        ILLUSTRATION OF POTENTIAL EXCHANGE RATIOS AND EFFECT ON SHARES
          OF AMERICAN GENERAL COMMON STOCK EXCHANGEABLE IN THE MERGER

                                        SHARES OF            PERCENTAGE OF           SHARES OF            PERCENTAGE OF
                                     AMERICAN GENERAL    OUTSTANDING SHARES OF    AMERICAN GENERAL    OUTSTANDING SHARES OF
                                       COMMON STOCK        AMERICAN GENERAL         COMMON STOCK        AMERICAN GENERAL
                         EXCHANGE EXCHANGEABLE ASSUMING      COMMON STOCK      EXCHANGEABLE ASSUMING      COMMON STOCK
TRADING AVERAGE           RATIO   50% STOCK ELECTIONS(1)   POST-MERGER(2)(3)   75% STOCK ELECTIONS(1)   POST-MERGER(3)(4)
---------------          -------- ---------------------- --------------------- ---------------------- ---------------------
$35.00 (or below).......  1.1143        9,501,397                4.47%               14,252,094               6.56%
$40.00..................  0.9750        8,313,615                3.93%               12,470,423               5.79%
$45.00..................  0.8667        7,390,165                3.51%               11,085,246               5.18%
$50.00..................  0.7800        6,650,892                3.17%                9,976,338               4.68%

--------
(1) Based on 17,053,570 shares of Home Beneficial Common Stock outstanding as of December 31, 1996.
(2) Assuming 50% Stock Elections.
(3) Based on 203,090,677 shares of American General Common Stock outstanding as of December 31, 1996 plus additional shares from the respective rows of columns 3 and 5. Does not give effect to a minimum of approximately 39.3 million and a maximum of approximately 46.5 million shares of American General Common Stock that may be issued in connection with the USLIFE merger. See "CERTAIN INFORMATION REGARDING AMERICAN GENERAL--Recent Developments."
(4) Assuming 75% Stock Elections.

FRACTIONAL SHARES

  No fractional shares of American General Common Stock will be issued in the Merger, and such fractional shares will not entitle the owners thereof to any rights of a holder of American General Common Stock. Instead, each record holder of Home Beneficial Common Stock who would otherwise have been entitled to receive a fraction of a share of American General Common Stock upon surrender of certificates representing Home Beneficial Common Stock for exchange will, upon surrender of Home Beneficial Common Stock certificates, be entitled to receive a cash payment (without interest) equal to the product of such fraction multiplied by the greater of $35.00 and the Trading Average. Beneficial holders of Home Beneficial Common Stock who do not own their shares of record should consult with the record holder of such shares with regard to the receipt of the consideration to be received upon the exchange of their Home Beneficial Common Stock certificates in the Merger.

SHAREHOLDER ELECTIONS

  Each record holder of shares of Home Beneficial Common Stock issued and outstanding immediately prior to the Election Deadline will be entitled to submit a request specifying the percentage of his or her shares of Home Beneficial Common Stock which such record holder desires to have converted into (i) Stock Consideration and/or (ii) Cash Consideration. Shares of Home Beneficial Common Stock as to which either (i) no preference for Stock Consideration and/or Cash Consideration shall have been expressed, (ii) no Election Form shall have been submitted, or (iii) an Election Form shall have been submitted which American General and Home Beneficial jointly deem improperly completed or executed (each instance involving the foregoing (i), (ii) or (iii), a "Non-Election"), shall be deemed "Non-Electing Shares." Non-Electing Shares are subject to the allocation procedures described under "-- Allocation Rules--Allocation for Non-Electing Shares" and as further described in Article III of the Merger Agreement. Non-Electing Shares shall, to the extent Cash Elections exceed 50% of the outstanding shares of Home Beneficial Common Stock, be deemed to be shares in respect of which a Stock Election has been made or, to the extent Stock Elections exceed 75% of the outstanding shares of Home Beneficial Common Stock, be deemed to be shares in respect of which a Cash Election has been made. See "--Allocation Rules."

CERTAIN ELECTION CONSIDERATIONS

  In making an election for Stock Consideration and/or Cash Consideration, Home Beneficial shareholders are urged to consider the following factors: (i) because the Exchange Ratio will be determined based on an average market price of the American General Common Stock during the ten Trading Days ending on and including the fifth Trading Day prior to the Effective Time, no assurance can be given that the product of the Exchange Ratio and the market value of a share of American General Common Stock will not be higher or lower than $39.00 at the Effective Time of the Merger; (ii) in the event that the Trading Average of American General Common Stock falls below $35.00 per share and the Closing occurs, the Stock Consideration will be worth less than $39.00 per share of Home Beneficial Common Stock; and (iii) there may be materially different tax consequences involved in receiving Stock Consideration and/or Cash Consideration, as described below under "--Certain Federal Income Tax Consequences of the Merger." See "--Opinion of Home Beneficial's Financial Advisor" for a discussion of the valuation of the American General Common Stock. For a discussion of certain of the factors that may be taken into account by the Home Beneficial Board in connection with determining whether it would exercise its right to terminate the Merger Agreement, see "THE PROPOSED MERGER--The Merger Agreement--Termination."

  NONE OF AMERICAN GENERAL, HOME BENEFICIAL, THE AMERICAN GENERAL BOARD OR THE HOME BENEFICIAL BOARD MAKES ANY RECOMMENDATION AS TO WHETHER HOME BENEFICIAL SHAREHOLDERS SHOULD ELECT TO RECEIVE STOCK CONSIDERATION AND/OR CASH CONSIDERATION IN THE MERGER. EACH SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION WITH RESPECT TO ANY SUCH ELECTION. AS A RESULT OF THE ALLOCATION PROCEDURES DESCRIBED HEREIN, IF MORE THAN 50% OF THE SHARES OF HOME BENEFICIAL COMMON STOCK ELECT CASH CONSIDERATION OR MORE THAN 75% OF THE SHARES OF HOME BENEFICIAL COMMON STOCK ELECT STOCK CONSIDERATION, A HOME BENEFICIAL SHAREHOLDER MAY RECEIVE CASH CONSIDERATION AND/OR STOCK CONSIDERATION IN AMOUNTS THAT DIFFER FROM THE AMOUNTS SUCH SHAREHOLDER HAS ELECTED WITH RESPECT TO ITS SHARES OF HOME BENEFICIAL COMMON STOCK. IF A SHAREHOLDER MAKES NO ELECTION, SUCH SHAREHOLDER WILL RECEIVE (I) CASH CONSIDERATION, TO THE EXTENT CASH ELECTIONS DO NOT EXCEED 50% OF THE OUTSTANDING SHARES OF HOME BENEFICIAL COMMON STOCK, (II) CASH CONSIDERATION, TO THE EXTENT STOCK ELECTIONS EXCEED 75% OF THE OUTSTANDING SHARES OF HOME BENEFICIAL COMMON STOCK OR (III) STOCK CONSIDERATION, TO THE EXTENT CASH ELECTIONS EXCEED 50% OF SUCH SHARES, SUBJECT TO THE ALLOCATION RULES SET FORTH IN THE MERGER AGREEMENT AND AS MORE FULLY DESCRIBED BELOW. SEE "--ALLOCATION RULES."

PROCEDURES FOR SHAREHOLDER ELECTIONS

  Home Beneficial shareholders will be required to make their elections by completing and mailing the Election Form accompanying this Proxy Statement/Prospectus to the Exchange Agent. To be effective, an Election Form must be (i) properly completed, signed and submitted to the Exchange Agent at its designated office, by the Election Deadline and (ii) accompanied by the certificates representing the shares of Home Beneficial Common Stock as to which the election is being made (or by an appropriate guarantee of delivery of such certificates, as set forth in the Election Form, by a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States, provided such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery). Home Beneficial will use all reasonable efforts to make an Election Form available to all persons who become holders of record of Home Beneficial Common Stock between the date of mailing of this Proxy Statement/Prospectus and the Election Deadline. Additional Election Forms may be obtained from the Exchange Agent by calling
(201) 222-4707 or the Information Agent by calling (800) 932-8478. Any extension of the Election Deadline will be announced in a news release delivered to the Dow Jones News Service.

  Home Beneficial shareholders who wish to obtain information regarding the Exchange Ratio prior to sending in Election Forms should call the Exchange Agent at (201) 324-0137 or Corporate Investor Communications, Inc., the Information Agent for the Merger, at (800) 932-8478. THE ELECTION FORM AND RELATED INSTRUCTIONS CONTAIN IMPORTANT INFORMATION CONCERNING THE TIMING AND PROCEDURES FOR MAKING AN ELECTION. HOME BENEFICIAL SHAREHOLDERS ARE URGED TO READ SUCH MATERIAL AND INSTRUCTIONS CAREFULLY.

  The Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent shall be conclusive and binding. The Exchange Agent shall be under no obligation to notify any person of any defect in an Election Form.

  A holder of shares of Home Beneficial Common Stock who does not submit an effective Election Form prior to the Election Deadline will be deemed to have made a Non-Election. Shares of Home Beneficial Common Stock with respect to which a Non-Election has been made will be converted into the right to receive, to the extent Cash Elections exceed 50% of the outstanding shares of Home Beneficial Common Stock, Stock Consideration or, to the extent Stock Elections exceed 75% of the outstanding shares of Home Beneficial Common Stock, Cash Consideration, without regard to the preference of the holder of such shares. If American General and Home Beneficial jointly determine that any purported Stock Election or Cash Election has not been made effectively, such purported Stock Election or Cash Election will be deemed to be of no force and effect, and the shareholder making such purported Stock Election or Cash Election will, for purposes hereof, be deemed to have made a Non-Election and such shareholder's shares will be converted as described above into Stock Consideration or, as the case may be, Cash Consideration.

  An election may be revoked or changed by written notice (including by facsimile) received by the Exchange Agent at any time up to and immediately prior to the Election Deadline accompanied by a properly completed and signed, revised Election Form or by withdrawal of a shareholder's certificate(s) for shares of Home Beneficial Common Stock, or of the guarantee of delivery of such certificate(s), previously deposited with the Exchange Agent. Any certificate(s) representing shares of Home Beneficial Common Stock which have been submitted to the Exchange Agent in connection with an election will be promptly returned without charge to the holder thereof in the event such election is so revoked and such holder requests in writing the return of such certificate(s). Upon any such revocation, unless a duly completed Election Form is thereafter submitted in accordance with the above, such shares will be deemed to be Non-Electing Shares. Revocations by facsimile should be sent to the Exchange Agent at (201) 222-4720 or (201) 222-4721.

  In the event that the Merger Agreement is terminated pursuant to the provisions thereof and any shares of Home Beneficial Common Stock have been transmitted to the Exchange Agent pursuant to the provisions thereof, such shares shall be returned as promptly as practicable without charge to the person submitting the same. See "--The Merger Agreement--Termination."

ALLOCATION RULES

  The following is a summary of the allocation rules with respect to the cash and American General Common Stock available for election as Merger Consideration, as set forth in the Merger Agreement. The following summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement/Prospectus and is incorporated herein by reference.

 Allocation of American General Common Stock Available for Election

  The Merger Agreement provides that no more than 75% of the aggregate number of shares of Home Beneficial Common Stock issued and outstanding immediately prior to the Effective Time of the Merger may be converted into Stock Consideration. If Stock Elections are received for a number of shares of Home Beneficial Common Stock that is in the aggregate less than 75% of the outstanding shares of Home Beneficial Common Stock, each share of Home Beneficial Common Stock covered by a Stock Election will be converted into the right to receive a fraction of a share of American General Common Stock equal to the Exchange Ratio. In the event that the aggregate number of shares of Home Beneficial Common Stock in respect of which Stock Elections are made exceeds 75% of the aggregate number of shares of Home Beneficial Common Stock issued and outstanding immediately prior to the Effective Time of the Merger, the Stock Election Shares shall be converted into the right to receive Stock Consideration and/or other Cash Consideration in the following manner:

    (i) Each Non-Electing Share and each share of Home Beneficial Common Stock for which a Cash Election has been received will be converted into the right to receive the Cash Consideration in the Merger;

    (ii) the Exchange Agent will distribute a fraction of a share of American General Common Stock equal to the Exchange Ratio with respect to a number of such shares of Home Beneficial Common Stock equal to 75% of the outstanding shares of Home Beneficial Common Stock;

    (iii) Shares of Home Beneficial Common Stock covered by a Stock Election and not fully converted into the right to receive American General Common Stock as set forth in paragraph (ii) above will be converted in the Merger into the right to receive the Cash Consideration multiplied by the number of such shares of Home Beneficial Common Stock; and

    (iv) The distributions of Cash Consideration and of American General Common Stock contemplated by the preceding paragraphs (ii) and (iii) will be made on a pro rata basis among all shares of Home Beneficial Common Stock as to which Stock Elections have been made.

 Allocation of Cash Available for Election

  The Merger Agreement provides that the number of shares of Home Beneficial Common Stock to be converted into the right to receive the Cash Consideration pursuant to the Merger shall not be less than 25% and not more than 50% of the aggregate number of shares of Home Beneficial Common Stock issued and outstanding immediately prior to the Effective Time. If Cash Elections are received for a number of shares of Home Beneficial Common Stock that is 50% or less in aggregate amount of the outstanding shares of Home Beneficial Common Stock, each Cash Election Share will be converted into the right to receive the Cash Consideration. In the event that Cash Election Shares exceed 50% of the shares of Home Beneficial Common Stock issued and outstanding immediately prior to the Effective Time, the Cash Election Shares will be converted into the right to receive Cash Consideration or Stock Consideration in the following manner:

    (i) Each Non-Electing Share and Stock Election Share will be converted into the right to receive a fraction of a share of American General Common Stock equal to the Exchange Ratio;

    (ii) The Exchange Agent will distribute Cash Consideration with respect to a number of such Cash Election Shares equal to 50% of the outstanding shares of Home Beneficial Common Stock;

    (iii) Each share of Home Beneficial Common Stock covered by a Cash Election and not fully converted into the right to receive the Cash Consideration as set forth in paragraph (ii) above will be converted in the Merger into the right to receive a number of shares of American General Common Stock equal to the Exchange Ratio; and

    (iv) The distributions of Cash Consideration and of American General Common Stock contemplated by paragraphs (ii) and (iii) above will be made on a pro rata basis among all shares of Home Beneficial Common Stock as to which Cash Elections have been made.

 Allocation for Non-Electing Shares

  If Non-Electing Shares are not converted under the proration procedures described above, the Exchange Agent shall distribute with respect to such Non-Electing Shares:

    (i) Cash Consideration with respect to a number of such Non-Electing Shares, that will result in the sum of (A) the number of such shares of Home Beneficial Common Stock converted into cash and (B) the number of shares of Home Beneficial Common Stock for which Cash Elections have been received being as close as practicable to 50% of the outstanding shares of Home Beneficial Common Stock;

    (ii) Non-Electing Shares not converted into the right to receive the Cash Consideration as set forth in the preceding clause (i) shall be converted in the Merger into the right to receive a number of shares of American General Common Stock equal to the Exchange Ratio multiplied by the number of such shares of Home Beneficial Common Stock; and

    (iii) The distribution of Cash Consideration and of American General Common Stock contemplated by the preceding clauses (i) and (ii) shall be made on a pro rata basis among all Non-Electing Shares.

 Certain Allocation Adjustments

  If required by special counsel to Home Beneficial or special counsel to American General in order for such counsel to provide the tax opinions contemplated by the Merger Agreement, the "50%" limitation on the number of shares of Home Beneficial Common Stock that may be converted to Cash Consideration shall be adjusted to a number reasonably required by such counsel, provided that after giving effect to such adjustment the number of shares of Home Beneficial Common Stock to be converted into American General Common Stock pursuant to the Merger shall not exceed 75% of all outstanding shares of Home Beneficial Common Stock. As a result of this provision, the number of shares of Home Beneficial Common Stock that may be converted to Cash Consideration may be reduced below 50% (but not below 25%), but would not be increased above 50% in any circumstance. If any adjustment is necessary, the Home Beneficial Board, in the exercise of its fiduciary duties, will determine whether the adjustment results in a change in the information that has been provided to shareholders that would require Home Beneficial to resolicit its shareholders.

 Illustration of Potential Effects of Allocation Procedures

  The tables below illustrate the potential effects of the allocation procedures described above on a holder of 100 shares of Home Beneficial Common Stock who elects (i) in the case of table 1, to receive Stock Consideration with respect to all 100 shares and (ii) in the case of table 2, to receive Cash Consideration with respect to all 100 shares. Both tables assume an Exchange Ratio of 0.9204 based on the closing price of American General Common Stock of $42.375 on March 14, 1997, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus. THE TABLES ARE SET FORTH FOR PURPOSES OF ILLUSTRATION ONLY AND ARE BASED ON THE ASSUMPTIONS DESCRIBED IN THIS PARAGRAPH AND IN THE TABLES. THE ACTUAL AMOUNTS OF STOCK CONSIDERATION AND/OR CASH CONSIDERATION TO BE RECEIVED BY A HOME BENEFICIAL SHAREHOLDER MAY DIFFER BASED ON THE ACTUAL EXCHANGE RATIO AND THE ACTUAL ELECTIONS MADE BY ALL HOME BENEFICIAL SHAREHOLDERS IN THE AGGREGATE.

                                    TABLE 1

          ILLUSTRATION OF POTENTIAL EFFECTS OF ALLOCATION PROCEDURES
            ON HOLDER OF 100 SHARES OF HOME BENEFICIAL COMMON STOCK
           WHO MAKES A STOCK ELECTION WITH RESPECT TO ALL 100 SHARES

                                              NUMBER OF HOME    NUMBER OF HOME        NUMBER OF
PERCENTAGE OF ALL HOME                      BENEFICIAL SHARES  BENEFICIAL SHARES  AMERICAN GENERAL   AMOUNT OF CASH
BENEFICIAL SHARES MAKING                    ALLOCATED TO STOCK ALLOCATED TO CASH SHARES RECEIVED AS  CONSIDERATION
STOCK ELECTIONS(1)        EXCHANGE RATIO(2)  CONSIDERATION(3)  CONSIDERATION(4)  STOCK CONSIDERATION  RECEIVED(5)
------------------------  ----------------- ------------------ ----------------- ------------------- --------------
          75%                  0.9204             100.00              0.00                92            $  0.00
          80%                  0.9204              93.75              6.25                86             243.75
          90%                  0.9204              83.33             16.67                76             650.13
          100%                 0.9204              75.00             25.00                69             975.00

--------
(1) For any percentage below 75%, all of such holder's shares would be converted into Stock Consideration.
(2) Based on the closing price of $42.375 of American General Common Stock on March 14, 1997, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus.
(3) Calculated by dividing the Stock Election threshold (75%) by the percentages in column 1 and multiplying by 100 shares.
(4) Calculated by subtracting the number of shares in column 3 from 100.
(5) Cash payments in respect of fractional shares are not taken into account in the table.

                                    TABLE 2

          ILLUSTRATION OF POTENTIAL EFFECTS OF ALLOCATION PROCEDURES
            ON HOLDER OF 100 SHARES OF HOME BENEFICIAL COMMON STOCK
           WHO MAKES A CASH ELECTION WITH RESPECT TO ALL 100 SHARES

                                             NUMBER OF HOME     NUMBER OF HOME                       NUMBER OF
PERCENTAGE OF ALL HOME                      BENEFICIAL SHARES BENEFICIAL SHARES  AMOUNT OF CASH  AMERICAN GENERAL
BENEFICIAL SHARES MAKING                    ALLOCATED TO CASH ALLOCATED TO STOCK CONSIDERATION  SHARES RECEIVED AS
CASH ELECTIONS(1)         EXCHANGE RATIO(2) CONSIDERATION(3)   CONSIDERATION(4)   RECEIVED(5)   STOCK CONSIDERATION
------------------------  ----------------- ----------------- ------------------ -------------- -------------------
          50%                  0.9204            100.00              0.00          $3,900.00              0
          75%                  0.9204             66.67             33.33           2,600.13             30
          85%                  0.9204             58.82             41.18           2,293.98             37
          100%                 0.9204             50.00             50.00           1,950.00             46

--------
(1) For any percentage below 50%, all of such holder's shares of Home Beneficial Common Stock would be converted into Cash Consideration. Under certain circumstances, the 50% threshold may be adjusted downward. At the largest possible downward adjustment, the threshold could conceivably be reduced to 25% (See "--Certain Allocation Adjustments"). In that event, if Cash Elections were made by holders of 100% of the Home Beneficial Common Stock, a holder of 100 shares would have 25 shares allocated to Cash Consideration and 75 shares allocated to Stock Consideration.
(2) Based on the closing price of $42.375 of American General Common Stock on March 14, 1997, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus.
(3) Calculated by dividing the Cash Election threshold (50%) by the percentage in column 1 and multiplying by 100.
(4) Calculated by subtracting the number of shares in column 3 from 100.
(5) Cash payments in respect of fractional shares are not taken into account in the table.

EXCHANGE OF CERTIFICATES

  Upon surrender of each certificate representing shares of Home Beneficial Common Stock, the Exchange Agent will pay to the holder of such certificate, as soon as practicable after the Effective Time, the applicable Merger Consideration (and cash in lieu of fractional shares) and such certificate will thereafter be cancelled. Until so surrendered and exchanged, each such certificate that prior to the Effective Time represented shares of Home Beneficial Common Stock (other than certificates representing dissenting shares) will represent solely the right to receive the Merger Consideration (and cash in lieu of fractional shares). No interest will be paid or accrue on the Merger Consideration.

  After the Effective Time, there will be no transfers on the stock transfer books of AGC Life of any shares of Home Beneficial Common Stock. If, after the Effective Time, certificates formerly representing shares of Home Beneficial Common Stock are presented to the Exchange Agent or AGC Life, as the case may be, they will be cancelled and (subject to applicable abandoned property, escheat and similar laws and, in the case of dissenting shares, subject to applicable law) exchanged for Merger Consideration (and cash in lieu of fractional shares), as provided above.

  No dividends or other distributions declared or made after the Effective Time with respect to shares of American General Common Stock will be paid to the holder of any unsurrendered certificate with respect to the shares of American General Common Stock such holder is entitled to receive, and no cash payment in lieu of fractional shares will be paid, until the holder of such certificate surrenders such certificate in accordance with the provisions of the Merger Agreement.

  At the Effective Time, all shares of Home Beneficial Common Stock that are owned by Home Beneficial as treasury stock and any shares of Home Beneficial Common Stock owned by American General, AGC Life or any other direct or indirect wholly owned subsidiary of American General (other than such shares, if any, of Home Beneficial Common Stock as may be held in a separate account or mutual fund of a subsidiary of American General) will be cancelled and retired and will cease to exist, and no payment or other consideration will be made in respect thereof.

BACKGROUND OF THE MERGER

  In view of continuing changes in the life insurance industry, in the first quarter of 1994, Home Beneficial retained Goldman Sachs as financial advisor with respect to Home Beneficial's position within its industry, to consider and advise Home Beneficial regarding strategic alternatives that might be available to it to enhance shareholder value. Goldman Sachs consulted with Home Beneficial until early 1995, but during that time there were no meetings or discussions with any third parties regarding a purchase or sale of Home Beneficial, or any other combination transaction with a third-party. During the spring of 1995, Home Beneficial was approached by a third-party, and over the spring and summer of 1995, management, with the assistance of Goldman Sachs, engaged in a series of discussions with that party relating to a possible acquisition of Home Beneficial. In September 1995, management of Home Beneficial concluded that the potential price level this party would be willing to offer in an acquisition transaction was not sufficiently attractive to merit further discussions, and therefore such discussions were terminated. After that date, no further discussions were held with that party until it was contacted by Goldman Sachs in early December 1996 in connection with the sales process initiated by Home Beneficial described below.

  Although on these and other prior occasions management had given consideration to Home Beneficial's position in the life insurance industry and strategic alternatives that might be available to it, such alternatives have not until recently been deemed by management to be sufficiently attractive to warrant exploration beyond relatively preliminary stages. A number of factors contributed to management's determination in the last quarter of 1996 to commence a re-examination of Home Beneficial's position and the alternatives available to it to enhance shareholder value. In particular, in recent years, Home Beneficial and other sellers of life insurance through the home service distribution system have been confronted with a variety of demographic, economic and industry changes which have combined to inhibit growth in revenue and net income. In view of these and other factors, in the fall of 1996 senior management of Home Beneficial began a reconsideration of various strategic alternatives that might be available to Home Beneficial, including a possible sale transaction. In addition to a possible sale of Home Beneficial to a larger company, strategic alternatives that had been considered in recent years by Home Beneficial included the possibility of (i) a significant stock repurchase program, (ii) a merger with another life insurance company comparable in size to Home Beneficial or smaller, (iii) the purchase of additional blocks of home service insurance business within the geographic territory in which Home Beneficial operates, and (iv) the purchase of another company, perhaps outside the insurance industry, which would utilize Home Beneficial's strong cash flows. However, management's reservations about seeking an acquisition outside its area of expertise, the lack of suitable acquisition candidates in Home Beneficial's operating territory, and the inability of certain of these strategies to produce long-term growth for Home Beneficial caused Home Beneficial management to conclude that none were attractive alternatives. In the absence of an attractive alternative strategy, and faced with prospects of insufficient growth in net earnings and dividends to meet management's goals, as well as evidence of continuing consolidation in the life insurance business (in August 1996, another large Virginia based insurer agreed to be acquired), management determined in September 1996, to reexamine Home Beneficial's long-term prospects and available strategies.

  In September 1996, Mr. R.W. Wiltshire, Jr., the president and chief executive officer of Home Beneficial, held discussions with Goldman Sachs regarding that firm's availability to assist and advise Home Beneficial with respect to exploring strategic alternatives (including, in addition to a merger with a larger company, continuing the business in its present configuration without significant changes, seeking to acquire other businesses that would complement its present business, combining a portion of its business with another insurer in a joint venture or other partnership arrangement, or commencing a significant stock repurchase program). At Home Beneficial's regular monthly board meeting on October 24, 1996, Mr. Wiltshire received board authorization to retain an investment banker to assist and advise the Company in considering such strategic alternatives, including a possible sale. Mr. Wiltshire's continued discussions with Goldman Sachs led to a decision in late October to authorize Goldman Sachs, subject to the execution of an appropriate engagement letter, to explore the possibility of an acquisition of Home Beneficial with a limited number of parties Home Beneficial might, with the assistance of Goldman Sachs, identify as companies that would likely have a strong interest in Home Beneficial and, in particular, in its home service insurance business. Throughout November 1996, Home Beneficial, with the assistance of Goldman Sachs, gathered information necessary to prepare a confidential information memorandum regarding Home Beneficial. On December 3, 1996, Mr. Wiltshire executed an engagement letter dated as of October 29, 1996 with Goldman Sachs.

  In early December 1996, Goldman Sachs identified approximately seven companies in the insurance industry, including American General, for whom Goldman Sachs believed Home Beneficial might represent an attractive acquisition candidate based on the potential synergies of a strategic combination. Each of the companies identified by Goldman Sachs is a financial services company engaged in the sale of life insurance through the home service distribution system, which is the primary focus of Home Beneficial's life insurance business. As a result, Home Beneficial believed that such companies might be able to realize synergies and cost efficiencies through the elimination of redundant back-office functions and the consolidation of field sales forces and other insurance operations. Based on consultations with Goldman Sachs, Home Beneficial considered that companies not engaged in the sale of life insurance through the home service distribution system would be less likely to have a serious interest in acquiring Home Beneficial. At the direction of Mr. Wiltshire, Goldman Sachs contacted each of the parties to assess its interest in a potential transaction involving Home Beneficial. Prospective acquirors were advised that the Home Beneficial Board had made no determination as to whether to proceed with such a transaction involving Home Beneficial. Six of the parties expressed an interest in a possible transaction involving Home Beneficial. In connection with Home Beneficial's agreement to provide confidential information concerning Home Beneficial, each of the six companies, including American General, executed a confidentiality agreement pursuant to which each agreed to keep confidential information concerning Home Beneficial. Home Beneficial requested indications of interest on or before December 19, 1996. During the week of December 2, 1996, Mr. Wiltshire advised Home Beneficial's regular legal counsel of the status of the sale efforts, and Home Beneficial's counsel retained special counsel to assist Home Beneficial in any transaction that might develop.

  During the week of December 9, 1996 and prior to the receipt by Home Beneficial of expressions of interest from any other parties, American General informed Home Beneficial of its interest in making a proposal to acquire Home Beneficial that would, in American General's judgment, be sufficiently attractive to induce Home Beneficial to permit American General to begin its due diligence investigation of Home Beneficial and to commence negotiation of a merger agreement prior to December 19, 1996. On December 11, 1996, American General delivered a letter to Home Beneficial stating that Robert M. Devlin, president and chief executive officer of American General, was prepared to recommend to the American General Board an offer to acquire Home Beneficial at a price of $39.00 per share of Home Beneficial Common Stock, subject to completion of due diligence and negotiation of a definitive merger agreement. After submission of American General's proposal, Goldman Sachs, on behalf of Home Beneficial, undertook discussions with American General to clarify its bid and to understand its terms, including the form of consideration, structure and closing contingencies. In response to the American General proposal, Home Beneficial advised American General that Home Beneficial would continue its solicitation of other expressions of interest in accordance with its original timetable and, in parallel with that process, consider permitting American General to begin its due diligence and to commence negotiation of a merger agreement prior to December 19, 1996.

  On December 12, 1996, American General delivered a draft of the Merger Agreement to Home Beneficial and its counsel. On December 14, 1996, Mr. Wiltshire met with Mr. Devlin to discuss American General's proposal. Based on those discussions and his knowledge of the industry and judgment concerning the likelihood of a higher offer being presented by another party and following consultations with Goldman Sachs and informal discussions with several members of the Home Beneficial Board, Mr. Wiltshire authorized American General to commence its due diligence in Richmond on December 15, 1996. Mr. Wiltshire also authorized Home Beneficial's counsel to begin negotiation of a definitive merger agreement. On December 16, 1996, counsel to Home Beneficial met with counsel for American General in New York to negotiate terms of the proposed Merger Agreement. During the week of December 16, 1996, Goldman Sachs, on behalf of Home Beneficial, advised the other parties that it had contacted that Home Beneficial had received an attractive acquisition proposal which could result in an acceleration of the sale process and that if such parties were interested in a transaction with Home Beneficial they should act promptly to advise Home Beneficial of their best offers.

  On December 17, 1996, at its regularly scheduled meeting, the Home Beneficial Board received presentations from Goldman Sachs and Home Beneficial's legal advisors. During the course of this meeting, Goldman Sachs representatives reviewed developments since the Home Beneficial Board had authorized the exploration of strategic alternatives, including the sale process it had commenced, the identity and financial and business characteristics of each of the parties contacted, the initial responses it received, including the response of American General, and its preliminary evaluation of the American General proposal. The Home Beneficial Board was advised that American General was prepared to offer a transaction in which Home Beneficial shareholders would receive some combination of cash or stock at the election of such shareholders. The Home Beneficial Board was aware that there were several large Home Beneficial shareholders for whom a nontaxable transaction was economically attractive and who were unlikely to support an all cash transaction. Following presentations by management concerning the development of the American General proposal and Mr. Wiltshire's analysis of its potential benefits, and presentations by Goldman Sachs and counsel, the Home Beneficial Board directed that negotiations be continued in an effort to determine if a definitive merger agreement could be concluded reflecting American General's $39.00 per share proposal, while at the same time instructing Goldman Sachs to continue the bid solicitation process with other parties that had been initiated earlier in December.

  During the week of December 16, 1996, American General, assisted by its legal counsel and by its financial advisor, Merrill Lynch, Pierce, Fenner & Smith, Inc. ("Merrill Lynch"), conducted and concluded its due diligence investigation of Home Beneficial. On December 20, 1996, Mr. Wiltshire, accompanied by representatives of Goldman Sachs, traveled to Houston to meet with Mr. Devlin and other representatives of American General, both for the purpose of conducting on-site due diligence review of the business and financial affairs of American General, and to understand better how American General proposed to integrate the business of Home Beneficial with that of American General.

  From December 18 through December 21, 1996, counsel for Home Beneficial and counsel for American General continued to hold meetings by telephone and in person in which various terms of the Merger Agreement were negotiated.

  On December 19, 1996, at a special meeting, the American General Board approved the Merger transaction in principle and authorized its officers to negotiate and enter into a definitive agreement. At that meeting, Merrill Lynch rendered an opinion that the proposed transaction was fair to American General from a financial point of view.

  On December 22, 1996, the Home Beneficial Board met in a special meeting to review, with the advice and assistance of Home Beneficial's financial and legal advisors, the proposed Merger Agreement with American General and the transactions contemplated thereby, including the Merger. All directors of the Home Beneficial Board were present. At the special meeting, Goldman Sachs and Home Beneficial's legal advisors made presentations to the Home Beneficial Board concerning the transaction. Home Beneficial's legal advisors addressed the board's fiduciary duties to the shareholders of Home Beneficial in the context of the proposed transaction. Home Beneficial's legal advisors also summarized the material terms and conditions of the Merger Agreement. Goldman Sachs reviewed the proposed transaction with American General, including the financial terms of the proposed merger. Goldman Sachs representatives reviewed the sale process, the American General proposal and its evaluation of the American General proposal. Goldman Sachs also presented information with respect to each of the other preliminary indications of interest it had received. Goldman Sachs reviewed its discussions with each of the parties it had contacted and reported that, with the exception of one preliminary indication of interest received on December 19, 1996 from another party (the "Second Party"), which had expressed an interest in Home Beneficial at a purchase price potentially in excess of $39.00 per share of Home Beneficial Common Stock, each of the other preliminary indications of interest received had proposed consideration that was below American General's offer. Goldman Sachs reviewed with the Home Beneficial Board its discussions with representatives of the Second Party on December 19 and December 20, 1996 during which Goldman Sachs was informed that the Second Party had preliminarily valued Home Beneficial at a range of values, the mid-point of which was below $39.00 per share of Home Beneficial Common Stock and that the Second Party would not be prepared to commence its due diligence investigation until early January 1997. The Home Beneficial Board discussed the relative risks and benefits in pursuing the preliminary indication of interest of the Second Party, including the uncertainties as to whether a transaction could be consummated with the Second Party at the high end of the range of values it had indicated and the potential adverse impact that a decision to pursue discussions with the Second Party could have on the definitive offer Home Beneficial had received from American General. Due to its preliminary nature, Goldman Sachs did not conduct an evaluation analysis regarding the Second Party's indication of interest, nor was Goldman Sachs requested to do so by Home Beneficial.

  During the December 22, 1996 Home Beneficial Board meeting, Goldman Sachs rendered to the Home Beneficial Board its opinion to the effect that, as of such date, the Merger Consideration to be received by the Home Beneficial shareholders pursuant to the Merger was fair to such shareholders. Following extended discussion and review of the transaction, the Home Beneficial Board unanimously approved the Merger Agreement with American General. For a discussion of reasons for the Home Beneficial Board's decision and factors considered by the Home Beneficial Board, see "--Recommendation of the Home Beneficial Board and Home Beneficial's Reasons for the Merger" and "--Opinion of Home Beneficial's Financial Advisor."

  On December 22, 1996, the Merger Agreement was executed and delivered by all the parties thereto. On December 23, 1996, American General and Home Beneficial issued a joint press release announcing the Merger Agreement.

RECOMMENDATION OF THE HOME BENEFICIAL BOARD AND HOME BENEFICIAL'S REASONS FOR THE MERGER

  The Home Beneficial Board has determined that the Merger is fair to and in the best interests of Home Beneficial and its shareholders. At a meeting held on December 22, 1996, the Home Beneficial Board unanimously approved the Merger Agreement and resolved to recommend that the shareholders of Home Beneficial vote for approval and adoption of the Merger Agreement.

  In reaching its conclusion to approve the Merger Agreement and to recommend that shareholders vote for approval and adoption of the Merger Agreement, the Home Beneficial Board considered many factors including, but not limited to, the following:

    (i) The Home Beneficial Board's consideration of, among other things, information with respect to the financial condition, results of operations and business of Home Beneficial, on both a historical and a prospective basis, and the influence of current industry, economic and market conditions;

    (ii) The Home Beneficial Board's consideration of strategic alternatives (including, in addition to a merger with a larger company, continuing the business in its present configuration without significant changes, seeking to acquire other businesses that would complement its present business, combining a portion of its business with another insurer in a joint venture or other partnership arrangement, or commencing a significant stock repurchase program), none of which appeared to be as favorable to the holders of the shares of Home Beneficial Common Stock as the Merger;

    (iii) The fact that procedures to elicit proposals to acquire Home Beneficial had been implemented and that discussions had been conducted with likely interested parties in the context of a competitive sale process intended to maximize shareholder value through the solicitation of bids to acquire the company from those parties believed to be most likely to have a significant interest in acquiring the insurance business of Home Beneficial;

    (iv) The uncertainty, if the American General offer were rejected, of negotiating an alternative transaction on as favorable a basis with another party within a reasonable timeframe;

    (v) The recognition by Home Beneficial's management of the difficulties and risks inherent in attempting to enhance shareholder value over the long-term through internal processes due to increasing competitive pressures, a lack of sufficient premium and net income growth in recent years, and high costs relative to other larger companies using the home service distribution method;

    (vi) American General's business, assets, management, competitive position and prospects, which the Home Beneficial Board believes, on a combined basis with those of Home Beneficial, would represent a good strategic fit between the two companies in view of their respective product lines and markets;

    (vii) The financial condition, results of operations, cash flows and dividends of each of Home Beneficial and American General, on an historical basis, before giving effect to the Merger;

    (viii) Historical market prices and trading information with respect to each of Home Beneficial Non-Voting Common Stock and American General Common Stock;

    (ix) The treatment of the Merger as a "tax-free reorganization" for federal income tax purposes (see "--Certain Federal Income Tax Consequences of the Merger") and the fact that certain large shareholders of Home Beneficial were unlikely to vote in favor of a transaction that did not qualify as a nontaxable reorganization under the Code;

    (x) The potential efficiencies and synergies to be realized by the combined operations of Home Beneficial and American General, which are expected to result from the consolidation of district offices, the consolidation of Home Beneficial's home office into AGLA's Nashville office, the consolidation of field sales forces, and other economies that are expected to produce a favorable impact on the long-term value of American General as well as enhance the competitive position of the combined entity and the ability of all Home Beneficial shareholders to maintain an ownership stake in the combined entity by electing to receive American General Common Stock and potentially realize the benefits of the Merger;

    (xi) The regulatory approvals required to consummate the Merger and the prospects for receiving all such approvals;

    (xii) The oral opinion received by the Home Beneficial Board from Goldman Sachs on December 22, 1996, later confirmed in writing, to the effect that, as of such date, the Merger Consideration to be received by the Home Beneficial shareholders is fair and the analysis of Goldman Sachs described under "--Opinion of Home Beneficial's Financial Advisor";

    (xiii) The compatibility of the business and operating strategies of both companies; and

    (xiv) The terms and conditions of the Merger Agreement, including, among other things, the fact that the Merger Agreement permits Home Beneficial's Board, in the exercise of its fiduciary duties, to engage in negotiations with or to furnish information to third parties in response to unsolicited takeover proposals and to terminate the Merger Agreement in order to enter into a definitive agreement relating to an alternative takeover proposal, upon payment of a $20 million termination fee.

  The Home Beneficial Board also considered certain potential risks relating to the Merger, including (i) the risk that the Merger would not be consummated, with resulting distraction in the interim to Home Beneficial's normal business operations, and the adverse effect that might have on Home Beneficial's ability to retain and attract key employees while the Merger was pending; (ii) the substantial changes expected to be incurred by Home Beneficial in connection with the Merger, including the consolidation of its home office operations away from Richmond, Virginia, where it has been headquartered since 1899; and (iii) the risk that the price of American General Common Stock might drop below the $35.00 price level that fixes the Exchange Ratio at a maximum of 1.1143 shares of American General Common Stock for each share of Home Beneficial Common Stock. The Home Beneficial Board also considered the fact that Home Beneficial has a long history as a Richmond, Virginia based business, managed and controlled primarily by descendants of the founding families. The Home Beneficial Board believed, however, that these risks and disadvantages were outweighed by the potential benefits to be realized from the Merger.

  Based on this analysis, the Home Beneficial Board unanimously determined that the Merger is fair to, and in the best interests of, Home Beneficial's stockholders. The foregoing discussion of the information and factors considered by the Home Beneficial Board is not intended to be exhaustive, and such were considered collectively by the Home Beneficial Board in connection with its review of the Merger Agreement and the proposed transactions. In view of the variety of factors considered in connection with its evaluation of the Merger, the Home Beneficial Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Home Beneficial Board may have given different weights to different factors. For a discussion of the interests of certain members of Home Beneficial's management and directors in the Merger, which interests were taken into account by the Home Beneficial Board in approving the Merger, see "--Interests of Certain Persons in the Merger."

  The full text of the written opinion of Goldman Sachs, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex B, and is incorporated herein by reference. SHAREHOLDERS ARE URGED TO AND SHOULD READ SUCH OPINION IN ITS ENTIRETY. See also "--Opinion of Home Beneficial's Financial Advisor."

  THE HOME BENEFICIAL BOARD RECOMMENDS THAT HOME BENEFICIAL SHAREHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OPINION OF HOME BENEFICIAL'S FINANCIAL ADVISOR

  On December 22, 1996, Goldman Sachs delivered its oral opinion, subsequently confirmed in writing, to the Home Beneficial Board that as of the date of such opinion, the Merger Consideration to be received by the holders of Shares pursuant to the Merger Agreement was fair to holders of Shares receiving such Merger Consideration. Goldman Sachs subsequently delivered its written opinion to the Home Beneficial Board that as of the date hereof, the Merger Consideration to be received by the holders of Shares pursuant to the Merger Agreement is fair to holders of Shares receiving such Merger Consideration. THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS, DATED THE DATE HEREOF, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED HERETO AS ANNEX B AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF SHARES ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.

  In connection with its opinion, Goldman Sachs reviewed, among other things, the Registration Statement, including this Proxy Statement/Prospectus; the Merger Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of Home Beneficial for the five years ended December 31, 1996 and of American General for the five years ended December 31, 1995; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Home Beneficial and of American General; a Current Report on Form 8-K of American General dated February 21, 1997; annual statutory statements for the two years ended December 31, 1995, for HBLIC and for certain of American General's insurance subsidiaries; certain other communications from Home Beneficial and American General to their respective stockholders; an actuarial appraisal as of June 30, 1996 of HBLIC (the "Appraisal") prepared by a nationally recognized actuarial firm (the "Actuarial Firm"), and certain internal financial analyses for Home Beneficial prepared by its management. Goldman Sachs also held discussions with members of the senior management of Home Beneficial and of American General regarding the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for the Shares and for shares of American General Common Stock, compared certain financial and stock market information for Home Beneficial and for American General with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations and performed such other studies and analyses as it considered appropriate.

  Goldman Sachs relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of its opinion. American General did not make available to Goldman Sachs its projections of expected future performance; consequently, its review of such information for purposes of rendering its opinion was limited to discussions with management of American General of analysts' estimates for 1997. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Home Beneficial or American General or any of their respective subsidiaries and, except for the Appraisal referred to above, was not furnished with any such evaluation or appraisal. Goldman Sachs was aware that Home Beneficial had received, prior to entering into the Merger Agreement, an indication of interest from another party expressing a willingness, subject to due diligence and other contingencies, to pay a purchase price potentially in excess of the Merger Consideration. Goldman Sachs understood that in evaluating such indication of interest the Home Beneficial Board took into consideration the relative risks and benefits in pursuing the preliminary indication of interest of such other party, including the uncertainties as to whether a transaction could be consummated with such other party at the high end of the range of values it had indicated and the potential adverse impact that a decision to pursue discussions with such other party could have on the definitive offer Home Beneficial had received from American General. Due to its preliminary nature, Goldman Sachs did not conduct an evaluation analysis regarding such indication of interest, nor was Goldman Sachs requested to do so by Home Beneficial.

  The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing its written opinion to the Home Beneficial Board dated as of December 22, 1996. Goldman Sachs utilized substantially the same type of analyses in connection with providing the written opinion attached hereto as Annex B.

    (i) Discounted Dividend Analysis. Goldman Sachs performed a discounted dividend analysis, assuming a dividend pay-out ratio of 40.0%, under the following two scenarios: (a) using a projection of 4.0% earnings growth for Home Beneficial (the "4.0% Scenario") and (b) using a projection of 8.0% earnings growth for Home Beneficial (the "8.0% Scenario"), in each case based upon Institutional Brokers' Estimate System ("IBES") median earnings estimates as of December 20, 1996, for 1997. Goldman Sachs calculated a net present value of projected dividends for the years 1997 through 2001 using discount rates ranging from 10.0% to 14.0%. Goldman Sachs also calculated Home Beneficial's terminal values as of December 31, 2001 based on the latest twelve months ("LTM") EPS multiples ranging from 12.0x to 18.0x. These terminal values were then discounted to present value using discount rates ranging from 10.0% to 14.0%. The analysis provided implied per share values ranging from $20.86 to $35.00 in the 4.0% Scenario and from $23.94 to $40.36 in the 8.0% Scenario.

    (ii) Pro Forma Merger Analysis. Goldman Sachs computed a pro forma Merger analysis based on certain assumptions regarding post-Merger capital structure, cost savings and other matters. This analysis indicated that synergies of at least $7.9 million would be required in order for the Merger to be non-dilutive to American General at a price per Share of $39.00. Goldman Sachs did not engage in a determination of the actual dollar amount or composition of synergies anticipated as a result of the Merger, nor was Goldman Sachs requested to do so by Home Beneficial. This analysis further indicated that, based on the current dividend of $88.00 per 100 Shares paid on the Shares and the foregoing assumptions, those stockholders of Home Beneficial making a Stock Election would receive a total of $125.96 per 100 Shares in dividends on a pro forma basis, representing a 43.1% increase.

    (iii) Selected Public Companies Analysis. Goldman Sachs reviewed and compared certain financial information, ratios and public market multiples relating to Home Beneficial and to American General to corresponding financial information, ratios and public market multiples for 11 publicly traded companies in the life insurance industry: Providian, Jefferson-Pilot, Torchmark, Unitrin, American National, Liberty Corp, Equitable, ReliaStar, Protective Life, Provident and USLIFE (the "Selected Companies"). The Selected Companies were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to the operations of Home Beneficial and of American General. The multiples of Home Beneficial were calculated using a share price of $29.25 per share, the closing price of the Home Beneficial Non-Voting Common Stock on Nasdaq on December 20, 1996, the last full trading day before the Merger was announced. The multiples of American General were calculated using a share price of $40.25 per share, the closing price of the shares on the NYSE on December 20, 1996, the last full trading day before the Merger was announced. The multiples and ratios for Home Beneficial, American General and the Selected Companies were based on the most recent publicly available information. The earnings per share growth estimate for a projected 5-year period for Home Beneficial was based on information provided by the Actuarial Firm with the approval of Home Beneficial.

    Goldman Sachs considered, among other multiples and ratios, estimated price-to-earnings ratios for 1996 (the "1996 P/E Ratio") and for 1997 (the "1997 P/E Ratio") based on median IBES earnings estimates as of December 20, 1996, earnings per share growth for a historical 5-year period (the "Historical 5-Year EPS Growth Rate") and for a projected 5-year period (the "Projected 5-Year EPS Growth Rate"), the price-to-adjusted book ratio (the "Price-to-Adjusted Book Ratio") for common equity before adjustment for net unrealized investment gains pursuant to FAS 115, the dividend payout (the "Dividend Payout"), the dividend yield (the "Dividend Yield") and the estimated return on equity for 1996 (the "1996E ROE") based on 1996 earnings per share median IBES estimate as a percentage of book value per share. Goldman Sachs' analyses indicated that (a) the 1996 P/E Ratio for the Selected Companies ranged from 10.1x to 16.9x, with an average of 13.1x, compared with 1996 P/E Ratios of 13.1x for Home Beneficial and of 12.6x for American General; (b) the 1997 P/E Ratio for the Selected Companies ranged from 9.3x to 15.2x, with an average of 11.7x, compared with 1997 P/E Ratios of 12.3x for Home Beneficial and of 11.0x for American General; (c) the Historical 5-Year EPS Growth Rate for the Selected Companies ranged from 2.0% to 140.0%, with an average of 21.0%, compared with Historical 5-Year EPS Growth Rates of -4.0% for Home Beneficial and of 6.0% for American General; (d) the Projected 5-Year EPS Growth Rate for the Selected Companies ranged from 8.0% to 15.0%, with an average of 11.0%, compared with Projected 5-Year EPS Growth Rates of 5.0% for Home Beneficial and of 10.0% for American General; (e) the Price-to-Adjusted Book Ratio for the Selected Companies ranged from 0.9x to 3.1x, with an average of 1.7x, compared with Price-to-Adjusted Book Ratios of 1.0x for Home Beneficial and of 1.9x for American General; (f) the Dividend Payout for the Selected Companies ranged from 10.0% to 66.0%, with an average of 30.0%, compared with Dividend Payouts of 39.0% for Home Beneficial and of 41.0% for American General; (g) the Dividend Yield for the Selected Companies ranged from 0.8% to 4.0%, with an average of 2.3%, compared with Dividend Yields of 3.0% for Home Beneficial and of 3.2% for American General; and (h) the 1996E ROE for the Selected Companies ranged from 7.3% to 19.4%, with an average of 12.0%, compared with 1996E ROEs of 7.2% for Home Beneficial and of 14.4% for American General.

    (iv) Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to selected transactions in the home service industry since 1986, (the "Selected Home Service Transactions") and in the life insurance industry since 1990 (the "Selected Life Insurance Transactions"). Such analyses indicated that for the Selected Home Service Transactions, aggregate consideration as a multiple (a) of surplus plus AVR (and in the case of pre-1992 transactions, of surplus plus MSVR) ranged from 1.81x to 4.66x, compared with 1.87x for the Merger; (b) of tangible GAAP book value ranged from 1.08x to 2.85x, compared with 1.33x for the Merger; and (c) of LTM net income ranged from 13.6x to 25.9x, compared with 17.8x for the Merger, in each case assuming Merger Consideration per Share of $39.00. Such analyses also indicated that for the Selected Life Insurance Transactions, aggregate consideration as a multiple (a) of tangible GAAP book value ranged from 0.84x to 4.63x, compared with 1.33x for the Merger; and (b) of LTM net income ranged from 10.4x to 30.5x, compared with 17.8x for the Merger, in each case assuming Merger Consideration per Share of $39.00.

    (v) Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for the Shares. In addition, Goldman Sachs calculated that the price per Share of $39.00 to be paid pursuant to the Merger Agreement represented a premium of 33.3% over a price per Share of $29.25, the closing price of the Shares on Nasdaq on December 20, 1996, the last full trading day before the Merger was announced.

    (vi) Dividend Adjustment Analysis. Goldman Sachs performed a dividend adjustment analysis in which they calculated the dividend adjustment per Share and the transaction value per Share using intercompany dividend amounts ranging from $0.00 to $300 million. This analysis determined that
  (a) the dividend adjustment per Share would be $0.55 and the transaction value per Share would be $38.45 based upon an assumed intercompany dividend payment of $0.00, and (b) the dividend adjustment per Share would be $0.0 and the transaction value per Share would be $39.00 based upon an assumed intercompany dividend payment of $250 million.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs did not attribute any particular weight to any analysis or factor considered by it; rather Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment, after considering the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Home Beneficial or American General or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the Home Beneficial Board as to the fairness of the Merger Consideration to the holders of Shares receiving such Merger Consideration and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or its respective advisors, none of Home Beneficial, American General, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

  As described above, Goldman Sachs' opinion to the Home Beneficial Board was one of many factors taken into consideration by Home Beneficial in making its determination to approve the Merger Agreement. Goldman Sachs' opinion was provided to the Home Beneficial Board for the information and assistance of the Home Beneficial Board in connection with its consideration of the Merger, and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect thereto. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Annex B hereto.

  Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Home Beneficial having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement. Goldman Sachs has also provided certain investment banking services to American General from time to time, including having acted as lead underwriter in connection with several public and private offerings of securities in recent years, including a private placement of 7.57% Capital Securities issued by an affiliate of American General on November 29, 1996 and a public offering of 6.00% Convertible Monthly Income Preferred Securities issued by an affiliate of American General on May 24, 1995, and may provide investment banking services to American General in the future. Home Beneficial selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger.

  Goldman Sachs is a full-service securities firm and in the normal course of its trading activities may from time to time effect transactions and hold positions in the securities or options on securities of Home Beneficial and/or American General and certain of its subsidiaries for its own account and for the account of its customers. As of the date of the opinion, Goldman Sachs had accumulated a long position of 3,989 shares of American General Common Stock.

  Pursuant to a letter agreement dated as of October 29, 1996 and executed on December 3, 1996 (the "Engagement Letter"), Home Beneficial engaged Goldman Sachs to act as its financial advisor in connection with the Merger. Pursuant to the terms of the Engagement Letter, Home Beneficial has agreed to pay Goldman Sachs upon consummation of the Merger a transaction fee of approximately $5 million based on per share Merger Consideration of $39.00, subject to adjustment if the total number of shares of Home Beneficial's common stock outstanding on a fully diluted basis should change prior to consummation of the Merger. The determination of such transaction fee was based upon the aggregate consideration to be paid in connection with the Merger. Home Beneficial has also agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

AMERICAN GENERAL'S REASONS FOR THE MERGER

  The American General Board, having received an opinion from Merrill Lynch that the Merger was fair to American General from a financial point of view, unanimously approved the Merger Agreement and the issuance of the Stock Consideration in connection with the Merger. The Merger does not require the approval of the American General shareholders. In reaching its conclusion to approve the Merger Agreement, the American General Board determined that the Merger is consistent with and in furtherance of the long-term business strategy of American General. The American General Board believes that the acquisition of Home Beneficial will be an excellent geographic and strategic fit with American General's existing life insurance business. When the plan to consolidate Home Beneficial's operations into those of American General's life insurance subsidiary, AGLA, is fully implemented, American General expects a reduction in annual operating expenses of approximately $20 million. There can be no assurance that such cost savings, if any, will be achieved. See "--Plans for Home Beneficial After the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

 General

  Certain directors and executive officers of Home Beneficial have interests in the Merger that are in addition to the interests of Home Beneficial and its shareholders generally. See "SECURITY OWNERSHIP--Security Ownership of Certain Stockholders, Directors and Management of Home Beneficial." The Home Beneficial Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement.

 Indemnification of Home Beneficial Directors and Officers

  The Merger Agreement provides that all rights to indemnification existing in favor of the present or former directors, officers, employees, fiduciaries and agents of Home Beneficial or any of Home Beneficial's subsidiaries (collectively, the "Indemnified Parties") as provided in the Home Beneficial Articles or the Home Beneficial ByLaws or similar organizational documents of any of Home Beneficial's subsidiaries or pursuant to the terms of any indemnification agreement entered into between Home Beneficial and any of the Indemnified Parties with respect to matters occurring prior to the Effective Time shall survive the Merger and will continue in full force and effect, to the fullest extent and for the maximum term permitted by law. Additionally, American General has agreed to continue for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by Home Beneficial, or the equivalent thereof, with respect to matters occurring prior to the Effective Time, provided that in no event will American General or AGC Life be required to expend to maintain or procure insurance coverage any amount per annum in excess of 200% of the aggregate premiums paid for such coverage on an annualized basis in 1995.

 Supplemental Executive Retirement Plan

  In October 1996, Home Beneficial's Board approved a Supplemental Executive Retirement Plan (the "Plan") which became effective November 1, 1996. The Plan, as re-approved and amended in December 1996, is an unfunded plan maintained primarily for the purpose of providing deferred compensation to certain senior management employees. The Plan provides supplemental retirement income to participants in excess of their employer-provided benefits under certain other plans and arrangements up to the maximum benefit specified in the Plan. The Plan also provides supplemental survivor's income to a participant's spouse, a death benefit to a participant's beneficiaries and certain limited medical benefits.

  A participant's accrued benefit under the Plan is an annual amount payable monthly, equal to a stated percentage (from 55% to 70% depending on the participant) of the participant's highest weekly compensation as determined pursuant to the Plan reduced by: (a) ten percent for each year of future service (beginning November 1, 1996) less than ten; (b) benefits paid by Home Beneficial under its retirement plan, (c) except in the event of disability, five percent for each year payment begins before age 65; and (d) in the event of disability, any benefits paid under Home Beneficial's welfare benefit plan providing long-term disability benefits.

  The retirement benefit is payable beginning at age 65, and is payable monthly in the form of a 100% joint and spouse survivor annuity for R.W. Wiltshire, Jr., George T. Richardson and W.B. Wiltshire, if married at their benefit starting dates, and a life annuity for all other participants. The other participants, who include Hugh D. Garnett, may elect to receive payment in the form of an actuarially reduced 100% joint and spouse survivor annuity.

  A participant will become fully vested in his accrued retirement benefit upon the earliest to occur of the following events, while he is an active employee: (a) death; (b) termination of employment due to disability; or (c) completion of five years of service. A participant will forfeit any benefits in the event of termination from employment prior to satisfying the vesting requirements.

  Notwithstanding the foregoing, additional benefits are payable on account of a change of control (as defined). Upon a change in control participants in the Plan are deemed to have 10 years of future service and become 100% vested in their accrued benefit, and their accrued benefit is payable immediately without reduction for payment before age 65. In addition, the Plan provides participants with certain retiree life insurance benefits after termination of employment comparable to the retiree benefits they would have received if they were considered retirees under Home Beneficial's welfare benefit plan providing retiree life insurance benefits. Those participants who are eligible to receive an unreduced 100% joint and spouse survivor annuity are also provided medical insurance benefits until age 65 for themselves and their dependents comparable to the benefits under Home Beneficial's welfare benefit plan providing medical expense benefits. While it is believed that payments and benefits are not subject to the excise tax imposed by Section 4999 of the Code, the Plan provides that participants will be reimbursed for any excise tax on such payments and benefits and for any income, employment and excise taxes payable on the reimbursement.

 Severance Plan

  In October 1996, Home Beneficial's Board approved an employee severance pay policy. The policy covers all home office employees other than those classified as hourly paid or who are not normally compensated for time off due to illness, vacation and holidays. Additionally, certain executive employees are excluded from the policy. In addition, the Home Beneficial Board may exclude any employee from participation under the policy within 30 days after the employee's date of hire.

  Under the policy, a covered termination is a cessation of employment with Home Beneficial or its then affiliates within 18 months after a change in control (as defined) on account of either: (a) termination of employment by the covered employee for good reason (defined to mean the occurrence after a change in control of a reduction in base salary or a transfer of job location more than 25 miles from Home Beneficial's home office); or (b) termination initiated by Home Beneficial for any reason other than death, disability or cause (as defined).

  In the event of a "covered termination," an employee will be entitled to a severance pay benefit determined as follows: (a) for officers, one week of pay for each of the first five years of service plus three weeks of pay for each year of service over five (subject to a maximum of 104 weeks pay); and (b) for other employees, one week of pay for each of the first five years of service plus two weeks of pay for each year of service over five (subject to a maximum of 104 weeks of pay). The severance pay benefit will not be reduced or eliminated if an employee starts another job before the end of the severance pay period. In the event of death after termination of employment, payment will be continued for the balance of the severance pay period (i.e., the period for which the total number of weeks of pay is paid, based on payment at regular paydays).

PLANS FOR HOME BENEFICIAL AFTER THE MERGER

  American General plans to consolidate Home Beneficial's operations into those of AGLA which is expected to continue to be based in Nashville, Tennessee. AGLA is an indirect, wholly owned subsidiary of American General that utilizes employee agents to sell and service life and health insurance. The consolidation is expected to take up to 12 to 15 months and, when completed, should result in a $20 million reduction in annual operating expenses.

THE MERGER AGREEMENT

  The following is a summary of the material provisions of the Merger Agreement not summarized elsewhere in this Proxy Statement/Prospectus. A copy of the Merger Agreement is attached as Annex A to this Proxy
Statement/Prospectus and is incorporated herein by reference. The following summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement.

 The Merger

  The Merger Agreement provides that, as soon as practicable following the approval of the Merger Agreement by Home Beneficial's shareholders, and the satisfaction or waiver of the other conditions to each party's obligation to consummate the Merger, Home Beneficial will be merged with and into AGC Life in accordance with the VSCA and the MGBCL, the separate corporate existence of Home Beneficial will cease, and AGC Life will continue as the surviving corporation ("Surviving Corporation") in the Merger.

 Directors and Officers

  Pursuant to the Merger Agreement, the directors and officers of AGC Life immediately prior to the Effective Time will be the directors and officers, respectively, of the Surviving Corporation following the Merger.

 Charter and Bylaws

  Pursuant to the Merger Agreement, the Articles of Incorporation and Bylaws of AGC Life as in effect immediately prior to the Effective Time will be the Articles of Incorporation and Bylaws, respectively, of the Surviving Corporation following the Merger.

 Representations and Warranties

  The Merger Agreement contains various customary representations and warranties of each of Home Beneficial and American General as to (i) organization, (ii) capitalization, (iii) ownership of subsidiaries,
(iv) authority relative to the Merger Agreement, (v) consents and approvals,
(vi) compliance with applicable federal securities law requirements and absence of material misstatements in documents and reports filed with the Commission, (vii) statutory financial statements, (viii) the absence of certain changes, (ix) the absence of undisclosed material litigation, (x) the absence of undisclosed liabilities, (xi) the absence of material violations, breaches or defaults under any charter documents, agreements, order, statute, rule or regulation, or governmental authorization, (xii) taxes, (xiii) title to property, (xiv) the conduct of insurance business by each of American General and Home Beneficial and their respective insurance subsidiaries in compliance with applicable laws, (xv) regulatory filings, (xvi) investments,
(xvii) reserves , (xviii) the accuracy of the information provided for inclusion in this Proxy Statement/Prospectus and the Registration Statement,
(xix) brokers being entitled to fees in connection with the Merger, (xx) environmental matters, and (xxi) absence of material misstatements or omissions in the Merger Agreement, reports or documents filed with the Commission, and statutory financial statements.

  American General has also made representations and warranties as to (i) the ownership by American General and its subsidiaries of Home Beneficial Common Stock and (ii) its reliance upon its independent investigation of Home Beneficial and the warranties contained in the Merger Agreement and the absence of liability to American General on the part of the directors, officers and other representatives of Home Beneficial and its subsidiaries based on information provided or made available, or statements made to American General prior to the execution of the Merger Agreement.

  Home Beneficial has also made representations and warranties as to (i) the absence of repurchases of Home Beneficial Common Stock by Home Beneficial since September 30, 1996, (ii) employee benefit plans and compliance with the Employee Retirement Income Security Act of 1974, as amended, (iii) labor relations and other employee matters, (iv) related party transactions, (v) the identification of affiliates and the delivery of a letter agreement from affiliates in connection with Rule 145 under the Securities Act, (vi) the receipt of an opinion of Goldman Sachs to the effect that the consideration to be received by the Home Beneficial shareholders in the Merger is fair to such shareholders, (vii) obligations of Home Beneficial and its subsidiaries under futures or option contracts, swaps, hedges or similar instruments ("Derivatives"), (viii) material contracts to which Home Beneficial or its subsidiaries is a party or by which any of them is bound, and (ix) the Investment Company Act and Investment Advisors Act.

  The respective representations and warranties of each of Home Beneficial and American General will terminate at the Effective Time, other than the representation and warranty of American General that it has conducted its own independent review of Home Beneficial, has relied solely upon its own investigation and analysis and the warranties contained in the Merger Agreement and agrees, to the fullest extent permitted by law, that none of Home Beneficial, its subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives shall have any liability or responsibility whatsoever to American General based upon any information provided or made available, or statements made, to American General prior to the execution of the Merger Agreement.

 Conduct of Business Pending the Merger

  Pursuant to the Merger Agreement, Home Beneficial and American General have agreed that, during the period from the date of the Merger Agreement until the Effective Time, except as contemplated by the Merger Agreement or as mutually consented to, each of Home Beneficial, AGC Life and American General and each of their respective subsidiaries will conduct its business in the ordinary course consistent with past practice and shall use all reasonable efforts to preserve intact their respective business organizations and relationships with third parties. In addition, each of Home Beneficial and American General have agreed not to: (i) amend its articles of incorporation or bylaws (unless, in case of American General, it would not have any adverse impact on the transactions contemplated by the Merger Agreement), (ii) declare or pay any dividends or other distribution (except for regular quarterly dividends),
(iii) split, combine or reclassify any shares of its capital stock (unless, in the case of American General, it agrees to appropriate adjustment to the Exchange Ratio), (iv) repurchase, redeem, purchase or otherwise acquire any shares of capital stock of Home Beneficial or permit their respective subsidiaries to do so, (v) take any action that would reasonably be expected to cause the Merger to fail to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, or permit their respective subsidiaries to do so, (vi) allow any of their respective insurance subsidiaries to conduct transactions in specified investments except in compliance with relevant investment policies and all applicable insurance laws and regulations, or
(vii) except to the extent necessary to comply with the requirements of applicable laws and regulations, take, or agree or commit to take, any action that would make any of its representations and warranties inaccurate in any material respect at any time prior to the Effective Time or omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect (provided that each of Home Beneficial and American General is permitted to take or omit to take such action which (without any uncertainty) can be cured, and in fact is cured, at or prior to the Effective Time) or take, or agree or commit to take, any action that would result in, or is reasonably likely to result in, any conditions to the Merger not being satisfied.

  Pursuant to the Merger Agreement, Home Beneficial has also agreed that, during the period from the date of the Merger Agreement until the Effective Time, Home Beneficial will not, and will not permit any subsidiary to: (i) subject to the Home Beneficial Board's fiduciary duties to its shareholders, merge or consolidate with any other person or, except in the ordinary course of business, acquire a material amount of assets of any other person, (ii) sell, lease, license or otherwise surrender, relinquish or dispose of any material facility owned or leased by it or any of its subsidiaries or any assets or property which are material to it and its subsidiaries, taken as a whole, except pursuant to existing disclosed contracts or commitments or in the ordinary course of business consistent with past practice (which past practices shall not be deemed to include actions taken in connection with the Merger), (iii) settle any material audit, make or change any material tax election or file amended tax returns, (iv) issue any capital stock or other securities or enter into any amendment of any material term of any outstanding security, or incur any material indebtedness except in the ordinary course of business pursuant to existing credit facilities or arrangements, or amend or otherwise increase, accelerate the payment of vesting of amounts payable or to become payable under or fail to make any required contribution to, any Home Beneficial employee benefit plan or materially increase any non-salary benefits payable to any employee or former employee, except in the ordinary course of business consistent with past practice or as otherwise permitted by the Merger Agreement, (v) grant any increase in the compensation or benefits of directors, officers, employees, consultants or agents (except in the ordinary course of business consistent with past practice), (vi) enter into or amend any employment agreement or other employment arrangement, except in the ordinary course of business consistent with past practice (which past practices shall not be deemed to include actions taken in connection with the Merger), (vii) make any change in any accounting method or accounting practice followed by it or any of its subsidiaries, except in specified circumstances, and (viii) enter into any agreement to purchase, or to lease for a term in excess of one year, any real property, provided that Home Beneficial, or any of its subsidiaries, (a) may as a tenant, or a landlord, renew any existing lease for a term not exceeding eighteen months, and (b) renew any lease pursuant to an option granted prior to the date of the Merger Agreement.

  Pursuant to the Merger Agreement, American General has agreed that, from the date of the Merger Agreement until the Effective Time, it will not and will not permit any subsidiary to: (i) merge or consolidate with any other person or, except in the ordinary course of business, acquire a material amount of assets of any other person, if such merger, consolidation or acquisition could reasonably be expected to have a material impact on the ability of American General to consummate the transactions contemplated by the Merger Agreement, and (ii) issue any shares of capital stock or other securities (except for issuances of shares in the ordinary course pursuant to any American General stock options and restricted stock awards granted under a stock plan of American General) in connection with any transaction requiring shareholder approval unless American General first notifies Home Beneficial in writing of such transaction and provides Home Beneficial with information with respect thereto.

  On February 12, 1997, American General provided written notice to Home Beneficial that it had entered into a definitive agreement with USLIFE pursuant to which American General would require the approval of its stockholders for the transaction. After taking account of such notice and such other matters as it considered appropriate, Home Beneficial determined not to exercise its right to terminate the Merger Agreement.


  In addition, from the date of the Merger Agreement until the Effective Time, Home Beneficial has agreed that each of Home Beneficial and each Home Beneficial subsidiary will (i) except to the extent contemplated by clause
(ii) below or except to the extent consistent with past practice, invest available cash only in corporate bonds (other than bonds issued by public utilities) rated no higher than A1 nor lower than Baa3 by Moody's Investor Services, Inc. or no higher than A+ nor lower than BBB-- by Standard & Poors Corporation, with maturities of not fewer than five nor more than ten years,
(ii) not invest more than 30% of available cash in the making of mortgage loans or purchasing mortgage backed securities, provided, however, that nothing in the Merger Agreement will require any Home Beneficial subsidiary to make any investment other than in compliance with the investment policies of such subsidiary and all applicable insurance laws and regulations, or prohibit Home Beneficial from making investments, mortgage loans or purchasing mortgage backed securities pursuant to existing disclosed contracts or commitments, and
(iii) neither purchase nor issue any Derivatives and use all reasonable efforts to sell, closeout or otherwise liquidate, in an orderly fashion, any such Derivatives which Home Beneficial or any of its subsidiaries owns.

 Filings and Other Actions

  Pursuant to the Merger Agreement, the parties have agreed that each of Home Beneficial, American General and AGC Life will (i) promptly prepare and file all requisite applications and notifications with the Virginia Bureau of Insurance, the Missouri Department of Insurance, and the insurance departments of any other applicable states and make all filings and submissions under the HSR Act, (ii) use reasonable best efforts to timely make all necessary filings and timely seek all necessary consents, approvals, permits or authorizations from the date of the Merger Agreement until the Effective Time, and (iii) use reasonable best efforts to take all other actions, make all filings, registrations and submissions, and do all things necessary or appropriate to consummate the transactions contemplated by the Merger Agreement as soon as practicable. See "--Regulatory Filings and Approvals."

 Other Acquisition Proposals; Certain Fees

  The Merger Agreement provides that, from the date of the Merger Agreement until the termination thereof, Home Beneficial will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any officer, director of, employee of, or any investment banker, attorney, accountant or other advisor or representative of, Home Beneficial or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of an Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or agree to or endorse, or take any other action to facilitate any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, in each case subject to certain exceptions necessary to comply with the Home Beneficial Board's fiduciary obligations to the Home Beneficial shareholders.

  Home Beneficial has agreed to advise American General as promptly as practicable of the receipt by it (or any of the other entities or persons referred to above) of an Acquisition Proposal or any inquiry which could lead to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or inquiry, and the identity of the person making any such Acquisition Proposal or inquiry. Home Beneficial will keep American General fully informed of the status and details of any such Acquisition Proposal or inquiry. Notwithstanding the foregoing, however, the Home Beneficial Board is not prohibited from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide Acquisition Proposal if, and only to the extent that,
(A) the Home Beneficial Board, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the Home Beneficial Board to comply with its fiduciary duties to Home Beneficial's shareholders under applicable law and (B) prior to taking such action, Home Beneficial (x) provides reasonable notice to American General to the effect that it is taking such action and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form. In addition, Home Beneficial has agreed to cease and terminate any existing activities, discussions or negotiations with any parties with respect to any possible Acquisition Proposal and to notify each party with which it, or any officer, director, investment advisor, financial advisor, attorney or other representative has had discussions during the 30 days prior to the date of Merger Agreement that the Home Beneficial Board no longer seeks the making of any Acquisition Proposal.

  The Home Beneficial Board has agreed that it will not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Home Beneficial or AGC Life, the approval or recommendation by such board of the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal, unless Home Beneficial receives an Acquisition Proposal and the Home Beneficial Board determines in good faith, following consultation with outside counsel, that in order to comply with its fiduciary duties to the Home Beneficial stockholders under applicable law it is necessary for the Home Beneficial Board to withdraw or modify its approval or recommendation of the Merger Agreement or the Merger, approve or recommend such Acquisition Proposal, enter into an agreement with respect to such Acquisition Proposal or terminate the Merger Agreement. In the event the Home Beneficial Board takes any of the foregoing actions in (i),
(ii) or (iii) or terminates the Merger Agreement when an Acquisition Proposal is outstanding, Home Beneficial shall, concurrently with the taking of any such action, pay to American General $20 million in same day funds. Nothing in this paragraph will prohibit Home Beneficial from taking and disclosing to the Home Beneficial stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Home Beneficial's stockholders that, in the good faith reasonable judgment of the Home Beneficial Board based on the advice of outside counsel, is required under applicable law; provided that, except as otherwise permitted in this paragraph, Home Beneficial does not withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal. Notwithstanding anything contained in the Merger Agreement to the contrary, any action by the Home Beneficial Board permitted by this paragraph will not constitute a breach of the Merger Agreement by Home Beneficial.

 Expenses

  The Merger Agreement provides that, except in the event of the break-up fee described above, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except that those expenses incurred in connection with printing and mailing of this Proxy Statement/Prospectus, as well as the filing fees relating to the Registration Statement and the HSR Act, will be shared equally by American General and Home Beneficial.

 Indemnification and Insurance

  The Merger Agreement provides that all rights to indemnification existing in favor of the Indemnified Parties as provided in the Home Beneficial Articles or the Home Beneficial Bylaws or similar organizational documents of any of its subsidiaries as in effect as of the date of the Merger Agreement or pursuant to any indemnification agreements between Home Beneficial and any of the Indemnified Parties with respect to matters occurring prior to the Effective Time will survive the Merger and will continue in full force and effect to the fullest extent and for the maximum term permitted by law, and shall be enforceable by the Indemnified Parties against the Surviving Corporation. In addition, AGC Life has agreed to maintain in effect for not less than six years from the Effective Time the current policies of directors' and officers' liability insurance maintained by Home Beneficial (provided that American General may substitute therefor policies of at least equivalent coverage containing terms and conditions which are no less advantageous) with respect to matters occurring prior to the Effective Time, provided that in no event shall American General or the Surviving Corporation be required to pay to maintain or procure insurance coverage any amount per annum in excess of 200% of the aggregate premiums paid by Home Beneficial for such coverage on an annualized basis in 1995. In the event the payment of such amount for any year is insufficient to maintain such insurance or equivalent coverage cannot otherwise be obtained, the Surviving Corporation will purchase as much insurance as may be purchased for the amount indicated. These obligations survive the consummation of the Merger and are intended to benefit each of the Indemnified Parties.

 Conditions to the Merger

  The Merger Agreement provides that the respective obligations of Home Beneficial, AGC Life and American General to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (i) the waiting period applicable to the Merger under the HSR Act shall have expired or been terminated and no action shall have been instituted by the DOJ or the FTC challenging or seeking to enjoin the Merger, which action shall not have been withdrawn or terminated; (ii) no statute, rule, regulation, executive order, decree, ruling or preliminary or permanent injunction shall have been enacted, entered, promulgated or enforced by any federal or state court or governmental authority having jurisdiction which prohibits, restrains, enjoins or restricts consummation of the Merger; (iii) all third party consents and approvals (other than consents and approvals required by governmental laws and regulations) shall have been obtained; (iv) all filings, permits, authorizations, consents, or approvals (including an order of the State of Missouri Insurance Department approving the Merger as a statutory merger under Missouri law) required by governmental laws and regulations to consummate the transactions contemplated by the Merger Agreement shall have been made; provided, that if all other conditions to the Closing set forth in the Merger Agreement have been satisfied or waived, the approvals of the regulatory authorities of the State of Missouri have not been obtained, and American General has received an opinion of counsel that the use of a substitute subsidiary to effect the consummation of the Merger will not affect the qualification of the Merger as a tax-free transaction or have certain other specified adverse tax consequences to American General, American General has agreed that it shall effect the Merger through the use of a substitute subsidiary the use of which is not subject to any governmental laws and regulations (other than the approval of the Virginia State Corporation Commission) and the appropriate forms shall have been executed, filed and approved as required by the corporate and insurance laws and regulations of the Commonwealth of Virginia and the State of Missouri; (v) the Merger Agreement and the Merger shall have been adopted and approved by the requisite vote of Home Beneficial shareholders; (vi) the Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; and (vii) the shares of American General Common Stock issuable in the Merger shall have been authorized for listing on the NYSE.

  The obligation of Home Beneficial to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following additional conditions: (i) each of American General and AGC Life shall have performed in all material respects its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time; (ii) the representations and warranties of American General and AGC Life contained in the Merger Agreement which are qualified with respect to materiality shall be true and correct in all respects, and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of the Merger Agreement and at and as of the Effective Time as if made at and as of such time (except to the extent such representations and warranties specifically relate to an earlier date, in which case as of such earlier date) except as contemplated by the Merger Agreement; (iii) Home Beneficial shall have received a certificate of the Chairman of the Board, the President, an Executive Vice President, a Senior Vice President or the Chief Financial Officer of American General as to the satisfaction of the conditions in clauses (i) and (ii) of this paragraph; and (iv) Home Beneficial shall have received an opinion from Debevoise & Plimpton, special counsel to Home Beneficial, to the effect, on the basis of certain facts, representations by management of the companies and assumptions set forth in such opinion, that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that American General, AGC Life and Home Beneficial will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

  The obligations of American General and AGC Life to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following additional conditions: (i) Home Beneficial shall have performed in all material respects its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time; (ii) the representations and warranties of Home Beneficial contained in the Merger Agreement which are qualified with respect to materiality shall be true and correct in all respects, and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case at and as of the date of the Merger Agreement and at and as of the Effective Time as if made at and as of such time (except to the extent such representations and warranties specifically relate to an earlier date, in which case as of such earlier date), except as contemplated by the Merger Agreement; (iii) American General and AGC Life shall have received a certificate of the Chairman of the Board, the President or a Vice President of Home Beneficial as to the satisfaction of the conditions in clauses (i) and (ii) of this paragraph; and
(iv) American General shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to American General, to the effect that, on the basis of certain facts, representations by management of the companies and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that American General, AGC Life and Home Beneficial will each be a party to that reorganization within the meaning of
Section 368(b) of the Code.

 Termination

  The Merger Agreement provides that it may be terminated and the Merger abandoned at any time prior to the Effective Time, (i) by mutual written agreement of Home Beneficial and American General, (ii) by the Board of Directors of either American General or Home Beneficial, if (a) the Merger Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the shareholders of Home Beneficial at the Special Meeting,
(b) the Merger shall not have been consummated by June 30, 1997, which date may be extended by written notice of either American General or Home Beneficial to a date not later than September 30, 1997, if the Merger shall not have been consummated as a direct result of the failure to obtain certain regulatory approvals, provided that the party seeking to terminate the Merger Agreement shall not have taken any action that would cause it to be in material violation of any of its representations, warranties or covenants set forth in the Merger Agreement, (c) a court of competent jurisdiction or agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable provided the party seeking to terminate the Merger Agreement shall have used all reasonable efforts to remove such injunction, order or decree, or (d) the Home Beneficial Board shall have exercised its rights set forth in, and in accordance with the terms of, the Merger Agreement with respect to an Acquisition Proposal, (iii) by the Home Beneficial Board (a) pursuant to the exercise of its rights under the Merger Agreement to abandon the Merger within 10 Trading Days of its receipt of notice that American General proposes to issue shares of capital stock or other securities (except for issuances of shares in the ordinary course pursuant to stock options and restricted stock awards granted under a stock plan of American General) in connection with any transaction requiring shareholder approval or (b) if the Trading Average is less than $35.00; and
(iv) by the Board of American General if (a) there has been a breach by Home Beneficial of any representation or warranty which would be reasonably likely to have a material adverse effect on Home Beneficial, or (b) there has been a material breach of any covenants or agreements set forth in the Merger Agreement on the part of Home Beneficial, which breach is not curable or, if curable, is not cured within thirty days after written notice of such breach by American General to Home Beneficial.

  As stated above, the Home Beneficial Board would have the right to abandon the Merger and terminate the Merger Agreement in the event the Trading Average is less than $35.00 per share. In reaching any such decision to terminate the Merger Agreement, the Home Beneficial Board would consider such factors as it considered appropriate under all the facts and circumstances, which could include but not be limited to the following: (i) the amount by which the Trading Average of American General Common Stock was less than $35.00 per share; (ii) the amount by which the 50% limitation on Cash Consideration exchangeable in the Merger would have to be adjusted in order to enable special tax counsel to the companies to deliver the tax opinions required to consummate the Merger (see "--Allocation Rules--Certain Allocation Adjustments"), (iii) the trading price of the Home Beneficial Non-Voting Common Stock; (iv) recent developments in the businesses of American General and Home Beneficial as of such date; (v) whether to seek American General's consent to permit Home Beneficial to resolicit its shareholders in consideration of an agreement not to terminate the Merger Agreement; and (vi) such other factors as were taken into account initially in approving the Merger as are relevant at such time. See "THE PROPOSED MERGER--Recommendation of the Home Beneficial Board and Home Beneficial's Reasons for the Merger."

  In the event of termination of the Merger Agreement by either Home Beneficial or American General as described above, the Merger will be abandoned and there will generally be no liability or obligation on the part of American General, Home Beneficial or their respective subsidiaries, officers and directors, and all obligations of the parties shall terminate, except for, among other things, (i) certain specified obligations including without limitation those relating to financial advisory and brokerage fees and expenses of the Merger and (ii) under the circumstances set forth under "-- Other Acquisition Proposals; Certain Fees" above.

ACCOUNTING TREATMENT

  The Merger will be treated as a purchase by American General for accounting and financial reporting purposes. Under the purchase method of accounting, the assets and liabilities of Home Beneficial will be recorded on the consolidated books of American General at their respective fair values at the Effective Time.

REGULATORY FILINGS AND APPROVALS

  The regulatory filings and approvals described below must be made before the Merger can be effected and certain of such approvals may take a significant period of time to obtain. Although Home Beneficial and American General believe that such approvals will be obtained, there can be no assurance that this will be the case or that such approvals will be obtained in a timely manner or that such approvals will not be conditioned temporarily or otherwise encumbered.

 Approval by Insurance Regulators

  Before the Merger can be effected, American General will be required to obtain the prior approvals of the Virginia State Corporation Commission and the Missouri Department of Insurance, respectively, pursuant to applicable laws and regulations. American General has made the necessary filings with the Virginia State Corporation Commission and the Missouri Department of Insurance to obtain these approvals and is prepared to make any additional filings where necessary. Notification of approval was received from the Missouri Department of Insurance on February 25, 1997 and from the Virginia Bureau of Insurance on February 28, 1997.

  Pursuant to the Merger Agreement, Home Beneficial has agreed to use all reasonable efforts to cause HBLIC to pay a dividend of at least $250 million (which may be in the form of a demand promissory note) to Home Beneficial on or before the date immediately prior to the Closing Date. Payment of the dividend is subject to approval by the Virginia Bureau of Insurance and the satisfaction or waiver of all conditions to the Closing capable of being satisfied prior to the Closing Date. On February 28, 1997, the Virginia Bureau of Insurance approved a dividend by HBLIC to Home Beneficial of up to $300 million, which dividend has been declared by the board of directors of HBLIC and will be paid on the date immediately prior to the Closing Date, assuming the satisfaction or waiver of all the conditions to the Merger that are capable of being satisfied prior to the Closing Date. Under the Merger Agreement, if such a dividend were paid in an amount less than $250 million, the Merger Consideration per share of Home Beneficial Common Stock would be reduced by an amount determined on the basis of the dividend, if any, actually paid, but in no event by more than $0.55 per share of Home Beneficial Common Stock. In view of the fact that a dividend in an amount of up to $300 million has been approved by the Virginia Bureau of Insurance and declared by the board of directors of HBLIC, it is expected that a dividend in such an amount will be paid on the date immediately prior to the Closing and that there will not be a price adjustment.

 Antitrust

  The Merger is subject to the expiration or termination of the 30-day waiting period under the HSR Act and no action having been instituted by the DOJ or the FTC which is not withdrawn or terminated prior to the Effective Time. The HSR Act, and the rules and regulations thereunder, provide that certain merger transactions (including the Merger) may not be consummated until required information and materials have been furnished to the DOJ and the FTC and certain waiting periods have expired or been terminated. Home Beneficial and American General made their respective filings with the DOJ and the FTC on January 14, 1997, and January 15, 1997, respectively, and received notice of early termination of the waiting period on January 27, 1997.

  The DOJ and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. Notwithstanding the expiration of the HSR waiting period, any time before or after the Effective Time, the FTC, the DOJ or others can take action under the antitrust laws, including seeking to enjoin the consummation of the Merger, or seeking the divestiture by American General of all or any part of the stock or assets of Home Beneficial. There can be no assurances that a challenge to the Merger on antitrust grounds will not be made, or if such a challenge is made, that it would not be successful.

  Any pre-acquisition notices regarding the competitive impact of the Merger will be timely filed with various insurance departments in non-domiciliary states where both Home Beneficial and American General insurance subsidiaries transact business. Otherwise, after the Merger, any of these insurance subsidiaries would be subject to a possible order (i) requiring the insurer to cease transacting a line or lines of business or (ii) denying the license application of the insurer.

STATE ANTI-TAKEOVER STATUTES

  Article 14 of the VSCA prohibits business combination transactions involving a Virginia corporation (such as Home Beneficial) and an "Interested Shareholder" (defined generally as any person that directly or indirectly beneficially owns 10% or more of the outstanding voting stock of the subject corporation), unless special requirements are met or certain exceptions apply, including that the majority of the disinterested members of the board of directors of the subject corporation approve the acquisition of shares by such Interested Shareholder. Because the Home Beneficial Board has approved the Merger Agreement and the transactions contemplated thereby, the provisions of Article 14 of the VSCA are not applicable to the Merger. See "COMPARISON OF SHAREHOLDER RIGHTS--Anti-Takeover Statutes."

  Article 14.1 of the VSCA generally denies voting rights to shares purchased by an acquiring person who has obtained or anticipates obtaining a specified level of voting control in shares of an issuing public corporation as part of a control-share acquisition, except to the extent that such voting rights are conferred by resolution of the shareholders of the issuing public corporation. A vote of the shareholders to confer voting power under the statute must meet the criteria set forth in the statute, including the requirement for approval by a majority of all votes entitled to be cast by each voting group entitled to vote separately, excluding all interested shares. Because the statute specifically exempts a merger effected in compliance with the VSCA if the issuing corporation is a party to the agreement of merger, the provisions of
Article 14.1 are not applicable to the Merger. See "COMPARISON OF SHAREHOLDER RIGHTS--Anti-Takeover Statutes."

  Home Beneficial, directly or through HBLIC, conducts business in a number of other states throughout the United States, some of which have also enacted anti-takeover laws. Home Beneficial and American General do not know whether any of these laws, by their terms, apply to the Merger and have not attempted to comply with any such laws. Should any person seek to apply any such state anti-takeover laws, Home Beneficial and American General will take such action as then appears appropriate, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state anti-takeover statutes is applicable to the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Merger, Home Beneficial and American General might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Home Beneficial and American General might be delayed in, or prevented from, consummating the Merger.

OPERATIONS AFTER THE MERGER

  As a result of the Merger, the separate existence of Home Beneficial and the Home Beneficial Board will terminate, but the directors of American General and AGC Life will continue in office. The Merger Agreement does not contain any provisions either (i) obligating American General to employ any officer or employee of Home Beneficial following the Merger or (ii) requiring the election or nomination of any specified individuals or any specified number of persons to the board of directors of either AGC Life or American General.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  The following is a discussion of the material federal income tax consequences of the Merger under existing federal income tax law, which is subject to change, possibly retroactively. References in this discussion to Home Beneficial shareholders include holders of voting trust certificates evidencing beneficial ownership of Home Beneficial Voting Common Stock. This discussion assumes that shareholders hold Home Beneficial Common Stock as a capital asset as of the effective date of the Merger. This discussion does not discuss all aspects of federal income taxation which may be relevant to particular shareholders in light of their personal circumstances, such as shareholders whose stock was acquired pursuant to the exercise of an employee stock option or otherwise as compensation or shareholders who are subject to special treatment under the federal income tax laws (for example, financial institutions, insurance companies, tax-exempt organizations, broker-dealers and foreign persons). This discussion also does not address any aspects of state, local or foreign tax law. No rulings have been or will be sought from the Internal Revenue Service with respect to any tax matters relating to the Merger. EACH SHAREHOLDER IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE MERGER.

  The obligation of Home Beneficial to consummate the Merger is conditioned upon the receipt by Home Beneficial of an opinion from Debevoise & Plimpton, and the obligation of American General to consummate the Merger is conditioned upon the receipt by American General of an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, in each case substantially to the effect that, on the basis of certain facts, representations by management of the companies and assumptions set forth in such opinions, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that American General, AGC Life and Home Beneficial will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Assuming that the Merger does qualify for such treatment, in the opinion of Debevoise & Plimpton, special counsel to Home Beneficial, and Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to American General, subject to the assumptions and limitations described in the preceding paragraph, the following discussion, to the extent it describes matters of law and legal conclusions, is an accurate summary of the material federal income tax consequences of the Merger to the shareholders under the law in effect as of the date hereof.

  The federal income tax consequences to a shareholder will depend on whether the shareholder receives only American General Common Stock, a combination of American General Common Stock and cash, or only cash in exchange for the shareholder's Home Beneficial Common Stock pursuant to the Merger.

 Receipt of Only American General Common Stock

  A shareholder who receives solely American General Common Stock in exchange for Home Beneficial Common Stock will not recognize gain or loss upon such exchange (except as described below with respect to cash that is received in lieu of fractional shares). Accordingly, (i) the aggregate tax basis of the American General Common Stock received by the shareholder will be the same as the aggregate tax basis of the Home Beneficial Common Stock surrendered in exchange therefor pursuant to the Merger (adjusted with respect to fractional shares) and (ii) the holding period of the American General Common Stock will include the holding period of the Home Beneficial Common Stock surrendered in exchange therefor pursuant to the Merger.

  A shareholder who receives cash in lieu of fractional shares will be treated as having received such fractional shares pursuant to the Merger and then as having exchanged such fractional shares for cash in a redemption by American General. The amount of any capital gain or loss attributable to such deemed redemption of fractional shares will be equal to the difference between the cash received in lieu of fractional shares and the ratable portion of the tax basis of the Home Beneficial Common Stock surrendered that is allocated to such fractional shares. Such gain or loss will constitute long-term capital gain or loss if, at the effective time of the Merger, such shareholder has held such Home Beneficial Common Stock for more than one year.

 Receipt of Cash and American General Common Stock

  Except as described below under "--Additional Considerations," a shareholder who receives a combination of American General Common Stock and cash in exchange for Home Beneficial Common Stock will generally recognize capital gain, but not loss, for federal income tax purposes. The amount of gain, if any, recognized must be computed separately with respect to each "block" of Home Beneficial Common Stock surrendered in the Merger. With respect to each block, gain will be recognized in an amount equal to the lesser of (i) the amount of gain realized (i.e., the excess of the amount of cash and the fair market value of American General Common Stock received that is allocable to such block over the tax basis of such block) and (ii) the amount of cash received that is allocable to such block. For purposes of such calculation, the aggregate amount of cash and American General Common Stock received by a shareholder will be allocated proportionally among the shares of Home Beneficial Common Stock surrendered in exchange therefor pursuant to the Merger. Shares of the same class of Home Beneficial Common Stock that were acquired at the same time in a single transaction will be considered a separate "block."

  The aggregate tax basis of the American General Common Stock received by a shareholder will be the same as the aggregate tax basis of the Home Beneficial Common Stock surrendered in exchange therefor pursuant to the Merger, decreased by the total amount of cash received and increased by the amount of gain recognized. The holding period of the American General Common Stock will include the holding period of the Home Beneficial Common Stock surrendered in exchange therefor.

 Receipt of Only Cash

  Except as described below under "--Additional Considerations," a shareholder who receives solely cash in exchange for Home Beneficial Common Stock will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the aggregate tax basis of the Home Beneficial Common Stock surrendered. Gain or loss must be calculated separately for each block of Home Beneficial Common Stock held by a shareholder.

 Additional Considerations

  With respect to shareholders who receive cash in the Merger, it is possible that, under certain circumstances, the gain recognized could be treated as dividend income rather than capital gain unless the requirements of Section 302 of the Code are satisfied. In order to determine whether those requirements are satisfied, a shareholder is treated as receiving solely American General Common Stock in the Merger (instead of the cash actually received) and then receiving cash from American General in a hypothetical redemption of those shares. The hypothetical redemption will satisfy the requirements under Section 302 if it either (i) is "not essentially equivalent to a dividend" or (ii) has the effect of a "substantially disproportionate" redemption of American General Common Stock. Whether such hypothetical redemption of American General Common Stock is "not essentially equivalent to a dividend" depends on the individual facts and circumstances of each shareholder but in any event must result in a meaningful reduction of a shareholder's proportionate stock interest in American General. Generally, in the case of a Home Beneficial shareholder whose stock interest in American General (relative to the total number of American General shares outstanding) is minimal, and who exercises no control over the affairs of American General, any actual reduction in proportionate interest will be treated as "meaningful." Alternatively, the hypothetical redemption of the American General Common Stock will be "substantially disproportionate" if the ratio which the American General Common Stock (and any other American General voting stock) owned by the shareholder after the hypothetical redemption bears to all of the voting stock of American General at such time is less than 80% of the ratio which the American General Common Stock (and any other American General voting stock) hypothetically owned by the shareholder after the Merger but before the redemption bears to all of the voting stock of American General at such time. If the receipt of cash is treated as having the effect of a dividend, only the portion of the recognized gain that is not in excess of the shareholder's ratable share of the accumulated earnings and profits of American General will be taxable as a dividend.

  In applying the foregoing tests, there must be taken into account not only actual ownership of stock but also stock constructively owned by a shareholder by reason of certain attribution rules under Section 318 of the Code. Under these rules, a shareholder is treated as owning the stock owned by certain family members, stock subject to an option to acquire such stock, stock owned by certain estates and trusts of which the shareholder is a beneficiary, and stock owned by certain affiliated entities. Under certain circumstances, an individual who actually owns no American General Common Stock but pursuant to
Section 318 of the Code constructively owns American General Common Stock by reason of attribution from family members may avoid such attribution by filing a timely agreement with the Internal Revenue Service under Section 302(c)(2) of the Code and the regulations thereunder. BECAUSE OF THE COMPLEXITY OF THESE RULES, EACH HOLDER OF HOME BENEFICIAL COMMON STOCK WHO RECEIVES A COMBINATION OF CASH AND AMERICAN GENERAL COMMON STOCK IN THE MERGER OR WHO OTHERWISE BELIEVES THESE RULES MIGHT APPLY TO HIM OR HER IS PARTICULARLY URGED TO CONTACT HIS OR HER OWN TAX ADVISOR.

 Withholding

  Unless an exemption applies, the Exchange Agent will be required to withhold, and will withhold, 31% of any cash payments to which a stockholder or other payee is entitled pursuant to the Merger, unless the stockholder or other payee provides his or her tax identification number (social security number or employer identification number) and certifies that such number is correct. Each stockholder and, if applicable, each other payee is required to complete and sign the Form W-9 that will be included as part of the transmittal letter to avoid backup withholding (or IRS Form W-8 if the stockholder is a nonresident alien or foreign entity), unless an applicable exemption exists and is proved in a manner satisfactory to American General and the Exchange Agent.

  EACH SHAREHOLDER IS STRONGLY ADVISED TO CONSULT HIS OR HER OWN TAX ADVISORS AS TO PARTICULAR FACTS AND CIRCUMSTANCES WHICH MAY BE UNIQUE TO SUCH SHAREHOLDER AND ALSO AS TO ANY ESTATE, GIFT, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES ARISING OUT OF THE MERGER.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES

  The shares of American General Common Stock issuable in connection with the Merger have been registered under the Securities Act. Such shares will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed to be an affiliate, as such term is defined under the Securities Act for purposes of Rule 145 (an "Affiliate"), of Home Beneficial or American General at the time of the Special Meeting. Affiliates may not sell their shares of American General Common Stock acquired in connection with the Merger except pursuant to (i) an effective Registration Statement under the Securities Act covering the resale of such shares, (ii) the conditions contemplated by paragraph (d) of Rule 145, or (iii) any other applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be Affiliates of Home Beneficial or American General generally include individuals or entities that may be deemed to control, be controlled by or be under common control with Home Beneficial or American General, and may include officers, directors and principal shareholders of Home Beneficial or American General.

STOCK EXCHANGE LISTING

  The obligations of the parties to the Merger Agreement to consummate the Merger are subject to the shares of American General Common Stock to be issued in connection with the Merger being authorized for listing on the NYSE. See "THE PROPOSED MERGER--The Merger Agreement--Conditions to the Merger."

RIGHTS OF DISSENTING SHAREHOLDERS

 Home Beneficial Non-Voting Common Stock

  Section 13.1-730 of the VSCA (as effective July 1, 1996) provides that no dissenters' rights are available for the shares of any class or series of shares which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders to act upon the agreement or plan of merger, were either (x) listed on a national securities exchange or on the National Association of Securities Dealers Automated Quotation System or (y) held of record by at least 2,000 shareholders, unless, among other things, in either case (i) the holders of such class or series of shares are required by the terms of such agreement or plan to accept for such shares anything except cash or shares of the acquiring corporation listed subject to notice of issuance on a national securities exchange or held of record by at least 2,000 shareholders of record, or (ii) the transaction to be voted on is an "affiliated transaction" that has not been approved by a majority of "disinterested directors."

  Holders of Home Beneficial Non-Voting Common Stock have no dissenters' rights with respect to the Merger because (i) as of the Record Date, the Home Beneficial Non-Voting Common Stock was listed on Nasdaq and (ii) the holders of such shares are required by the terms of the Merger Agreement to accept cash or listed shares of American General Common Stock.

 Home Beneficial Voting Common Stock

  A shareholder of Home Beneficial Voting Common Stock (and a holder of voting trust certificates evidencing beneficial ownership of such shares) who objects to the Merger (a "Dissenting Shareholder") and who complies with provisions of
Article 15 of Title 13.1 of the VSCA ("Article 15") may demand the right to receive a cash payment, if the Merger is consummated, for the fair value of his or her stock immediately before the Merger Effective Date, exclusive of any appreciation or depreciation in anticipation of the Merger unless such exclusion would be inequitable. In order to receive payment, a Dissenting Shareholder must deliver to Home Beneficial prior to the Special Meeting a written notice of intent to demand payment for his or her shares if the Merger is consummated (an "Intent to Demand Payment") and must not vote his or her shares in favor of the Merger. A VOTE AGAINST THE MERGER WILL NOT ITSELF CONSTITUTE SUCH WRITTEN NOTICE AND A FAILURE TO VOTE WILL NOT CONSTITUTE A TIMELY WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT.

  A shareholder of record of Home Beneficial Voting Common Stock may assert dissenters' rights as to fewer than all the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies Home Beneficial in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of such a partial dissenter are determined as if the shares to which he or she dissents and such shareholder's other shares were registered in the names of different shareholders. A beneficial shareholder of Home Beneficial Voting Common Stock may assert dissenters' rights as to shares held on his or her behalf by a shareholder of record only if (i) such shareholder submits to Home Beneficial the record shareholder's written consent of the dissent not later than the time when the beneficial shareholder asserts dissenters' rights, and (ii) such shareholder dissents with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.

  Within 10 days after the Effective Date, Home Beneficial is required to deliver a notice in writing (a "Dissenter's Notice") to each Dissenting Shareholder who has filed an Intent to Demand Payment and who has not voted such shares in favor of the Share Exchange. The Dissenter's Notice shall (i) state where the demand for payment (the "Payment Demand") shall be sent and where and when stock certificates shall be deposited; (ii) supply a form for demanding payment; (iii) set a date by which Home Beneficial must receive the Payment Demand; and (iv) be accompanied by a copy of Article 15. A Dissenting Shareholder who is sent a Dissenter's Notice must submit the Payment Demand and deposit his or her stock certificates in accordance with the terms of, and within the time frames set forth in, the Dissenter's Notice. As a part of the Payment Demand, the dissenting Shareholder must certify whether he or she acquired beneficial ownership of the shares before or after the date of the first public announcement of the terms of the proposed Share Exchange (the "Announcement Date"), which was December 23, 1996. Home Beneficial will specify the Announcement Date in the Dissenter's Notice.

  Except with respect to shares acquired after the Announcement Date, Home Beneficial shall pay a Dissenting Shareholder the amount Home Beneficial estimates to be the fair value of his or her shares, plus accrued interest. Such payment shall be made within 30 days of receipt of the Dissenting Shareholder's Payment Demand. As to shares acquired after the Announcement Date, Home Beneficial is only obligated to estimate the fair value of the shares, plus accrued interest, and to offer to pay this amount to the Dissenting Shareholder conditioned upon the Dissenting Shareholder's agreement to accept it in full satisfaction of his or her claim.

  If a Dissenting Shareholder believes that the amount paid or offered by Home Beneficial is less than the fair value of his or her shares, or that the interest due is incorrectly calculated, that Dissenting Shareholder may notify Home Beneficial of his or her own estimate of the fair value of his shares and amount of interest due and demand payment of such estimate (less any amount already received by the Dissenting Shareholder) (the "Estimate and Demand"). The Dissenting Shareholder must notify Home Beneficial of the Estimate and Demand within 30 days after the date Home Beneficial makes or offers to make payment to the Dissenting Shareholder.

  Within 60 days after receiving the Estimate and Demand, Home Beneficial must either commence a proceeding in the appropriate circuit court to determine the fair value of the Dissenting Shareholder's shares and accrued interest, or Home Beneficial must pay each Dissenting Shareholder whose demand remains unsettled the amount demanded. If a proceeding is commenced, the court must determine all costs of the proceeding and must assess those costs against Home Beneficial, except that the court may assess costs against all or some of the Dissenting Shareholders to the extent the court finds that the Dissenting Shareholders did not act in good faith in demanding payment of the Dissenting Shareholder's Estimates.

  The foregoing discussion is a summary of the material provisions of Article
15. Holders of Home Beneficial Voting Common Stock (and holders of voting trust certificates evidencing beneficial ownership of such shares) are strongly encouraged to review carefully the full text of Article 15, which is included as Exhibit C to this

Proxy Statement/Prospectus. The provisions of Article 15 are technical and complex, and a shareholder failing to comply strictly with them may forfeit his Dissenting Shareholder's rights. Any shareholder who intends to dissent from the Merger should review the text of those provisions carefully and also should consult with his attorney. NO FURTHER NOTICE OF THE EVENTS GIVING RISE TO DISSENTERS' RIGHTS OR ANY STEPS ASSOCIATED THEREWITH WILL BE FURNISHED TO HOLDERS OF SHARES OF HOME BENEFICIAL VOTING COMMON STOCK OR VOTING TRUST CERTIFICATES EVIDENCING BENEFICIAL OWNERSHIP OF SUCH SHARES, EXCEPT AS INDICATED ABOVE OR OTHERWISE REQUIRED BY LAW.

  Any Dissenting Shareholder who perfects his or her right to be paid the fair value of his shares will recognize gain or loss, if any, for federal income tax purposes upon the receipt of cash for his shares. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with applicable provisions of the Code. See "--Certain Federal Income Tax Consequences of the Merger."

                       COMPARISON OF SHAREHOLDER RIGHTS

  The rights of shareholders of Home Beneficial are currently governed by the VSCA, the Home Beneficial Articles and the Home Beneficial Bylaws. Upon consummation of the Merger, Home Beneficial shareholders who receive Stock Consideration will become shareholders of American General and their rights will be governed by the TBCA, the American General Articles and the American General Bylaws, which differ in certain material respects from the VSCA, the Home Beneficial Articles and the Home Beneficial Bylaws. The following is a summary of certain differences between the rights of Home Beneficial shareholders and those of American General shareholders.

  The following summary does not purport to be a complete description of the rights of shareholders of Home Beneficial or the rights of shareholders of American General or a comprehensive comparison of such rights, and is qualified in its entirety by reference to the VSCA and the TBCA, to the Home Beneficial Articles and the Home Beneficial Bylaws, and to the American General Articles and the American General Bylaws. For more information regarding reviewing or obtaining a copy of the charter documents or bylaws of either company, see "AVAILABLE INFORMATION."

AUTHORIZED CAPITAL STOCK

  The authorized capital stock of Home Beneficial consists of 12,800,000 shares of Home Beneficial Voting Common Stock and 19,200,000 shares of Home Beneficial Non-Voting Common Stock. As of December 31, 1996, there were outstanding 8,060,660 shares of Home Beneficial Voting Common Stock and 8,992,910 shares of Home Beneficial Non-Voting Common Stock. The authorized capital stock of American General consists of 300,000,000 shares of American General Common Stock and 60,000,000 shares of American General Preferred Stock. As of December 31, 1996, there were outstanding 203,090,677 shares of American General Common Stock and 2,317,701 shares of American General 7% Mandatorily Convertible Preferred Stock (the "American General 7% Preferred Stock").

VOTING RIGHTS

  Home Beneficial Common Stock is divided into Home Beneficial Voting Common Stock and Home Beneficial Non-Voting Common Stock. Except for preemptive rights and voting rights, Home Beneficial Voting Common Stock and Home Beneficial Non-Voting Common Stock are identical in all respects. The holders of Home Beneficial Voting Common Stock are entitled to one vote per share. The holders of Home Beneficial Non-Voting Common Stock have no voting rights except in certain limited circumstances specified in the VSCA including, but not limited to, the following: (i) the right to vote separately as a class with respect to any proposed amendment to the Home Beneficial Articles that adversely affects the rights of holders of Home Beneficial Non-Voting Common Stock including, but not limited to, any amendment otherwise requiring shareholder approval that would (a) increase or decrease the aggregate number of authorized shares of Home Beneficial Non-Voting Common Stock; (b) effect an exchange, reclassification or cancellation of all or any part of the shares of Home Beneficial Non-Voting Common Stock; (c) effect an exchange, or create a right of exchange, of all or any part of the shares of another class into the shares of Home Beneficial Non-Voting Common Stock; (d) change the designations, preferences, limitations or relative rights of the shares of Home Beneficial Non-Voting Common Stock; (e) change the shares of Home Beneficial Non-Voting Common Stock into a different number of shares of Home Beneficial Non-Voting Common Stock; (f) create a new class of shares having rights and preferences prior and superior to the shares of Home Beneficial Non-Voting Common Stock or increase the rights and preferences of any class having rights and preferences prior to or superior to the shares of Home Beneficial Non-Voting Common Stock; (g) increase the rights, preferences or number of authorized shares of any class that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior, superior or substantially equal to shares of Home Beneficial Non-Voting Common Stock and (h) cancel or otherwise affect dividends on the shares of Home Beneficial Non-Voting Common Stock which have accrued but have not been declared; (ii) the right to vote together with the holders of Home Beneficial Voting Common Stock with respect to any merger the terms of which will affect the holders of Home Beneficial Voting

Common Stock in the same or substantially similar way as the holders of Home Beneficial Non-Voting Common Stock; (iii) the right to vote separately as a class on a plan of merger or share exchange if the plan contains a provision which, if contained in the proposed amendment to the Home Beneficial Articles, would entitle the class or series to vote as a separate voting group on the amendment pursuant to the provisions set forth in clause (i) above; and (iv) in certain other circumstances specified by VSCA.

  All holders of American General Common Stock have the right to one vote per share with respect to all matters submitted to a vote of American General shareholders.

  Holders of American General 7% Preferred Stock will generally be entitled to vote together as a single class with holders of American General Common Stock on all matters requiring a shareholder vote, on the basis of 4/5 of a vote per share of American General 7% Preferred Stock. In addition, if full cumulative dividends on the American General 7% Preferred Stock are not paid for six quarterly dividend periods, the number of directors of American General constituting the entire American General Board shall be increased by two persons and the holders of shares of American General 7% Preferred Stock, voting separately as a class together with the holders of shares of all other series of capital stock of American General ranking on a parity with the American General 7% Preferred Stock as to the payment of dividends and having the then present right to elect one or more directors as a result of a dividend arrearage but not then entitled to other separate voting rights to elect one or more directors in the event of such an arrearage ("Class Voting Stock"), shall have the right to elect such directors to fill such positions. Such right, when vested, will continue until all dividends in arrears and payable on the shares of American General 7% Preferred Stock have been paid in full, whereupon the terms of office of all persons previously elected as directors by the holders of shares of American General 7% Preferred Stock and such other Class Voting Stock shall forthwith terminate and the number of the American General Board shall be reduced accordingly.

VOTING TRUST AGREEMENT

  As of December 31, 1996, 5,181,165 shares of Home Beneficial Voting Common Stock, constituting 64.3% of the 8,060,660 shares then outstanding, were held by trustees under a voting trust agreement dated as of May 1, 1984, which, by virtue of a voting trust extension agreement dated as of May 1, 1987, continues in force until May 11, 1997 (the "1984 Voting Trust"), unless earlier terminated pursuant to its terms. The Voting Trustees, each of whom is a director of Home Beneficial and HBLIC, are R. W. Wiltshire, L.W. Richardson,
R. W. Wiltshire, Jr., G. T. Richardson and D. N. Hoppes (together, the "Voting Trustees"). Their mailing address is 3901 West Broad Street, Richmond, Virginia 23230. The Voting Trustees are given exclusive voting power of the Home Beneficial Voting Common Stock subject to the 1984 Voting Trust, but must vote or execute consents in accordance with the instructions of the holders of voting trust certificates with respect to any action submitted to a vote of the holders of Home Beneficial Voting Common Stock as to which a majority of the Voting Trustees then in office favor an affirmative vote, where such action, if approved by the holders of Home Beneficial Voting Common Stock in accordance with and to the extent required by law and the Home Beneficial Articles, would result in: (i) the increase or decrease of the authorized number of shares of Home Beneficial Voting Common Stock; (ii) an exchange, reclassification, or cancellation of all or part of the shares of Home Beneficial Voting Common Stock; (iii) an exchange, or right of exchange, of all or any part of the shares of another class into the shares of Home Beneficial Voting Common Stock; (iv) any change that may be adverse to the designations, preferences, limitations, voting rights or relative to other rights of any nature of the shares of Home Beneficial Voting Common Stock; (v) any change of the shares of Home Beneficial Voting Common Stock into a different number of shares of the same class or into the same or a different number of shares, either with or without par value, of other classes of stock;
(vi) the creation of a new class of stock, or change of a class with subordinate and inferior rights into a class having rights and preferences prior and superior to shares of Home Beneficial Voting Common Stock, or any increase of the rights and preferences of any class having rights and preferences prior or superior to shares of Home Beneficial Voting Common Stock; (vii) any limitation or denial of preemptive rights of shares of Home Beneficial Voting Common Stock; (viii) the sale, lease, exchange, mortgage, pledge or other disposition of all, or substantially all, the property and assets of Home Beneficial; (ix) the merger or consolidation of Home Beneficial with or into any other corporation, or of any other corporation with or into Home Beneficial; or (x) the dissolution of Home Beneficial. If a majority of the Voting Trustees shall oppose any such matter, the Voting Trustees need not solicit, obtain or follow directions from the holders of the voting trust certificates, and such majority of Voting Trustees opposing any such proposal are authorized and empowered to vote all the shares of Home Beneficial Voting Common Stock held by the Voting Trustees under the 1984 Voting Trust against such proposal. A majority vote of the Voting Trustees controls actions to be taken by them; they may vote in person or by proxy to another Voting Trustee with or without direction how to vote. They may vote for themselves as directors and officers of Home Beneficial and fix their compensation provided it be commensurate with the duties and responsibilities of the office or position held. They may name successor trustees in event of death, resignation, removal from the Commonwealth of Virginia or incapacity of any Voting Trustee. They receive no compensation for their services as Voting Trustees. In the event that by virtue of a stock dividend, stock split, reclassification of stock or subscription the Voting Trustees receive further Home Beneficial Voting Common Stock, it is to be held by them subject to all of the provisions of the 1984 Voting Trust.

  In the event that as a result of any merger, consolidation, sale of assets or property, exchange or other cause, the shares of Home Beneficial Voting Common Stock held by the Voting Trustees should be converted into and become shares of another corporation, the 1984 Voting Trust shall be terminated automatically unless the amount of voting stock in such other corporation received by participants in the 1984 Voting Trust as a result of the conversion would thereafter represent more than one-third of the issued and outstanding voting stock of such other corporation if it has no class of stock registered under the Exchange Act, or more than one-twentieth of the issued and outstanding voting stock of such other corporation if it has a class of stock so registered, in either of which cases the 1984 Voting Trust shall continue in force according to its terms. The 1984 Voting Trust will expire on the earlier of (i) consummation of the Merger or (ii) May 11, 1997.

  See "SECURITY OWNERSHIP--Security Ownership of Certain Stockholders, Directors and Management of Home Beneficial--Voting Trust" for additional information regarding the rights of the holders of voting trust certificates to instruct the Voting Trustees as to how to vote on the Merger and the effect on the continued existence of the 1984 Voting Trust if the Merger is consummated.

  Home Beneficial Non-Voting Common Stock, which has no vote on most matters, is publicly traded in the over-the-counter market and is not subject to the 1984 Voting Trust.

  American General has no similar voting trust agreements.

AMERICAN GENERAL PREFERRED SHARE PURCHASE RIGHTS

  On July 27, 1989, the American General Board authorized the issuance of one preferred share purchase right (a "Right") for each share of American General Common Stock outstanding on August 7, 1989 and for each share of American General Common Stock issued thereafter but prior to the earlier of the Distribution Date and the Termination Date (as each such term is defined below). A Right is attached to each share of American General Common Stock and entitles the registered holder to purchase from American General one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $1.50 per share, of American General (the "American General Junior Preferred Shares") at a price of $120 per one one-hundredth of an American General Junior Preferred Share, subject to certain adjustments.

  The Rights will expire on August 7, 1999, unless the expiration date is extended or the Rights are redeemed earlier (any such date being the "Termination Date"). The Rights are not exercisable or transferable separately from the shares of American General Common Stock until the "Distribution Date" which will occur on the earlier of (i) 10 business days following the first public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding American General Common Stock and any other shares of capital stock of American General entitled to vote generally in the election of directors or entitled to vote in respect of any merger, consolidation, sale of all or substantially all of American General's assets, liquidation, dissolution or winding up of American General (the "Voting Stock") or (ii) 10 business days following the commencement of, or the first public announcement of an intention to commence, a tender or exchange offer the consummation of which would result in the beneficial ownership by a person or group of affiliated or associated persons of 25% or more of the then outstanding Voting Stock.

  In the event American General is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earnings power should be sold or otherwise transferred, each holder of a Right will have the right to receive, upon payment of the right's then current exercise price, common stock of the acquiring company which has a market value of two times the exercise price of the Right. In the event that any person becomes an Acquiring Person, each holder of a Right will thereafter have the right to receive upon exercise thereof that number of shares of American General Common Stock (or under certain circumstances, Common Stock-equivalent American General Junior Preferred Shares) having a market value of two times the exercise price of the Rights.

  At any time 10 business days after a person or group of affiliated or associated persons has become an Acquiring Person and prior to the acquisition by any person or group of 50% or more of the outstanding Voting Stock, the American General Board may exchange the Rights (other than Rights acquired or beneficially owned by such Acquiring Person, which Rights held by such Acquiring Person shall then be null and void), in whole or in part, at an exchange ratio of one share of American General Common Stock (or one one-hundredth of a share of American General Junior Preferred Stock), appropriately adjusted to reflect any stock split, stock dividend or similar transaction, for each two shares of American General Common Stock for which the Right is then exercisable.

  At any time prior to the close of business on the tenth day following the first public announcement that a person or group of affiliated or associated persons has become an Acquiring Person, the American General Board may redeem the then outstanding Rights in whole, but not in part, at a price of $.01 per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction (the "Rights Redemption Price"). Any such redemption of the Rights may be made effective at such time, on such basis and with such conditions as the American General Board in its sole discretion may establish.

  The purchase price payable, and the number of American General Junior Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution in the event of a stock dividend on, or a subdivision, combination or reclassification of, the American General Junior Preferred Shares.

  The number of outstanding Rights and the number of one one-hundredth of an American General Junior Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of reclassification of securities, or recapitalization or reorganization of American General or other transaction involving American General which has the effect, directly or indirectly, of increasing by more than one percent the proportionate share of the outstanding shares of any class of equity securities of American General or any of its subsidiaries beneficially owned by any Acquiring Person, in any such case, prior to an exchange by American General as described above.

  The terms of the Rights may be amended, including extending the expiration date, by the American General Board without the consent of the holders of the Rights, except in certain circumstances.

  The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire American General on terms not approved by the American General Board. The Rights should not interfere with any merger or other business combination approved by the American General Board since the Rights may be redeemed by American General at the Rights Redemption Price prior to the time that a person or group has acquired beneficial ownership of 50% or more of the Voting Stock. The rights under the shareholders rights plan will cause substantial dilution to a person or group that attempts to acquire American

General on terms not approved by the American General Board. The Rights should not interfere with any merger or other business combination approved by the American General Board since the Rights may be redeemed by American General at a specified price prior to the time that a person or group has acquired beneficial ownership of 50% or more of the Voting Stock. See also "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "AVAILABLE INFORMATION."

  Home Beneficial shareholders who receive the Stock Consideration will receive the associated American General Preferred Share Purchase Rights with the shares of American General Common Stock they receive in the Merger.

AMENDMENTS TO CHARTER AND BYLAWS

  Under the VSCA and the Home Beneficial Articles, an amendment to the Home Beneficial Articles generally would require the approval of the holders of more than two-thirds of the shares of each class entitled to vote thereon and more than two-thirds of the total shares entitled to vote thereon. Under the VSCA, the holders of a class of securities have the right to vote separately as a class with respect to any charter amendments that would alter certain terms of such class as specified in the VSCA. Under the TBCA and the American General Articles, an amendment to the American General Articles generally would require the approval of the holders of two-thirds of the shares entitled to vote thereon, or, if any class is entitled to vote separately thereon, the approval of the holders of two-thirds of the shares of such class entitled to vote thereon and two-thirds of the total shares entitled to vote thereon.

  Under the VSCA and the Home Beneficial Bylaws, the Home Beneficial Board and the Home Beneficial shareholders are each empowered to adopt, alter, amend or repeal the Home Beneficial Bylaws, except that the Home Beneficial Board is prohibited from taking such action in relation to any bylaw with respect to which the shareholders have specifically provided that such bylaw is not subject to amendment or repeal by the Home Beneficial Board. Under the American General Articles, except as expressly provided in the American General Bylaws, the American General Board may alter, amend or repeal the American General Bylaws without shareholder approval, although bylaws made by the American General Board, and the power conferred upon the American General Board to amend such bylaws, may be altered or repealed by the shareholders. The American General Bylaws provide that, unless otherwise provided in the American General Articles, the power to alter, amend, or repeal the American General Bylaws or adopt new bylaws is vested in the American General Board, subject to repeal or change by action of the affirmative vote of the holders of at least 75% of the then outstanding shares of all classes entitled to vote generally in the election of directors, voting together as a single class.

PREEMPTIVE RIGHTS; CUMULATIVE VOTING

  The holders of Home Beneficial Voting Common Stock have preemptive rights with respect to Home Beneficial Voting Common Stock, but such rights do not extend to treasury stock, stock issued for services or property (other than money) or to stock issued to officers or employees pursuant to a plan approved by stockholders. Neither the holders of Home Beneficial Non-Voting Stock nor the shareholders of American General have any preemptive rights to acquire unissued shares of the corporation's capital stock. Neither the shareholders of Home Beneficial nor the shareholders of American General have any rights to cumulate votes with respect to the election of directors.

BOARDS OF DIRECTORS

  The Home Beneficial Board currently consists of nine members, which is subject to change by action of the Home Beneficial Board provided that, pursuant to the Home Beneficial Bylaws, the Home Beneficial Board shall consist of a minimum of nine and a maximum of eleven members. The American General Board consists of eleven directors, which is subject to change by action of the American General Board provided that, pursuant to the American General Bylaws, the American General Board shall consist of at least three members but no more than 25 members. Members of the Board of Directors of each of Home Beneficial and American General are elected at each annual meeting of shareholders for terms expiring at the succeeding annual meeting. Neither Home Beneficial nor American General has a classified board of directors.

REMOVAL OF DIRECTORS

  Under the VSCA, the shareholders of a corporation may remove one or more directors with or without cause unless the articles of incorporation provide otherwise. However, if a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove him or her. The Home Beneficial Bylaws provide that any director may be removed from office, with or without cause, by the affirmative vote of the holders of at least a majority of the shares of Home Beneficial Voting Common Stock entitled to be cast in the election of directors at a meeting of shareholders called for that purpose.

  Under the TBCA, a corporation's bylaws or articles of incorporation may provide that at any meeting of shareholders called expressly for that purpose, one or more directors may be removed, with or without cause, by a vote of the holders of a specified portion, but not less than a majority, of the shares then entitled to vote in an election of directors. Subject to the rights of any class or series of stock having a preference over the American General Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, the American General Bylaws provide that any director may be removed, with or without cause, by the affirmative vote of the holders of at least 75% of the combined voting power of the outstanding shares of all classes of stock entitled to vote generally in an election of directors, voting together as a single class.

NEWLY-CREATED DIRECTORSHIPS AND VACANCIES

  Under the VSCA, except as noted below, whenever a vacancy occurs on a board of directors, including a vacancy resulting from an increase in the number of directors, it may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum, unless the articles of incorporation provide otherwise. The Home Beneficial Bylaws provide that if any vacancy shall occur in the Home Beneficial Board such vacancy may be filled by a majority of the remaining directors, though less than a quorum, or by a plurality of the votes cast at a meeting of shareholders. The Home Beneficial Board may by amendment to the Home Beneficial Bylaws decrease or increase by 30% or less the number of directors last elected by the shareholders. A directorship created by reason of an increase in the number of directors by action of the Home Beneficial Board may be filled by the Home Beneficial Board for a term of office continuing only until the next election of directors (whether at an annual or special shareholders meeting).

  Under the TBCA and the American General Bylaws, subject to the rights of any holders of a class or series of stock having a preference over the American General Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any vacancy on the American General Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by the affirmative vote of a majority of the American General Board then in office, even though less than a quorum, provided that any director so elected shall hold office only for the remainder of the term of the director whose departure caused the vacancy. A directorship created by reason of an increase in the number of directors by action of the American General Board may be filled by the American General Board for a term of office continuing only until the next election of directors (whether at an annual or special shareholders meeting), provided that the American General Board shall not fill more than two such directorships during the period between two successive annual meetings of shareholders.

NOMINATION OF DIRECTORS

  Pursuant to the Home Beneficial Bylaws, the Home Beneficial Board or a committee appointed by the Home Beneficial Board shall select a slate of nominees to be voted on for election as directors at each annual meeting. Nominations of persons for election as directors of the corporation may also be made by any Home Beneficial shareholder entitled to vote for the election of directors at the meeting who delivers to the Corporate Secretary of Home Beneficial notice of such nomination not later than (i) with respect to an election to be held at an annual meeting of stockholders one hundred and twenty days prior to the anniversary date of the previous year's annual meeting and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given. Such notice of nomination must contain certain specified information with respect to the shareholder making the proposal, and the nominee or nominees.

  Subject to the rights of any class or series of stock having a preference over the American General Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, pursuant to the American General Bylaws, nominations of persons for election as directors of the corporation may be made by the board of directors or a committee appointed by the board of directors or by any shareholder entitled to vote for the election of directors generally. However, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors only if written notice of such shareholder's intent to make such nomination or nominations has been given to the Secretary of American General not later than sixty days nor more than ninety days prior to any meeting of shareholders called for the election of directors, except that in the event that less than seventy days notice of the date of the meeting is given to shareholders, such written notice shall be delivered not later than the close of business on the tenth day following the day on which notice of the meeting was mailed to shareholders. Each such notice must contain certain specified information with respect to the shareholder making the proposal, and the nominee or nominees.

SPECIAL MEETINGS OF THE SHAREHOLDERS

  Under the VSCA and the Home Beneficial Bylaws, special meetings of the shareholders may be called by the Chairman of the Board, the Home Beneficial Board or the President, and shall be called upon the written request delivered to the Secretary of the holders of at least 35% of the shares entitled to vote at the meeting.

  Under the TBCA and the American General Bylaws, special meetings of the shareholders shall be called by the Chairman of the Board, the President, or the Secretary upon the written request of the holders of at least 10% of the shares entitled to vote at the meeting.

SHAREHOLDER ACTION BY WRITTEN CONSENT

  Under the VCSA, the unanimous written consent of all shareholders entitled to vote is required in order to approve any action without a meeting.

  The TBCA provides that any action required to be taken at an annual or special meeting of shareholders may be taken without a meeting if all shareholders entitled to vote with respect to the action consent in writing to such action or, if the corporation's articles of incorporation so provide, if a consent in writing shall be signed by the holders of shares having not less than the minimum number of votes necessary to take such action at a meeting of shareholders. The American General Articles do not contain such a provision.

VOTE REQUIRED FOR MERGERS

  Unless the articles of incorporation provide for a greater or lesser vote or the board of directors requires a greater vote, the VSCA generally requires the affirmative vote of the holders of more than two-thirds of the shares entitled to vote to approve a merger and, if any class of shares (such as the Home Beneficial Voting Common Stock) is entitled to vote as a class on the approval of a merger, the affirmative vote of the holders of at least two-thirds of the shares of such class. The VSCA does not require shareholders of the surviving corporation to vote in a merger if, among other things, after the merger (i) the articles of incorporation of the surviving corporation will not differ from its articles of incorporation before the merger and (ii) each shareholder of the surviving corporation whose shares were outstanding immediately prior to the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and relative rights, immediately after the merger. The Home Beneficial Articles increase the vote required to approve a merger with a party owning 10% or more of the outstanding share of any class of Home Beneficial capital stock ("10% Shareholder") to not less than 80% of the Home Beneficial Voting Common Stock unless the merger has been approved by the Home Beneficial Board prior to such party's becoming a 10% Shareholder.

  Unless the board of directors requires a greater vote, the TBCA generally requires the affirmative vote of the holders of at least two-thirds of the shares entitled to vote to approve a merger, or if any class of shares is entitled to vote as a class on the approval of a merger, the affirmative vote of the holders of at least two-thirds of the shares in each such class and the affirmative vote of the holders of at least two-thirds of the shares otherwise entitled to vote. The TBCA does not require a vote by the shareholders of the surviving corporation if after the merger (i) the articles of incorporation of the surviving corporation will not differ from its articles of incorporation before the merger; (ii) each shareholder of the surviving corporation whose shares were outstanding immediately prior to the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights immediately after the merger; (iii) the voting power of the number of voting shares outstanding immediately after the merger, plus the voting power of the number of voting shares issuable as a result of the merger, will not exceed by more than 20% the voting power of the total number of voting shares of the surviving corporation before the merger; (iv) the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, will not exceed by more than 20% the total number of participating shares of the surviving corporation outstanding immediately before the merger; and (v) the board of directors of the surviving corporation adopts a resolution approving the plan of merger. The American General Articles do not contain any provisions relating to shareholder approval of mergers.

VOTE REQUIRED FOR SALES OF ASSETS

  Unless the articles of incorporation provides for a greater or lesser vote or the board of directors requires a greater vote, the VSCA generally requires the affirmative vote of the holders of a more than two-thirds of the shares entitled to vote to approve the sale, lease, exchange or other disposition of all or substantially all the corporation's assets if other than in the usual and regular course of business. The VSCA does not require shareholder approval for a sale of assets in the usual and regular course of business, unless the articles of incorporation provide otherwise. The Home Beneficial Articles increase the vote required to approve the sale or lease of all or substantially all of the property or assets of Home Beneficial in a transaction with a 10% Shareholder unless the transaction has been approved by the Home Beneficial Board prior to such party's becoming a 10% Shareholder.

  The TBCA generally requires the affirmative vote of the holders of at least two-thirds of the shares entitled to vote to approve the sale, lease, exchange or other disposition of all or substantially all the corporation's assets if other than in the usual and regular course of business, or if any class of shares is entitled to vote as a class on the approval of a sale, lease, exchange or other disposition of all or substantially all the corporation's assets, the vote required for approval of such transaction is the affirmative vote of the holders of at least two-thirds of the shares in each such class and the affirmative vote of the holders of at least two-thirds of the shares otherwise entitled to vote. The TBCA does not require shareholder approval of a sale of assets in the usual and regular course of business unless otherwise specified in the articles of incorporation. Under the TBCA, a sale of assets shall be deemed to be in the usual and regular course of business if the corporation shall, directly or indirectly, either continue to engage in one or more businesses or apply a portion of the consideration received in connection with the transaction to the conduct of a business in which it engages following the transaction. The American General Articles do not contain any provisions relating to shareholder approval of such dispositions.

ANTI-TAKEOVER STATUTES

  The TBCA has no anti-takeover provisions similar to the Virginia statutes described below.

  Certain provisions of the VSCA and the Home Beneficial Articles may have the effect of delaying, making more difficult or preventing a change in control or acquisition of Home Beneficial by means of a tender offer, a proxy contest or otherwise. These provisions, as summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Home Beneficial first to negotiate with Home Beneficial. Home Beneficial believes that the benefits derived from requiring the proponent of an unfriendly or unsolicited proposal to negotiate with Home Beneficial outweigh the disadvantages of discouraging such proposals because, among other things, negotiations with respect to such proposals could result in an improvement of their terms.

 Virginia Affiliated Transactions Statute

  Home Beneficial is also subject to Article 14 of the VSCA (the "Affiliated Transactions Statute"). The Affiliated Transactions Statute generally prohibits a publicly held Virginia corporation from engaging in an "affiliated transaction" with an "interested shareholder" for a period of three years after the date of the transaction in which the person became an interested shareholder, unless (i) a majority of disinterested directors approved in advance the transaction in which the interested shareholder became an interested shareholder or (ii) the affiliated transaction is approved by the affirmative vote of a majority of the disinterested directors and the holders of two-thirds of the voting shares other than the shares beneficially owned by the interested shareholder. A corporation may engage in an affiliated transaction with an interested shareholder beginning three years after the date of the transaction in which the person became an interested shareholder, if the transaction is approved by a majority of the disinterested directors or by two-thirds of the disinterested shareholders or if it complies with certain statutory fair price provisions.

  Subject to certain exceptions, under the VSCA an "interested shareholder" is a person who, together with affiliates and associates, beneficially owns 10% or more of the corporation's outstanding voting securities. "Affiliated transaction" includes: (i) any merger or share exchange with an interested shareholder; (ii) the transfer to any interested shareholder of corporate assets with a fair market value greater than 5% of the corporation's consolidated net worth; (iii) the issuance to any interested shareholder of voting shares with a fair market value greater than 5% of the fair market value of all outstanding voting shares of the corporation; (iv) any reclassification of securities or corporate reorganization that will have the effect of increasing by 5% or more the percentage of the corporation's outstanding voting shares held by any interested shareholder and (v) any plan or proposal for dissolution of the corporation proposed by or on behalf of any interested shareholder.

  Because the Home Beneficial Board has approved the Merger Agreement and the transactions contemplated thereby, the provisions of the Affiliated Transactions Statute are not applicable to the Merger.

 Control Share Acquisition Statute

  Home Beneficial is also subject to Article 14.1 of the VSCA (the "Control Share Acquisition Statute"). The Control Share Acquisition Statute provides that shares of a publicly held Virginia corporation that are acquired in a "control share acquisition" generally will have no voting rights unless such rights are conferred on those shares by the vote of a majority of all the outstanding shares other than interested shares. A control share acquisition is defined, with certain exceptions, as the acquisition of the beneficial ownership of voting shares which would cause the acquirer to have voting power within the following ranges or to move upward from one range into another: (i) 20% to 33 1/3%; (ii) 33 1/3% to 50%; or (iii) more than 50%, of such votes.

  The Control Share Acquisition Statute does not apply to an acquisition of shares of a publicly held Virginia corporation pursuant to a merger or share exchange effected in compliance with the VSCA if the issuing public company is a party to the merger or share exchange agreement.

  Because the Control Share Acquisition Statute specifically exempts a merger effected in compliance with the VSCA if the publicly held Virginia corporation is a party to the merger agreement, the provisions of the Control Share Acquisition Statute are not applicable to the Merger.

SUPERMAJORITY VOTING PROVISION

  The Home Beneficial Articles provide that the affirmative vote of not less than 80% of the Home Beneficial Voting Common Stock shall be required to approve (i) a "business combination" with a 10% Shareholder or (ii) any reclassification of securities, recapitalization or other transactions designed to decrease the number of holders of the Home Beneficial Voting Common Stock after a party has become a 10% Shareholder. This supermajority vote requirement does not apply if, in the case of a business combination, the Home Beneficial Board approves the transaction prior to the time that the 10% Shareholder acquires its 10% or more beneficial ownership or, in the case of a transaction described in (ii) above, the Home Beneficial Board unanimously recommends the transaction to the holders of the Home Beneficial Voting Common Stock. Because the Home Beneficial Board has approved the Merger Agreement and the transactions contemplated thereby, the supermajority vote requirement is not applicable to the Merger. The American General Bylaws and the American General Articles do not contain similar supermajority voting requirements.

DISSENTERS' RIGHTS

  Under the VSCA, a dissenting shareholder of a corporation participating in certain transactions, under varying circumstances, may receive cash in the amount of the fair value of his or her shares (as determined by agreement or by a court) in lieu of the consideration otherwise receivable in any such transaction. Dissenters' rights are not available with respect to a plan of merger or share exchange or a proposed sale or exchange of property to holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon were (i) listed on a national securities exchange or on Nasdaq or (ii) held of record by not fewer than 2,000 shareholders unless in either case (x) the articles of incorporation provide otherwise, (y) the holders are required to accept any consideration other than (A) cash, (B) shares of the surviving corporation or of any other corporation whose shares are listed on a national securities exchange or are held by more than 2,000 shareholders of record or (C) any combination thereof, or (z) the transaction is an "Affiliated Transaction" not approved by the Board of Directors. The VSCA also provides dissenters' rights in connection with (i) sales of substantially all of a corporation's assets and (ii) control-share acquisitions. See "THE PROPOSED MERGER--Rights of Dissenting Shareholders."

  Under the TBCA, a shareholder generally has the right to dissent from any merger to which the corporation is a party, from any sale of all or substantially all assets of the corporation, or from any plan of exchange and to receive fair value for his or her shares. However, dissenters' rights are not available with respect to a plan of merger in which there is a single surviving corporation or with respect to any plan of exchange if (1) the shares held by the shareholder are part of a class, shares of which are listed on a national securities exchange or held of record by not less than 2,000 holders on the record date fixed to determine the shareholders entitled to vote on the plan of merger or the plan of exchange and (2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for his or her shares any consideration other than (a) shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class of shares that are (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange or (ii) held of record by not less than 2,000 holders and (b) cash in lieu of fractional shares otherwise entitled to be received.

LIMITATION ON DIRECTOR'S LIABILITY

  The Home Beneficial Articles limit the liability of its officers and directors to the corporation or its shareholders for monetary damages to $1.00 except for liabilities resulting from such persons having engaged in willful misconduct or a knowing violation of the criminal law or federal or state securities laws. The Home Beneficial Articles thus effectively eliminate director and officer liability to the corporation or its stockholders to the fullest extent permitted by the VSCA, as now or hereafter in effect.

  The American General Articles, in accordance with Texas law, provide that a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except to the extent the director is found liable for
(i) a breach of the director's duty or loyalty to the corporation or its shareholders; (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; (iv) an act or omission for which the liability of a director is expressly provided by statute; or (v) an act related to an unlawful stock repurchase or payment of a dividend. In addition, the American General Articles provide that any repeal or amendment of the foregoing provisions by the shareholders of the corporation shall be prospective only and shall not adversely affect any limitation on the liability of a director of the corporation existing at the time of such repeal or amendment, and that, in addition to the circumstances in which the director of the corporation is not liable as set forth in the preceding sentences, the director shall not be liable to the fullest extent permitted by any provisions of the statutes of Texas later enacted that further limits the liability of a director.

INDEMNIFICATION

  The VSCA permits, and the Home Beneficial Articles require, indemnification of its officers and directors against all liabilities imposed or asserted against them by reason of having been an officer or director of Home Beneficial (including derivative actions), except in the case of willful misconduct or a knowing violation of criminal law. The Home Beneficial Articles also permit Home Beneficial to indemnify employees and agents against liabilities imposed or asserted against them by reason of having been an employee or agent of Home Beneficial to the same extent as is mandated for officers and directors. The Home Beneficial Articles require indemnification to the fullest extent permitted by the VSCA, as now or hereafter in effect.

  Under the TBCA, a corporation has the power to indemnify directors, officers, employees and agents of the corporations against certain liabilities and to purchase and maintain liability insurance for those persons. The American General Bylaws provide that American General will indemnify any person who was or is a named defendant or respondent or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, or any appeal of such action, suit or proceeding and any inquiry or investigation that could lead to such an action, suit or proceeding, by reason of the fact that he is or was a director, officer or employee of American General, or is or was serving at the request of American General as a director, officer or employee of another foreign or domestic corporation, against judgments, penalties, fines, amounts paid in settlement and reasonable expenses actually incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed, (i) in the case of conduct in his or her official capacity as a director of American General, to be in the best interests of American General, and (ii) in all other cases, to be not opposed to the best interests of American General, except that no indemnification shall be made available where such person is found liable for willful or intentional misconduct in the performance of his or her duty to American General.

DIVIDENDS

  Under the TBCA and subject to any restrictions in a corporation's articles of incorporation, the board of directors of a corporation may authorize and the corporation may make distributions; provided, that a distribution may not be made if (i) after giving effect to the distribution, the corporation would be insolvent or (ii) the distribution exceeds the surplus of the corporation. Notwithstanding the limitations on distributions set forth in clauses (i) and
(ii) above, a corporation may make a distribution involving a purchase or redemption of any of its own shares if the purchase or redemption is made by the corporation to: (i) eliminate fractional shares, (ii) collect or compromise indebtedness owed by or to the corporation, (iii) pay dissenting shareholders entitled to payment for their shares under the TBCA or (iv) effect the purchase or redemption of redeemable shares in accordance with the TBCA.

  Holders of American General Common Stock are entitled to receive dividends when, as and if declared by the American General Board out of any funds legally available therefore, and are entitled upon liquidation, after claims of creditors and preferences of any series of American General Preferred Stock, to receive pro rata the net assets of American General.

  Under the VSCA, the board of directors may authorize and the corporation may pay dividends or make other distributions to its shareholders subject to the following limitation: No dividend or other distribution may be paid or made if, after giving effect to the dividend or distribution (i) the corporation would not be able to pay its debts as they become due in the ordinary course of business or (ii) the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the dividend or distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend or distribution. A Virginia corporation may acquire its own shares subject to the above limitations that apply to distributions and the shares so acquired constitute shares of the same class of stock.

  Holders of Home Beneficial Voting Common Stock are entitled to receive ratably such cash dividends when, if, and as may be declared by the Home Beneficial Board out of funds legally available therefor and only if at such time an equal per share dividend shall be declared and paid to the holders of Home Beneficial Non-Voting Common Stock, and vice versa. Holders of Home Beneficial Voting Common Stock and Home Beneficial Non-Voting Common Stock are entitled to participate ratably in any stock dividends except that the holders of Home Beneficial Voting Common Stock may receive either Home Beneficial Voting Common Stock or Home Beneficial Non-Voting Common Stock or any combination thereof, while holders of Home Beneficial Non-Voting Common Stock may receive only Home Beneficial Non-Voting Common Stock.

  In the event of any liquidation, dissolution or winding-up of Home Beneficial, the holders of Home Beneficial Voting Common Stock and the holders of Home Beneficial Non-Voting Common Stock will be entitled to share pro rata in the net assets of Home Beneficial remaining, if any, after payment or provision for payment in respect of the debts and other liabilities of Home Beneficial.

                              SECURITY OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF AMERICAN GENERAL

  American General does not know of any person that owns more than five percent of the American General Common Stock or the American General 7% Preferred Stock, except for those listed below. The percentage ownership has been calculated based on the number of issued and outstanding shares of American General Common Stock and the American General 7% Preferred Stock as of December 31, 1996.

     NAME AND ADDRESS OF                          SHARES BENEFICIALLY PERCENT OF
      BENEFICIAL OWNER           TITLE OF CLASS          OWNED          CLASS
     -------------------       ------------------ ------------------- ----------
INVESCO PLC 11
 Devonshire Square
 London EC2M 4YR
 England.....................        Common Stock      14,961,901 (1)     7.4%
The Capital Group Companies,
 Inc.
 333 South Hope Street
 Los Angeles, CA 90071.......        Common Stock      13,958,210 (2)     6.9%
Putnam Investments, Inc.
 One Post Office Square
 Boston, Massachusetts
 02109.......................        Common Stock     13,062,886 (3)      6.4%
Fayez Sarofim & Co. ("Sarofim
 Co.") and
 Fayez S. Sarofim
 Two Houston Center
 Suite 2907
 Houston, Texas..............        Common Stock      13,010,479 (4)     6.1%

                                 *     *     *
The Lucy B. Gooding
 1995 Living Trust
 2970 St. Johns Avenue
 Jacksonville, FL............  7% Preferred Stock         753,422 (5)    32.5%
The Bryan Trust
 One Independent Drive
 Jacksonville, FL............  7% Preferred Stock         479,236 (6)    20.7%
The Olive Julia Gibson
 Bryan Testamentary Trust
 One Independent Drive
 Jacksonville, FL............  7% Preferred Stock         186,506 (6)     8.1%

--------
(1) Based on a Schedule 13G dated February 10, 1997. INVESCO PLC and certain of its subsidiaries report shared voting and investment power with respect to all of the shares reported in the table.
(2) Based on a Schedule 13G dated February 12, 1997. The Capital Group Companies, Inc. reports sole voting power with respect to 59,350 of such shares and sole dispositive power with respect to 13,958,210 of such shares and disclaims beneficial ownership with respect to 13,958,210 of such shares.
(3) Based on a Schedule 13G dated January 27, 1997. Putnam Investments, Inc. reports shared voting power with respect to 113,108 of such shares.
(4) Based on a Schedule 13G dated February 13, 1997. Mr. Sarofim is chairman, president and principal shareholder of Sarofim Co. He reports that through Sarofim Co., Sarofim Trust Co. (each of which is a registered investment adviser) and certain trusts of which Mr. Sarofim is trustee, he may be deemed to share investment power with respect to all of the shares reported in the table. He shares voting power with Sarofim Co. and Sarofim Trust Co. with respect to not more than 11,234,551 of such shares. Such investment power, voting power, or both, also may be deemed to be shared with clients of Sarofim Co. or Sarofim Trust Co., or with trustees, other fiduciaries, clients or others. The shares reported in the table exclude 13,100 shares owned by family members of Mr. Sarofim, but as to which Mr. Sarofim and Sarofim Co. disclaim beneficial ownership.
(5) Lucy B. Gooding, Jack E. Brooks, and Bonnie H. Smith are trustees of The Lucy B. Gooding 1995 Living Trust.
(6) Jacob F. Bryan IV, G. Howard Bryan, and Julia Olive Craig Brooke are beneficiaries and/or trustees of The Bryan Trust and The Olive Julia Gibson Bryan Testamentary Trust. In addition to the shares reported in the table, G. Howard Bryan has direct beneficial ownership of 8,033 shares of the American General 7% Preferred Stock.

SECURITY OWNERSHIP OF CERTAIN STOCKHOLDERS, DIRECTORS AND MANAGEMENT OF HOME BENEFICIAL

 Management and 5% Stockholders

  The following table shows as of December 31, 1996, the beneficial ownership of all Home Beneficial Voting Common Stock and Home Beneficial Non-Voting Common Stock by each director of Home Beneficial and by any other person or entity known to Home Beneficial to own more than 5% of the outstanding shares of both classes taken together. To the extent that shares held beneficially by spouses or relatives of directors of Home Beneficial are included, such directors disclaim beneficial ownership. The amounts shown for Home Beneficial Voting Common Stock include beneficial ownership evidenced by voting trust certificates of the 1984 Voting Trust, but exclude shares of Home Beneficial Voting Common Stock held by the Voting Trustees thereunder.

DIRECTORS(/1/)

                                                 AMOUNT                             PERCENT
NAME OF DIRECTOR          TITLE OF CLASS   BENEFICIALLY OWNED                    OF CLASS(/2/)
----------------          --------------   ------------------                    -------------
H. D. Garnett........... Voting Common               --                                --
                         Non-Voting Common         2,600(/3/)                            *
W. G. Hancock........... Voting Common            89,560(/4/)(/5/)(/6/)               1.11
                         Non-Voting Common             4                                 *
D. N. Hoppes............ Voting Common            13,536(/7/)(/8/)                       *
                         Non-Voting Common         7,264(/8/)                            *
G. T. Richardson........ Voting Common           291,475(/7/)(/9/)                    3.62
                         Non-Voting Common        11,774                                 *
L. W. Richardson........ Voting Common           349,324(/4/)(/7/)(/9/)(/1//0/)       4.33
                         Non-Voting Common        89,179(/4/)(/1//0/)                    *
J. M. Wiltshire, Jr..... Voting Common               --                                --
                         Non-Voting Common         6,000                                 *
R. W. Wiltshire......... Voting Common           788,752(/4/)(/7/)(/1//1/)            9.79
                         Non-Voting Common           660(/1//1/)                         *
R. W. Wiltshire, Jr..... Voting Common            37,110(/7/)(/1//1/)                    *
                         Non-Voting Common        32,679(/4/)(/1//1/)                    *
W. B. Wiltshire......... Voting Common            36,950(/7/)(/1//1/)                    *
                         Non-Voting Common        21,786(/4/)(/1//1/)                    *
All directors as a
 group.................. Voting Common         1,606,707                             19.93
                         Non-Voting Common       171,946                              1.91

5% STOCKHOLDERS
(OTHER THAN DIRECTORS AND VOTING TRUSTEES)

  NAME AND ADDRESS OF                            AMOUNT                             PERCENT
     5% STOCKHOLDER       TITLE OF CLASS   BENEFICIALLY OWNED                      OF CLASS
  -------------------     --------------   ------------------                      --------
Dixie Company(/12/)    Voting Common           2,373,552(/7/)(/8/)                   29.45
P. O. Box 12312          Non-Voting Common       434,332(/8/)                         4.83
Richmond, Virginia
 23241-0312
Estate of Mary Morton    Voting Common         1,174,427(/7/)                        14.57
 Parsons(/13/)
P. O. Box 85678          Non-Voting Common           --                                --
Richmond, Virginia
 23285-5678

--------
 (1) There are no executive officers of Home Beneficial who are not directors.
 (2)  Where an asterisk is shown, the percentage is less than 1%.
 (3) All of the shares of Home Beneficial Non-Voting Common Stock shown for Mr. Garnett are owned jointly with his wife.
 (4) Includes an aggregate of 26,240 shares of Home Beneficial Voting Common Stock (of which 22,696 shares are evidenced by voting trust certificates of the 1984 Voting Trust) and 12,710 shares of Home Beneficial Non-Voting Common Stock held by directors as trustees or custodians for the benefit of children (that are not described in other footnotes to this table), or by their wives.
 (5) The ownership for Mr. Hancock excludes 188,800 shares of Home Beneficial Voting Common Stock held in trust for the benefit of his mother, with remainder to her issue, in which Mr. Hancock has a vested one-third beneficial interest subject to partial divestment upon any future children of his mother.
 (6) Includes 2,400 shares of Home Beneficial Voting Common Stock held by Mr. Hancock and his brother and sister as trustees under inter-vivos trusts created by their mother for the benefit of her six grandchildren, three of whom are children of Mr. Hancock.
 (7) Some portion or all of the shares of Home Beneficial Voting Common Stock shown for each of the indicated directors or stockholders are subject to the 1984 Voting Trust, and their beneficial ownership as to those shares is evidenced by voting trust certificates that have been issued to them thereunder. The number of shares of Home Beneficial Voting Common Stock deposited in the 1984 Voting Trust by each of them is as follows: D. N. Hoppes--13,536; G. T. Richardson--258,448; L. W. Richardson--330,860; R.
      W. Wiltshire--586,276; R. W. Wiltshire, Jr.--10,640; W. B. Wiltshire-- 10,492; Dixie Company--2,313,656; and Estate of Mary Morton Parsons-- 1,174,427.
 (8) All of the voting trust certificates and the shares of Home Beneficial Non-Voting Common Stock are held of record by Dixie Company and may be acquired by Mrs. Hoppes pursuant to her power to revoke an inter vivos trust. Such voting trust certificates and shares of Home Beneficial Non-Voting Common Stock are also included in the table for Dixie Company.
 (9) Includes voting trust certificates for 235,138 shares of Home Beneficial Voting Common Stock held by a trust of which G. T. Richardson is one of two trustees sharing voting and investment power. L. W. Richardson has a contingent one-half remainder interest in the assets of the trust. The ownership shown includes all such shares for G. T. Richardson and excludes all such shares for L. W. Richardson.
(10) Includes 4,253 shares of Home Beneficial Voting Common Stock, voting trust certificates for 25,538 shares of Home Beneficial Voting Common Stock subject to the 1984 Voting Trust and 37,712 shares of Home Beneficial Non-Voting Common Stock held by Mr. Richardson, as trustee with sole voting and shared investment power, for the benefit of a member of his immediate family.
(11) 141,804 shares of Home Beneficial Voting Common Stock, voting trust certificates for 94,976 shares of Home Beneficial Voting Common Stock subject to the 1984 Voting Trust and 660 shares of Home Beneficial Non-Voting Common Stock are held by the Estate of Essie Lee Wiltshire for the life of R. W. Wiltshire with a vested remainder interest in the children of R. W. Wiltshire. R. W. Wiltshire is the sole executor of the Estate of Essie Lee Wiltshire. During the life of R. W. Wiltshire the income from the foregoing shares is paid to his children. In addition, R. W. Wiltshire has a life estate in voting trust certificates evidencing 450,524 shares of Home Beneficial Voting Common Stock subject to the 1984 Voting Trust, with remainder to his children. R. W. Wiltshire, Jr. and W.
     B. Wiltshire have vested one-fourth beneficial interests in all of the foregoing shares, subject to partial divestment upon any further children of R. W. Wiltshire. The ownership shown includes such shares for R. W. Wiltshire and excludes all such shares for R. W. Wiltshire, Jr. and W. B. Wiltshire. Both R. W. Wiltshire, Jr. and W. B. Wiltshire also have the same vested one-fourth remainder interests subject to partial divestment in voting trust certificates for 17,528 shares of Home Beneficial Voting Common Stock and 123,308 shares of Home Beneficial Non-Voting Common Stock in which various children and grandchildren of R. W. Wiltshire residing in other households have an interest for his life. The ownership shown for R. W. Wiltshire, R. W. Wiltshire, Jr. and W. B. Wiltshire does not reflect any of such shares, except in the case of R. W. Wiltshire, Jr. for voting trust certificates evidencing 8,764 shares of Home Beneficial Voting Common Stock held by him for his own benefit and 26,445 shares of Home Beneficial Non-Voting Common Stock held by him as custodian for his minor children and, in the case of W. B. Wiltshire, for voting trust certificates evidencing 8,764 shares of Home Beneficial Voting Common Stock held by him for his own benefit and 17,630 shares of Home Beneficial Non-Voting Common Stock held by him as custodian for his minor children.
(12) Dixie Company is the nominee of Jefferson National Bank, Richmond, Virginia, which holds the shares shown in a number of fiduciary accounts that it administers.
(13) Clinton Webb and NationsBank, N.A., Richmond, Virginia, are the co-executors of the Estate of Mary Morton Parsons.

 Voting Trust

  As of December 31, 1996, 5,181,165 shares of Home Beneficial Voting Common Stock, constituting 64.3% of the 8,060,660 shares then outstanding, were held by the Voting Trustees pursuant to the 1984 Voting Trust. See "COMPARISON OF SHAREHOLDER RIGHTS--Voting Trust Agreement." The Voting Trustees are given exclusive voting power of the Home Beneficial Voting Common Stock subject to the 1984 Voting Trust, but must vote or execute consents in accordance with the instructions of the holders of voting trust certificates with respect to any of a number of specified matters submitted to a vote of the holders of Home Beneficial Voting Common Stock as to which a majority of the Voting Trustees then in office favor an affirmative vote that, if approved by the holders of Home Beneficial Voting Common Stock in accordance with and to the extent required by law and the Home Beneficial Articles, would have a fundamental effect on the rights of the holders of Home

Beneficial Voting Common Stock, including the merger or consolidation of Home Beneficial with or into any other corporation, or of any other corporation with or into Home Beneficial. If a majority of the Voting Trustees shall oppose any such matter, the Voting Trustees need not solicit, obtain or follow directions from the holders of the voting trust certificates, and such majority of Voting Trustees opposing any such proposal are authorized and empowered to vote all the shares of Home Beneficial Voting Common Stock held by the Voting Trustees under the 1984 Voting Trust against such proposal. THE HOME BENEFICIAL BOARD UNDERSTANDS THAT ALL OF THE VOTING TRUSTEES UNDER THE 1984 VOTING TRUST FAVOR AN AFFIRMATIVE VOTE ON THE MERGER. ACCORDINGLY, UNDER THE TERMS OF THE 1984 VOTING TRUST, IN VOTING ON THE MERGER, THE VOTING TRUSTEES HAVE NO DISCRETION AND MUST VOTE PROPORTIONATE AMOUNTS OF HOME BENEFICIAL VOTING COMMON STOCK HELD BY THEM ONLY IN ACCORDANCE WITH THE INSTRUCTIONS OF THE HOLDERS OF VOTING TRUST CERTIFICATES OF SUCH VOTING TRUST.

  In the event that as a result of a merger, the shares of Home Beneficial Voting Common Stock held by the Voting Trustees should be converted into and become shares of another corporation, the 1984 Voting Trust shall be terminated automatically unless the amount of voting stock in such other corporation received as a result of the conversion would thereafter represent more than one-twentieth of the issued and outstanding voting stock of such other corporation if it has a class of stock registered under the Exchange Act, in which case the 1984 Voting Trust shall continue in force according to its terms. If the Merger is consummated, the Home Beneficial Voting Common Stock held by the Voting Trustees will be converted into less than five percent (5%) of American General Common Stock issued and outstanding, and the 1984 Voting Trust, if it has not otherwise expired by its terms prior to the effective date of the Merger, will automatically terminate.

  Holders of voting trust certificates who wish to exercise their dissenters' rights should review carefully "THE PROPOSED MERGER--Rights of Dissenting Shareholders--Home Beneficial Voting Common Stock."

                                 LEGAL MATTERS

  The legality of the American General Common Stock to be issued in the Merger will be passed upon for American General by Susan A. Jacobs, Associate General Counsel of American General. Debevoise & Plimpton, special counsel to Home Beneficial, and Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to American General, will each render opinions with respect to certain federal income tax consequences of the Merger. See "THE PROPOSED MERGER--Certain Federal Income Tax Consequences of the Merger." Certain other legal matters in connection with the Merger will be passed upon for Home Beneficial by its general counsel, Mays & Valentine, L.L.P.

                                    EXPERTS

  The consolidated financial statements of Home Beneficial at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, incorporated by reference in the Proxy Statement of Home Beneficial, which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated by reference herein, and are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of American General and its subsidiaries at December 31, 1996, 1995, and 1994, and for each of the three years in the period ended December 31, 1996, and the consolidated financial statements and schedules of American General and its subsidiaries at December 31, 1995, 1994, and 1993, and for each of the three years in the period ended December 31, 1995, incorporated by reference in the Proxy Statement of Home Beneficial, which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports incorporated by reference herein, and are incorporated by reference herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                                               ANNEX A --
                                                               COMPOSITE
                                                               CONFORMED COPY

                         AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                         AMERICAN GENERAL CORPORATION,

                          AGC LIFE INSURANCE COMPANY

                                      AND

                          HOME BENEFICIAL CORPORATION

                         DATED AS OF DECEMBER 22, 1996

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
* This Composite Conformed Copy reflects amendments entered into as of January 22, 1997 and as of March 3, 1997, relating to certain minor technical matters.

                               TABLE OF CONTENTS

 ARTICLE I       THE MERGER................................................     1
    Section 1.1  The Merger................................................     1
    Section 1.2  Closing...................................................     1
    Section 1.3  Effective Time of the Merger..............................     1
    Section 1.4  Directors and Officers of the Surviving Corporation.......     2
 ARTICLE II      SHAREHOLDER APPROVAL......................................     2
    Section 2.1  Shareholder Meeting.......................................     2
    Section 2.2  Proxy Statement/Prospectus; Registration Statement........     2
    Section 2.3  No False or Misleading Statements.........................     2
 ARTICLE III     CONVERSION AND EXCHANGE OF SECURITIES.....................     3
    Section 3.1  Conversion of Shares......................................     3
    Section 3.2  Election Procedure........................................     4
    Section 3.3  Issuance of Purchaser Common Stock and Payment of Cash
                 Consideration; Proration..................................     5
    Section 3.4  Fractional Interests......................................     6
    Section 3.5  Dissenting Shares.........................................     6
    Section 3.6  Exchange of Certificates..................................     7
    Section 3.7  No Liability..............................................     8
 ARTICLE IV      REPRESENTATIONS AND WARRANTIES OF PURCHASER AND SUB.......     8
    Section 4.1  Organization..............................................     8
    Section 4.2  Capitalization............................................     8
    Section 4.3  Sub and Purchaser Subsidiaries............................     9
    Section 4.4  Authority Relative to this Agreement......................    10
    Section 4.5  Consents and Approvals; No Violations.....................    10
    Section 4.6  Purchaser SEC Reports.....................................    11
    Section 4.7  Statutory Financial Statements............................    11
    Section 4.8  Absence of Certain Changes................................    11
    Section 4.9  Litigation................................................    12
    Section 4.10 Absence of Undisclosed Liabilities........................    12
    Section 4.11 No Default................................................    12
    Section 4.12 Taxes.....................................................    12
    Section 4.13 Title to Property.........................................    13
    Section 4.14 Insurance Practices; Permit and Insurance Licenses........    13
    Section 4.15 Regulatory Filings........................................    13
    Section 4.16 Investments...............................................    13
    Section 4.17 Reserves..................................................    14
    Section 4.18 Ownership of Company Common Stock.........................    14
                 Information in Proxy Statement/Prospectus and Registration
    Section 4.19 Statement.................................................    14
    Section 4.20 Brokers...................................................    14
    Section 4.21 Environmental Matters.....................................    14
    Section 4.22 Disclosure................................................    15
    Section 4.23 Investigation by Purchaser................................    15
    Section 4.24 Financing.................................................    15
 ARTICLE V       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............    16
    Section 5.1  Organization..............................................    16
    Section 5.2  Capitalization............................................    16
    Section 5.3  Company Subsidiaries......................................    16
    Section 5.4  Authority Relative to this Agreement......................    17
    Section 5.5  Consents and Approvals; No Violations.....................    17

    Section 5.6  Company SEC Reports.......................................    18
    Section 5.7  Statutory Financial Statements............................    18
    Section 5.8  Absence of Certain Changes................................    18
    Section 5.9  Litigation................................................    19
    Section 5.10 Absence of Undisclosed Liabilities........................    19
    Section 5.11 No Default................................................    19
    Section 5.12 Taxes.....................................................    19
    Section 5.13 Title to Property.........................................    20
    Section 5.14 Insurance Practices; Permits and Insurance Licenses.......    20
    Section 5.15 Regulatory Filings........................................    21
    Section 5.16 Investments...............................................    21
    Section 5.17 Reserves..................................................    21
    Section 5.18 Repurchases of Company Common Stock.......................    22
                 Information in Proxy Statement/Prospectus and Registration
    Section 5.19 Statement.................................................    22
    Section 5.20 Brokers...................................................    22
    Section 5.21 Employee Benefit Plans; ERISA.............................    22
    Section 5.22 Labor Relations; Employees................................    24
    Section 5.23 Environmental Matters.....................................    24
    Section 5.24 Related Party Transactions................................    25
    Section 5.25 Affiliates................................................    25
    Section 5.26 Opinion of Financial Advisor..............................    25
    Section 5.27 Derivatives...............................................    25
    Section 5.28 Contracts.................................................    25
    Section 5.29 Investment Advisor; Investment Company....................    26
    Section 5.30 Disclosure................................................    26
 ARTICLE VI      CONDUCT OF BUSINESS PENDING THE MERGER....................    26
    Section 6.1  Conduct of Business by the Company Pending the Merger.....    26
    Section 6.2  Conduct of Business by Purchaser Pending the Merger.......    28
    Section 6.3  Investment Restrictions...................................    29
 ARTICLE VII     ADDITIONAL AGREEMENTS.....................................    29
    Section 7.1  Access and Information....................................    29
    Section 7.2  Acquisition Proposals.....................................    29
    Section 7.3  Fiduciary Duties; Certain Fees............................    30
    Section 7.4  Filings; Other Action.....................................    30
    Section 7.5  Public Announcements......................................    31
    Section 7.6  Employee Benefits.........................................    31
    Section 7.7  Stock Exchange Listing....................................    31
    Section 7.8  Company Indemnification Provisions........................    31
    Section 7.9  Comfort Letters...........................................    32
    Section 7.10 Tax Matters...............................................    32
    Section 7.11 Intercompany Dividend.....................................    32
    Section 7.12 Additional Matters........................................    33
 ARTICLE VIII    CONDITIONS TO CONSUMMATION OF THE MERGER..................    33
                        Conditions to Each Party's Obligation to Effect the
    Section 8.1  Merger....................................................    33
                      Conditions to Obligation of the Company to Effect the
    Section 8.2  Merger....................................................    34
                   Conditions to Obligations of Purchaser and Sub to Effect
    Section 8.3  the Merger................................................    34
 ARTICLE IX      TERMINATION, AMENDMENT AND WAIVER.........................    35
    Section 9.1  Termination by Mutual Consent.............................    35
    Section 9.2  Termination by Either Purchaser or the Company............    35
    Section 9.3  Termination by the Company................................    35

    Section 9.4   Termination by Purchaser.................................   35
    Section 9.5   Effect of Termination and Abandonment....................   36
 ARTICLE X        GENERAL PROVISIONS.......................................   36
                                Survival of Representations, Warranties and
    Section 10.1  Agreements...............................................   36
    Section 10.2  Notices..................................................   36
    Section 10.3  Descriptive Headings.....................................   37
    Section 10.4  Entire Agreement; Assignment.............................   37
    Section 10.5  Governing Law............................................   37
    Section 10.6  Expenses.................................................   37
    Section 10.7  Amendment................................................   37
    Section 10.8  Waiver...................................................   37
    Section 10.9  Counterparts; Effectiveness..............................   38
    Section 10.10 Severability; Validity; Parties in Interest..............   38
    Section 10.11 Enforcement of Agreement.................................   38

EXHIBITS

Exhibit A--Plan of Merger
Exhibit B--Form of Affiliate Agreement
Exhibit C--Form of Tax Representation Letter

                             TABLE OF DEFINED TERMS

Acquisition Proposal............................................ Section 7.2
Agreement....................................................... Recitals
Annual Statutory Statements of the Purchaser.................... Section 4.7
Annual Statutory Statements of the Company...................... Section 5.7
Average Purchaser Price......................................... Section 3.1
Cash Consideration.............................................. Section 3.1
Cash Election................................................... Section 3.2
Certificates.................................................... Section 3.1
Closing......................................................... Section 1.2
Closing Date.................................................... Section 1.2
Code............................................................ Recitals
Stock Consideration............................................. Section 3.1
Company......................................................... Recitals
Company Common Stock............................................ Section 3.1
Company Contracts............................................... Section 5.28
Company Disclosure Letter....................................... First paragraph to Article V
Company Insurance Subsidiaries.................................. Section 5.3
Company Investments............................................. Section 5.16
Company Material Adverse Effect................................. Section 5.1
Company SEC Reports............................................. Section 5.6
Company Subsidiaries............................................ Section 5.3
Company Plans................................................... Section 7.6
Company Special Meeting......................................... Section 2.1
Company Non-Voting Stock........................................ Section 3.1
Company Voting Stock............................................ Section 3.1
Confidentiality Agreement....................................... Section 7.1
Derivatives..................................................... Section 5.27
Dissenting Share................................................ Section 3.5
Dividend Adjustment............................................. Section 7.11
Effective Time.................................................. Section 1.3
Election........................................................ Section 3.2
Election Deadline............................................... Section 3.2
Election Form................................................... Section 3.2
Encumbrances.................................................... Section 5.13
Environmental Laws.............................................. Section 4.21
ERISA........................................................... Section 5.21
ERISA Affiliate................................................. Section 5.21
Exchange Act.................................................... Section 2.3
Exchange Agent.................................................. Section 3.6
Exchange Ratio.................................................. Section 3.1
GAAP............................................................ Section 4.6
Governmental Entity............................................. Section 4.5
Governmental Requirements....................................... Section 4.5
HSR Act......................................................... Section 4.5
ICA............................................................. Section 5.29
Indemnified Party............................................... Section 7.8
Indemnified Parties............................................. Section 7.8
Issuance Notice................................................. Section 6.2
Mailing Date.................................................... Section 3.2

Merger Consideration............................................ Section 3.1
MGBC............................................................ Section 1.1
Moody's......................................................... Section 3.6
Non-Electing Shares............................................. Section 3.3
PBGC............................................................ Section 5.21
Per Share Amount................................................ Section 3.1
Permitted Company Liens......................................... Section 5.13
Permitted Investments........................................... Section 6.3
Plan of Merger.................................................. Recitals
Plans........................................................... Section 5.21
Proxy Statement/Prospectus...................................... Section 2.2
Purchaser....................................................... Recitals
Purchaser Common Stock.......................................... Section 3.1
Purchaser Disclosure Letter..................................... First paragraph to Article IV
Purchaser Insurance Subsidiares................................. Section 4.3
Purchaser Investments........................................... Section 4.16
Purchaser Material Adverse Effect............................... Section 4.1
Purchaser Plans................................................. Section 7.6
Purchaser Preferred Stock....................................... Section 4.2
Purchaser SEC Reports........................................... Section 4.6
Purchaser Significant Subsidiaries.............................. Section 4.3
Purchaser Stock Options......................................... Section 4.2
Purchaser Subsidiaries.......................................... Section 4.3
Quarterly Statutory Statements of Purchaser..................... Section 4.7
Quarterly Statutory Statements of the Company................... Section 5.7
Registration Statement.......................................... Section 2.2
S&P............................................................. Section 3.6
SEC............................................................. Section 2.2
Securities Act.................................................. Section 2.2
SFAS............................................................ Section 5.21
Shares.......................................................... Section 3.1
State Statutory Accounting Principles........................... Section 4.7
Statutory Financial Statements of Purchaser..................... Section 4.7
Statutory Financial Statements of the Company................... Section 5.7
Stock Election.................................................. Section 3.2
Sub............................................................. Recitals
Surviving Corporation........................................... Section 1.1
Taxes........................................................... Section 4.12
Tax Returns..................................................... Section 4.12
Trading Average................................................. Section 3.1
Virginia Statutory Accounting Principles........................ Section 5.7
VSCA............................................................ Section 1.1

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER, dated as of December 22, 1996 and amended as of January 22, 1997 and as of March 3, 1997, by and among AMERICAN GENERAL CORPORATION, a Texas corporation ("Purchaser"), AGC LIFE INSURANCE COMPANY, a Missouri corporation and a wholly-owned subsidiary of Purchaser ("Sub"), and HOME BENEFICIAL CORPORATION, a Virginia corporation (the "Company").

  WHEREAS, the respective Boards of Directors of Purchaser, Sub and the Company have approved the merger of the Company with and into Sub (the "Merger") upon the terms and subject to the conditions set forth in this Agreement and Plan of Merger (this "Agreement") and the Plan of Merger in the form attached hereto as Exhibit A (the "Plan of Merger"); and

  WHEREAS, Purchaser, Sub and the Company intend that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  THE MERGER

  Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and the Plan of Merger, at the Effective Time (as defined in Section
1.3 hereof), the Company shall be merged with and into Sub in accordance with the applicable provisions of the Virginia Stock Corporation Act (the "VSCA") and The General and Business Corporation Law of Missouri (the "MGBC") and the separate corporate existence of the Company shall thereupon cease, and Sub shall be the surviving corporation in the Merger (the "Surviving Corporation") and all of its rights, privileges, powers, immunities, purposes and franchises shall continue unaffected by the Merger. The Merger shall have the effects set forth in the VSCA and in the MGBC. Pursuant to the Merger, (a) the Articles of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended as provided by law and such Articles of Incorporation and
(b) the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided by law, such Bylaws and the Articles of Incorporation of the Surviving Corporation.

  Section 1.2 Closing. The Company shall as promptly as practicable notify Purchaser, and Purchaser and Sub shall as promptly as practicable notify the Company, when the conditions to such party's or parties' obligation to effect the Merger contained in Article VIII have been satisfied. The closing of the Merger (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, at 10:00 a.m., New York time, on the sixth business day after the later of these notices has been given (the "Closing Date"), unless another date or place is agreed to in writing by the parties hereto; provided, however, that the parties hereto agree to use all reasonable efforts to consummate the Closing on March 31, 1997, or as soon as practicable thereafter.

  Section 1.3 Effective Time of the Merger. The Merger shall become effective when appropriate Articles of Merger are executed and filed with the Virginia State Corporation Commission as provided by, and with the effects provided in,
Section 13.1-721A of the VSCA and with the Secretary of State of the State of Missouri as provided by Section 351.440 of the MGBC, or at such later time as the parties hereto shall have designated in such filings as the effective time of the Merger (the "Effective Time"), which filings shall be made as soon as practicable after the closing of the transactions contemplated by this Agreement in accordance with Section 1.2 hereof.

  Section 1.4 Directors and Officers of the Surviving Corporation. The directors and officers of Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation at the Effective Time. The directors and officers of the Surviving Corporation shall hold office until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

                                  ARTICLE II

                             SHAREHOLDER APPROVAL

  Section 2.1 Shareholder Meeting. In order to consummate the Merger, the Company, acting through its Board of Directors and subject to Section 7.3, shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting of its shareholders (the "Company Special Meeting"), as soon as practicable after the Registration Statement (as hereinafter defined) is declared effective, for the purpose of voting upon the adoption of this Agreement. Subject to Section 7.3, the Company shall include in the Proxy Statement/Prospectus (as hereinafter defined) the recommendation of the Board of Directors of the Company that shareholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

  Section 2.2 Proxy Statement/Prospectus; Registration Statement. In connection with the solicitation of approval of the principal terms of this Agreement and the Merger by the Company's shareholders, the Company and Purchaser shall as promptly as practicable prepare and file with the Securities and Exchange Commission ("SEC") a preliminary proxy statement relating to the Merger and this Agreement and use reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement/Prospectus (as hereinafter defined). The Company, after consultation with Purchaser, shall respond as promptly as practicable to any comments made by the SEC with respect to the preliminary proxy statement and shall cause a definitive proxy statement to be mailed to its shareholders at the earliest practicable date. Such definitive proxy statement shall also constitute a prospectus of Purchaser with respect to the Purchaser Common Stock (as hereinafter defined) to be issued in the Merger (such proxy statement and prospectus are referred to herein as the "Proxy Statement/Prospectus"), which prospectus is to be filed with the SEC as part of a registration statement on Form S-4 (the "Registration Statement") for the purpose of registering the Purchaser Common Stock under the Securities Act of 1933, as amended (the "Securities Act"). Purchaser shall as promptly as practicable prepare and file with the SEC the Registration Statement. Purchaser, after consultation with the Company, shall respond as promptly as practicable to any comments made by the SEC with respect to the Registration Statement, and shall use reasonable best efforts to have the Registration Statement declared effective by the SEC. Purchaser shall also take any action required to be taken under applicable state securities laws in connection with the issuance of Purchaser Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock (as hereinafter defined) as may be reasonably requested by Purchaser in connection with such action.

  Section 2.3 No False or Misleading Statements. The information provided and to be provided by each of Purchaser and the Company specifically for use in the Registration Statement and the Proxy Statement/Prospectus shall not, with respect to the information supplied by such party, in the case of the Registration Statement, on the date the Registration Statement becomes effective and, in the case of the Proxy Statement/ Prospectus, on the date upon which the Proxy Statement/Prospectus is mailed to the shareholders of the Company or on the date upon which approval of the Merger by the shareholders of the Company is obtained, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Purchaser and the Company agrees to correct as promptly as practicable any such information provided by it that shall have become false or misleading in any material respect and to take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus so as to correct the same and to cause the Proxy Statement/Prospectus as so corrected to be disseminated to the Company's shareholders to the extent required by applicable law. The Registration Statement and the Proxy Statement/Prospectus shall comply as to form in all material respects with the provisions of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and other applicable law.

                                  ARTICLE III

                     CONVERSION AND EXCHANGE OF SECURITIES

  Section 3.1 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or any holder of any of the following securities:

    (a) Each share of Class A Common Stock (Voting), par value $0.3125 per share, of the Company (the "Company Voting Stock") and each share of Class B Common Stock (Non-Voting), par value $0.3125 per share, of the Company (the "Company Non-Voting Stock"; the Company Voting Stock and the Company Non-Voting Stock, collectively, the "Company Common Stock"; and the shares of such Company Common Stock, the "Shares") issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to Section 3.1(c) hereof) shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive such number of duly authorized, validly issued, fully paid and nonassessable shares of Purchaser Common Stock (as defined below) or cash, in accordance with the following:

      (i) a fraction of a duly authorized, validly issued, fully paid and nonassessable share of common stock of Purchaser (together with the attached Series A Junior Participating Preferred Stock Purchase Rights, issued in accordance with the Rights Agreement, dated as of July 27, 1989, between Purchaser and Texas Commerce Bank, as Rights Agent, as amended by the First Amendment Rights Agreement, dated as of October 26, 1992, between Purchaser and First Chicago Trust Company of New York, as Rights Agent, as such amended agreement may be amended from time to time, the "Purchaser Common Stock"), par value $0.50 per share (the "Common Stock Consideration"), calculated by dividing (x) $39.00 (the "Per Share Amount") by (y) the Average Purchaser Price (as hereinafter defined), rounded to four decimal places (such fraction being referred to herein as the "Exchange Ratio"). As used herein, the "Average Purchaser Price" shall mean the average of the high and low sales prices, regular way, of Purchaser Common Stock as reported in The Wall Street Journal during the ten consecutive New York Stock Exchange trading days (each, a "Trading Day") ending on (and including) the fifth Trading Day prior to the Effective Time (the "Trading Average"); provided, however, that if the Trading Average is less than $35.00, then the Average Purchaser Price shall be $35.00; and/or

      (ii) $39.00 in cash, without any interest thereon (the "Cash Consideration"; the Common Stock Consideration and the Cash
    Consideration, collectively, the "Merger Consideration"),

in each case as the holder thereof shall have elected or be deemed to have elected, in accordance with and subject to the limitations set forth in
Section 3.2 hereof. The Per Share Amount and the Cash Consideration may be reduced as provided in Section 7.11. All Shares of Company Common Stock converted or exchanged into Merger Consideration shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such Shares of Company Common Stock shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 3.6, only the applicable Merger Consideration. The holders of such certificates previously evidencing such Shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares of Company Common Stock except as otherwise provided herein or by law.

    (b) Each share of Common Stock of Sub, par value $100.00 per share, issued and outstanding immediately prior to the Effective Time, shall remain outstanding and shall be unchanged after the Merger and shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

    (c) All Shares of Company Common Stock that are owned by the Company as treasury stock and any Shares of Company Common Stock owned by Purchaser or Sub or any other direct or indirect wholly owned

  Purchaser Subsidiary (as defined in Section 4.3(b) hereof) shall, at the Effective Time, be canceled and retired and shall cease to exist and no Purchaser Common Stock or other consideration shall be delivered in exchange therefor except for any shares held in a Purchaser Subsidiary separate account or mutual fund.

    (d) On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") shall cease to have any rights as stockholders of the Company, except the right to receive the Merger Consideration for each Share held by them.

    (e) The calculations of the computations required by this Article III (including any adjustments required under Section 7.11) shall be prepared by Purchaser prior to the Closing Date and shall be set forth in a statement furnished to the Company showing in reasonable detail the manner of calculation.

    (f) At the Effective Time, the stock transfer books of the Company shall be closed as to holders of the Company Common Stock immediately prior to the Effective Time and no transfer of the Company Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, certificates are properly presented in accordance with this Article III to the Exchange Agent (as hereinafter defined), such certificates shall be cancelled and exchanged for certificates representing the number of shares of Purchaser Common Stock, and a check representing the amount of cash, if any, into which the Company Common Stock represented thereby was converted in the Merger.

  Section 3.2 Election Procedure. Each holder (or beneficial owner through appropriate and customary documentation and instructions) of Shares (other than holders of Shares to be canceled as set forth in Section 3.1(c)) shall have the right to submit a request specifying the number of Shares that such holder desires to have converted into shares of Purchaser Common Stock in the Merger and the number of Shares that such holder desires to have converted into the right to receive Cash Consideration in the Merger in accordance with the following procedure:

    (a) Subject to Section 3.3, each holder of Shares may specify in a request made in accordance with the provisions of this Section 3.2 (herein called an "Election") (i) the number of Shares owned by such holder that such holder desires to have converted into Purchaser Common Stock in the Merger (a "Stock Election") and (ii) the number of Shares owned by such holder that such holder desires to have converted into the right to receive the Cash Consideration in the Merger (a "Cash Election").

    (b) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Company Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent) in such form as Purchaser and the Company shall mutually agree (the "Election Form") shall be mailed thirty days prior to the anticipated Effective Time or on such other date as Purchaser and the Company shall mutually agree (the "Mailing Date") to each holder of record of Company Common Stock as of the record date for the Company Special Meeting.

    (c) Any Election shall have been made properly only if the Exchange Agent shall have received, by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, on the fifth day prior to the anticipated Effective Time (or such other time and date as Purchaser and the Company shall mutually agree) (the "Election Deadline"), an Election Form properly completed and signed and accompanied by certificates for the Shares to which such Election Form relates (or customary affidavits and indemnification regarding the loss or destruction of such certificate or certificates or by an appropriate guarantee of delivery of such certificates, as set forth in such Election Form, from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States provided such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery). Failure to deliver Shares covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election.

    (d) Any Company stockholder may at any time prior to the Election Deadline revoke or change his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed, revised Election Form or by withdrawal of his or her certificates for

  Shares, or of the guarantee of delivery of such certificates, previously deposited with the Exchange Agent. All Elections shall be revoked automatically if the Exchange Agent is notified in writing by Purchaser or the Company that this Agreement has been terminated. In the event an Election Form is revoked prior to the Election Deadline, the shares of Company Common Stock represented by such Election Form shall be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the holder who submitted the Election Form. The Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. The Exchange Agent shall be under no obligation to notify any person of any defect in an Election Form.

    (e) Within fifteen calendar days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, Purchaser shall cause the Exchange Agent to effect the allocation among the holders of Company Common Stock of rights to receive Purchaser Common Stock or Cash Consideration in the Merger in accordance with Section 3.3.

  Section 3.3 Issuance of Purchaser Common Stock and Payment of Cash Consideration; Proration. The manner in which each Share (other than Shares to be canceled as set forth in Section 3.1(c)) shall be converted into Purchaser Common Stock or the right to receive the Cash Consideration at the Effective Time shall be as set forth in this Section 3.3. All references to "outstanding" Shares in this Section 3.3 shall mean (i) all Shares outstanding immediately prior to the Effective Time, minus (ii) Shares owned by Purchaser or Sub or any direct or indirect wholly owned Purchaser Subsidiary except for any shares held in a Purchaser Subsidiary separate account or mutual fund.

  (a) As is more fully set forth below, the aggregate number of Shares to be converted into Purchaser Common Stock pursuant to the Merger shall not exceed 75% of all outstanding Shares, and the number of Shares to be converted into the right to receive the Cash Consideration pursuant to the Merger shall not be less than 25% of all outstanding Shares and not more than 50% of all outstanding Shares.

  (b) If Stock Elections are received for a number of Shares that is in the aggregate 75% or less of the outstanding Shares, each Share covered by a Stock Election shall be converted in the Merger into a fraction of a share of Purchaser Common Stock equal to the Exchange Ratio.

  (c) If Stock Elections are received for a number of Shares that is in the aggregate more than 75% of the outstanding Shares, then:

    (i) Each Non-Electing Share and each Share for which a Cash Election has been received shall be converted into the right to receive the Cash Consideration in the Merger;

    (ii) The Exchange Agent will distribute a fraction of a share of Purchaser Common Stock equal to the Exchange Ratio with respect to a number of such Shares equal to 75% of the outstanding Shares;

    (iii) Shares covered by a Stock Election and not fully converted into the right to receive Purchaser Common Stock as set forth in clause (ii) above shall be converted in the Merger into the right to receive the Cash Consideration multiplied by the number of such Shares; and

    (iv) The distributions of Purchaser Common Stock and of Cash
  Consideration contemplated by the preceding clauses (ii) and (iii) shall be made on a pro rata basis among all Shares as to which Stock Elections have been made.

  (d) If Cash Elections are received for a number of Shares that is in the aggregate 50% or less of the outstanding Shares, each Share covered by a Cash Election shall be converted in the Merger into the right to receive the Cash Consideration.

  (e) If Cash Elections are received for a number of Shares that is in the aggregate more than 50% of the outstanding Shares, then:

    (i) Each Non-Electing Share and each Share for which a Stock Election has been received shall be converted in the Merger into a fraction of a share of Purchaser Common Stock equal to the Exchange Ratio;

    (ii) The Exchange Agent will distribute Cash Consideration with respect to a number of such Shares equal to 50% of the number of outstanding Shares;

    (iii) Each Share covered by a Cash Election and not fully converted into the right to receive the Cash Consideration as set forth in clause (ii) above shall be converted in the Merger into the right to receive a number of shares of Purchaser Common Stock equal to the Exchange Ratio; and

    (iv) The distributions of Cash Consideration and of Purchaser Common Stock contemplated by the preceding clauses (ii) and (iii) shall be made on a pro rata basis among all Shares as to which Cash Elections have been made.

  (f) If Non-Electing Shares are not converted under either Section 3.3(c) or
Section 3.3(e), the Exchange Agent shall distribute with respect to such Non-Electing Shares:

    (i) Cash Consideration with respect to a number of such Non-Electing Shares, that will result in the sum of (A) the number of Shares converted into cash pursuant to this Section 3.3(f) and (B) the number of Shares for which Cash Elections have been received being as close as practicable to 50% of the outstanding Shares;

    (ii) Non-Electing Shares not converted into the right to receive the Cash Consideration as set forth in the preceding sentence shall be converted in the Merger into the right to receive a number of shares of Purchaser Common Stock equal to the Exchange Ratio multiplied by the number of such Shares; and

    (iii) The distribution of Cash Consideration and of Purchaser Common Stock contemplated by the preceding clauses (i) and (ii) shall be made on a pro rata basis among all Non-Electing Shares.

  (g) For the purposes of this Section 3.3, outstanding Shares as to which an Election is not in effect at the Election Deadline shall be called "Non-Electing Shares". If Purchaser and the Company shall determine that any Election is not properly made with respect to any Shares, such Election shall be deemed to be not in effect, and the Shares covered by such Election shall, for purposes hereof, be deemed to be Non-Electing Shares.

  (h) If required by special counsel to the Company or special counsel to Purchaser in order for such counsel to provide the opinions required by
Section 8.2(b) or Section 8.3(b), respectively, the number "50%" in Sections 3.3(d), (e) and (f) above shall be adjusted to a number reasonably required by such counsel, provided that after giving effect to such adjustment the number of Shares to be converted into Purchaser Common Stock pursuant to the Merger shall not exceed 75% of all outstanding Shares.

  Section 3.4 Fractional Interests. No certificates or scrip representing fractional shares of Purchaser Common Stock shall be issued in connection with the Merger, and such fractional interests will not entitle the owner thereof to any rights as a shareholder of Purchaser. In lieu of a fractional interest in a share of Purchaser Common Stock, each holder of a Share or Shares of Company Common Stock exchanged pursuant to Section 3.1(c) who would otherwise have been entitled to receive a fraction of a share of Purchaser Common Stock shall receive cash (without interest) in an amount equal to the product of such fractional interest multiplied by the Average Purchaser Price.

  Section 3.5 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, no Share of Company Voting Stock, the holder of which shall have complied with the provisions of Article 15 of the VSCA as to dissenter's rights (a "Dissenting Share"), shall be deemed converted into and to represent the right to receive Merger Consideration hereunder, and the holders of Dissenting Shares, if any, shall be entitled to payment, solely from the Surviving Corporation, of the appraised value of such Dissenting Shares to the extent permitted by and in accordance with the provisions of Article 15 of the VSCA; provided, however, that (a) if any holder of Dissenting Shares shall, under the circumstances permitted by the VSCA, subsequently deliver a written withdrawal of his or her demand for appraisal of such Dissenting Shares, or
(b) if any holder fails to establish his or her entitlement to rights to payment as provided in such Article 15, or (c) if neither any holder of

Dissenting Shares nor the Surviving Corporation has filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in such Article 15, such holder or holders (as the case may be) shall forfeit such right to payment for such Dissenting Shares pursuant to such Article 15, and each such Share shall not be considered a Dissenting Share but shall thereupon be treated as a Non-Electing Share for purposes of Section 3.2. The Company shall give Purchaser (i) prompt notice of any written demands for appraisal of any Company Common Stock, attempted withdrawals of such demands, and any other instruments received by the Company relating to shareholders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the VSCA. The Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to any demands for appraisals of Company Common Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands.

  Section 3.6 Exchange of Certificates. (a) As soon as practicable after the execution and delivery of this Agreement and, in any event, not less than five Trading Days prior to the mailing of the Proxy Statement/Prospectus to holders of Company Common Stock, Purchaser shall designate a bank or trust company (or such other person or persons as shall be reasonably acceptable to Purchaser and Company) to act as exchange agent (the "Exchange Agent") in effecting the exchange of Certificates of Company Common Stock for Merger Consideration pursuant to Section 3.1(a) hereof (and cash in lieu of fractional interests in accordance with Section 3.4). Upon the surrender of each such Certificate representing Shares of Company Common Stock, the Exchange Agent shall pay the holder of such Certificate the applicable Merger Consideration (and cash in lieu of fractional interests in accordance with Section 3.4), and such Certificate shall forthwith be cancelled. Until so surrendered and exchanged, each such Certificate that prior to the Effective Time represented Shares of Company Common Stock (other than Certificates representing Dissenting Shares which are not to be treated as Non-Electing Shares pursuant to Section 3.3(g) or Shares of Company Common Stock to be cancelled in accordance with Section 3.1(c)) shall represent solely the right to receive Merger Consideration (and cash in lieu of fractional interests in accordance with Section 3.4). No interest shall be paid or accrued on Merger Consideration.

  (b) As of or as promptly as practicable after the Effective Time, Purchaser shall deposit or cause to be deposited in trust with the Exchange Agent, for the benefit of the holders of Shares of Company Common Stock, for exchange in accordance with this Article III, the aggregate Merger Consideration.

  (c) The cash portion of the aggregate Merger Consideration shall be invested by the Exchange Agent, as directed by and for the benefit of the Surviving Corporation, provided that such investments shall be limited to direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investor Services, Inc. ("Moody's") or Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc. ("S&P"), and certificates of deposit issued by a commercial bank whose long-term debt obligations are rated at least A2 by Moody's or at least A by S&P, in each case having a maturity not in excess of one year.

  (d) As promptly as practicable following the date which is six months after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash, shares of Purchaser Common Stock, Certificates and other documents in its possession relating to the transactions described in this Agreement and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws and, in the case of Dissenting Shares, subject to applicable law) receive in exchange therefor the applicable Merger Consideration (and cash in lieu of fractional interests in accordance with Section 3.4), without any interest thereon.

  (e) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Shares of Company Common Stock. If, after the Effective Time, Certificates formerly representing Shares of Company Common Stock are presented to the Surviving Corporation or the Exchange

Agent, they shall be cancelled and (subject to applicable abandoned property, escheat and similar laws and, in the case of Dissenting Shares, subject to applicable law) exchanged for Merger Consideration (and cash in lieu of fractional interests in accordance with Section 3.4), as provided in this
Article III.

  (f) No dividends or other distributions declared or made after the Effective Time with respect to shares of Purchaser Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Purchaser Common Stock such holder is entitled to receive, and no cash payment in lieu of fractional interests shall be paid pursuant to Section 3.4, in each case, until the holder of such Certificate shall surrender such Certificate, in accordance with the provisions of this Agreement.

  (g) The Exchange Agent or Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as the Exchange Agent, Purchaser or the Surviving Corporation, as the case may be, is required to deduct and withhold with respect to such payment under the Code or any provision of state, local or foreign tax law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of which such deduction and withholding was made.

  Section 3.7 No Liability. Neither Purchaser, the Company nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any Merger Consideration in respect of such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Purchaser, the posting by such person of a bond in customary form and amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration (and cash in lieu of fractional interests in accordance with Section 3.4), without any interest or other payments thereon, upon due surrender and delivery of such Certificate pursuant to this Agreement.

                                  ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF PURCHASER AND SUB

  Except as otherwise disclosed to the Company in a letter delivered to it prior to the execution hereof (which letter contains appropriate references to identify the representations and warranties herein to which the information in such letter relates) (the "Purchaser Disclosure Letter"), Purchaser represents and warrants to the Company as follows:

  Section 4.1 Organization. Each of Purchaser and Sub is a corporation duly organized, validly existing and in good standing under the laws of the States of Texas and Missouri, respectively, with the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted or presently proposed to be conducted. Sub is duly licensed or authorized as an insurance company in the State of Missouri and in each other jurisdiction where it is required to be licensed or authorized. Each of Purchaser and Sub is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of Purchaser, Sub and the Purchaser Subsidiaries (as hereinafter defined), taken as a whole (a "Purchaser Material Adverse Effect").

  Section 4.2 Capitalization. As of September 30, 1996: (i) the authorized capital stock of Purchaser consists of 300,000,000 shares of Purchaser Common Stock and 60,000,000 shares of Preferred Stock, par value $1.50 per share of Purchaser ("Purchaser Preferred Stock"), (ii) 203,624,209 shares of Purchaser Common

Stock, and 2,317,701 shares of Purchaser Preferred Stock (all of which are shares in the series designated 7% Convertible Preferred Stock), were issued and outstanding and (iii) stock options to acquire 2,976,119 shares of Purchaser Common Stock (the "Purchaser Stock Options") were outstanding under all stock option plans of Purchaser. All of the issued and outstanding shares of capital stock of Purchaser are validly issued, fully paid and nonassessable and free of preemptive rights. All of the shares of Purchaser Common Stock reserved for issuance in exchange for shares of Company Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Since September 30, 1996 to the date hereof, no shares of Purchaser's capital stock have been issued, except Purchaser Common Stock issued pursuant to (i) the exercise of Purchaser Stock Options, and (ii) restricted stock awards (covering 5,000 shares of Purchaser Common Stock) granted under a stock plan of Purchaser. Except for (a) Purchaser Stock Options, (b) 2,317,701 shares of 7% Convertible Preferred Stock of Purchaser,
(c) 5,000,000 shares of 6% Convertible Monthly Income Preferred Securities, Series A, of American General Delaware, L.L.C. and (d) the Series A Junior Participating Preferred Stock Purchase Rights attached to the Purchaser Common Stock as of the date of this Agreement, there are no options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Purchaser to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock.

  Section 4.3 Sub and Purchaser Subsidiaries. (a) The authorized capital stock of Sub consists of 250,000 shares of Common Stock, par value $100.00 per share. As of the date hereof, 141,041 shares of Common Stock of Sub are issued and outstanding and are owned by Purchaser.

  (b) Each subsidiary of Purchaser, other than Sub (collectively the "Purchaser Subsidiaries"), is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority or necessary governmental approvals would not individually or in the aggregate have a Purchaser Material Adverse Effect. Each Purchaser Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a Purchaser Material Adverse Effect. Section 4.3(b) of the Purchaser Disclosure Letter sets forth the name of each of the Purchaser Subsidiaries that is as of the date hereof a significant subsidiary as such term is defined in Rule 1-02 of Regulation S-X under the Exchange Act (collectively, the "Purchaser Significant Subsidiaries").

  (c) Section 4.3(c) of the Purchaser Disclosure Letter sets forth the name of each of the Purchaser Significant Subsidiaries that is as of the date hereof an insurance company (collectively, the "Purchaser Insurance Subsidiaries"). Except as set forth in the Purchaser SEC Reports or Section 4.3(c) of the Purchaser Disclosure Letter, each of the Purchaser Insurance Subsidiaries is
(i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation and (ii) duly licensed or authorized as an insurance company in each other jurisdiction where it is required to be so licensed or authorized.

  (d) Except as set forth in the Purchaser SEC Reports or Section 4.3(d) of the Purchaser Disclosure Letter, Purchaser is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of Sub and of each of the Purchaser Significant Subsidiaries, there are no proxies with respect to any such shares, and no equity securities of Sub or of any Purchaser Significant Subsidiary are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of Sub or of any Purchaser Significant Subsidiary, and there are no contracts, commitments, understandings or arrangements by which Purchaser or any Purchaser Significant Subsidiary is or may be bound to issue, redeem, purchase or sell additional shares of capital stock of Sub or of any Purchaser Significant Subsidiary or securities convertible into or exchangeable or exercisable for any such shares. Except as set forth in the Purchaser SEC Reports or Section 4.3(d) of the Purchaser Disclosure Letter, all of such shares so owned by Purchaser are validly issued, fully paid and nonassessable and are owned by it free and clear of Encumbrances (as hereinafter defined) securing obligations not reflected in the Purchaser SEC Reports.

  Section 4.4 Authority Relative to this Agreement. Each of Purchaser and Sub has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Purchaser and Sub and the consummation by Purchaser and Sub of the transactions contemplated hereby have been duly authorized by the Board of Directors of Purchaser and Sub, and by Purchaser as the sole shareholder of Sub by written consent, and no other corporate proceedings on the part of Purchaser or Sub are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Purchaser and Sub and (assuming this Agreement constitutes a valid and binding obligation of the Company) constitutes a valid and binding agreement of each of Purchaser and Sub, enforceable against Purchaser and Sub in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

  Section 4.5 Consents and Approvals; No Violations. Except (a) for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act, the Exchange Act, state or foreign laws relating to takeovers, state securities or blue sky laws, state insurance laws and the regulations promulgated thereunder and the filing of the Articles of Merger as required by the VSCA and the MGBC (collectively, the "Governmental Requirements"), or (b) where the failure to make any filing with, or to obtain any permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency, commission, division, department, public body or other authority (a "Government Entity") would not prevent or delay the consummation of the Merger, or otherwise prevent Purchaser or Sub from performing their respective obligations under this Agreement, and would not individually or in the aggregate have a Purchaser Material Adverse Effect, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution, delivery and performance of this Agreement by Purchaser and Sub and the consummation of the transactions contemplated by this Agreement. Except as set forth in Section 4.5 of the Purchaser Disclosure Letter, no consent or approval of any other party (other than any Governmental Entity) is required to be obtained by Purchaser or Sub for the execution, delivery or performance of this Agreement or the performance by Purchaser or Sub of the transactions contemplated hereby, except where the failure to obtain any such consent or approval would not prevent or delay the consummation of the Merger, or otherwise prevent Purchaser or Sub from performing their respective obligations under the Agreement, or would not individually or in the aggregate have a Purchaser Material Adverse Effect. Neither the execution, delivery or performance of this Agreement by Purchaser or Sub, nor the consummation by Purchaser or Sub of the transactions contemplated hereby, nor compliance by Purchaser or Sub with any of the provisions hereof, will (i) conflict with or result in any breach of any provisions of the Articles of Incorporation or Bylaws of Purchaser or Sub or the Articles or Certificate of Incorporation, as the case may be, or Bylaws of any of the Purchaser Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration, vesting, payment, exercise, suspension or revocation) under, any of the terms, conditions, or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which Purchaser, Sub or any of the Purchaser Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser, Sub, any Purchaser Subsidiary or any of their properties or assets, (iv) result in the creation or imposition of any Encumbrance on any asset of Purchaser, Sub or any Purchaser Subsidiary, or (v) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for Purchaser, Sub or any of the Purchaser Subsidiaries to conduct its business as currently conducted, except in the case of clauses (ii), (iii), (iv) and (v) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations which would not individually or in the aggregate have a Purchaser Material Adverse Effect.

  Section 4.6 Purchaser SEC Reports. Purchaser has delivered to the Company true and complete copies of each Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K, Proxy Statement, Schedule 13D filed with respect to Purchaser, Form S-4, and the prospectus included in any other registration statement as presently in effect and as last amended, pursuant to which Purchaser has registered equity securities for sale in underwritten offerings (including any amendments thereto), filed by Purchaser with the SEC since January 1, 1993 through the date hereof (collectively, the "Purchaser SEC Reports"). As of the respective dates such Purchaser SEC Reports were filed or, if any such Purchaser SEC Reports were amended, as of the date such amendment was filed, each of the Purchaser SEC Reports (i) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder and
(ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of (x) the audited and consolidated financial statements of Purchaser (including any related notes and schedules) included (or incorporated by reference) in its Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and (y) the unaudited consolidated interim financial statements of Purchaser (including any related notes and schedules) included (or incorporated by reference) in its Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, fairly present, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Purchaser and the Purchaser Subsidiaries as of the dates thereof and the consolidated results of their operations and changes in their financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

  Section 4.7 Statutory Financial Statements. The Annual Statements and Quarterly Statements of the Purchaser Insurance Subsidiaries, as filed with the departments of insurance for all applicable domiciliary states for the years ended December 31, 1994 and December 31, 1995 (the "Annual Statutory Statements of Purchaser") and the quarters ended March 31, June 30 and September 30, 1995, and March 31, June 30, and September 30, 1996 (collectively, the "Quarterly Statutory Statements of Purchaser"), respectively, together with all exhibits and schedules thereto (all Annual Statutory Statements of Purchaser and all Quarterly Statutory Statements of Purchaser, together with all exhibits and schedules thereto, referred to in this Section 4.7 are hereinafter referred to as the "Statutory Financial Statements of Purchaser"), have been prepared in accordance with the accounting practices prescribed or permitted by the departments of insurance for all applicable domiciliary states for purposes of financial reporting to the respective state's insurance regulators ("State Statutory Accounting Principles"), and such accounting practices have been applied on a basis consistent with State Statutory Accounting Principles throughout the periods involved, except as expressly set forth in the notes, exhibits or schedules thereto, and the Statutory Financial Statements of Purchaser present fairly in all material respects the financial position and the results of operations for the Purchaser Insurance Subsidiaries as of the dates and for the periods therein in accordance with State Statutory Accounting Principles. Purchaser has delivered to the Company true and complete copies of the Annual Statutory Statements of Purchaser and the Quarterly Statutory Statements of Purchaser.

  Section 4.8 Absence of Certain Changes. Since September 30, 1996, there has been no event or condition (other than (i) any event or condition resulting from general economic conditions (including without limitation changes in interest rates), (ii) any occurrence or condition affecting the life insurance industry generally (including without limitation any change or proposed change in insurance laws or regulations in any jurisdiction), and, in the case of each of clauses (i) and (ii), not having a unique or disproportionate effect on the Purchaser, or (iii) any occurrence or condition arising out of the transactions contemplated by this Agreement or the public announcement thereof) which has had (or is reasonably likely to result in) a Purchaser Material Adverse Effect, and Purchaser and the Purchaser Significant Subsidiaries have in all material respects conducted their businesses in the ordinary course consistent with past practices and have not taken any action which, if taken after the date hereof, would violate Section 6.2 hereof.

  Section 4.9 Litigation. Except as disclosed in Section 4.9 of the Purchaser Disclosure Letter or the Purchaser SEC Reports, there is no suit, action, proceeding or investigation (whether at law or equity, before or by any federal, state or foreign court, tribunal, commission, board, agency or instrumentality, or before any arbitrator) pending or, to the best knowledge of Purchaser, threatened against or affecting Purchaser, Sub or any of the Purchaser Subsidiaries, the outcome of which, in the reasonable judgment of Purchaser, is likely individually or in the aggregate to have a Purchaser Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Purchaser, Sub or any of the Purchaser Subsidiaries having, or which, insofar as can reasonably be foreseen, in the future may have, a Purchaser Material Adverse Effect.

  Section 4.10 Absence of Undisclosed Liabilities. Except for liabilities or obligations which are accrued or reserved against in Purchaser's financial statements (or reflected in the notes thereto) included in the Purchaser SEC Reports or disclosed in Section 4.10 of the Purchaser Disclosure Letter or which were incurred after September 30, 1996 in the ordinary course of business and consistent with past practices or in connection with the transactions contemplated by this Agreement or liabilities incurred in connection with acquisitions made after September 30, 1996, Purchaser and the Purchaser Subsidiaries do not have any material liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated balance sheet (or reflected in the notes thereto) of Purchaser.

  Section 4.11 No Default. Except as set forth in the Purchaser SEC Reports or
Section 4.11 of the Purchaser Disclosure Letter, neither Purchaser, Sub nor any of the Purchaser Subsidiaries is in violation or breach of, or default under (and no event has occurred which with notice or the lapse of time or both would constitute a violation or breach of, or default under) any term, condition or provision of (a) its Articles or Certificate of Incorporation, as the case may be, or Bylaws, (b) any note, bond, mortgage, deed of trust, security interest, indenture, license, agreement, plan, contract, lease, commitment or other instrument or obligation to which Purchaser, Sub or any of the Purchaser Subsidiaries is a party or by which they or any of their properties or assets may be bound or affected, (c) any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser, Sub or any of the Purchaser Subsidiaries or any of their properties or assets, or
(d) any permit, license, governmental authorization, consent or approval necessary for Purchaser, Sub or any of the Purchaser Subsidiaries to conduct their respective businesses as currently conducted, except in the case of clauses (b), (c) and (d) above for violations, breaches or defaults which would not individually or in the aggregate have a Purchaser Material Adverse Effect.

  Section 4.12 Taxes. (a) Except as set forth in the Purchaser SEC Reports or
Section 4.12 of the Purchaser Disclosure Letter:

    (i) Purchaser and the Purchaser Subsidiaries have (x) duly filed (or there has been filed on their behalf) with the appropriate governmental authorities all material Tax Returns (as hereinafter defined) required to be filed by them on or prior to the date hereof, and (y) duly paid in full or made provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment of all material Taxes (as hereinafter defined) for all periods or portions thereof ending through the date hereof;

    (ii) no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Purchaser or the Purchaser Subsidiaries wherein an adverse determination or ruling in any one such proceeding or in all such proceedings in the aggregate would have a Purchaser Material Adverse Effect; and

    (iii) the Internal Revenue Service has completed examinations of the consolidated federal income Tax Returns of Purchaser for all periods through and including December 31, 1987. Except as set forth in the Purchaser SEC Reports, all issues have been settled with respect to such examinations. The Internal Revenue Service is examining as of the date hereof the consolidated federal income Tax Returns of Purchaser for the years 1988 through 1992.

  (b) "Taxes" shall mean all federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto. "Tax Returns" shall mean all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amendments to any of the foregoing relating to Taxes.

  Section 4.13 Title to Property. Except as set forth in the Purchaser SEC Reports or Section 4.13 of the Purchaser Disclosure Letter, each of Purchaser and the Purchaser Subsidiaries (i) has good and valid title to all of its properties, assets and other rights that do not constitute real property, free and clear of all Encumbrances, except for such Encumbrances that do not, individually or in the aggregate, have a Purchaser Material Adverse Effect, and (ii) owns, has valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible, used by, or necessary for the conduct of, its business except where the failure to have such valid leasehold interests or such valid contractual rights do not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

  Section 4.14 Insurance Practices; Permit and Insurance Licenses. (a) The business of Purchaser and each of the Purchaser Subsidiaries is being conducted in compliance, in all material respects, with all applicable laws, including, without limitation, all insurance laws, ordinances, rules, regulations, decrees and orders of any Governmental Entity, and all material notices, reports, documents and other information required to be filed thereunder within the last three years were properly filed in all material respects and were in compliance in all material respects with such laws.

  (b) Purchaser, and each of the Purchaser Insurance Subsidiaries, has all permits and insurance licenses the use and exercise of which are necessary for the conduct of its business as now conducted, other than such permits and insurance licenses the absence of which would not, individually or in the aggregate, be reasonably expected to have a Purchaser Material Adverse Effect. The business of Purchaser and each of the Purchaser Insurance Subsidiaries has been and is being conducted in compliance, in all material respects, with all such permits and insurance licenses. To the best knowledge of Purchaser, all such permits and insurance licenses are in full force and effect, and there is no proceeding or investigation pending or threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such permit or insurance license.

  Section 4.15 Regulatory Filings. Purchaser and the Purchaser Subsidiaries have filed all reports, statements, documents, registrations, filings or submissions required to be filed by any of them with any Governmental Entity, except where the failure to file, in the aggregate, would not have a Purchaser Material Adverse Effect; and, to the best knowledge of Purchaser, all such reports, statements, documents, registrations, filings and submissions were in all material respects true, complete and accurate when filed.

  Section 4.16 Investments. (a) The Statutory Financial Statements of Purchaser set forth a list, which list is accurate and complete in all material respects, of all securities, mortgages and other investments (collectively, the "Purchaser Investments") owned by the Purchaser Insurance Subsidiaries as of December 31, 1995, together with the cost basis book or amortized value, as the case may be, as of December 31, 1995. All transactions in Purchaser Investments by each of the Purchaser Insurance Subsidiaries from January 1, 1996 to the date hereof have complied in all material respects with the investment policies of such Purchaser Insurance Subsidiary and all applicable insurance laws and regulations.

  (b) Except as set forth in the Statutory Financial Statements of Purchaser, the Purchaser Insurance Subsidiaries have good and marketable title to the Purchaser Investments listed in the Statutory Financial Statements of Purchaser or acquired in the ordinary course of business since September 30, 1996, other than with respect to those Purchaser Investments which have been disposed of in the ordinary course of business or as contemplated by this Agreement or redeemed in accordance with their terms since such date and other than with respect to statutory deposits which are subject to certain restrictions on transfer.

  (c) The information provided by Purchaser to the Company indicating the aggregate amount by which the Purchaser Investments have been written down from January 1, 1996 through September 30, 1996, and the aggregate amount of Purchaser Investments in default with respect to the payment of principal or interest as of September 30, 1996, is true and correct in all material respects.

  Section 4.17 Reserves. The aggregate reserves of the Purchaser Insurance Subsidiaries as recorded in the Statutory Accounting Statements of Purchaser have been determined in accordance with generally accepted actuarial principles consistently applied (except as set forth therein). Except as disclosed in the Purchaser SEC Reports or Section 4.17 of the Purchaser Disclosure Letter, the insurance reserving practices and policies of the Purchaser Insurance Subsidiaries have not changed, in any material respect, since December 31, 1995, and the results of the application of such practices and policies are reflected in the Statutory Accounting Statements of Purchaser. All reserves of the Purchaser Insurance Subsidiaries set forth in the Statutory Accounting Statements of Purchaser are, to the best knowledge of Purchaser, fairly stated in accordance with sound actuarial principles and meet the requirements of the insurance laws of the applicable insurance authority, except where the failure to so state such reserves or meet such requirements would not have a Purchaser Material Adverse Effect.

  Section 4.18 Ownership of Company Common Stock. As of the date hereof, Purchaser and the Purchaser Subsidiaries are not beneficial owners (as defined in Rule 16a-1(a) (2) of the Exchange Act) of any shares of Company Common Stock except for any shares held in a Purchaser Subsidiary separate account or mutual fund.

  Section 4.19 Information in Proxy Statement/Prospectus and Registration Statement. The Registration Statement (or any amendment thereof or supplement thereto), at the date it becomes effective and at the time of the Company Special Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Purchaser with respect to statements made therein based on information supplied by the Company in writing for inclusion in the Registration Statement. None of the information supplied by Purchaser for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the date mailed to shareholders and at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

  Section 4.20 Brokers. Other than (i) Insurance Investment Associates and
(ii) Merrill Lynch, Pierce, Fenner & Smith Incorporated, no person is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by Purchaser in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Purchaser.

  Section 4.21 Environmental Matters. (a) Except as disclosed in Section 4.21 of the Purchaser Disclosure Letter or the Purchaser SEC Reports, to the knowledge of Purchaser, (i) each of Purchaser and the Purchaser Subsidiaries is and has been in compliance in all respects with and, except for ongoing compliance obligations, including current activities to remove asbestos and future activities to remove asbestos, if applicable, has no existing liabilities under, and (ii) there are no written claims or notices by any person received by Purchaser or any of the Purchaser Subsidiaries that any of Purchaser or the Purchaser Subsidiaries has not been in compliance in all respects with or has any existing liabilities under, all applicable laws, rules, regulations, common law, ordinances, decrees, orders and other binding legal requirements relating to pollution, the preservation of the environment, and the exposure to materials in the environment or the work place ("Environmental Laws") with respect to property owned by Purchaser or any of the Purchaser Subsidiaries, except for such non-compliance or liabilities that would not be reasonably likely to have a Purchaser Material Adverse Effect. Except as disclosed in Section 4.21 of the Purchaser Disclosure Letter or the Purchaser SEC Reports, neither Purchaser nor any of the Purchaser Subsidiaries is subject to any decrees, orders, decisions of arbitrators or judgments that impose requirements under Environmental Laws, restrictions under Environmental Laws, liabilities under Environmental

Laws, or penalties for violations of Environmental Laws or the aforementioned requirements or restrictions, except where such requirements, restrictions, liabilities, or penalties would not be reasonably likely to have a Purchaser Material Adverse Effect.

  (b) Except as disclosed in Section 4.21 of the Purchaser Disclosure Letter or the Purchaser SEC Reports, with respect to currently owned property and all property formerly owned, leased or operated by Purchaser or any of the Purchaser Subsidiaries, including foreclosure property, to the knowledge of Purchaser, there are no past or present actions, conditions or occurrences that could form the basis of any outstanding claim under Environmental Laws against, or liability under such laws of, Purchaser or any of the Purchaser Subsidiaries, except for such claims or liabilities which in the aggregate would not reasonably be expected to result in a Purchaser Material Adverse Effect.

  Section 4.22 Disclosure. No representation or warranty by Purchaser or the Purchaser Subsidiaries in this Agreement (including the Purchaser Disclosure Letter), and no statement contained in the Purchaser SEC Reports and the Statutory Financial Statements of Purchaser, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading. There is no fact known to Purchaser which would reasonably be expected to have a Purchaser Material Adverse Effect which has not been set forth in the Purchaser SEC Reports, the Statutory Financial Statements of Purchaser or in this Agreement (including the Purchaser Disclosure Letter).

  Section 4.23 Investigation by Purchaser. Purchaser has conducted its own independent review and analysis of the businesses, assets, financial condition, and operations of the Company and the Company Subsidiaries (as hereinafter defined) and acknowledges that Purchaser has been provided access to certain officers and certain books and records of the Company and the Company Subsidiaries for this purpose to the extent made available by representatives of the Company. In entering into this Agreement, Purchaser has relied solely upon its own investigation and analysis and the warranties contained herein, and Purchaser:

    (a) acknowledges that none of the Company, the Company Subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Purchaser or their agents or representatives prior to the execution of this Agreement, and

    (b) agrees, to the fullest extent permitted by law, that none of the Company, the Company Subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives shall have any liability or responsibility whatsoever to Purchaser on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to Purchaser prior to the execution of this Agreement, except that the foregoing limitations shall not apply to the Company to the extent the Company makes the specific representations and warranties set forth in Article V of this Agreement and in the Company Disclosure Letter, but always subject to the limitations and restrictions contained herein and therein.

  Section 4.24 Financing. At the Effective Time, Purchaser will have sufficient funds to pay the aggregate Cash Consideration and any other cash payable in respect of Shares pursuant to Article III, on the terms and subject to the conditions contemplated by this Agreement.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  Except as otherwise disclosed to Purchaser in a letter delivered to it prior to the execution hereof (which letter contains appropriate references to identify the representations and warranties herein to which the information in such letter relates) (the "Company Disclosure Letter"), the Company represents and warrants to Purchaser as follows:

  Section 5.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted or presently proposed to be conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole (a "Company Material Adverse Effect").

  Section 5.2 Capitalization. As of September 30, 1996: (i) the authorized capital stock of the Company consisted of 32,000,000 shares of common stock consisting of 12,800,000 shares of Company Voting Stock and 19,200,000 shares of Company Non-Voting Stock and (ii) 8,060,660 shares of Company Voting Stock and 8,992,910 shares of Company Non-Voting Stock were issued and outstanding. All of the issued and outstanding shares of Company Voting Stock and Company Non-Voting Stock are validly issued, fully paid and nonassessable and, except as provided in the Restated Articles of Incorporation of the Company, free of preemptive rights. Except as set forth above or as specified in Section 5.2 of the Company Disclosure Letter, as of the date of this Agreement there are no shares of capital stock of the Company issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating the Company to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock.

  Section 5.3 Company Subsidiaries. (a) Section 5.3 (a) of the Company Disclosure Letter sets forth the name of each subsidiary of the Company (collectively, the "Company Subsidiaries") and the state or jurisdiction of its incorporation. Each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority or necessary governmental approvals would not individually or in the aggregate have a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a Company Material Adverse Effect.

  (b) Section 5.3(b) of the Company Disclosure Letter sets forth the name of each of the Company Subsidiaries that is an insurance company (collectively, the "Company Insurance Subsidiaries"). Except as disclosed in the Company SEC Reports (as defined below) or Section 5.3(b) of the Company Disclosure Letter, each of the Company Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation and (ii) duly licensed or authorized as an insurance company in each other jurisdiction where it is required to be so licensed or authorized.

  (c) Except as set forth in the Company SEC Reports or Section 5.3(c) of the Company Disclosure Letter, the Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each of the Company Subsidiaries, there are no proxies with respect to any such shares, and no equity securities of any Company Subsidiary are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which the Company or any Company Subsidiary is or may be bound to issue, redeem, purchase or sell additional shares of capital stock of any Company Subsidiary or securities convertible into or exchangeable or exercisable for any such shares. Except as set forth in the Company SEC Reports or Section 5.3(c) of the Company Disclosure Letter, all of such shares so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any Encumbrances, restraints on alienation, or any other restrictions with respect to the transferability or assignability thereof (other than restrictions on transfer imposed by federal or state securities laws).

  (d) Except for the Company Subsidiaries and as set forth in the Statutory Financial Statements of the Company (as hereinafter defined), the Company SEC Reports or Section 5.3(d) of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity that directly or indirectly conducts any activity which is material to the Company.

  Section 5.4 Authority Relative to this Agreement. The Company has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors, and no other corporate proceedings on the part of the Company, other than obtaining shareholder approval pursuant to Section 2.1 hereof, are necessary to authorize this Agreement or the transactions contemplated hereby. Subject to the foregoing, this Agreement has been duly and validly executed and delivered by the Company and (assuming this Agreement constitutes a valid and binding obligation of Purchaser and Sub) constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

  Section 5.5 Consents and Approvals; No Violations. Except (a) for the Governmental Requirements, or (b) where the failure to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity would not prevent or delay the consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, and would not individually or in the aggregate have a Company Material Adverse Effect, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement. Except as set forth in Section 5.5 of the Company Disclosure Letter, no consent or approval of any other party (other than any Governmental Entity) is required to be obtained by the Company or any Company Subsidiary for the execution, delivery or performance of this Agreement or the performance by the Company of the transactions contemplated hereby, except where the failure to obtain any such consent or approval would not prevent or delay the consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement or would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth in Section 5.5 of the Company Disclosure Letter, neither the execution, delivery or performance of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (i) conflict with or result in any breach of any provisions of the Restated Articles of Incorporation or Bylaws of the Company or the Certificate or Articles of Incorporation, as the case may be, or Bylaws of any of the Company Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under, any of the terms, conditions or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected, (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, of the Company Subsidiaries or any of their properties or assets, (iv) result in the creation or imposition of any Encumbrance on any asset of the Company or any Company Subsidiary or (v) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for the Company or any of the Company Subsidiaries to conduct its business as currently conducted, except in the case of clauses (ii), (iii), (iv) and (v) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations which would not individually or in the aggregate have a Company Material Adverse Effect.

  Section 5.6 Company SEC Reports. The Company has delivered to Purchaser true and complete copies of each registration statement, report and proxy or information statement (including exhibits and any amendments thereto) filed by the Company with the SEC since January 1, 1993 through the date hereof (collectively, the "Company SEC Reports"). As of the respective dates the Company SEC Reports were filed or, if any such Company SEC Reports were amended, as of the date such amendment was filed, each of the Company SEC Reports (i) complied in all material respects with all applicable requirements of the Securities Act and Exchange Act, and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of (x) the audited consolidated financial statements of the Company (including any related notes and schedules) included (or incorporated by reference) in its Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and (y) the unaudited consolidated interim financial statements for the Company (including any related notes and schedules) included (or incorporated by reference) in its Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof and the consolidated results of their operations and changes in their financial position for the periods then ended (subject to normal year-end adjustments, in the case of any unaudited interim financial statements).

  Section 5.7 Statutory Financial Statements. The Annual Statements and Quarterly Statements of the Company Insurance Subsidiaries, as filed with the Virginia State Corporation Commission for the years ended December 31, 1994 and December 31, 1995 (the "Annual Statutory Statements of the Company") and the quarters ended March 31, June 30, and September 30, 1995, and March 31, June 30, and September 30, 1996 (collectively, the "Quarterly Statutory Statements of the Company"), respectively, together with all exhibits and schedules thereto (all Annual Statutory Statements of the Company and all Quarterly Statutory Statements of the Company, together with all exhibits and schedules thereto, referred to in this Section 5.7 are hereinafter referred to as the "Statutory Financial Statements of the Company"), have been prepared in accordance with the accounting practices prescribed or permitted by the Virginia State Corporation Commission for purposes of financial reporting to the state's insurance regulators ("Virginia Statutory Accounting Principles"), and such accounting practices have been applied on a basis consistent with Virginia Statutory Accounting Principles throughout the periods involved, except as expressly set forth in the notes, exhibits or schedules thereto, and the Statutory Financial Statements of the Company present fairly in all material respects the financial position and the results of operations for the Company Insurance Subsidiaries as of the dates and for the periods therein in accordance with Virginia Statutory Accounting Principles. The Company has delivered to Purchaser true and complete copies of the Annual Statutory Statements of the Company and the Quarterly Statutory Statements of the Company.

  Section 5.8 Absence of Certain Changes. Since September 30, 1996, there has been no event or condition (other than (i) any event or condition resulting from general economic conditions (including without limitation changes in interest rates), (ii) any occurrence or condition affecting the life insurance industry generally (including without limitation any change or proposed change in insurance laws or regulations in any jurisdiction), and, in the case of each of clauses (i) and (ii), not having a unique or disproportionate effect on the Company, or (iii) any occurrence or condition arising out of the transactions contemplated by this Agreement or the public announcement thereof) which has had (or is reasonably likely to result in) a Company Material Adverse Effect, and except as set forth in
Section 5.8 of the Company Disclosure Letter, the Company and the Company Subsidiaries have in all material respects conducted their businesses in the ordinary course consistent with past practices and have not taken any action which, if taken after the date hereof, would violate Section 6.1 hereof.

  Section 5.9 Litigation. Except as disclosed in the Company SEC Reports or as set forth in Section 5.9 of the Company Disclosure Letter, there is no suit, action, proceeding or investigation (whether at law or equity, before or by any federal, state or foreign court, tribunal, commission, board, agency or instrumentality, or before any arbitrator) pending or, to the best knowledge of the Company, threatened against or affecting the Company or any of the Company Subsidiaries, the outcome of which, in the reasonable judgment of the Company, is likely individually or in the aggregate to have a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company or any of the Company Subsidiaries having, or which, insofar as can reasonably be foreseen, in the future may have, a Company Material Adverse Effect.

  Section 5.10 Absence of Undisclosed Liabilities. Except for liabilities or obligations which are accrued or reserved against in the Company's financial statements (or reflected in the notes thereto) included in the Company SEC Reports or disclosed in Section 5.10 of the Company Disclosure Letter or which were incurred after September 30, 1996 in the ordinary course of business and consistent with past practices or in connection with the transactions contemplated by this Agreement, the Company and the Company Subsidiaries do not have any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated balance sheet (or reflected in the notes thereto) of the Company.

  Section 5.11 No Default. Except as set forth in the Company SEC Reports or
Section 5.11 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is in violation or breach of, or default under (and no event has occurred which with notice or the lapse of time or both would constitute a violation or breach of, or a default under) any term, condition or provision of (a) its Articles of Incorporation, as the case may be, or Bylaws, (b) any note, bond, mortgage, deed of trust, security interest, indenture, license, agreement, plan, contract, lease, commitment or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which they or any of their properties or assets may be bound or affected, (c) any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of the Company Subsidiaries or any of their properties or assets, or (d) any permit, license, governmental authorization, consent or approval necessary for the Company or any of the Company Subsidiaries to conduct their respective businesses as currently conducted, except in the case of clauses (b), (c) and (d) above for breaches, defaults or violations which would not individually or in the aggregate have a Company Material Adverse Effect.

  Section 5.12 Taxes. Except as set forth in the Company SEC Reports or
Section 5.12 of the Company Disclosure Letter:

    (a) the Company and the Company Subsidiaries have (i) duly filed (or there has been filed on their behalf) with the appropriate governmental authorities all income Tax Returns and all other material Tax Returns required to be filed by them on or prior to the date hereof, and (ii) duly paid in full or made provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment of all material Taxes for all periods or portions thereof ending through the date hereof;

    (b) no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary wherein an adverse determination or ruling in any one such proceeding or in all such proceedings in the aggregate would have a Company Material Adverse Effect;

    (c) The federal income Tax Returns of the Company and the Company Subsidiaries have been examined by the Internal Revenue Service (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods through and including December 31, 1994, and no material deficiencies were asserted as a result of such examinations that have not been resolved and fully paid. Neither the Company nor any of the Company Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Returns of the Company or any of the Company Subsidiaries;

    (d) neither the Company nor the Company Subsidiaries is a party to any material tax sharing, tax indemnity or other agreement or arrangement with any entity not included in the Company's consolidated financial statements most recently filed by the Company with the SEC;

    (e) none of the Company or any of the Company Subsidiaries has been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign law (other than a group the common parent of which is the Company), or has any liability for the Taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law as a transferee or successor, by contract or otherwise; and

    (f) to the knowledge of Company, no insurance contracts or insurance policies issued by Company or any Company Subsidiary fail to comply with the applicable provisions of Code Section 7702.

  Section 5.13 Title to Property. (a) Except as set forth in the Company SEC Reports or Section 5.13(a) of the Company Disclosure Letter, each of the Company and the Company Subsidiaries (i) has good and valid title to all of its properties, assets and other rights that do not constitute real property, free and clear of all Encumbrances, except for such Encumbrances that do not, individually or in the aggregate, have a Company Material Adverse Effect, and
(ii) owns, has valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible, used by, or necessary for the conduct of, its business, except where the failure to have such valid leasehold interests or such valid contractual rights do not, individually or in the aggregate, have a Company Material Adverse Effect.

  (b) Except as set forth in the Company SEC Reports or Section 5.13(b) of the Company Disclosure Letter, each of the Company and the Company Subsidiaries:

      (i) owns and has good and marketable title in fee simple to the real property owned by such party, free and clear of all mortgages, pledges, liens, charges, encumbrances, defects, security interests, claims, options and restrictions of all kind ("Encumbrances"), except for (A) minor imperfections of title, easements and rights of way, none of which, individually or in the aggregate, materially detracts from the value of or materially impairs the use of the affected property or materially impairs the operation of the Company or any of the Company Subsidiaries and (B) liens for current taxes not yet due and payable ("Permitted Company Liens");

      (ii) is in peaceful and undisturbed possession of the space and/or estate under each lease under which it is a tenant, and there are no material defaults by it as tenant thereunder; and

      (iii) has good and valid rights of ingress and egress to and from all the real property owned or leased by such party from and to the public street systems for all usual street, road and utility purposes.

  Section 5.14 Insurance Practices; Permits and Insurance Licenses. (a) The business of the Company and each of the Company Subsidiaries is being conducted in compliance in all material respects with all applicable laws, including, without limitation, all insurance laws, ordinances, rules, regulations, decrees and orders of any Governmental Entity, and all material notices, reports, documents and other information required to be filed thereunder within the last three years were properly filed in all material respects and were in compliance in all material respects with such laws.

  (b) The Company, and each of the Company Insurance Subsidiaries, has all permits and insurance licenses the use and exercise of which are necessary for the conduct of its business as now conducted, other than such permits and insurance licenses the absence of which would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. The business of the Company and each of the Company Insurance Subsidiaries has been and is being conducted in compliance, in all material respects, with all such permits and insurance licenses. To the best knowledge of the Company, all such permits and insurance licenses are in full force and effect, and there is no proceeding or investigation pending or threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such permit or insurance license.

  Section 5.15 Regulatory Filings. The Company has made available for inspection by Purchaser complete copies of all material registrations, filings and submissions made since January 1, 1993 by the Company or any of the Company Subsidiaries with any Governmental Entity and any reports of examinations issued since January 1, 1993 by any such Governmental Entity that relate to the Company or any of the Company Subsidiaries. The Company and the Company Subsidiaries have filed all reports, statements, documents, registrations, filings or submissions required to be filed by any of them with any Governmental Entity, except where the failure to file, in the aggregate, would not have a Company Material Adverse Effect; and, to the best knowledge of the Company, all such reports, statements, documents, registrations, filings or submissions were in all material respects true, complete and accurate when filed.

  Section 5.16 Investments. (a) The Statutory Financial Statements of the Company set forth a list, which list is accurate and complete in all material respects, of all securities, mortgages and other investments (collectively, the "Company Investments") owned by the Company Insurance Subsidiaries as of December 31, 1995, together with the cost basis, book or amortized value, as the case may be, as of December 31, 1995. Section 5.16(a) of the Company Disclosure Letter sets forth a list, which list is accurate and complete in all material respects, of all transactions in the Company Investments by each Company Insurance Subsidiary from January 1, 1996 to September 30, 1996. All transactions in Company Investments by each Company Insurance Subsidiary from September 30, 1996 to the date hereof have complied in all material respects with the investment policies of such Company Insurance Subsidiary and all applicable insurance laws and regulations.

  (b) Except as set forth in the Statutory Financial Statements of the Company, the Company Insurance Subsidiaries have good and marketable title to the Company Investments listed in the Statutory Financial Statements of the Company or acquired in the ordinary course of business since September 30, 1996, other than with respect to those Company Investments which have been disposed of in the ordinary course of business or as contemplated by this Agreement or redeemed in accordance with their terms since such date and other than Permitted Company Liens or with respect to statutory deposits which are subject to certain restrictions on transfer.

  (c) Section 5.16(c) of the Company Disclosure Letter identifies the Company Investments listed thereon which have been written down on the September 30, 1996 Statutory Statement of the Company, or to the best knowledge of the Company, are as of November 30, 1996 in default in the payment of principal or interest.

  (d) Except as set forth in the Statutory Financial Statements of the Company, there are no Encumbrances on any of the Company Investments, other than Permitted Company Liens and special deposits reflected in the Statutory Financial Statements of the Company, and none of the Company Investments consist of securities loaned to third parties.

  Section 5.17 Reserves. The aggregate reserves of the Company Insurance Subsidiaries as recorded in the Statutory Accounting Statements of the Company have been determined in accordance with generally accepted actuarial principles consistently applied (except as set forth therein). Except as disclosed in the Company SEC Reports or Section 5.17 of the Company Disclosure Letter, the insurance reserving practices and polices of the Company Insurance Subsidiaries have not changed, in any material respect, since December 31, 1995 and the results of the application of such practices and policies are reflected in the Statutory Accounting Statements of the Company. All reserves of the Company Insurance Subsidiaries set forth in the Statutory Accounting Statements of the Company are, to the best knowledge of the Company, fairly stated in accordance with sound actuarial principles and meet the requirements of the insurance laws of the applicable insurance authority, except where the failure to so state such reserves or meet such requirements would not have a Company Material Adverse Effect.

  Section 5.18 Repurchases of Company Common Stock. Since September 30, 1996, the Company has not repurchased any shares of Company Common Stock.

  Section 5.19 Information in Proxy Statement/Prospectus and Registration Statement. The Proxy Statement/Prospectus (or any amendment thereof or supplement thereto), at the date mailed to Company shareholders and at the time of the Company Special Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied by Purchaser in writing for including in the Proxy Statement/Prospectus. None of the information supplied by the Company for inclusion or incorporation by reference in the Registration Statement will, at the date it becomes effective and at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

  Section 5.20 Brokers. Except for Goldman, Sachs & Co., no person is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company.

  Section 5.21 Employee Benefit Plans; ERISA. (a) Section 5.21(a) of the Company Disclosure Letter sets forth a list, which is complete and accurate in all material respects, of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, equity-based award, severance or termination pay, hospitalization or other medical, accident, disability, life or other insurance, supplemental unemployment benefits, fringe and other welfare benefit, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, that is sponsored, maintained or contributed to or required to be contributed to by the Company or the Company Subsidiaries or by any trade or business, whether or not incorporated, that together with the Company would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or considered as being members of a controlled group of corporations, under common control, or members of an affiliated service group within the meaning of Subsections 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA (each such Subsidiary, trade, business or member an "ERISA Affiliate"), in each case for the benefit of any employee or terminated employee of the Company or any of the Company Subsidiaries (the "Plans"). No ERISA Plan is a "multiemployer pension plan," as defined in Section 3(37) of ERISA, nor is any ERISA Plan a plan described in Section 4063(a) of ERISA.

  (b) With respect to each Plan listed in Section 5.21(a) of the Company Disclosure Letter, to the extent applicable, the Company has heretofore made available or has caused to be made available, or will provide or cause to be provided prior to the Closing, to Purchaser true and complete copies of the following documents:

    (i) a copy of each written Plan;

    (ii) a copy of the most recent annual report on Form 5500 and actuarial report, if required under ERISA, and to the extent they have been prepared by the Company or its ERISA Affiliates, the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards ("SFAS") No. 87, Employer's Accounting for Pensions, SFAS No. 106, Employer's Accounting for Post-Retirement Benefits other than Pensions, or SFAS No. 112, Employer's Accounting for Post-Employment Benefits, as the case may be;

    (iii) a copy of the most recent Summary Plan Description required under ERISA with respect thereto;

    (iv) if the Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and

    (v) the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Code.

  (c) No material liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and to the knowledge of the Company, no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring a material liability under such Title, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC") (which premiums have been paid when due).

  (d) No ERISA Plan or any trust established thereunder that is subject to
Section 302 of ERISA and Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each ERISA Plan ended prior to the Effective Time. To the best knowledge of the Chief Executive Officer and Chief Financial Officer of the Company, all contributions required to be made with respect thereto (whether pursuant to the terms of any ERISA Plan or otherwise) on or prior to the Effective Time have been timely made.

  (e) Except as set forth in the Company SEC Reports or Section 5.21(e) of the Company Disclosure Letter, none of the Company, any ERISA Affiliate, any ERISA Plan, and, to knowledge of the Chief Executive Officer and Chief Financial Officer of the Company, any trust created thereunder and any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any ERISA Affiliate, any ERISA Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any ERISA Plan or any such trust could be subject to either a civil penalty assessed pursuant to
Section 409 or 502(i) of ERISA or a tax imposed pursuant to sections 4971, 4972, 4975, 4976, 4977, 4979 or 4980 of the Code that could, individually, or taken together with any amounts arising as a result of noncompliance with any of the other paragraphs of this Section 5.21, reasonably be expected to result in a Company Material Adverse Effect.

  (f) Except as set forth in the Company SEC Reports or Section 5.21(f) of the Company Disclosure Letter, to the best knowledge of the Chief Executive Officer and Chief Financial Officer of the Company, there is no matter pending (other than routine qualification determination filings, copies of which have been furnished to Purchaser, or will be promptly furnished to Purchaser when made) with respect to any of the Plans before the Internal Revenue Service, Department of Labor or PBGC.

  (g) Each of the Company and its ERISA Affiliates has complied in all material respects with the notice and continuation requirements of section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, except where such noncompliance, individually, or taken together with any amounts arising as a result of noncompliance with any of the other paragraphs of this Section 5.21, would not result in a Company Material Adverse Effect.

  (h) Except as set forth in the Company SEC Reports or Section 5.21(h) of the Company Disclosure Letter, to the knowledge of the Company, each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code, except where such noncompliance, individually, or taken together with any amounts arising as a result of noncompliance with any of the other paragraphs of this Section 5.21, would not result in a Company Material Adverse Effect.

  (i) Except as set forth in Section 5.21(i) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not
(x) entitle any current or former employee, director or officer of the Company or any of the Company Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or (y) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer.

  (j) Except as set forth in the Company SEC Reports or Section 5.21(j) of the Company Disclosure Letter, there are no pending or, to the knowledge of the Company, threatened or anticipated actions, suits or claims by or on behalf of any Plan, by any employee or beneficiary covered under any Plan, or otherwise involving any such Plan (other than routine claims for benefits) that could, individually, or taken together with any amounts arising as a result of noncompliance with any of the other paragraphs of this
Section 5.21, reasonably be expected to result in a Company Material Adverse Effect.

  (k) Except as set forth in the Company SEC Reports or Section 5.21(k) of the Company Disclosure Letter, no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees after retirements or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirements benefits under any "employee pension plan," as that term is defined in section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Company or the ERISA Affiliates, or (iv) benefits, the full cost of which is borne by the current or former employee (or his beneficiary).

  Section 5.22 Labor Relations; Employees. (a) None of the employees of the Company or the Company Subsidiaries are represented by any labor organization and, to the knowledge of the Company, no union claims to represent these employees have been made. To the knowledge of the Company, there have been no union organizing activities with respect to employees of the Company or the Company Subsidiaries within the past five years. To the knowledge of the Company, the Company and Company Subsidiaries are not, and have not been, engaged in any unfair labor practices as defined in the National Labor Relations Act or similar applicable law, ordinance or regulation, nor is there pending any unfair labor practice charge.

  (b) The Company and the Company Subsidiaries have not during the past two years effectuated a "plant closing" or "mass layoff" (as defined in the Worker Adjustment and Retraining Notification Act) affecting any of their sites of employment or one or more facilities or operating units within any site of employment or facility, nor is any such action scheduled within the 90 day period prior to the Effective Time.

  (c) The Company and the Company Subsidiaries have at all times during the preceding three (3) years, treated their home service agents as employees for purposes of filings required under applicable tax laws.

  Section 5.23 Environmental Matters. (a) Except as disclosed in the Company SEC Reports or Section 5.23 of the Company Disclosure Letter and in any environmental report obtained by Purchaser in connection with its due diligence review of the Company, to the knowledge of the Company, (i) each of the Company and the Company Subsidiaries is and has been in compliance in all respects with and, except for ongoing compliance obligations, including current activities to remove asbestos and future activities to remove asbestos, if applicable, has no existing liabilities under, and (ii) there are no written claims or notice by any person received by the Company or any of the Company Subsidiaries that any of the Company or the Company Subsidiaries has not been in compliance in all respects with or has any existing liabilities under, all applicable Environmental Laws with respect to property owned by the Company or any of the Company Subsidiaries, except for such non-compliance or liabilities that would not be reasonably likely to have a Company Material Adverse Effect. Except as disclosed in the Company SEC Reports or Section 5.23 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries in subject to any decrees, orders, decisions of arbitrators or judgments that impose requirements under Environmental Laws, restrictions under Environmental Laws, liabilities under Environmental Laws, or penalties for violations of Environmental Laws or the aforementioned requirements or restrictions, except where such requirements, restrictions, liabilities, or penalties would not be reasonably likely to have a Company Material Adverse Effect.

  (b) Except as disclosed in the Company SEC Reports or Section 5.23 of the Company Disclosure Letter and in any environmental report obtained by Purchaser in connection with its due diligence review of the Company, with respect to currently owned property and all property formerly owned, leased or operated by the Company or any of the Company Subsidiaries, including foreclosure property, to the knowledge of the Company, there are no past or present actions, conditions or occurrences that could form the basis of any outstanding claim under Environmental Laws against, or liability under such laws of, the Company or any of the Company Subsidiaries, except for such claims or liabilities which in the aggregate would not reasonably be expected to result in a Company Material Adverse Effect.

  Section 5.24 Related Party Transactions. Except for the transactions described in the Company SEC Reports or Section 5.24 of the Company Disclosure Letter, all transactions involving the Company or any of the Company Subsidiaries that are required to be disclosed in the Company SEC Reports in accordance with Item 404 of Regulation S-K have been so disclosed, and to the knowledge of the Company, since December 31, 1995, neither the Company nor any of the Company Subsidiaries has entered into any transactions that would be required to be disclosed in future public filings under the Exchange Act pursuant to such Item which have not already been disclosed in the Company SEC Reports filed prior to the date hereof.

  Section 5.25 Affiliates. Section 5.25 of the Company Disclosure Letter identifies all persons who, to the knowledge of the Company, may be deemed to be affiliates of the Company under Rule 145 of the Securities Act, including, without limitation, all directors and executive officers of the Company. The Company shall use all reasonable efforts to obtain and deliver to Purchaser prior to the Closing an executed letter agreement, in the form attached hereto as Exhibit B, from each of the persons identified on Section 5.25 of the Company Disclosure Letter, acknowledging that such person is subject to the provisions of Rule 145(d) promulgated under the Securities Act.

  Section 5.26 Opinion of Financial Advisor. The Company has received an opinion from Goldman, Sachs & Co., dated as of the date hereof, to the effect that the consideration to be received by the shareholders of the Company pursuant to the Merger is fair to such shareholders.

  Section 5.27 Derivatives. Section 5.27 of the Company Disclosure Letter sets forth the statement of position, as of September 30, 1996, of the Company and the Company Subsidiaries with respect to obligations under any futures or option contracts, swaps, hedges or similar instruments ("Derivatives") to which the Company or any of the Company Subsidiaries is a party. Except as disclosed in Section 5.27 of the Company Disclosure Letter, since September 30, 1996, neither the Company nor any of the Company Subsidiaries has entered into agreements relating to Derivatives.

  Section 5.28 Contracts. (a) Section 5.28 of the Company Disclosure Letter sets forth a list of each contract to which the Company or any of the Company Subsidiaries is a party or by which it is bound which:

    (i) is material to the Company and which is not disclosed as an exhibit to the Company SEC Reports; or

    (ii) is a reinsurance or retrocession contract which requires the payment of premiums by the Company or the Company Subsidiaries of amounts in excess of $500,000 per year; or

    (iii) contains covenants limiting the freedom of the Company or any of the Company Subsidiaries to engage in any line of business in any geographic area or to compete with any person or entity or restricting the ability of the Company Subsidiaries to acquire equity securities of any person or entity; or

    (iv) is an employment or severance contract applicable to any employee of the Company or the Company Subsidiaries, including without limitation contracts to employ executive officers and other contracts with officers or directors of the Company or any of the Company Subsidiaries, other than agent contracts with insurance agents and any such contract which by its terms is terminable by the Company or any of the Company Subsidiaries on not more than 60 days' notice without material liability (collectively, together with such contracts as are filed as exhibits to the Company SEC Reports, the "Company Contracts").

  (b) With respect to each of the Company Contracts, to the knowledge of the Company, except as disclosed in Section 5.28 of the Company Disclosure Letter:

    (i) such contract is (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) valid and binding upon each party thereto and is in full force and effect;

    (ii) there is no material default or claim of material default thereunder and no event has occurred which, with the passage of time or the giving of notice (or both), would constitute a material default thereunder, or would permit material modification, acceleration or termination thereof; and

    (iii) the consummation of the transactions contemplated by this Agreement will not give rise to a right of the other party or parties thereto to terminate such contract or impose liability under the terms thereof on the Company or any of the Company Subsidiaries; provided, that this representation shall not be deemed to give assurances regarding rights of termination based on any decrease in insurance industry ratings of the Company or the Company Subsidiaries resulting from the declaration and/or payment of the dividend.

  Section 5.29 Investment Advisor; Investment Company. Neither the Company nor any of the Company Subsidiaries conducts activities of an "investment advisor" as such term is defined in Section 2 (a) (20) of the Investment Company Act of 1940, as amended ("ICA"), whether or not registered under the Investment Advisers Act of 1940, as amended. Neither the Company nor any of the Company Subsidiaries is an "investment company" as defined under the ICA, and neither the Company nor any of the Company Subsidiaries sponsors any person that is such an investment company.

  Section 5.30 Disclosure. No representation or warranty by the Company or the Company Subsidiaries in this Agreement (including the Company Disclosure Letter), and no statement contained in the Company SEC Reports and the Statutory Financial Statements of the Company, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading. There is no fact known to the Company which would reasonably be expected to have a Company Material Adverse Effect which has not been set forth in the Company SEC Reports, the Statutory Financial Statements of the Company or in this Agreement (including the Company Disclosure Letter).

                                  ARTICLE VI

                    CONDUCT OF BUSINESS PENDING THE MERGER

  Section 6.1 Conduct of Business by the Company Pending the Merger. From the date hereof until the Effective Time, unless Purchaser shall otherwise agree in writing, or except as set forth in the Company Disclosure Letter or as otherwise contemplated by this Agreement, the Company and the Company Subsidiaries shall conduct their respective businesses in the ordinary course consistent with past practice and shall use all reasonable efforts to preserve intact their business organizations and relationships with third parties (including but not limited to their respective relationships with policyholders, insureds, agents, underwriters, brokers and investment customers) and to keep available the services of their present officers and key employees, subject to the terms of this Agreement. Except as set forth in the Company Disclosure Letter or as otherwise provided in this Agreement, from the date hereof until the Effective Time, without the prior written consent of
Purchaser:

  (a) the Company shall not adopt or propose any change in its Restated Articles of Incorporation or Bylaws;

  (b) the Company shall not declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of the Company (except for regular quarterly dividends payable in an amount no greater than $.22 per share until the end of the first fiscal quarter of 1997 and $.23 per share thereafter), or split, combine or reclassify any of the Company's capital stock, and the Company and the Company Subsidiaries shall not repurchase, redeem or otherwise acquire any shares of capital stock or other securities of, or other ownership interests in, the Company;

  (c) subject to Section 7.3, the Company shall not, and shall not permit any Company Subsidiary to, merge or consolidate with any other person or (except in the ordinary course of business) acquire a material amount of assets of any other person;

  (d) the Company shall not, and shall not permit any Company Subsidiary to, sell, lease, license or otherwise surrender, relinquish or dispose of (i) any material facility owned or leased by the Company or any Company

Subsidiary or (ii) any assets or property which are material to the Company and the Company Subsidiaries taken as a whole, except pursuant to existing contracts or commitments (the terms of which have been disclosed to Purchaser prior to the date hereof), or in the ordinary course of business consistent with past practice;

  (e) the Company shall not, and shall not permit any Company Subsidiary to, settle any material audit, make or change any material Tax election or file amended Tax Returns;

  (f) the Company and the Company Subsidiaries shall not issue any capital stock or other securities or enter into any amendment of any material term of any outstanding security of the Company, and the Company and the Company Subsidiaries shall not incur any material indebtedness except in the ordinary course of business pursuant to existing credit facilities or arrangements, amend or otherwise increase, accelerate the payment or vesting of the amounts payable or to become payable under or fail to make any required contribution to, any Company Plan (as hereinafter defined) or materially increase any non-salary benefits payable to any employee or former employee, except in the ordinary course of business consistent with past practice or as otherwise permitted by this Agreement;

  (g) the Company shall not, and shall not permit any Company Subsidiary to, grant any increase in the compensation or benefits of directors, officers, employees, consultants or agents of the Company or any Company Subsidiary other than increases in the ordinary course of business consistent with past practice;

  (h) the Company shall not, and shall not permit any Company Subsidiary to, enter into or amend any employment agreement or other employment arrangement with any employee of the Company or any Company Subsidiary, except in the ordinary course of business consistent with past practices (which past practices shall not be deemed to include actions taken in connection with the Merger);

  (i) the Company shall not change any method of accounting or accounting practice by the Company or any Company Subsidiary, except for any such required change in GAAP or the Virginia Statutory Accounting Principles;

  (j) the Company shall not, and shall not permit any Company Subsidiary to, take any action that would reasonably be expected to cause the Merger to fail to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code;

  (k) except as contemplated by Section 6.3, the Company shall not permit any Company Insurance Subsidiary to conduct transactions in Company Investments except in compliance with the investment policies of such Company Insurance Subsidiary in effect on the date hereof and all applicable insurance laws and regulations;

  (l) the Company shall not, and shall not permit any Company Subsidiary to, enter into any agreement to purchase, or to lease for a term in excess of one year, any real property, provided that the Company, or any Company Subsidiary,
(i) may as a tenant, or a landlord, renew any existing lease for a term not to exceed eighteen months and (ii) nothing herein shall prevent the Company, in its capacity as a landlord, from renewing any lease pursuant to an option granted prior to the date hereof;

  (m) the Company shall not, and shall not permit any Company Subsidiary to, agree or commit to do any of the foregoing;

  (n) except to the extent necessary to comply with the requirements of applicable laws and regulations, the Company shall not, and shall not permit any Company Subsidiary to, (i) take, or agree or commit to take, any action that would make any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time, (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time, provided however, that the Company shall be permitted to take or omit to take such action which (without any uncertainty) can be cured, and in fact is cured, at or prior to the Effective Time or (iii) take, or agree or commit to take, any action that would result in, or is reasonably likely to result in, any of the conditions of the Merger set forth in Article VIII not being satisfied; and

  (o) none of the Company Subsidiaries shall make any material change in its underwriting, claims management or reserving practices.

  Section 6.2 Conduct of Business by Purchaser Pending the Merger. From the date hereof until the Effective Time, unless the Company shall otherwise agree in writing, or as otherwise contemplated by this Agreement, Purchaser, Sub and the Purchaser Subsidiaries shall conduct their respective businesses in all material respects in the ordinary course consistent with past practice and shall use all reasonable efforts to substantially preserve intact their business organizations and relationships with third parties (including but not limited to their respective relationships with policyholders, insureds, agents, underwriters, brokers and investment customers) and to keep available the services of their present officers and key employees, subject to the terms of this Agreement. Except as otherwise provided in this Agreement, from the date hereof until the Effective Time, without the prior written consent of the
Company:

    (a) Purchaser shall not adopt or propose any change in its Articles of Incorporation or By-Laws that would have any adverse impact on the transactions contemplated by this Agreement;

    (b) Purchaser shall not declare, set aside or pay any dividend or other distribution with respect to any share of capital stock of Purchaser (except for regular quarterly dividends), or split, combine or reclassify the Purchaser Common Stock without agreeing to an appropriate adjustment to the Exchange Ratio;

    (c) Purchaser shall not merge or consolidate with any other person or (except in the ordinary course of business) acquire a material amount of assets of any other person, if such merger, consolidation or acquisition could reasonably be expected to have a material impact on the ability of Purchaser to consummate the transactions contemplated by this Agreement;

    (d) Purchaser shall not issue any shares of capital stock or other securities (except for issuances of shares in the ordinary course pursuant to (i) Purchaser Stock Options and (ii) restricted stock awards granted under a stock plan of Purchaser) in connection with any transaction requiring shareholder approval unless Purchaser first notifies the Company in writing (an "Issuance Notice") of such transaction and provides the Company with information to the reasonable satisfaction of the Company with respect thereto. Thereafter, the Company shall have the right, by giving written notice to Purchaser at any time prior to 5:30 p.m. New York City time, on the tenth Trading Day following receipt of the Issuance Notice, to abandon the Merger and terminate this Agreement;

    (e) Purchaser shall not, and shall not permit any Purchaser Subsidiary to, take any action that would reasonably be expected to cause the Merger to fail to qualify as a tax-free reorganization within the meaning of
  Section 368(a) of the Code;

    (f) Purchaser shall not permit any Purchaser Insurance Subsidiary to conduct transactions in Purchaser Investments except in compliance with the investment policies of such Purchaser Insurance Subsidiary and all applicable insurance laws and regulations;

    (g) Purchaser shall not, and shall not permit any Purchaser Subsidiary to, purchase or otherwise acquire any shares of Company Common Stock;

    (h) Purchaser shall not, and shall not permit Sub or any Purchaser Subsidiary to, agree or commit to do any of the foregoing; and

    (i) except to the extent necessary to comply with the requirements of applicable laws and regulations, Purchaser shall not, and shall not permit Sub or any Purchaser Subsidiary to, (x) take, or agree or commit to take, any action that would make any representation and warranty of Purchaser hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time, (y) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect, at any such time, provided, however, that Purchaser shall be permitted to take or omit any such action which (without any uncertainty) can be cured, and in fact is cured, at or prior to the Effective

  Time or (z) take, or agree or commit to take, any action that would result in, or is reasonably likely to result in, any of the conditions of the Merger set forth in Article VIII not being satisfied.

  Section 6.3 Investment Restrictions. (a) From the date hereof until the Effective Time, each of the Company and each Company Subsidiary shall:

    (i) except to the extent contemplated by paragraph (ii) below or except to the extent consistent with past practice, invest available cash only in corporate bonds (other than bonds issued by public utilities) rated no higher than A1 nor lower than Baa3 by Moody's or no higher than A+ nor lower than BBB-- by S&P, with maturities of not fewer than five nor more than ten years ("Permitted Investments"); and

    (ii) not invest in excess of 30% of available cash in the making of mortgage loans or purchasing of mortgage backed securities;

provided, however, that nothing in this Section 6.3(a) shall require any Company Subsidiary to make any investment other than in compliance with the investment policies of such Company Subsidiary and all insurance laws and regulations applicable thereto, or prohibit the Company from making investments, mortgage loans or purchasing mortgage backed securities pursuant to existing contracts or commitments (the terms of which have been disclosed to Purchaser prior to the date hereof).

  (b) The Company and each Company Subsidiary shall neither purchase nor issue any put, call, straddle, hedge, interest-rate swap or other similar option or derivative contract, and the Company shall use all reasonable efforts to sell, close-out or otherwise liquidate, in an orderly fashion, any such options or derivatives which it owns.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

  Section 7.1 Access and Information. The Company and Purchaser shall each afford to the other and to the other's financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives access during normal business hours throughout the period prior to the Effective Time to all of its books, records, properties, plants and personnel and, during such period, each shall furnish as promptly as practicable to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal securities laws, and (b) all other information as such other party reasonably may request, provided that neither party shall disclose to the other any competitively sensitive information and no investigation pursuant to this
Section 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Each party shall continue to abide by the terms of the confidentiality agreement between Purchaser and the Company, dated December 4, 1996 (the "Confidentiality Agreement").

  Section 7.2 Acquisition Proposals. The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director of employee of, or any investment banker, attorney, accountant or other advisor or representative of, the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as hereinafter defined) or
(ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or agree to or endorse, or take any other action to facilitate any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that nothing contained in this Section 7.2 shall prohibit the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide Acquisition Proposal if, and only to the extent that (A) the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to the Company's stockholders under applicable law and (B) prior to taking such action, the Company (x) provides reasonable notice to Purchaser to the effect that it is taking such action and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form. Notwithstanding anything in this Agreement to the contrary, the Company shall as promptly as practicable advise Purchaser orally and in writing of the receipt by it (or any of the other entities or persons referred to above) after the date hereof of any Acquisition Proposal, or any inquiry which could lead to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or inquiry, and the identity of the person making any such Acquisition Proposal or inquiry. The Company will keep Purchaser fully informed of the status and details of any such Acquisition Proposal or inquiry. The term "Acquisition Proposal" as used herein means any tender or exchange offer involving the capital stock of the Company or any of the Company Subsidiaries, any proposal for a merger, consolidation or other business combination involving the Company or any of the Company Subsidiaries, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, the Company or any of the Company Subsidiaries, any proposal or offer with respect to any recapitalization or restructuring of the Company or any of the Company Subsidiaries, or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to the Company or any of the Company Subsidiaries, other than the Merger contemplated by this Agreement. Immediately after the execution and delivery of this Agreement, the Company will cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal and shall notify each party that it, or any officer, director, investment advisor, financial advisor, attorney or other representative retained by it, has had discussions with during the 30 days prior to the date of this Agreement that the Board of Directors of the Company no longer seeks the making of any Acquisition Proposal.

  Section 7.3 Fiduciary Duties; Certain Fees. The Board of Directors of the Company shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser or Sub, the approval or recommendation by such Board of Directors of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal, unless the Company receives an Acquisition Proposal and the Board of Directors of the Company determines in good faith, following consultation with outside counsel, that in order to comply with its fiduciary duties to stockholders under applicable law it is necessary for the Board of Directors to withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend such Acquisition Proposal, enter into an agreement with respect to such Acquisition Proposal or terminate this Agreement. In the event the Board of Directors of the Company takes any of the foregoing actions in (i),
(ii) or (iii) or terminates this agreement when an Acquisition Proposal is outstanding, the Company shall, concurrently with the taking of any such action, pay to Purchaser $20 million in same day funds. Nothing contained in this Section 7.3 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders which, in the good faith reasonable judgment of the Board of Directors of the Company based on the advice of outside counsel, is required under applicable law; provided that, except as otherwise permitted in this Section 7.3, the Company does not withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal. Notwithstanding anything contained in this Agreement to the contrary, any action by the Board of Directors permitted by this Section 7.3 shall not constitute a breach of this Agreement by the Company.

  Section 7.4 Filings; Other Action. Subject to the terms and conditions herein provided, as promptly as practicable, the Company, Purchaser and Sub shall: (i) promptly make all filings and submissions under the HSR Act and all filings required by the insurance regulatory authorities in Virginia and in Missouri, and deliver notices and consents to jurisdiction to state insurance departments, each as reasonably may be required to be made in connection with this Agreement and the transactions contemplated hereby, (ii) use reasonable best efforts to cooperate with each other in (A) determining which filings are required to be made prior to the Effective Time with, and which material consents, approvals, permits, notices or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states or the District of Columbia, the Commonwealth of Puerto Rico and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such consents, approvals, permits, notices or authorizations, and (iii) use reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary or appropriate to consummate the transactions contemplated by this Agreement as soon as practicable. In connection with the foregoing, the Company will provide Purchaser, and Purchaser will provide the Company, with copies of correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

  Section 7.5 Public Announcements. Purchaser, on the one hand, and the Company, on the other hand, agree that they will not issue any press release or otherwise make any public statement or respond to any press inquiry with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other party (which approval will not be unreasonably withheld), except as may be required by applicable law.

  Section 7.6 Employee Benefits. (a) From and after the Effective Time, subject to applicable law and except as contemplated hereby, Purchaser and the Purchaser Subsidiaries will honor, in accordance with their terms, all employee benefit plans, programs, agreements or arrangements of the Company and the Company Subsidiaries in effect as of the date hereof (or as modified in accordance with Section 6.1 hereof) (the "Company Plans"); provided, however, that nothing herein shall preclude any change effected on a prospective basis in any Company Plan from and after the Effective Time. Purchaser and the Purchaser Subsidiaries will provide benefits to employees of the Company and the Company Subsidiaries who become employees of Purchaser and the Purchaser Subsidiaries or continue after the Effective Time as employees of the Company or the Company Subsidiaries which will not, in the aggregate, be materially less favorable than those provided to other similarly situated employees of Purchaser, Sub and the Purchaser Subsidiaries from time to time; provided, however, that Purchaser and the Purchaser Subsidiaries shall be deemed to have satisfied the foregoing requirement if benefits are provided to such employees that are no less favorable than those provided to such employees by the Company immediately prior to the Effective Time. With respect to the employee benefit plans, programs, agreements or arrangements of Purchaser and the Purchaser Subsidiaries in effect as of the date hereof (or as modified in accordance with Section 6.2 hereof) (the "Purchaser Plans"), Purchaser and the Surviving Corporation shall grant all employees of the Company and the Company Subsidiaries from and after the Effective Time credit for service with the Company and the Company Subsidiaries, their affiliates and predecessors prior to the Effective Time for all purposes, other than the accrual of benefits for which such service was recognized by the Company and the Company Subsidiaries. To the extent the Purchaser Plans provide medical or dental welfare benefits after the Effective Time, such plans shall waive pre-existing conditions and actively-at-work exclusions to the extent such exclusions have been satisfied in similar Company Plans and shall provide that any expenses incurred on or before the Effective Time shall be taken into account under deductible, coinsurance and maximum out-of-pocket provisions under such Purchaser Plans.

  (b) Purchaser agrees that it will cause the Company to comply with the Workers Adjustment and Retraining Notification Act, to the extent applicable to the Company and its subsidiaries, in connection with actions taken after the Effective Time.

  Section 7.7 Stock Exchange Listing. Purchaser shall as promptly as practicable prepare and submit to the New York Stock Exchange a listing application covering the shares of Purchaser Common Stock to be issued in connection with the Merger and this Agreement, and shall use all reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such shares, subject to official notice of issuance.

  Section 7.8 Company Indemnification Provisions. Purchaser agrees that all rights to indemnification existing in favor of the present or former directors, officers, employees, fiduciaries and agents of the Company or any of the Company Subsidiaries (collectively, the "Indemnified Parties") as provided in the Company's Restated Articles of Incorporation or By-Laws or the certificate or articles of incorporation, by-laws or similar organizational documents of any of the Company Subsidiaries as in effect as of the date hereof or pursuant to the terms of any indemnification agreements entered into between the Company and any of the Indemnified Parties with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect (without modification or amendment, except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification), to the fullest extent and for the maximum term permitted by law, and shall be enforceable by the Indemnified Parties against the Surviving Corporation. At the Closing the Surviving Corporation shall expressly and directly assume by written instrument all such obligations. Purchaser shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company (provided that Purchaser may substitute therefor policies of at least equivalent coverage containing terms and conditions which are no less advantageous) with respect to matters occurring prior to the Effective Time, provided that in no event shall Purchaser or the Surviving Corporation be required to expend to maintain or procure insurance coverage pursuant to this Section 7.8 any amount per annum in excess of 200% of the aggregate premiums paid in 1995 on an annualized basis for such purpose. In the event the payment of such amount for any year is insufficient to maintain such insurance or equivalent coverage cannot otherwise be obtained, the Surviving Corporation shall purchase as much insurance as may be purchased for the amount indicated. The provisions of this Section 7.8 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

  Section 7.9 Comfort Letters. (a) Purchaser shall use all reasonable efforts to cause Ernst & Young LLP, Purchaser's independent accountants, to deliver to the Company a letter dated as of the date of the Proxy Statement/Prospectus and addressed to the Company, in form and substance reasonably satisfactory to the Company, in connection with the procedures undertaken by them with respect to the financial statements and other financial information of Purchaser contained in the Registration Statement and the other matters contemplated by AICPA Statement No. 72 and customarily included in comfort letters relating to transactions similar to the Merger.

  (b) The Company shall use all reasonable efforts to cause Ernst & Young LLP, the Company's independent accountants, to deliver to Purchaser a letter dated as of the date of the Proxy Statement/Prospectus and addressed to Purchaser, in form and substance reasonably satisfactory to Purchaser, in connection with the procedures undertaken by them with respect to the financial statements and other financial information of the Company and the Company Subsidiaries contained in the Registration Statement and the other matters contemplated by AICPA Statement No. 72 and customarily included in comfort letters relating to transactions similar to the Merger.

  Section 7.10 Tax Matters. (a) The Company and Purchaser shall each reasonably cooperate in connection with obtaining the opinions of special counsel described in Sections 8.2(b) and 8.3(b) including, without limitation, providing to special counsel such representations that are reasonably required by special counsel to enable them to render such opinions. The Company shall use all reasonable efforts to deliver to Purchaser, as soon as practicable following the mailing to the shareholders of the Company of the Proxy Statement/Prospectus, an executed representation letter, substantially in the form of Exhibit C attached hereto, from each person owning for Federal income tax purposes 5% or more of the outstanding shares of Company Common Stock as of the date of this Agreement.

  (b) The parties intend the Merger to qualify as a reorganization under
Section 368(a) of the Code; each party and its affiliates shall use all reasonable efforts to cause the Merger to so qualify; neither party nor any affiliate shall take any action that would reasonably be expected to cause the Merger not to so qualify; and the parties will take the position for all purposes that the Merger so qualifies.

  Section 7.11 Intercompany Dividend. On or before the date immediately prior to the Closing Date, subject to compliance with applicable law, the receipt of all necessary approvals, and the satisfaction (or waiver) of all of the conditions to the Closing set forth in Article VIII that are capable of being satisfied prior to the Closing Date, the Company shall use all reasonable efforts to cause Home Beneficial Life Insurance Company to pay a dividend of at least $250 million to the Company, such dividend to be paid in the form of a demand promissory note, or such other form as to which the parties may mutually agree. If such dividend is less than $250 million, the Per Share Amount and the Cash Consideration shall be reduced by the "Dividend Adjustment." The Dividend Adjustment shall equal a number of cents per share equal to 100 multiplied by the product of (a) 0.0378 multiplied by
(b) the difference between $250 million and the actual amount of the dividend paid to the Company pursuant to this Section 7.11 divided by (c) the number of outstanding Shares. For example, based on 17,053,570 shares of Company Common Stock outstanding as of the date of this Agreement, for each $1 million increment by which the dividend paid pursuant to this Section 7.11 is less than $250 million, the Dividend Adjustment would result in a reduction in the Cash Consideration and the Per Share Amount equal to $0.0022 per share of Company Common Stock.

  Section 7.12 Additional Matters. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals in connection with the Governmental Requirements and any other third party consents and to effect all necessary registrations and filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Purchaser, Sub and the Company shall take all such necessary action.

                                 ARTICLE VIII

                   CONDITIONS TO CONSUMMATION OF THE MERGER

  Section 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of this transaction, which action shall have not been withdrawn or terminated;

    (b) no statute, rule, regulation, executive order, decree, ruling or preliminary or permanent injunction shall have been enacted, entered, promulgated or enforced by any federal or state court or governmental authority having jurisdiction which prohibits, restrains, enjoins or restricts consummation of the Merger;

    (c) each of the Company and Purchaser shall have obtained the third party consents and approvals (other than consents and approvals required by Governmental Requirements) listed in Section 4.5 of the Purchaser Disclosure Letter or in Section 5.5 of the Company Disclosure Letter and, in each case, indicated therein as being a condition to the Closing;

    (d) each of the Company and Purchaser shall have made such filings, and obtained such permits, authorizations, consents, or approvals (including an order of the State of Missouri Insurance Department approving the Merger as a statutory merger under Missouri law), required by Governmental Requirements to consummate the transactions contemplated hereby, and the appropriate forms shall have been executed, filed and approved as required by the corporate and insurance laws and regulations of the Commonwealth of Virginia and the State of Missouri; which permits, authorizations, consents, and approvals may be subject only to (i) conditions customarily imposed by insurance regulatory authorities in transactions of the type contemplated by this Agreement, taking into account the financial strength and experience in the life insurance industry of Purchaser or (ii) other conditions that would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Purchaser and its subsidiaries taken as a whole (after giving effect to the consummation of the Merger); provided, that if all other conditions to the Closing set forth in this Article VIII have been satisfied or waived, the approval of the regulatory authorities of the State of Missouri have not been obtained, and Purchaser has received an opinion of counsel to the effect that, on the basis of certain facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the time of such opinion,
  (A) the use of a substitute subsidiary to effect the Merger, (B) the subsequent merger or reorganization of such substitute subsidiary with or into Sub, and (C) the subsequent merger or reorganization of Home Beneficial Life Insurance Company with or into another life insurance company subsidiary of Purchaser (in a transaction that would have been tax-free under the applicable provisions of the Code if the Merger had been effected through the use of Sub), will each be treated as one or more tax-free transactions under the applicable provisions of the Code, Purchaser agrees that it shall effect the Merger through the use of a substitute subsidiary, the use of which is not subject to any Governmental Requirements (other than the approval of the Virginia State Corporation Commission);

    (e) this Agreement and the Merger shall have been adopted and approved by the requisite vote of the shareholders of the Company in accordance with the applicable provisions of the VSCA;

    (f) the Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; and

    (g) the shares of Purchaser Common Stock issuable to the Company's shareholders pursuant to this Agreement shall have been authorized for listing on the New York Stock Exchange upon official notice of issuance thereof.

  Section 8.2 Conditions to Obligation of the Company to Effect the
Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

    (a) each of Purchaser and Sub shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time; the representations and warranties of Purchaser and Sub contained in this Agreement which are qualified with respect to materiality shall be true and correct in all respects, and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (except to the extent such representations and warranties specifically relate to an earlier date, in which case as of such earlier date) except as contemplated by this Agreement; and the Company shall have received a certificate of the Chairman of the Board, the President, an Executive Vice President, a Senior Vice President or the Chief Financial Officer of Purchaser as to the satisfaction of this condition; and

    (b) the Company shall have received an opinion from Debevoise & Plimpton, special counsel to the Company, dated the Effective Time, to the effect that, on the basis of certain facts, representations and assumptions set forth in such opinion which are consistent with the stated facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Purchaser, Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering the opinion described in the preceding sentence, such counsel may require and rely upon representations contained in certificates of officers of Purchaser, Sub and the Company and their respective subsidiaries and in the representation letters received from certain shareholders pursuant to
  Section 7.10 hereof.

  Section 8.3 Conditions to Obligations of Purchaser and Sub to Effect the Merger. The obligations of Purchaser and Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

    (a) the Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time; and the representations and warranties of the Company contained in this Agreement which are qualified with respect to materiality shall be true and correct in all respects, and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (except to the extent such representations and warranties specifically relate to an earlier date, in which case as of such earlier date), except as contemplated by the Company Disclosure Letter or this Agreement; and Purchaser and Sub shall have received a Certificate of the Chairman of the Board, the President, or a Vice President of the Company as to the satisfaction of this condition; and

    (b) Purchaser shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Purchaser, dated the Effective Time, to the effect that, on the basis of certain facts, representations and assumptions set forth in such opinion which are consistent with the stated facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of
  Section 368(a) of the Code, and that Purchaser, Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering the opinion described in the preceding sentence, such counsel may require and rely upon representations contained in certificates of officers of Purchaser, Sub and the Company and their respective subsidiaries and in the representation letters received from certain shareholders pursuant to Section 7.10 hereof.

                                  ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

  Section 9.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by mutual written agreement of Purchaser and the Company.

  Section 9.2 Termination by Either Purchaser or the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Purchaser or the Company if (a) this Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the shareholders of the Company at the Company Special Meeting, (b) the Merger shall not have been consummated before June 30, 1997; provided, however, that this Agreement may be extended by written notice of either Purchaser or the Company to a date not later than September 30, 1997, if the Merger shall not have been consummated as a direct result of the conditions in Section 8.1(a), 8.1(c) or 8.1(d) not having been satisfied by such date, (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable, or (d) the Board of Directors of the Company shall have exercised its rights set forth in, and in accordance with the terms of, Section 7.3 of this Agreement; provided, that the party seeking to terminate this Agreement pursuant to clause (b) shall not have taken any action that would cause it to be in material violation of any of its representations, warranties or covenants set forth in this Agreement, and the party seeking to terminate this Agreement pursuant to clause (c) shall have used all reasonable efforts to remove such injunction, order or decree.

  Section 9.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of the Company (a) pursuant to the exercise of its rights under Section 6.2(d) or (b) if the Trading Average is less than $35.00.

  Section 9.4 Termination by Purchaser. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of the Purchaser, if (a) there has been a breach by the Company of any representation or warranty contained in this Agreement which would be reasonably likely to have a Company Material Adverse Effect or
(b) there has been a material breach
of any of the covenants or agreements set forth in this Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within thirty days after written notice of such breach has been given by the Purchaser to the Company.

  Section 9.5 Effect of Termination and Abandonment. In the event of termination of the Agreement and the abandonment of the Merger pursuant to this Article IX, written notice thereof shall as promptly as practicable be given to the other parties to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein: (i) there shall be no liability or obligation on the part of Purchaser, the Purchaser Subsidiaries, the Company or the Company Subsidiaries or their respective officers and directors, and all obligations of the parties shall terminate, except for the obligations of the parties pursuant to this Section 9.5, except for the provisions of Sections 4.20, 5.20, 7.5, 10.4, 10.5, 10.6 and 10.10, except for the obligations of the parties set forth in the Confidentiality Agreement referred to in Section 7.1 hereof (provided, however, that if this Agreement is terminated by the Company pursuant to Section 9.2(d) or 9.3, Purchaser shall no longer be bound by paragraph 5 of the Confidentiality Agreement) and except that a party who is in material breach of its representations, warranties, covenants or agreements set forth in this Agreement shall be liable for damages occasioned by such breach, including without limitation any expenses incurred by the other party in connection with this Agreement and the transactions contemplated hereby, and (ii) all filings, applications and other submissions made pursuant to the transactions contemplated by this Agreement shall, to the extent practicable, be withdrawn from the agency or person to which made.

                                   ARTICLE X

                              GENERAL PROVISIONS

  Section 10.1 Survival of Representations, Warranties and Agreements. No representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement, shall survive beyond the Effective Time except for
Section 4.23. This Section 10.1 shall not limit any covenant or agreement set forth in this Agreement, which covenants and agreements shall survive the Effective Time.

  Section 10.2 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given upon (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five business days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

  (a) If to Purchaser or Sub, to:

      American General Corporation
      2929 Allen Parkway
      Houston, TX 77019
      Telecopy: (713) 831-1300
      Attention: Jon P. Newton

      With copy to:

      Skadden, Arps, Slate, Meagher & Flom LLP
      919 Third Avenue
      New York, NY 10022
      Telecopy: (212) 735-2000
      Attention: Morris J. Kramer, Esq.

  (b) If to the Company, to:

      Home Beneficial Corporation
      3901 West Broad Street
      Richmond, VA 23230
      Telecopy: (804) 254-9601
      Attention: Chief Executive Officer

      with copies to:

      Mays & Valentine, L.L.P.
      NationsBank Center
      1111 East Main Street
      Richmond, VA 23219
      Telecopy: (804) 697-1339
      Attention: William R. Derry, Jr., Esq.

      Debevoise & Plimpton
      875 Third Avenue
      New York, NY 10022
      Telecopy: (212) 909-6836
      Attention: Paul S. Bird, Esq.

  Section 10.3 Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  Section 10.4 Entire Agreement; Assignment. This Agreement (including the Exhibits, Company Disclosure Letter, Purchaser Disclosure Letter and other documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings (other than those contained in the Confidentiality Agreement, which are hereby incorporated by reference herein), both written and oral, among the parties or any of them, with respect to the subject matter hereof, including, without limitation, any transaction between or among the parties hereto. This Agreement shall not be assigned by operation of law or otherwise, except that Sub may assign all of its rights and obligations hereunder to any direct wholly-owned subsidiary of Purchaser which shall then be substituted for Sub for all purposes hereof; provided, however, that no such assignment shall be made if such assignment would have a material adverse effect on the Company, the Company's shareholders or the likelihood that the transaction contemplated hereby would be consummated.

  Section 10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York without giving effect to the provisions thereof relating to conflicts of law; provided, that the laws of the respective states of incorporation of the parties hereto shall govern the respective internal rights and obligations of the parties and the effects of the Merger contemplated hereby.

  Section 10.6 Expenses. Except as provided in Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing and mailing the Proxy Statement/Prospectus, as well as the filing fees relating to the Registration Statement and the HSR Act, will be shared equally by Purchaser and the Company.

  Section 10.7 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  Section 10.8 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and

(c) waive compliance with any of the Agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

  Section 10.9 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed by all of the other parties hereto.

  Section 10.10 Severability; Validity; Parties in Interest. If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. Except as provided in Section 7.6 and 7.8, nothing in this Agreement, express or implied, is intended to confer upon any person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

  Section 10.11 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  IN WITNESS WHEREOF, each of the Purchaser, Sub and the Company has caused this Agreement to be executed as of the date first above written.

                                          AMERICAN GENERAL CORPORATION


                                          By  /s/ Robert M. Devlin
                                            -----------------------------------
                                            Robert M. Devlin President and
                                            Chief Executive Officer

                                          AGC LIFE INSURANCE COMPANY


                                          By /s/ Robert M. Devlin
                                            -----------------------------------
                                            Robert M. Devlin Senior Chairman

                                          HOME BENEFICIAL CORPORATION


                                          By /s/ R.W. Wiltshire, Jr.
                                            -----------------------------------
                                            R.W. Wiltshire, Jr. President and
                                            Chief Executive Officer

                                                                      EXHIBIT A

                                PLAN OF MERGER
                                      OF
                          HOME BENEFICIAL CORPORATION
                                 WITH AND INTO
                          AGC LIFE INSURANCE COMPANY

  1. Corporations Proposing to Merge and Surviving Corporation. Home Beneficial Corporation, a Virginia corporation (the "Company"), shall be merged (the "Merger") with and into AGC Life Insurance Company ("Sub"), a Missouri corporation and a wholly owned subsidiary of American General Corporation, a Texas corporation ("Purchaser"), pursuant to the terms and conditions of this Plan of Merger and of the Agreement and Plan of Merger, dated as of December 22, 1996, by and among the Company, Sub and Purchaser, and amended as of January 22, 1997 and as of March 3, 1997 (as so amended, the "Agreement"). The effective time for the Merger (the "Effective Time") shall be such time as appropriate Articles of Merger are executed and filed with the Virginia State Corporation Commission and the Secretary of State of the State of Missouri, or at such later time as the parties shall have designated in such filings as the effective time of the Merger. Sub shall continue as the surviving corporation (the "Surviving Corporation") in the Merger and the separate corporate existence of the Company shall cease.

  2. Effects of the Merger. The Merger shall have the effects described in this Plan of Merger and as set forth in the Virginia Stock Corporation Act ("VSCA") and in The General and Business Corporation Law of Missouri ("MGBC").

  3. Articles of Incorporation and Bylaws. The Articles of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended as provided by law and such Articles of Incorporation. The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided by law, such Bylaws and the Articles of Incorporation of the Surviving Corporation.

  4. Officers and Directors. The officers and directors of Sub immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation immediately at and following the Effective Time. The officers and directors of the Surviving Corporation shall hold office until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

  5. Conversion of Shares, etc.

  (a) Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or any holder of any of the following securities:

    (i) Each share of Class A Common Stock (Voting), par value $0.3125 per share, of the Company (the "Company Voting Stock") and each share of Class B Common Stock (Non-Voting), par value $0.3125 per share, of the Company (the "Company Non-Voting Stock"; the Company Voting Stock and the Company Non-Voting Stock, collectively, the "Company Common Stock"; and the shares of such Company Common Stock, the "Shares") issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to subparagraph (a)(iii) hereof) shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive such number of duly authorized, validly issued, fully paid and nonassessable shares of Purchaser Common Stock (as defined below) or cash, in accordance with the following:

      (A) a fraction of a duly authorized, validly issued, fully paid and nonassessable share of common stock of Purchaser (together with the attached Series A Junior Participating Preferred Stock Purchase Rights, issued in accordance with the Rights Agreement, dated as of July 27, 1989, between Purchaser and Texas Commerce Bank, as Rights Agent, as amended by the First Amendment Rights Agreement, dated as of October 26, 1992, between Purchaser and First Chicago Trust Company of New York, as Rights Agent, as such amended rights agreement may be amended from time to time, the "Purchaser Common Stock"), par value $0.50 per share (the "Stock Consideration"), calculated by dividing (I) $39.00 (the "Per Share Amount") by (II) the Average Purchaser Price (as hereinafter defined), rounded to four decimal places (such fraction being referred to herein as the "Exchange Ratio"). As used herein, the "Average Purchaser Price" shall mean the average of the high and low sales prices, regular way, per share of Purchaser Common Stock as reported in The Wall Street Journal during the ten consecutive New York Stock Exchange trading days (each, a "Trading Day") ending on (and including) the fifth Trading Day prior to the Effective Time (the "Trading Average"); provided, however, that if the Trading Average is less than $35.00, then the Average Purchaser Price shall be $35.00; and/or

      (B) $39.00 in cash, without any interest thereon (the "Cash
    Consideration"; the Stock Consideration and the Cash Consideration, collectively, the "Merger Consideration"),

  in each case as the holder thereof shall have elected or be deemed to have elected, in accordance with and subject to the limitations set forth in paragraph (b) below. The Per Share Amount and the Cash Consideration may be reduced in the manner as provided in paragraph (e) below. All Shares of Company Common Stock converted or exchanged into Merger Consideration shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such Shares of Company Common Stock shall thereafter represent the right to receive, upon the surrender of such certificate to the Exchange Agent (as hereinafter defined), in only the applicable Merger Consideration. The holders of such certificates previously evidencing such Shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares of Company Common Stock except as otherwise provided herein or by law.

    (ii) Each share of Common Stock of Sub, par value $100.00 per share, issued and outstanding immediately prior to the Effective Time, shall remain outstanding and shall be unchanged after the Merger and shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

    (iii) All Shares of Company Common Stock that are owned by the Company as treasury stock and any Shares of Company Common Stock owned by Purchaser or Sub or any other direct or indirect wholly owned Purchaser Subsidiary shall, at the Effective Time, be canceled and retired and shall cease to exist and no Purchaser Common Stock or other consideration shall be delivered in exchange therefor except for any shares held in a Purchaser Subsidiary separate account or mutual fund.

    (iv) On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") shall cease to have any rights as stockholders of the Company, except the right to receive the Merger Consideration for each Share held by them.

    (v) The calculations of the computations required by this Section 5 (including any adjustments required in paragraph (e) below) shall be prepared by Purchaser prior to the Closing Date and shall be set forth in a statement furnished to the Company showing in reasonable detail the manner of calculation.

    (vi) At the Effective Time, the stock transfer books of the Company shall be closed as to holders of the Company Common Stock immediately prior to the Effective Time and no transfer of the Company Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, certificates are properly presented in accordance with this Section 5 to the Exchange Agent, such certificates shall be cancelled and exchanged for certificates representing the number of shares of Purchaser Common Stock, and a check representing the amount of cash, if any, into which the Company Common Stock represented thereby was converted in the Merger.

  (b) Election Procedure. Each holder (or beneficial owner through appropriate and customary documentation and instructions) of Shares (other than holders of Shares to be cancelled as set forth in subparagraph (a)(iii) above) shall have the right to submit a request specifying the number of Shares that such holder desires to have converted into shares of Purchaser Common Stock in the Merger and the number of Shares that such holder desires to have converted into the right to receive Cash Consideration in the Merger in accordance with the following procedure:

    (i) Subject to paragraph (c) below, each holder of Shares may specify in a request made in accordance with the provisions of this paragraph (b) (herein called an "Election") (x) the number of Shares owned by such holder that such holder desires to have converted into Purchaser Common Stock in the Merger (a "Stock Election") and (y) the number of Shares owned by such holder that such holder desires to have converted into the right to receive the Cash Consideration in the Merger (a "Cash Election").

    (ii) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Company Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent) in such form as Purchaser and the Company shall mutually agree (the "Election Form") shall be mailed thirty days prior to the anticipated Effective Time or on such other date as Purchaser and the Company shall mutually agree (the "Mailing Date") to each holder of record of Company Common Stock as of the record date for the special meeting of the Company's shareholders to be convened and held for the purpose of voting upon the adoption of the Agreement.

    (iii) Any Election shall have been made properly only if the Exchange Agent shall have received, by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, on the fifth day prior to the anticipated Effective Time (or such other time and date as Purchaser and the Company shall mutually agree) (the "Election Deadline"), an Election Form properly completed and signed and accompanied by certificates for the Shares to which such Election Form relates (or customary affidavits and indemnification regarding the loss or destruction of such certificate or certificates or by an appropriate guarantee of delivery of such certificates, as set forth in such Election Form, from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States provided such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery). Failure to deliver Shares covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election.

    (iv) Any Company stockholder may at any time up to and immediately prior to the Election Deadline revoke or change his or her Election by written notice (including by facsimile) received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed, revised Election Form or by withdrawal of his or her certificates for Shares, or of the guarantee of delivery of such certificates, previously deposited with the Exchange Agent. All Elections shall be revoked automatically if the Exchange Agent is notified in writing by Purchaser or the Company that this Agreement has been terminated. In the event an Election Form is revoked prior to the Election Deadline, the shares of Company Common Stock represented by such Election Form shall be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the holder who submitted the Election Form. The Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. The Exchange Agent shall be under no obligation to notify any person of any defect in an Election Form.

    (v) Within fifteen calendar days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, Purchaser shall cause the Exchange Agent to effect the allocation among the holders of Company Common Stock of rights to receive Purchaser Common Stock or Cash Consideration in the Merger in accordance with paragraph (c) below.

  (c) Issuance of Purchaser Common Stock and Payment of Cash Consideration; Proration. The manner in which each Share (other than Shares to be canceled as set forth in subparagraph (a)(iii) above) shall be converted into Purchaser Common Stock or the right to receive the Cash Consideration at the Effective Time shall be as set forth in this paragraph (c). All references to "outstanding" Shares in this paragraph (c) shall mean (i) all Shares outstanding immediately prior to the Effective Time, minus (ii) Shares owned by Purchaser or Sub or any direct or indirect wholly owned Purchaser Subsidiary except for any shares held in a Purchaser Subsidiary separate account or mutual fund.

    (i) As is more fully set forth below, the aggregate number of Shares to be converted into Purchaser Common Stock pursuant to the Merger shall not exceed 75% of all outstanding Shares, and the number of Shares to be converted into the right to receive the Cash Consideration pursuant to the Merger shall not be less than 25% of all outstanding Shares and not more than 50% of all outstanding Shares.

    (ii) If Stock Elections are received for a number of Shares that is in the aggregate 75% or less of the outstanding Shares, each Share covered by a Stock Election shall be converted in the Merger into a fraction of a share of Purchaser Common Stock equal to the Exchange Ratio.

    (iii) If Stock Elections are received for a number of Shares that is in the aggregate more than 75% of the outstanding Shares, then:

      (A) Each Non-Electing Share (as defined in subparagraph (c)(vii)) and each Share for which a Cash Election has been received shall be converted into the right to receive the Cash Consideration in the Merger;

      (B) The Exchange Agent will distribute a fraction of a share of Purchaser Common Stock equal to the Exchange Ratio with respect to a number of such Shares equal to 75% of the outstanding Shares;

      (C) Shares covered by a Stock Election and not fully converted into the right to receive Purchaser Common Stock as set forth in clause (B) above shall be converted in the Merger into the right to receive the Cash Consideration multiplied by the number of such Shares; and

      (D) The distributions of Purchaser Common Stock and of Cash
    Consideration contemplated by the preceding clauses (B) and (C) shall be made on a pro rata basis among all Shares as to which Stock Elections have been made.

    (iv) If Cash Elections are received for a number of Shares that is in the aggregate 50% or less of the outstanding Shares, each Share covered by a Cash Election shall be converted in the Merger into the right to receive the Cash Consideration.

    (v) If Cash Elections are received for a number of Shares that is in the aggregate more than 50% of the outstanding Shares, then:

      (A) Each Non-Electing Share and each Share for which a Stock Election has been received shall be converted in the Merger into a fraction of a share of Purchaser Common Stock equal to the Exchange Ratio;

      (B) The Exchange Agent will distribute Cash Consideration with respect to a number of such Shares equal to 50% of the number of outstanding Shares;

      (C) Each Share covered by a Cash Election and not fully converted into the right to receive the Cash Consideration as set forth in clause
    (B) above shall be converted in the Merger into the right to receive a number of shares of Purchaser Common Stock equal to the Exchange Ratio; and

      (D) The distributions of Cash Consideration and of Purchaser Common Stock contemplated by the preceding clauses (B) and (C) shall be made on a pro rata basis among all Shares as to which Cash Elections have been made.

    (vi) If Non-Electing Shares are not converted under either subparagraph
  (c)(iii) or (c)(v) above, the Exchange Agent shall distribute with respect to such Non-Electing Shares:

      (A) Cash Consideration with respect to a number of such Non-Electing Shares, that will result in the sum of (I) the number of Shares converted into cash pursuant to this subparagraph (c)(vi) and (II) the number of Shares for which Cash Elections have been received being as close as practicable to 50% of the outstanding Shares;

      (B) Non-Electing Shares not converted into the right to receive the Cash Consideration as set forth in the preceding sentence shall be converted in the Merger into the right to receive a number of shares of Purchaser Common Stock equal to the Exchange Ratio multiplied by the number of such Shares; and

      (C) The distribution of Cash Consideration and of Purchaser Common Stock contemplated by the preceding clauses (A) and (B) shall be made on a pro rata basis among all Non-Electing Shares.

    (vii) For the purposes of this paragraph (c), outstanding Shares as to which an Election is not in effect at the Election Deadline shall be called "Non-Electing Shares." If Purchaser and the Company shall determine that any Election is not properly made with respect to any Shares, such Election shall be deemed to be not in effect, and the Shares covered by such Election shall, for purposes hereof, be deemed to be Non-Electing Shares.

    (viii) If required by special counsel to the Company or special counsel to Purchaser in order for such counsel to provide the opinions required as conditions to the closing of the Merger, the number "50%" in subparagraphs
  (c)(iv), (v) and (vi) above shall be adjusted to a number reasonably required by such counsel, provided that after giving effect to such adjustment the number of Shares to be converted into Purchaser Common Stock pursuant to the Merger shall not exceed 75% of all outstanding Shares.

  (d) Fractional Interests. No certificates or scrip representing fractional shares of Purchaser Common Stock shall be issued in connection with the Merger, and such fractional interests will not entitle the owner thereof to any rights as a shareholder of Purchaser. In lieu of a fractional interest in a share of Purchaser Common Stock, each holder of a Share or Shares of Company Common Stock exchanged pursuant to subparagraph (a)(iii) above who would otherwise have been entitled to receive a fraction of a share of Purchaser Common Stock shall receive cash (without interest) in an amount equal to the product of such fractional interest multiplied by the Average Purchaser Price.

  (e) Intercompany Dividend. On or before the date immediately prior to the Closing Date, subject to compliance with applicable law, the receipt of all necessary approvals, and the satisfaction (or waiver) of all of the conditions to the Closing that are capable of being satisfied prior to the Closing Date, the Company shall use all reasonable efforts to cause Home Beneficial Life Insurance Company to pay a dividend of at least $250 million to the Company, such dividend to be paid in the form of a demand promissory note, or such other form as to which the parties may mutually agree. If such dividend is less than $250 million, the Per Share Amount and the Cash Consideration shall be reduced by the "Dividend Adjustment." The Dividend Adjustment shall equal a number of cents per share equal to 100 multiplied by the product of (a) 0.0378 multiplied by (b) the difference between $250 million and the actual amount of the dividend paid to the Company pursuant to this paragraph (e) divided by (c) the number of outstanding Shares. For example, based on 17,053,570 shares of Company Common Stock outstanding as of the date of this Agreement, for each $1 million increment by which the dividend paid pursuant to this paragraph (e) is less than $250 million, the Dividend Adjustment would result in a reduction in the Cash Consideration and the Per Share Amount of $0.0022 per share of Company Common Stock.

  (f) Certain Definitions. Whenever used in this Plan of Merger, the following terms shall have the respective meanings given to them below:

    "Closing Date" shall mean the sixth business day after the later of the date of notice by the Company to Purchaser and Sub and the date of notice from the Purchaser and Sub to the Company that such party's or parties' obligation to effect the Merger have been satisfied.

    "Exchange Agent" shall mean a bank or trust company designated by Purchaser (or such other person or persons as shall be reasonably acceptable to Purchaser and the Company) to act as exchange agent.

    "Purchaser Subsidiary" shall mean each subsidiary of Purchaser.

  6. Termination and Abandonment. Prior to the Effective Time, this Plan of Merger shall terminate and be abandoned upon a termination of the Agreement, notwithstanding approval of this Plan of Merger by the shareholders of the Company and Sub.

  7. Amendment. At any time before the Effective Time, this Plan of Merger may be amended, provided that (i) any such amendment is approved by the Boards of Directors of the Company, Purchaser and Sub; and (ii) no such amendment made subsequent to the submission of this Plan of Merger to the shareholders of the Company and Sub shall have any of the effects specified in Section 13.1-718.I of the VSCA or the applicable provision, if any, in the MGBC without the approval of the shareholders affected thereby.

                                                                      EXHIBIT B

                          FORM OF AFFILIATE AGREEMENT

                                                                         , 1997

American General Corporation
2929 Allen Parkway
Houston, TX 77019-2155

Ladies and Gentlemen:

  The undersigned has been advised that as of the date of this letter the undersigned may be deemed to be an "affiliate" of Home Beneficial Corporation, a Virginia corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger, dated as of December 22, 1996, and amended as of January 22, 1997 and as of March 3, 1997 (as so amended, the "Agreement"), by and among the Company, American General Corporation, a Texas corporation ("Parent"), and AGC Life Insurance Company, a Missouri corporation and a wholly owned subsidiary of Parent ("Sub"), the Company will be merged with and into Sub (the "Merger").

  As a result of the Merger, the undersigned may receive shares of common stock, par value $.50 per share, of Parent (the "Parent Stock") in exchange for shares of Class A Common Stock (Voting), par value $0.3125 per share, of the Company and/or shares of Class B Common Stock (Non-Voting), par value $0.3125 per share, of the Company.

  The undersigned represents, warrants, and agrees to Parent that in the event the undersigned receives any Parent Stock as a result of the Merger:

    A. The undersigned shall not make any sale, transfer, or other disposition of such Parent Stock in violation of the Act or the Rules and Regulations.

    B. The undersigned has carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon the undersigned's ability to sell, transfer, or otherwise dispose of the Parent Stock, to the extent the undersigned has considered necessary, with counsel for the undersigned or counsel for the Company.

    C. The undersigned has been advised that the issuance of the Parent Stock to the undersigned pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, the undersigned has also been advised that, because at the time the Merger was submitted for a vote of the stockholders of the Company the undersigned may be deemed to have been an "affiliate" of the Company and the distribution by the undersigned of the Parent Stock has not been registered under the Act, the undersigned may not sell, transfer or otherwise dispose of the Parent Stock issued to the undersigned in the Merger unless (i) such sale, transfer, or other disposition has been registered under the Act,
  (ii) such sale, transfer, or other disposition is made in conformity with the provisions of Rule 145 promulgated by the Commission under the Act, or
  (iii) in the opinion of counsel reasonably acceptable to Parent, or a "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer, or other disposition is otherwise exempt from registration under the Act.

    D. The undersigned understands that Parent is under no obligation to register the sale, transfer, or other disposition of the Parent Stock by the undersigned or on behalf of the undersigned under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

    E. The undersigned also understands that stop transfer instructions will be given to Parent's transfer agent with respect to the Parent Stock and that there will be placed on the certificates for the Parent Stock issued to the undersigned, or any substitutions therefor, a legend stating in substance:

  "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN
  ACCORDANCE WITH THE TERMS OF AN AGREEMENT, DATED    , 1997, BETWEEN THE
  REGISTERED HOLDER HEREOF AND AMERICAN GENERAL CORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF AMERICAN GENERAL CORPORATION."

    F. The undersigned also understands that unless the transfer by the undersigned of its Parent Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates issued to the transferee of the undersigned:

  "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

  It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act or the Agreement.

  Execution of this letter should not be considered an admission on the part of the undersigned that the undersigned is an "affiliate" of the Company as described in the first paragraph of this letter or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

                                          Very truly yours,

                                          Accepted this     day of    , 1997

                                          By: _________________________________
                                            Name:
                                            Title:

                                                                      EXHIBIT C

                       FORM OF TAX REPRESENTATION LETTER

                                                                         , 1997

Home Beneficial Corporation
3901 West Broad Street
Richmond, Virginia 23230

American General Corporation
2929 Allen Parkway
Houston, Texas 77019-2155

Ladies and Gentlemen:

  I am the owner of     shares of Class A Common Stock, par value $0.3125 per
share and     shares of Class B Common Stock, par value $0.3125 per share of
Home Beneficial Corporation (the "Company").

  I am furnishing the representations and undertaking set forth below in connection with the proposed merger (the "Merger") of the Company with and into AGC Life Insurance Company (the "Sub"), a wholly owned subsidiary of American General Corporation (the "Purchaser"), pursuant to the Agreement and Plan of Merger by and among the Purchaser, Sub and the Company, dated as of December 22, 1996, and as amended as of January 22, 1997 and as of March 3, 1997 (as so amended, the "Merger Agreement"). I am familiar with the terms and conditions of the Merger Agreement. I understand that (i) each of you will rely on the representations set forth below in furnishing representation letters that Debevoise & Plimpton and Skadden, Arps, Slate, Meagher & Flom LLP will rely on in delivering their opinions regarding the federal income tax consequences of the Merger, as required under the Merger Agreement, and (ii) the representations and undertaking recited herein will survive the Merger. I hereby commit to inform each of you if, for any reason, any of the representations set forth herein cease to be true before the effective time of the Merger.

  Except as set forth on Annex A hereto, I have not sold, exchanged or otherwise disposed (including, without limitation, any option, pledge, short sale or other arrangement which would substantially eliminate my risk of loss and opportunity for gain) of any or all of my shares of common stock of the
Company since December    , 1996. I will inform the Company on the deadline
for electing to receive cash or shares of Purchaser if I sell, exchange or otherwise dispose of any or all of my shares of common stock of the Company between the date hereof and the date of such notice. I will also inform the Company if I sell, exchange or otherwise dispose of any or all of my shares between the date of such notice and the closing date of the Merger.

  I have no plan, intention or arrangement to sell, exchange or otherwise dispose (including, without limitation, any option, pledge, short sale or other arrangement which would substantially eliminate my risk of loss and opportunity for gain) of any or all of the shares of Purchaser that I receive in the Merger. While I retain the right to so sell, exchange or otherwise dispose of any or all such shares following the Merger, any decision to do so will be based on my investment needs and the market conditions at the time of such disposition and will not be related to the Merger.

                                          Sincerely yours,

                                                                         ANNEX B
--------------------------------------------------------------------------------
[LOGO OF GOLDMAN, SACHS & CO. APPEARS HERE]


--------------------------------------------------------------------------------
PERSONAL AND CONFIDENTIAL
-------------------------

March 19, 1997

Board of Directors
Home Beneficial Corporation
3901 West Broad Street
Richmond, VA 23230

Ladies and Gentlemen:

You have requested our opinion as to the fairness to the holders of the outstanding shares of Voting and Non-Voting Common Stock, par value $0.3125 per share (the "Shares"), of Home Beneficial Corporation (the "Company") of the Consideration (as defined below) to be received for the Shares pursuant to the Agreement and Plan of Merger dated as of December 22, 1996, as amended, by and among American General Corporation ("American General"), AGC Life Insurance Company, a wholly-owned subsidiary of American General ("Sub"), and the Company (the "Agreement"). Pursuant to the Agreement, the Company will be merged with and into Sub (the "Merger"), and each outstanding Share will be converted into a number of shares (the "Stock Consideration") of Common Stock, par value $0.50 per share, of American General ("Purchaser Common Stock") calculated by dividing (x) $39.00 by (y) the average of the high and low sales prices, regular way, per share of Purchaser Common Stock as reported in The Wall Street Journal during the ten consecutive New York Stock Exchange ("NYSE") trading days (each a "Trading Day") ending on (and including) the fifth Trading Day prior to the effective time of the Merger (the "Trading Average"); provided, however, that if the Trading Average is less than $35.00, then the Average Purchaser Price (as defined in the Agreement) shall be $35.00. Holders of Shares may elect, with respect to all or a portion of their Shares, to convert such Shares into the right to receive $39.00 per Share in cash (the "Cash Consideration"), subject to certain procedures and limitations contained in the Agreement, as to which procedures and limitations we are expressing no opinion. The Stock Consideration and Cash Consideration are hereinafter collectively referred to as the "Consideration."

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We have also provided certain investment banking services to American General from time to time, including having acted as lead underwriter in connection with several public and private offerings of securities in recent years, including a private placement of 7.57% Capital Securities issued by an affiliate of

                 [LOGO OF GOLDMAN, SACHS & CO. APPEARS HERE]

HOME BENEFICIAL CORPORATION

MARCH 19, 1997

PAGE TWO

American General on November 29, 1996 and a public offering of 6.00% Convertible Monthly Income Preferred Securities issued by an affiliate of American General on May 24, 1995, and may provide investment banking services to American General in the future. Goldman, Sachs & Co. is a full-service securities firm and in the normal course of its trading activities, the Firm accumulated a long position of 3,989 shares of Purchaser Common Stock.

In connection with this opinion, we have reviewed, among other things, the Registration Statement on Form S-4 of American General dated March 19, 1997; the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1996 and of American General for the five years ended December 31, 1995; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and of American General; a Current Report on Form 8-K of American General dated February 21, 1997; annual statutory statements for the two years ended December 31, 1995, for the Company's insurance subsidiary and for certain of American General's insurance subsidiaries; certain other communications from the Company and American General to their respective stockholders; the actuarial appraisal as of June 30, 1996, of the Home Beneficial Life Insurance Company prepared by a nationally recognized actuarial firm (the "Appraisal"), and certain internal financial analyses for the Company prepared by its management. We also have held discussions with members of the senior management of the Company and American General regarding the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and for the Purchaser Common Stock, compared certain financial and stock market information for the Company and for American General with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations and performed such other studies and analyses as we considered appropriate.

We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. As you are aware, American General did not make available to us its projections of expected future performance. Accordingly, we note that our review of such information for purposes of rendering our opinion was limited to discussions with management of American General of analysts' estimates for 1997. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or American General or any of their respective subsidiaries and, except for the Appraisal referred to in the third paragraph of this opinion, we have not been furnished with any such evaluation or appraisal. We are aware that the Company received, prior to entering into the Agreement, an indication of interest from another party expressing willingness, subject to due diligence and other contingencies, to pay a possible purchase price in excess of the Consideration. We further understand that in evaluating such indication of interest the Board of Directors of the Company took into consideration, among other things, various material uncertainties relating to the likelihood of the Company and such other party reaching an agreement in a timely fashion at the high end of the range of prices discussed with such party. Our advisory services and the opinion expressed herein are

                                                                        ANNEX C

               ARTICLE 15 OF THE VIRGINIA STOCK CORPORATION ACT
                              DISSENTERS' RIGHTS

  (S) 13.1-729. DEFINITIONS. In this article:

  "Corporation" means the issuer of the shares held by a dissenter before the corporate action, except that (i) with respect to a merger, "corporation" means the surviving domestic or foreign corporation or limited liability company by merger of that issuer, and (ii) with respect to a share exchange, "corporation" means the acquiring corporation by share exchange, rather than the issuer, if the plan of share exchange places the responsibility for dissenters' rights on the acquiring corporation.

  "Dissenter" means a shareholder who is entitled to dissent from corporate action under (S) 13.1-730 and who exercises that right when and in the manner required by (S)(S) 13.1-732 through 13.1-739.

  "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

  "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

  "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

  "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

  "Shareholder" means the record shareholder or the beneficial shareholder. (Last amended 1992, c. 575.)

  (S) 13.1-730. RIGHT TO DISSENT. A. A Shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

    1. Consummation of a plan of merger to which the corporation is a party
  (i) if shareholder approval is required for the merger by (S) 13.1-718 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under (S)13.1-719;

    2. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

    3. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the shareholder was entitled to vote on the sale or exchange or if the sale or exchange was in furtherance of a dissolution on which the shareholder was entitled to vote, provided that such dissenter's rights shall not apply in the case of (i) a sale or exchange pursuant to court order, or (ii) a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

    4. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

  B. A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

  C. Notwithstanding any other provision of this article, with respect to a plan of merger or share exchange or a sale or exchange of property there shall be no right of dissent in favor of holders of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or on the National Association of Securities Dealers Automated Quotation System (NASDAQ) or (ii) held by at least 2,000 record shareholders, unless in either case:

    1. The articles of incorporation of the corporation issuing such shares provide otherwise;

    2. In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept such shares anything except:

      a. Cash;

      b. Shares or membership interests, or shares or membership interests and cash in lieu of fractional shares (i) of the surviving or acquiring corporation or limited liability company or (ii) of any other corporation or limited liability company which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or held of record by at least 2,000 record shareholders or members; or

      c. A combination of cash and shares or membership interests as set forth in subdivisions 2a and 2b of this subsection; or

    3. The transaction to be voted on is an "affiliated transaction" and is not approved by a majority of "disinterested directors" as such terms are defined in (S) 13.1-725.

  D. The right of a dissenting shareholder to obtain payment of the fair value of his shares shall terminate upon the occurrence of any one of the following events:

    1. The proposed corporate action is abandoned or rescinded;

    2. A court having jurisdiction permanently enjoins or sets aside the corporate action; or

    3. His demand for payment is withdrawn with the written consent of the corporation. (Last amended 1996, c. 246.)

  (S) 13.1-731. DISSENT BY NOMINEES AND BENEFICIAL OWNERS. A. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

  B. A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

    1. He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

    2. He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. (Last amended 1985, c. 522.)

  (S) 13.1-732. NOTICE OF DISSENTERS' RIGHTS. A. If proposed corporate action creating dissenters' rights under (S) 13.1-730 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

  B. If corporate action creating dissenters' rights under (S) 13.1-730 is taken without a vote of shareholders, the corporation, during the ten-day period after the effectuation of such corporate action, shall notify in writing all record shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in (S) 13.1-
734. (Last amended 1985, c. 522.)

  (S) 13.1-733. NOTICE OF INTENT TO DEMAND PAYMENT. A. If proposed corporate action creating dissenters' rights under (S) 13.1-730 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (i) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (ii) shall not vote such shares in favor of the proposed action.

  B. A shareholder who does not satisfy the requirements of subsection A of this section is not entitled to payment for his shares under this article. (Last amended 1985, c. 522.)

  (S) 13.1-734. DISSENTERS' NOTICE. A. If proposed corporate action creating dissenters' rights under (S) 13.1-730 is authorized at a shareholders' meeting, the corporation, during the ten-day period after the effectuation of such corporate action, shall deliver a dissenters' notice in writing to all shareholders who satisfied the requirements of (S) 13.1-733.

  B. The dissenters' notice shall:

    1. State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

    2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

    3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before or after that date;

    4. Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date of delivery of the dissenters' notice; and

    5. Be accompanied by a copy of this article. (Last amended 1985, c. 522.)

  (S) 13.1-735. DUTY TO DEMAND PAYMENT. A. A shareholder sent a dissenters' notice described in (S) 13.1-734 shall demand payment, certify that he acquired beneficial ownership of the shares before or after the date required to be set forth in the dissenters' notice pursuant to subdivision 3 of subsection B of (S) 13.1-734, and, in the case of certificated shares, deposit his certificates in accordance with the terms of the notice.

  B. The shareholder who deposits his shares pursuant to subsection A of this section retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

  C. A shareholder who does not demand payment and deposits his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article. (Last amended 1985, c. 522.)

  (S) 13.1-736. SHARE RESTRICTIONS. A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received.

  B. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action. (Last amended 1985, c. 522.)

  (S) 13.1-737. PAYMENT. A. Except as provided in (S) 13.1-738, within thirty days after the receipt of a payment demand made pursuant to (S)13.1-735, the corporation shall pay the dissenter the amount the corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the corporation under this paragraph may be enforced (i) by the circuit court in the city or county where the corporation's principal office is located, or, if none in this Commonwealth, where its registered office is located or (ii) at the election of any dissenter residing or having its principal office in the Commonwealth, by the circuit court in the city or county where the dissenter resides or has its principal office. The court shall dispose of the complaint on an expedited basis.

  B. The payment shall be accompanied by:

    1. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the effective date of the corporate action creating dissenters' rights, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

    2. An explanation of how the corporation estimated the fair value of the shares and of how the interest was calculated;

    3. A statement of the dissenters' right to demand payment under (S) 13.1-739; and

    4. A copy of this article. (Last amended 1985, c. 522.)

  (S) 13.1-738. AFTER-ACQUIRED SHARES. A. A corporation may elect to withhold payment required by (S) 13.1-737 from a dissenter unless he was the beneficial owner of the shares on the date of the first publication by news media or the first announcement to shareholders generally, whichever is earlier, of the terms of the proposed corporate action, as set forth in the dissenters' notice.

  B. To the extent the corporation elects to withhold payment under subsection A of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares and of how the interest was calculated, and a statement of the dissenter's right to demand payment under (S) 13.1-739. (Last amended 1985, c. 522.)

  (S) 13.1-739. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR
OFFER. A. A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under (S) 13.1-737), or reject the corporation's offer under (S) 13.1-738 and demand payment of the fair value of his shares and interest due, if the dissenter believes that the amount paid under (S) 13.1-737 or offered under (S) 13.1-738 is less than the fair value of his shares or that the interest due is incorrectly calculated.

  B. A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection A of this section within thirty days after the corporation made or offered payment for his shares. (Last amended 1985, c. 522.)

  (S) 13.1-740. COURT ACTION. A. If a demand for payment under (S) 13.1-739 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the circuit court in the city or county described in subsection B of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

  B. The corporation shall commence the proceeding in the city or county where its principal office is located, or, if none in this Commonwealth, where its registered office is located. If the corporation is a foreign corporation without a registered office in this Commonwealth, it shall commence the proceeding in the city or county in this Commonwealth where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

  C. The corporation shall make all dissenters, whether or not residents of this Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

  D. The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that such shareholder has not complied with the provisions of this article, he shall be dismissed as a party.

  E. The jurisdiction of the court in which the proceeding is commenced under subsection B of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

  F. Each dissenter made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds fair value of his shares, plus interest, exceeds the amount paid by the corporation or (ii) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under (S) 13.1-738. (Last amended 1985, c. 522.)

  (S) 13.1-741. COURT COSTS AND COUNSEL FEES. A. The court in an appraisal proceeding commenced under (S) 13.1-740 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters did not act in good faith in demanding payment under (S) 13.1-739.

  B. The court may also assess the reasonable fees and expenses of experts, excluding those of counsel, for the respective parties, in amounts the court finds equitable:

    1. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of (S)(S) 13.1-732 through 13.1-739; or

    2. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed did not act in good faith with respect to the rights provided by this article.

  C. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

  D. In a proceeding commenced under subsection A of (S) 13.1-737 the court shall assess the costs against the corporation, except that the court may asses costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding. (Last amended 1985, c. 522.)

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Article 2.02-1 of the Texas Business Corporation Act contains detailed provisions with respect to indemnification of directors and officers of a Texas corporation against reasonable expenses actually incurred in connection with certain legal proceedings.

  Article VI of the American General Bylaws sets forth certain rights of the Registrant's officers and directors to indemnification. The American General Bylaws, as in effect on the date hereof, are incorporated by reference herein as Exhibit 4(b).

  The American General Restated Articles of Incorporation provide that, with certain specified exceptions, a director of the Registrant will not be liable to the corporation for monetary damages for an act or omission in the director's capacity as a director. Reference is made to the American General Restated Articles of Incorporation filed as Exhibit 4(a) hereto.

  The Registrant has placed in effect insurance coverage which purports (a) to insure it against certain costs of indemnification which may be incurred by it pursuant to the aforementioned bylaw provisions or otherwise, and (b) to insure the officers and directors of the Registrant and of its specified subsidiaries against certain liabilities incurred by them in the discharge of their functions as officers and directors except for liabilities arising from their own malfeasance.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (A) EXHIBITS

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
   **2    Agreement and Plan of Merger by and among the Registrant, AGC Life
          Insurance Company and Home Beneficial Corporation, dated as of
          December 22, 1996 and amended as of January 22, 1997 and March 3,
          1997 (included as Annex A to the Proxy Statement/Prospectus in Part I
          of this Registration Statement).
     3(a) Restated Articles of Incorporation of the Registrant (including
          Statement of Resolution Establishing Series of Shares of Series A
          Junior Participating Preferred Stock) (incorporated by reference to
          Exhibit 4.1 to Registration Statement No. 33-33115 filed by the
          Registrant).
     3(b) Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to Registrant's Annual Report on Form 10-K
          for the year ended December 31, 1993).
     4(a) Specimen Stock Certificate for American General Common Stock
          (incorporated by reference to Exhibit 4 to Form 8-B filed by the
          Registrant on June 26, 1980).
     4(b) Rights Agreement dated as of July 27, 1989, as amended by the First
          Amendment thereto dated as of October 26, 1992, by and between the
          Registrant and First Chicago Trust Company of New York, as Rights
          Agent (incorporated by reference to Exhibit 4 to the Registrant's
          Quarterly Report on Form 10-Q for the quarter ended June 30, 1989, and to Exhibit 19 to the Registrant's Quarterly Report on Form 10-Q
          for the quarter ended September 30, 1992, respectively).
    *5    Opinion and Consent of Susan A. Jacobs, Associate General Counsel of
          American General, with respect to the legality of securities to be issued in the Merger.
    *8(a) Form of Opinion and Consent of Skadden, Arps, Slate, Meagher & Flom
          LLP, with respect to the consequences of the Merger contained in the
          Proxy Statement/Prospectus.
    *8(b) Form of Opinion and Consent of Debevoise & Plimpton, with respect to the consequences of the Merger contained in the Proxy
          Statement/Prospectus.

 EXHIBIT
 NUMBER                                 DESCRIPTION
 -------                                -----------
   *12     Computation of Ratio of Earnings to Fixed Charges and Ratio of
           Earnings to Combined Fixed Charges and Preferred Stock Dividends.
   *23(a)  Consent of Susan A. Jacobs, Associate General Counsel of American
           General (contained in her opinion in Exhibit 5).
   *23(b)  Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in their opinion on the tax consequences of the Merger contained in the
           Proxy Statement/Prospectus in Exhibit 8(a)).
   *23(c)  Consent of Debevoise & Plimpton (contained in their opinion on the tax consequences of the Merger contained in the Proxy
           Statement/Prospectus in Exhibit 8(b)).
  **23(d)  Consents of Ernst & Young LLP.
  **23(e)  Consent of Goldman, Sachs & Co.
   *24     Powers of Attorney: Robert M. Devlin, J. Evans Attwell, Brady F.
           Carruth, W. Lipscomb Davis, Jr., James S. D'Agostino, Jr., Harold S.
           Hook, Larry D. Horner, Richard J.V. Johnson, Jon P. Newton, Robert
           E. Smittcamp and Anne W. Tatlock.
   *99(a)  Forms of Proxy of Home Beneficial Corporation (relating to the special meeting of shareholders of Home Beneficial Corporation described in the Proxy Statement/Prospectus in Part I of this
           Registration Statement).
   *99(b)  Form of Election/Letter of Transmittal.
   *99(c)  Form of Notice of Guaranteed Delivery.
   *99(d)  Form of Letter to Clients.
   *99(e)  Form of Letter to Brokers, Dealers, Commercial Banks, Trust
           Companies and other Nominees.

--------

 * Filed Previously

** Filed Herewith

  (b) Financial Statement Schedules

  Not Applicable.

ITEM 22. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (6) That every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON MARCH 19, 1997.

                                          AMERICAN GENERAL CORPORATION

                                          By:
                                                 /s/ Carl J. Santillo
                                          By __________________________________

                                                  Carl J. Santillo

                                           Senior Vice President--Finance

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

         Robert M. Devlin*           President, Chief Executive      March 19, 1997
____________________________________ Officer and Director
        (Robert M. Devlin)           (Principal Executive
                                     Officer)

        /s/ Carl J. Santillo         Senior Vice President--         March 19, 1997
 ___________________________________ Finance (Principal Financial
         (Carl J. Santillo)          Officer)

        /s/ Pamela J. Penny          Vice President and              March 19, 1997
____________________________________ Controller (Principal
          (Pamela J. Penny)          Accounting Officer)

         J. Evans Attwell*           Director                        March 19, 1997
____________________________________
        (J. Evans Attwell)

         Brady F. Carruth*           Director                        March 19, 1997
____________________________________
         (Brady F. Carruth)

     James S. D'Agostino, Jr.*       Director                        March 19, 1997
____________________________________
     (James S. D'Agostino, Jr.)

       W. Lipscomb Davis, Jr.*       Director                        March 19, 1997
____________________________________
      (W. Lipscomb Davis, Jr.)

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

          Harold S. Hook*            Director                        March 19, 1997
____________________________________
          (Harold S. Hook)

          Larry D. Horner*           Director                        March 19, 1997
____________________________________
          (Larry D. Horner)

       Richard J.V. Johnson*         Director                        March 19, 1997
____________________________________
       (Richard J.V. Johnson)

           Jon P. Newton*            Director                        March 19, 1997
____________________________________
          (Jon P. Newton)

        Robert E. Smittcamp*         Director                        March 19, 1997
____________________________________
       (Robert E. Smittcamp)

          Anne M. Tatlock*           Director                        March 19, 1997
____________________________________
         (Anne M. Tatlock)

          /s/ Carl J. Santillo
*By: _______________________________                                 March 19, 1997
           Carl J. Santillo
          (Attorney-in-fact)

                                 EXHIBIT INDEX

 EXHIBIT                                                                  PAGE
 NUMBER                            DESCRIPTION                           NUMBER
 -------                           -----------                           ------
   **2     Agreement and Plan of Merger by and among the Registrant,
           AGC Life Insurance Company and Home Beneficial Corporation,
           dated as of December 22, 1996 and amended as of January 22,
           1997 and March 3, 1997 (included as Annex A to the Proxy
           Statement/Prospectus in Part I of this Registration
           Statement).
     3(a)  Restated Articles of Incorporation of the Registrant
           (including Statement of Resolution Establishing Series of
           Shares of Series A Junior Participating Preferred Stock)
           (incorporated by reference to Exhibit 4.1 to Registration
           Statement No. 33-33115 filed by the Registrant).
     3(b)  Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to Registrant's Annual Report
           on Form 10-K for the year ended December 31, 1993).
     4(a)  Specimen Stock Certificate for American General Common
           Stock (incorporated by reference to Exhibit 4 to Form 8-B
           filed by the Registrant on June 26, 1980).
     4(b)  Rights Agreement dated as of July 27, 1989, as amended by the First Amendment thereto dated as of October 26, 1992,
           by and between the Registrant and First Chicago Trust
           Company of New York, as Rights Agent (incorporated by
           reference to Exhibit 4 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1989, and to
           Exhibit 19 to the Registrant's Quarterly Report on Form 10-
           Q for the quarter ended September 30, 1992, respectively).
    *5     Opinion and Consent of Susan A. Jacobs, Associate General
           Counsel of American General, with respect to the legality
           of securities to be issued in the Merger.
    *8(a)  Form of Opinion and Consent of Skadden, Arps, Slate,
           Meagher & Flom LLP, with respect to the consequences of the
           Merger contained in the Proxy Statement/Prospectus.
    *8(b)  Form of Opinion and Consent of Debevoise & Plimpton, with respect to the consequences of the Merger contained in the
           Proxy Statement/Prospectus.
   *12     Computation of Ratio of Earnings to Fixed Charges and Ratio
           of Earnings to Combined Fixed Charges and Preferred Stock
           Dividends.
   *23(a)  Consent of Susan A. Jacobs, Associate General Counsel of
           American General (contained in her opinion in Exhibit 5).
   *23(b)  Consent of Skadden, Arps, Slate, Meagher & Flom LLP
           (contained in their opinion on the tax consequences of the
           Merger contained in the Proxy Statement/Prospectus in
           Exhibit 8(a)).
   *23(c)  Consent of Debevoise & Plimpton (contained in their opinion on the tax consequences of the Merger contained in the
           Proxy Statement/Prospectus in Exhibit 8(b)).
  **23(d)  Consents of Ernst & Young LLP.
  **23(e)  Consent of Goldman, Sachs & Co.
   *24     Powers of Attorney: Robert M. Devlin, J. Evans Attwell,
           Brady F. Carruth, W. Lipscomb Davis, Jr., James S.
           D'Agostino, Jr., Harold S. Hook, Larry D. Horner, Richard
           J.V. Johnson, Jon P. Newton, Robert E. Smittcamp and Anne
           W. Tatlock.
   *99(a)  Forms of Proxy of Home Beneficial Corporation (relating to the special meeting of shareholders of Home Beneficial
           Corporation described in the Proxy Statement/Prospectus in
           Part I of this Registration Statement).
   *99(b)  Form of Election/Letter of Transmittal.
   *99(c)  Form of Notice of Guaranteed Delivery.
   *99(d)  Form of Letter to Clients.
   *99(e)  Form of Letter to Brokers, Dealers, Commercial Banks, Trust
           Companies and other Nominees.

--------

 * Filed Previously

** Filed Herewith